As filed with the Securities and Exchange Commission on June 17, 2008

Registration No. 333-[●]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

FIRST CLOVER LEAF FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Maryland	6712	20-4797391
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6814 Goshen Road Edwardsville, Illinois 62025 (618) 656-6122	Bart J. Solon Partners Financial Holdings, Inc. #1 Ginger Creek Meadows Glen Carbon, Illinois 62034 (618) 659-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)
__________________

With copies to:

Joseph T. Porter, Jr., Esq. Polsinelli Shalton Flanigan Suelthaus PC 100 South Fourth Street, Suite 1100 St. Louis, Missouri 63102	Tom W. Zook, Esq. Lewis, Rice &Fingersh, LC 500 North Broadway, Suite 2000 St. Louis, Missouri 63102

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and completion of the merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

__________________

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price Per share	Proposed maximum aggregate offering price (2)	Amount of registration fee(2)
Common stock, par value $0.10 per share	1,072,487	N/A	$2,175,627	$ 85.50

(1)
This number is based on an estimate of the maximum number of shares of the Registrant’s common stock expected to be issued in connection with the proposed merger to which this Registration Statement relates as follows: (a) 185,004 shares of common stock of Partners, $10.00 par value per share, outstanding as of June 4, 2008, and (b) an exchange ratio of 5.7971 shares of common stock of the Registrant, $0.10 par value per share, issuable in exchange for each share of Partners common stock, subject to a maximum share exchange limit of 50% of the outstanding shares of Partners common stock and adjusted for the rounding of fractional shares of the Registrant’s common stock.

(2)
Because there is no market for Partners’ stock, Rule 457(f)(2) under the Securities Act of 1933 requires that the registration fee shall be based on the book value of the securities received by First Clover Leaf computed as of the latest practicable date prior to the date of filing the registration statement, which equals the product of (i) 370,008, representing the total number of Partners’ common stock outstanding, and (ii) $33.88, representing the book value of Partners’ common stock as of March 31, 2008.  Thereafter, in accordance with Rule 457(f)(3), the total cash paid by First Clover Leaf in connection with the exchange for Partners’ common stock was deducted from the value of the securities received by First Clover Leaf, which equals the product of (i) 185,004, representing the number of shares of Partners that First Clover Leaf paid for in cash pursuant to the Merger Agreement, and (ii) $56.00.  Thus, the amount of the registration fee equals the product of (i) $30.90, representing the fee rate set by the SEC in Fee Rate Advisory #6 for Fiscal Year 2008, and (ii) 2.1756, representing the difference between the value of the securities received by First Clover Leaf ($12,535,871) and the total cash paid by First Clover Leaf ($10,360,244), divided by $1,000,000.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROXY STATEMENT/PROSPECTUS
[Insert FCLF logo]	[Insert Partners logo]

MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

The boards of directors of First Clover Leaf Financial Corp., referred to herein as “First Clover Leaf”, and Partners Financial Holdings, Inc., referred to herein as “Partners”, have approved a merger agreement to merge our two companies. If Partners’ stockholders vote to approve the merger agreement and the merger is completed, Partners will merge with and into First Clover Leaf, and stockholders of Partners, other than stockholders of Partners who properly exercise their right to receive the appraised value of their shares of Partners common stock instead of the merger consideration, will have the opportunity to elect to receive in exchange for each share of Partners common stock they own (i) a cash payment of $56.00, or (ii) 5.7971 shares of First Clover Leaf common stock.  Holders of more than one share of Partners common stock may elect a combination of cash and shares of First Clover Leaf common stock.  In the merger, the aggregate percentage of shares of Partners common stock that will be exchangeable into the right to receive shares of First Clover Leaf common stock is fixed at 50%.  This will result in the issuance of up to 1,072,487 shares of First Clover Leaf common stock.  As a result of the 50% limitation for stock consideration, regardless of your election, you may receive a combination of cash and shares of First Clover Leaf common stock that is different than what you may have elected, depending on the elections made by other Partners’ stockholders.

The number of shares of First Clover Leaf common stock that stockholders of Partners may receive in the merger was derived by dividing $56.00 by $9.66, the closing price per share of First Clover Leaf common stock on April 29, 2008 (the day immediately preceding the execution date of the Agreement and Plan of Merger). The dollar value of the stock consideration that Partners’ stockholders may receive could decrease or increase depending on fluctuations in the market price of First Clover Leaf common stock and the dollar value of the common stock at the time Partners’ stockholders vote on the merger may be different from the closing price ($9.66) on April 29, 2008. If the volume weighted average price per share of First Clover Leaf common stock, rounded to the nearest cent, during the period of 20 consecutive trading days referred to herein as the “VWAP”, immediately preceding the pre-closing of the merger is less than $8.21 (a decrease of 15% or more from the $9.66 price per share of First Clover Leaf common stock applied in the exchange ratio), Partners has the option to terminate the Agreement and Plan of Merger, also called the merger agreement in this proxy statement/prospectus, without penalty.  Prior to Partners terminating the merger agreement, however, First Clover Leaf has the option to adjust upward the stock consideration so that the exchange ratio equals the quotient of $47.60 divided by the VWAP referred to above.  You should obtain current market quotations for First Clover Leaf common stock from a newspaper, the Internet or your broker. First Clover Leaf common stock is listed on The Nasdaq Stock Market under the symbol “FCLF.”

This proxy statement/prospectus provides you with detailed information about the proposed merger between First Clover Leaf and Partners. This document also contains information about First Clover Leaf and Partners. We encourage you to carefully read and consider this proxy statement/prospectus in its entirety. You can obtain additional information about First Clover Leaf from documents that it has filed with the Securities and Exchange Commission. For information on how to obtain copies of these documents, you should refer to the section of this document entitled “WHERE YOU CAN FIND MORE INFORMATION,” which begins on page [●].

You should carefully consider the risk factors described beginning on page [●] of this proxy statement/prospectus.
_________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of First Clover Leaf common stock to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
_________________________

Shares of First Clover Leaf common stock are not savings or deposit accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
_________________________

The date of this proxy statement/prospectus is [●], 2008,
and it is first being mailed to the stockholders of Partners on or about [●], 2008.

[Insert Partners logo]
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [●], 2008

TO THE STOCKHOLDERS OF PARTNERS:

This serves as notice to you that a special meeting of stockholders of Partners will be held on [●], 2008 at  [●], Central Daylight Savings Time, at the main office of Partners, #1 Ginger Creek Meadows, Glen Carbon, Illinois 62034, for the purpose of considering and voting upon the approval of the Agreement and Plan of Merger, dated as of April 30, 2008, between Partners and First Clover Leaf Financial Corp., which provides for the merger of Partners with and into First Clover Leaf as more fully described in the attached proxy statement/prospectus.

Only holders of record of Partners common stock at the close of business on [●], 2008 are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the special meeting. Each share of Partners common stock is entitled to one vote. Approval of the merger agreement requires approval by a majority of all the votes entitled to be cast by stockholders of Partners.

The Board of Directors of Partners has unanimously approved the merger agreement and recommends that Partners’ stockholders vote “FOR” approval of the merger agreement.

Stockholders of Partners, other than stockholders, who properly exercise their right to receive the appraised value of their shares of Partners common stock instead of the merger consideration, will have the opportunity to elect to receive in exchange for each share of Partners common stock they own (i) a cash payment of $56.00, or (ii) 5.7971 shares of First Clover Leaf common stock.  Holders of more than one share of Partners common stock may elect a combination of cash and shares of First Clover Leaf common stock.  In the merger, the aggregate percentage of shares of Partners common stock that will be exchangeable into the right to receive shares of First Clover Leaf common stock is fixed at 50%.  This will result in the issuance of up to 1,072,487 shares of First Clover Leaf common stock.  As a result of the 50% limitation for stock consideration, regardless of your election, you may receive a combination of cash and shares of First Clover Leaf common stock that is different than what you may have elected, depending on the elections made by other Partners’ stockholders.

Notice of Appraisal Rights. Stockholders who comply with the procedural requirements of the Delaware General Corporation Law will be entitled to demand (in lieu of the merger consideration) an appraisal of such stockholders’ shares of Partners common stock. The text of Section 262 of the Delaware General Corporation Law containing the procedural requirements to exercise appraisal rights is attached as Annex B to the accompanying proxy statement/prospectus. In addition, the section titled “THE MERGER – Stockholders Appraisal Rights” in the accompanying proxy statement/prospectus summarizes the procedures to be followed in asserting these appraisal rights.

Please mark, sign, date and return the enclosed proxy card promptly, whether or not you plan to attend the special meeting. All Partners’ stockholders are invited to attend the special meeting. To ensure your representation at the special meeting, please complete, sign, and promptly mail the enclosed proxy card in the enclosed white postage paid business reply envelope to Partners. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. If you do not vote your proxy, the effect will be the same as a vote against the merger agreement. You may revoke your proxy at any time before it is voted by:

•	sending a written notice to the chief executive officer of Partners in time to be received before the special meeting stating that you have revoked your proxy;

•
completing, signing and dating another proxy and returning it by mail to the chief executive officer of Partners in time to be received before the special meeting, in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

•	attending the special meeting and voting in person (attendance at the special meeting by itself will not revoke a previously granted proxy).

Please also fill out the enclosed election form and letter of transmittal according to their instructions and promptly mail in the enclosed brown postage paid business reply envelope the election form and the letter of transmittal, along with all of your Partners stock certificates. The election form is the document provided to you to select the amount of stock and/or cash consideration you wish to receive in connection with the proposed merger and to be effective, must be received by Registrar and Transfer Company no later than [●], 2008.  Please review the proxy statement/prospectus accompanying this notice for more complete information regarding the proposed merger and the special meeting.

BY ORDER OF THE BOARD OF DIRECTORS,
Bart J. Solon
[●], 2008	Chairman and Chief Executive Officer

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about First Clover Leaf from documents that are not included in or delivered with this proxy statement/prospectus. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page [●]. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from First Clover Leaf as follows:

First Clover Leaf Financial Corp.
6814 Goshen Road
Edwardsville, Illinois  62025
(618) 656-6122
Attention:  Mr. Dennis M. Terry, President and Chief Executive Officer

In order to receive timely delivery of requested documents in advance of Partners’ special meeting of stockholders, your request should be received no later than [●], 2008.

You also may obtain these documents at the Securities and Exchange Commission’s Internet world wide web site, http://www.sec.gov, and at First Clover Leaf Bank’s Internet world wide website, http://www.firstcloverleafbank.com, by selecting “About Us” and then selecting “Stockholder Information” and then selecting “SEC Filings”.  We have included the web site addresses of the Securities and Exchange Commission and First Clover Leaf as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those web sites is not part of this proxy statement/prospectus.

QUESTIONS AND ANSWERS ABOUT THE MERGER	1
SUMMARY	5
The Companies	5
The Merger	5
What Partners Stockholders Will Receive in the Merger	5
First Clover Leaf’s Stock Price Will Fluctuate	6
Special Meeting	6
The Board of Directors of Partners Recommends that its Stockholders approve the Merger Agreement	6
Partners’ Financial Advisor Provided an Opinion to the Partners’ Board of Directors as to the Fairness of the Merger Consideration from a Financial Point of View	7
Vote Required to Complete the Merger	7
Record Date; Voting Power	7
Background of the Merger	7
Why First Clover Leaf and Partners are Seeking to Merge	8
Management and Board of Directors of First Clover Leaf Following the Merger	8
U.S. Federal Income Tax Consequences	8
Retirement Plans	8
Equity Incentive Plans	9
Accounting Treatment	9
Interests of Certain Persons in the Merger	9
Partners Stockholders Have Appraisal Rights	9
We Must Obtain Regulatory Approvals to Complete the Merger	10
Conditions to Complete the Merger	10
Termination of the Merger Agreement	10
Comparative Per Share Market Price Information	11
RISK FACTORS	12
You Might Not Receive the Form of Merger Consideration that You Elect.	12
The Market Price of the Shares of First Clover Leaf Common Stock You Receive in the Merger Will Fluctuate and the Exchange Ratio Utilized in the Merger Agreement is Fixed, Which Could Result in the Stock Portion of the Merger Consideration being worth less than $56.00.	12
We May Fail to Achieve the Anticipated Benefits of the Merger.	12
The Market Price of Shares of First Clover Leaf Common Stock after the Merger May Be Affected by Factors Different from those Currently Affecting Shares of First Clover Leaf or Partners.	13
The Merger Agreement Limits the Ability of Partners to Pursue Alternative Transactions to the Merger and Requires Partners to Pay a Termination Fee if it Does.	13
The Executive Officers and Directors of Partners Have Interests Different from Typical Partners Stockholders.	13
Former Stockholders of Partners Will Be Limited in their Ability to Influence First Clover Leaf’s Actions and Decisions Following the Merger.	13
The Merger May Result in a Loss of Current Partners Employees.	13
First Clover Leaf May Not Receive Required Regulatory Approvals, Waivers, or Non-objections. Such Approval, Waivers, or Non-objections, If Received, May Be Subject To Adverse Regulatory Conditions.	13
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF FIRST CLOVER LEAF	14
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF PARTNERS	16
COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA	18
PRO FORMA ACQUISITION DATA	18
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	28
THE SPECIAL MEETING	29
Purpose of the Meeting	29
Record Date	29
Quorum; Required Vote	29
Proxies	29
Solicitation of Proxies	30
Authority to Adjourn Special Meeting to Solicit Additional Proxies	30
Stockholders Appraisal Rights	30
THE MERGER	31
Description of the Merger	31
Background of the Merger	31
Partners’ Reasons for the Merger and Board Recommendation	33

Analysis of Financial Advisors to Partners	34
Regulatory Approval	40
Accounting Treatment	40
Material United States Federal Income Tax Consequences	41
Partners Stockholders Receiving Only First Clover Leaf Common Stock	42
Partners Stockholders Receiving Only Cash	43
Partners Stockholders Receiving Both Cash and First Clover Leaf Common Stock	43
Cash Instead of Fractional Shares of First Clover Leaf Common Stock	44
Backup Withholding	44
Reporting Requirements	44
Retirement Plan	44
Equity Incentive Plans	44
Stockholders Rights of Appraisal	45
Interests of Certain Persons in the Merger	48
Comparison of Rights of Stockholders	49
Restrictions on Resales by Affiliates	49
Source of Funds for Cash Portion of Merger Consideration	49
THE MERGER AGREEMENT	49
Terms of the Merger	49
Cash or Stock Election	51
Election Procedures; Surrender of Stock Certificates	51
Treatment of Stock Options and Warrants	53
Representations and Warranties	53
Conduct of Business Prior to the Merger and Other Covenants	54
Conditions to the Merger	57
Termination of the Merger Agreement	58
Indemnification	59
Amendment of the Merger Agreement	60
Waiver	60
Expenses	60
Management and Operations Following the Merger	60
PRICE RANGE OF COMMON STOCK AND DIVIDENDS	61
First Clover Leaf	61
Partners	61
INFORMATION ABOUT FIRST CLOVER LEAF	62
INFORMATION ABOUT PARTNERS	63
Business	63
Partners—Market Information; Share Prices and Dividends	63
Management’s Discussion And Analysis Of Financial Condition And Results Of Operations	63
Comparison of Operating Results for the Three Months Ended March 31, 2008 and 2007 and the Years Ended December 31, 2007 and 2006	67
Securities	70
Non-Interest Income	71
Non-Interest Expense	72
Financial Condition	73
Lending and Credit Management	73
Analysis of the Allowance for Loan Losses	75
Potential Problem Loans	76
Provision for Loan Losses	77
Deposits	78
Return on Equity and Assets	79
Contractual Obligations and Loan Commitments	79
Capital Management	80
Asset/Liability Management	81
Liquidity	81
Legal Proceedings	81
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	81
Security Ownership of Directors, Executive Officers and 5% Stockholders	82
COMPARISON OF RIGHTS OF STOCKHOLDERS	83
Summary of Material Differences Between the Rights of First Clover Leaf Stockholders and the Rights of Partners Stockholders	83
WHERE YOU CAN FIND MORE INFORMATION	94

ii

2009 ANNUAL STOCKHOLDERS MEETINGS AND STOCKHOLDER PROPOSALS	96
First Clover Leaf	96
Partners	96
LEGAL MATTERS	96
EXPERTS	96

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What is the proposed transaction?

A:
A merger in which Partners will merge with and into First Clover Leaf and Partners’ wholly-owned subsidiary bank, Partners Bank, will become a wholly-owned subsidiary of First Clover Leaf.  Immediately following the effective date of the merger, Partners Bank will merge with and into First Clover Leaf Bank. After the merger of Partners into First Clover Leaf, Partners will cease to exist as a separate entity.  After the merger of Partners Bank into First Clover Leaf Bank, Partners Bank will cease to exist as a separate entity. Upon the effective date of the merger of Partners into First Clover Leaf, the shares of common stock of Partners which you hold will no longer be outstanding but will solely represent the right to receive the merger consideration comprised of either cash or shares of First Clover Leaf common stock, or a combination of both cash and shares of First Clover Leaf common stock.

Q:	What do I need to do now?

A:
After you carefully read this proxy statement/prospectus, please vote your proxy promptly by indicating on the enclosed proxy card whether you are in favor of or opposed to approving the merger agreement, and by signing and mailing the proxy card in the enclosed white postage paid business reply envelope as soon as possible so that your shares will be represented at the special meeting of stockholders. Also, please fill out your election form and letter of transmittal according to the instructions set forth therein and mail the election form and the letter of transmittal, along with all of your Partners stock certificates, in the enclosed brown envelope to Registrar and Transfer Company as soon as possible so that we know the amount of each type of merger consideration you wish to receive.  If you fail to submit a properly completed election form or if your election form is received after [●], 2008, the merger consideration you receive will be determined as set forth in the merger agreement and described in this proxy statement/prospectus.

Regardless of whether you plan to attend the special meeting in person, we encourage you to promptly complete and mail the proxy card to us. This will help to ensure that a quorum is present at the special meeting and will help reduce the costs associated with the solicitation of proxies.

The board of directors of Partners unanimously recommends that stockholders vote “FOR” approval of the merger agreement.

Q:	Why is my vote important?

A:
Under the Delaware General Corporation Law, the merger agreement must be approved by a majority of all the votes entitled to be cast by stockholders of Partners.  Accordingly, if you abstain, it will have the same effect as a vote against approval of the merger agreement.

Q:	Can I change my vote after I have delivered my proxy card?

A:	Yes, you can change your vote at any time before your proxy is voted at the special meeting of stockholders. You can do this in any of the following three ways:

•	by sending a written notice to the chief executive officer of Partners in time to be received before the special meeting stating that you would like to revoke your proxy;

•
by completing, signing and dating another proxy and returning it by mail to the chief executive officer of Partners in time to be received before the special meeting, in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

•	if you are a holder of record, by attending the special meeting and voting in person (attendance at the special meeting by itself will not revoke a previously granted proxy).

If your shares are held in an account at a broker or other nominee holder, you should contact your broker or nominee holder to change your vote.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:
Not without your instructions. You should instruct your broker to vote your shares, following the directions your broker provides. Your broker will generally not have the discretion to vote your shares without your instructions.

Q:	Will I be able to sell the shares of First Clover Leaf common stock I receive in the merger?

A:
Yes. The issuance of First Clover Leaf common stock issued pursuant to the merger will be registered under the Securities Act of 1933 and the shares will be listed on The Nasdaq Stock Market under the symbol “FCLF.” All shares of First Clover Leaf common stock that you receive in the merger will be freely transferable.

Q:           What will I receive in connection with the merger?

A:
You may elect to receive cash, shares of First Clover Leaf common stock, or a combination of cash and shares of First Clover Leaf common stock by indicating your preference on the enclosed election form. This proxy statement/prospectus explains in more detail what amount of cash and/or First Clover Leaf common stock each stockholder of Partners is entitled to receive. The percentage of shares of Partners common stock that will be exchangeable for the right to receive shares of First Clover Leaf common stock is fixed in the merger agreement at 50%. In the event that holders of more or less than 50% of the outstanding shares of Partners common stock elect to receive common stock consideration, the amount of First Clover Leaf common stock that you will have the right to receive upon exchange of your shares of Partners common stock will be adjusted so that, in the aggregate, 50% of the shares of Partners common stock will be exchanged for the right to receive shares of First Clover Leaf common stock and the remaining shares of Partners common stock will be exchanged for the right to receive cash. As a result, you may receive a different combination of cash and First Clover Leaf common stock than you elected, based on the choices made by other Partners’ stockholders.

Q:	Do I have the right to dissent from the merger?

A:
Yes. Under Delaware law, the right of a stockholder to dissent is called “appraisal rights.” Stockholders of Partners have the right to demand payment of the fair value of their shares in lieu of receiving the merger consideration. By following the procedures required by Delaware General Corporation Law, stockholders have the right to have their shares of Partners common stock appraised to determine the fair value of such shares. Those stockholders that properly exercise their appraisal rights receive payment in cash for the appraised fair value of their shares of Partners common stock instead of the merger consideration. Partners’ stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their appraisal rights.

The text of Section 262 of the Delaware General Corporation Law describing these appraisal rights and the procedures for exercising them is attached as Annex B to this proxy statement/prospectus. For further information on asserting appraisal rights, see “THE SPECIAL MEETING – Stockholders Rights of Appraisal” beginning on page [●] and “THE MERGER – Stockholders Rights of Appraisal” beginning on page [●].

Q:	What are the U.S. federal income tax consequences of the merger to the stockholders?

A:
If you exchange your shares of Partners common stock solely for First Clover Leaf common stock, you should not recognize any gain or loss (except with respect to the cash you receive for any fractional share) for U.S. federal income tax purposes. If you exchange your shares of Partners common stock solely for cash, you should recognize gain or loss on the exchange. If you exchange your shares of Partners common stock for a combination of First Clover Leaf common stock and cash, you should recognize gain, but not loss, on the exchange to the extent of the lesser of cash received or gain realized in the exchange. If you have an option to purchase shares of Partners common stock, you may recognize gain for U.S. federal income tax purposes because the options will be bought out for cash in connection with the merger.  For more information regarding tax consequences, see the section entitled “THE MERGER – Material United States Federal Income Tax Consequences” beginning on page [●] of this proxy statement/prospectus.

This tax treatment may not apply to all Partners’ stockholders. You should consult your own tax advisor for a full understanding of the merger’s tax consequences that are particular to you.

Q:	What is the purpose of this proxy statement/prospectus?

A:
This document serves as Partners’ proxy statement and as First Clover Leaf’s prospectus. As a proxy statement, this document is being provided to Partners’ stockholders because Partners’ board of directors is soliciting proxies for the special meeting of stockholders called to consider the merger agreement. As a prospectus, this document is being provided to Partners’ stockholders by First Clover Leaf because First Clover Leaf is offering shares of First Clover Leaf common stock in exchange for shares of Partners common stock as merger consideration.

Q:	Is there other information I should consider?

A:
Yes.  First Clover Leaf files annual, quarterly, and special reports, proxy statements, and other information with the Securities and Exchange Commission.  See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page [●] for instructions on how to obtain copies of these documents. These documents are available to you without charge.

Q:           Why have I been sent an election form?

A:
If the merger agreement is approved and the merger is completed, unless you exercise your appraisal rights, each share of Partners common stock held by you will be converted into (i) a cash payment of $56.00 or (ii) 5.7971 shares of First Clover Leaf common stock.  Holders of more than one share of Partners common stock may elect a combination of cash and shares of First Clover Leaf common stock.  Cash will be paid for any remaining fractional share interest.  The election form is the document by which you may select the amount of each type of consideration you wish to receive.  However, because the percentage of shares of Partners common stock that will be exchangeable for the right to receive shares of First Clover Leaf common stock is fixed at 50%, you will not necessarily receive the exact combination of merger consideration you elect.

Q:	What happens if I do not send in my election form?

A:
If you do not make an election, you will be deemed to have made an election to receive the merger consideration in such form of cash and/or shares of First Clover Leaf common stock as provided for in the merger agreement.  Generally, non-election shares of Partners common stock will be allocated the form of merger consideration that is under-subscribed.  For example, if more than 50% of the Partners common stock has elected to receive First Clover Leaf common stock, some or all of the non-election shares will be allocated to receive cash as merger consideration in order to achieve the mix of 50% cash and 50% First Clover Leaf common stock.

Q:	Must I send in my Partners stock certificates now?

A:
Yes. After you carefully read this proxy statement/prospectus, please choose which form(s) of merger consideration you would like to receive if the merger is consummated by indicating your choice on the enclosed election form, signing the enclosed letter of transmittal and mailing both, along with all of the stock certificates representing all of the shares of Partners common stock that you own, in the enclosed brown envelope to Registrar and Transfer Company, the exchange agent. To be properly completed, your election form together with the appropriate stock certificate(s) and letter of transmittal must be received by the exchange agent by [●], 2008 (the later of the date of the special meeting and 20 business days following the mailing date of this proxy statement/prospectus).

Q:	Whom do I contact if I have questions about the merger?

A:	If you have more questions about the merger, you should contact:

Partners Financial Holdings, Inc.
#1 Ginger Creek Meadows
Glen Carbon, Illinois 62034
Attention: Bart J. Solon, President and Chief Executive Office
Phone Number: 618-659-4000

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the documents to which it refers in order to understand fully the merger and to obtain a more complete description of the parties to the merger agreement  and the legal terms of the merger. For information on how to obtain copies of documents referred to in this proxy statement/prospectus, you should read the section entitled “WHERE YOU CAN FIND MORE INFORMATION.” Each item in this summary includes a page reference that directs you to a more complete description in this proxy statement/prospectus of the topic discussed.

The Companies
(Page [●])

FIRST CLOVER LEAF FINANCIAL CORP.
6814 Goshen Road
Edwardsville, Illinois  62025
(618) 656-6122

First Clover Leaf (Nasdaq:  FCLF) is incorporated in Maryland and is a Savings and Loan Holding Company regulated by the Office of Thrift Supervision. It is based in Edwardsville, Illinois and conducts its operations through its bank subsidiary, First Clover Leaf Bank. First Clover Leaf Bank is a Federal Savings Bank, and it conducts commercial banking services through 4 locations and 5 ATMs in Edwardsville and Wood River, Illinois. As of March 31, 2008, First Clover Leaf had total assets of approximately $410.4 million, deposits of approximately $279.6 million and stockholders’ equity of approximately $84.9 million.

PARTNERS FINANCIAL HOLDINGS, INC.
#1 Ginger Creek Meadows
Glen Carbon, Illinois 62034
(618) 659-4000

Partners is incorporated in Delaware and is a bank holding company under the Bank Holding Company Act of 1956.  It is based in Glen Carbon, Illinois and conducts its banking operations through its subsidiary bank, Partners Bank. As of March 31, 2008, Partners had total assets of approximately $149.7 million, deposits of approximately $96.9 million and stockholders’ equity of approximately $12.5 million.

The Merger
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First Clover Leaf and Partners entered into a merger agreement, dated as of April 30, 2008, whereby Partners will merge with and into First Clover Leaf, subject to stockholder and regulatory approval and other conditions. Partners’ subsidiary bank, Partners Bank, will become a wholly-owned subsidiary of First Clover Leaf.  Immediately following the merger of Partners into First Clover Leaf, Partners Bank will merge with and into First Clover Leaf Bank with First Clover Leaf Bank the surviving entity.  The merger agreement is attached to this proxy statement/prospectus as Annex A. You should read it carefully. Subject to stockholder and regulatory approval and satisfaction of the other conditions contained in the merger agreement, First Clover Leaf and Partners hope to complete the merger during the third quarter of 2008.

What Partners Stockholders Will Receive in the Merger
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If the merger is completed, Partners’ stockholders, other than Partners’ stockholders who properly exercise their appraisal rights, will have the opportunity to elect to receive in exchange for each share of Partners common stock they own:

•	a cash payment of $56.00; or

•	5.7971 shares of First Clover Leaf common stock (which is referred to as the “exchange ratio”).

If you hold more than one share of Partners common stock, you may elect a combination of stock and cash consideration. The aggregate percentage of shares of Partners common stock to be exchanged for shares of First Clover

Leaf common stock is fixed in the merger agreement at 50%. As a consequence, regardless of your election, you may receive a combination of cash and shares of First Clover Leaf common stock that is different than what you may have elected, depending upon the elections made by other Partners’ stockholders.  Those stockholders that do not make an election will receive the merger consideration that is under-subscribed and those stockholders that elect to exercise appraisal rights will be counted toward the cash merger consideration.

First Clover Leaf will not issue any fractional shares of First Clover Leaf common stock. Instead, a Partners’ stockholders who receives any shares of First Clover Leaf common stock as consideration in the merger will receive cash equal to the product of (i) $9.66 times (ii) the fraction of a share of First Clover Leaf common stock to which the stockholder otherwise would be entitled.

Under the terms of the merger agreement, Partners agreed to use its commercially reasonable efforts to cause each holder of stock options for shares of Partners common stock to execute a cancellation agreement and to cause each holder of warrants to purchase shares of common stock of Partners to execute a cancellation agreement.  The cancellation agreement provides that the holder of Partners stock options or warrants subject to the cancellation agreement will receive an amount of cash equal to the number of shares subject to the original option or warrant that have not been exercised as of the closing date multiplied by an amount equal to $56 minus the exercise price of such option or warrant.  Execution of the cancellation agreement by each holder of options and warrants is a condition to First Clover Leaf’s obligation to close the merger agreement.

At the effective time of the merger, based upon shares issued and outstanding at March 31, 2008, persons who are First Clover Leaf stockholders immediately prior to the merger will own approximately 88.40% of the outstanding shares of common stock of First Clover Leaf and persons who are Partners’ stockholders immediately prior to the merger will own approximately 11.60% of the outstanding shares of common stock of First Clover Leaf.

First Clover Leaf’s Stock Price Will Fluctuate
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First Clover Leaf expects the market price of its common stock to fluctuate as a result of market factors beyond its control before and after the merger. Because the market price of First Clover Leaf common stock may fluctuate, the value of the shares of First Clover Leaf common stock that Partners’ stockholders may receive in the merger might increase or decrease prior to completion of the merger. First Clover Leaf cannot assure Partners’ stockholders that the market price of First Clover Leaf common stock will not decrease before or after completion of the merger.  You should obtain current market quotations for First Clover Leaf common stock from a newspaper, the Internet or your broker. First Clover Leaf common stock is listed on the Nasdaq Stock Market under the symbol “FCLF.”

Special Meeting
(Page [●])

A special meeting of the stockholders of Partners will be held at the following time and place:

[●], 2008
[●] (Central Daylight Savings Time)
Partners Financial Holdings, Inc.
#1 Ginger Creek Meadows
Glen Carbon, Illinois  62034

At the special meeting, stockholders of Partners will be asked to approve the merger agreement between Partners and First Clover Leaf.

The Board of Directors of Partners Recommends that its Stockholders approve the Merger Agreement
(Page [●])

The board of directors of Partners unanimously approved the merger agreement, believes that the merger between Partners and First Clover Leaf is in the best interests of Partners’ stockholders and recommends that Partners’ stockholders vote “FOR” the proposal to approve the merger agreement. This belief is based on a number of factors described in this proxy statement/prospectus.

Partners’ Financial Advisor Provided an Opinion to the Partners’ Board of Directors as to the Fairness of the Merger Consideration from a Financial Point of View
(Page [●])

In deciding to approve the merger, the Partners board of directors considered the opinion of its financial advisor Stifel, Nicolaus & Company, Incorporated, which was given to the Partners’ board of directors on April 29, 2008, that, as of the date of such opinion and based upon and subject to the assumptions, qualifications and limitations described in the opinion, the merger was fair from a financial point of view to Partners. A copy of the opinion given by Stifel is attached to this document as Annex C.  Partners’ stockholders should read the opinion completely and carefully to understand the assumptions made, matters considered and limitations on the reviews undertaken by Stifel in providing its opinion.

Vote Required to Complete the Merger
(Page [●])

Under Delaware law, the merger agreement must be approved by a majority of all the votes entitled to be cast by stockholders of Partners. Partners expects that its executive officers and directors will vote all of their shares of Partners common stock in favor of the merger agreement.

The following chart describes the Partners’ stockholder vote required to approve the merger agreement:

Number of shares of Partners common stock outstanding on June 4, 2008	370,008

Number of votes necessary to approve the merger agreement	185,005

Percentage of outstanding shares of Partners common stock necessary to approve the merger agreement	>50%

Number of votes that executive officers and directors of Partners and their affiliates can cast as of June 4, 2008	158,201

Percentage of votes that executive officers and directors of Partners and their affiliates can cast as of June 4, 2008	42.76%

Record Date; Voting Power
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You can vote at the special meeting of Partners’ stockholders if you owned Partners common stock as of the close of business on [●], 2008, the record date set by Partners’ board of directors. Each share of Partners common stock is entitled to one vote.

Background of the Merger
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Management and the board of directors of Partners continually monitor the financial service industry and the resources needed to remain competitive.  The board of directors of Partners also periodically reviews and discusses strategic alternatives available to Partners to enhance stockholder value.  During the last several years, although management and directors of Partners have considered other possible business combinations, until the recent discussions with First Clover Leaf none of these discussions resulted in substantive negotiations. On the other hand, First Clover Leaf concluded in the Fall of 2006 that its most pressing long term goal was the utilization of its significant capital and determined to meet this goal by initiating a stock buy-back program and seeking out acquisition candidates. Subsequent to that decision the president of First Clover Leaf, Mr. Dennis M. Terry, began to gather relevant financial data on banks in the First Clover Leaf market.

First Clover Leaf and Partners originally initiated discussions in late 2006.  After October 2, 2007, when First Clover Leaf and Partners entered into a confidentiality agreement, and First Clover Leaf conducted preliminary due diligence, the parties did begin discussing acquisition price and terms of a proposed transaction. After several months of negotiations between First Clover Leaf, with the assistance of its financial advisor, RP Financial, and Partners, with the assistance of its financial advisor, Stifel Nicolaus & Company, regarding a possible transaction, in the first quarter of 2008 the parties agreed to an acquisition price of $56 per share of Partners common stock, with 50% of the merger consideration cash and 50% of the merger consideration common stock of First Clover Leaf.

On April 8, 2008, First Clover Leaf provided Partners with a first draft of the definitive merger agreement for the proposed transaction.  Between April 8 until the merger agreement was executed on April 30, 2008, First Clover Leaf and Partners and their respective representatives and advisors negotiated the terms of the merger agreement.

On April 29, 2008, the board of directors of Partners held a special meeting where it unanimously approved the merger. Also on April 29, 2008, a majority of First Clover Leaf’s board of directors approved the merger and authorized management to negotiate and execute the merger agreement. One director of First Clover Leaf abstained from voting because of his association with Partners and one director of First Clover Leaf voted against the merger.

Why First Clover Leaf and Partners are Seeking to Merge
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The merger will combine the strengths of First Clover Leaf and Partners and their subsidiary banks.  By merging with First Clover Leaf, Partners will provide its current and potential customers with access to a substantially larger capital base and lending limits, as well as a broader array of financial and technological resources, including an expanded products line.  The combined company also expects to reduce costs by eliminating overlap of the companies’ operations and by applying First Clover Leaf’s technology to Partners’ operations.  The merger will expand First Clover Leaf’s market presence in Illinois providing additional geographic diversification consistent with First Clover Leaf’s growth strategy.

Management and Board of Directors of First Clover Leaf Following the Merger
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The officers and directors of each of First Clover Leaf and First Clover Leaf Bank immediately prior to the effective time of the merger will continue to be the officers and directors of First Clover Leaf and First Clover Leaf Bank following the merger. Certain of the executive officers of Partners and Partners Bank will be retained by First Clover Leaf and may serve as officers of First Clover Leaf Bank but will not serve as officers of First Clover Leaf.

U.S. Federal Income Tax Consequences
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Your U.S. federal income tax consequences will depend primarily on whether you exchange your shares of Partners common stock solely for cash, solely for First Clover Leaf common stock, or for a combination of cash and First Clover Leaf common stock.  If you exchange your shares of Partners common stock solely for First Clover Leaf common stock, you should not recognize any gain or loss (except with respect to the cash you receive for any fractional share) for U.S. federal income tax purposes. If you exchange your shares of Partners common stock solely for cash, you should recognize gain or loss on the exchange. If you exchange your shares of Partners common stock for a combination of cash and First Clover Leaf common stock, you should recognize a gain, but not any loss, on the exchange to the extent of the lesser of cash received or gain realized in the exchange. The actual U.S. federal income tax consequences to you will not be ascertainable at the time you make your election because we will not know at that time if, or to what extent, the allocation and proration procedures will apply.

This tax treatment may not apply to all stockholders of Partners.  Determining the actual tax consequences of the merger to you can be complicated. You should consult your own tax advisor for a full understanding of the merger’s tax consequences that are particular to you.

First Clover Leaf and Partners will not be obligated to complete the merger unless First Clover Leaf and Partners receive an opinion from Polsinelli Shalton Flanigan Suelthaus PC, First Clover Leaf’s legal counsel, dated the closing date of the merger agreement, that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.  If such opinion is rendered, the U.S. federal income tax treatment of the merger should be as described above. The opinion of First Clover Leaf’s counsel, however, does not bind the Internal Revenue Service and does not preclude the IRS or the courts from adopting a contrary position.

Retirement Plans
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It is anticipated that the existing Partners retirement plan will be terminated immediately prior to the merger.

Equity Incentive Plans
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It is anticipated that all options to purchase Partners common stock under Partners’ existing option plans will be purchased by First Clover Leaf and any option plans terminated.  It is also anticipated that all outstanding warrants to purchase Partners common stock will be purchased by First Clover Leaf.  The purchase price paid by First Clover Leaf for each option and warrant is $56 minus the exercise price for such option or warrant, as the case may be.

Accounting Treatment
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First Clover Leaf will account for the merger under the purchase method of accounting for business combinations under United States generally accepted accounting principles, or “GAAP.”

Interests of Certain Persons in the Merger
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Executive officers and directors of Partners will be entitled to elect to receive cash or shares of First Clover Leaf common stock in the merger on the same basis as other stockholders of Partners. The following chart shows the number of shares of First Clover Leaf common stock that may be issued to affiliates of Partners in the merger:

Shares of common stock of Partners beneficially owned[1] by its executive officers, directors and holders of more than five percent of Partners common stock, and their affiliates on June 4, 2008	186,622

Maximum number of shares of First Clover Leaf common stock that may be received in the merger[2] by executive officers, directors and holders of more than five percent of Partners common stock based upon their beneficial ownership	1,072,487

_______________________

1 Does not include stock options and warrants held by such persons because such options and warrants will be cancelled in connection with the closing of the merger.

2 Applying the share exchange ratio of 5.7971 and assuming that the executive officers and directors all elected and received First Clover Leaf common stock for their shares of Partners common stock.

The Chief Executive Officer and Chairman of the Board of Partners, Bart J. Solon, will enter into a consulting agreement that provides for an 18 month term with annual compensation of $175,000 for assisting with the transition of the business of Partners to First Clover Leaf after the merger.  Mr. Solon is entitled to earn a bonus payment up to $200,000 based upon the retention rate of the customers of Partners after the merger and the generation by Mr. Solon of new business under the terms of the consulting agreement. In addition, Mr. Solon and Ron Seabaugh, executive vice president and chief operating officer, will receive payments of $510,000 and $248,400, respectively, under the terms of their respective management continuity agreements. In addition, the directors and officers will receive indemnification for three years after the effective date of the merger, and several of the officers and directors will receive a payment in connection with the buy-out by First Clover Leaf of all outstanding options and warrants of Partners, regardless of whether the holder is vested in the options or warrants at the time of the buy-out.

Partners Stockholders Have Appraisal Rights
(Page [●])

Under Section 262 of the Delaware General Corporation Law, holders of shares of Partners common stock have the right to obtain an appraisal of the value of their shares of Partners common stock in connection with the merger and to receive such appraised value in cash in lieu of the merger consideration. To perfect appraisal rights, a Partners’ stockholders must not vote for the adoption of the merger agreement and must strictly comply with the procedures required under Delaware law. Failure to strictly comply with all of the procedures required under Section 262 of the Delaware General Corporation Law may result in termination or waiver of appraisal rights. The text of Section 262 of the Delaware General Corporation Law describing these appraisal rights and the procedures for exercising them is attached as Annex B to this proxy statement/prospectus. The shares of Partners common stock held by a stockholder who perfects appraisal rights will not be exchanged for stock consideration or cash consideration in the merger. Partners’ stockholders who perfect their appraisal rights and receive cash in exchange for their shares of Partners common stock may recognize gain or loss for U.S. federal income tax purposes.  See “THE SPECIAL MEETING – Stockholders Dissenters’ Rights of Appraisal” beginning on page [●], “THE MERGER – Stockholders Dissenters’ Rights of Appraisal” beginning on page [●] for more information regarding appraisal rights, and see “THE MERGER – U.S. Federal Income Tax Consequences” beginning on page [●] for more information regarding the tax consequences on appraisal shares.

We Must Obtain Regulatory Approvals to Complete the Merger
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We cannot complete the merger without the prior approval, waiver, or non-objection of the Office of Thrift Supervision, the Board of Governors of the Federal Reserve System, and the Illinois Department of Financial and Professional Regulation, Division of Banking. First Clover Leaf is in the process of seeking these approvals, waivers, and/or non-objections.  While we do not know of any reason why First Clover Leaf would not be able to obtain the necessary approvals, waivers, or non-objections in a timely manner, we cannot assure you that the necessary approvals, waivers, or non-objections will be received or what the timing may be.

Conditions to Complete the Merger
(Page [●])

The completion of the merger depends on a number of conditions being met, including the following:

•	stockholders of Partners approving the merger;

•	the Nasdaq Stock Market authorizing for listing the shares of First Clover Leaf common stock to be issued to Partners’ stockholders;

•	receipt of all required bank regulatory approvals and the expiration of any regulatory waiting periods;

•	this proxy statement/prospectus being declared effective by the SEC;

•	the holders of no more than 10% of the total outstanding shares of Partners common stock exercising appraisal rights with respect to the merger;

•
receipt by First Clover Leaf and Partners of the opinion of Polsinelli Shalton Flanigan Suelthaus PC, legal counsel to First Clover Leaf, that the U.S. federal income tax treatment of the merger will generally be as described in this proxy statement/prospectus;

•	receipt by Mr. Bart Solon of the consulting agreement, in the form and substance agreed to by First Clover Leaf as an exhibit to the merger agreement, executed by First Clover Leaf;

•	receipt by First Clover Leaf of the consulting agreement executed by Mr. Solon;

•	payment by First Clover Leaf of the $510,000 parachute payment to Mr. Solon and the $248,400 parachute payment to Mr. Seabaugh; and

•	receipt by First Clover Leaf of cancellation agreements from each holder of options and warrants to purchase shares of Partners common stock.

In cases where the law permits, a party to the merger agreement could elect to waive a condition that has not been satisfied and complete the merger although the party is entitled not to complete the merger. We cannot be certain whether or when any of these conditions will be satisfied (or waived, where permissible) or that the merger will be completed.

Termination of the Merger Agreement
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The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the merger agreement by Partners’ stockholders, as set forth in the merger agreement, including by mutual consent of First Clover Leaf and Partners. In addition, the merger agreement may generally be terminated by either party if:

•	the merger is not completed on or before December 31, 2008;

•	Partners’ stockholders fail to approve the merger agreement; or

•
any of the representations or warranties provided by the other party set forth in the merger agreement become materially untrue or incorrect or the other party materially breaches its covenants set forth in the merger agreement, and the representation or material breach is not cured within 30 calendar days following notice.

First Clover Leaf may terminate the merger agreement if Partners’ board of directors withdraws, fails to make, or modifies or qualifies its recommendation to the stockholders to approve the merger in a manner adverse to First Clover Leaf.

Partners may terminate the merger agreement if it receives a superior proposal to sell the stock or assets of Partners to a party other than First Clover Leaf.  Partners may also terminate the merger agreement if the First Clover Leaf stock price falls below a certain value, as provided in the merger agreement, and First Clover Leaf does not elect to increase the exchange ratio as provided for in the merger agreement within the prescribed time limit. See “THE MERGER AGREEMENT” for a detailed discussion on the adjustment to the exchange ratio.

Generally, a party can only terminate the merger agreement in one of these situations if that party is not in material violation of the merger agreement or if its violations of the merger agreement are not the cause of the event permitting termination.

First Clover Leaf and Partners agreed that in the case of the termination of the merger agreement as a result of the actions of the other party, such as breach of representation or warranty or acceptance of a superior proposal, the non-breaching party is entitled to a break-up fee of $825,000. See “THE MERGER AGREEMENT” for a detailed discussion of the break-up fee.

Comparative Per Share Market Price Information

Shares of First Clover Leaf common stock are listed on The Nasdaq Stock Market under the symbol “FCLF.” On April 29, 2008, the last full trading day prior to the execution of the merger agreement, the closing sales price of First Clover Leaf common stock was $9.66 per share. On [●], 2008, the last practicable trading day before the mailing of this proxy statement/prospectus, the closing sales price of First Clover Leaf common stock was $[●] per share. The market price of First Clover Leaf common stock is expected to fluctuate prior to and after completion of the merger.  You should obtain current market quotations for First Clover Leaf common stock from a newspaper, the Internet or your broker.

There is no established public trading market for shares of Partners common stock, which is inactively traded in private transactions. Therefore, reliable information is not available about the prices at which shares of Partners common stock have been bought and sold.

RISK FACTORS

The merger involves a number of risks. If any of the risks described below actually occur, the business, financial condition, results of operations or cash flows of the combined companies could be materially adversely affected. The risks below should be considered along with the other information included or incorporated by reference into this proxy statement/prospectus, particularly First Clover Leaf’s Report on Form 10-KSB which was filed with the SEC on March 31, 2008 and Report on Form 10-Q which was filed with the SEC on May 12, 2008, both of which are incorporated herein by reference.

You Might Not Receive the Form of Merger Consideration that You Elect.

The merger agreement contains provisions that are generally designed to ensure that 50% of the outstanding shares of Partners common stock are exchanged for shares of First Clover Leaf common stock and the other 50% of the shares are exchanged for cash consideration. If elections are made by Partners’ stockholders that would otherwise result in more or less than 50% of such shares being converted into First Clover Leaf common stock, the amount of First Clover Leaf common stock that Partners’ stockholders will have the right to receive upon exchange of their shares will be adjusted so that, in the aggregate, 50% of the shares of Partners common stock will be exchanged for the right to receive shares of First Clover Leaf common stock and the remaining shares of Partners common stock will be exchanged for the right to receive cash.  As a result, there is a risk that you will not receive a portion of the merger consideration in the form that you elect, which could result in, among other things, tax consequences that differ from those that would have resulted had you received the form of consideration you elected (including the recognition of gain for U.S. federal income tax purposes with respect to the cash received). If you do not make an election, you will be deemed to have made an election to receive the merger consideration in such combination of cash and/or shares of First Clover Leaf common stock as provided for in the merger agreement.

The Market Price of the Shares of First Clover Leaf Common Stock You Receive in the Merger Will Fluctuate and the Exchange Ratio Utilized in the Merger Agreement is Fixed, Which Could Result in the Stock Portion of the Merger Consideration being worth less than $56.00.

The merger agreement provides for a set exchange ratio that was determined as of the close of business on the date immediately preceding the execution of the merger agreement.  Consequently, if the price per share of First Clover Leaf stock decreased from the date of the merger agreement, the market price of the stock consideration would be less than the cash consideration upon completion of the merger.  The merger agreement provides Partners the right to terminate the merger agreement if the quotient determined by dividing (x) the volume weighted average price per share of First Clover Leaf common stock, rounded to the nearest cent, during the period of 20 consecutive trading days ending at the end of the day that is the third day immediately preceding the pre-closing date of the merger agreement by (y) $9.66, is less than 0.85; however, prior to Partners having the right to elect to terminate the merger agreement, First Clover Leaf has the option to increase the exchange ratio to an amount equal to the quotient obtained by dividing (x) $47.60 by (y) the volume weighted average price per share of First Clover Leaf common stock, rounded to the nearest cent, during the period of 20 consecutive trading days ending at the end of the day that is the third day immediately preceding the pre-closing date of the merger agreement. If First Clover Leaf exercises its option to increase the exchange ratio, then the merger agreement will remain in effect.  Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond our control.

Stockholders of Partners are urged to obtain current market quotations for First Clover Leaf common stock. The historical prices of First Clover Leaf common stock included in this proxy statement/prospectus are not necessarily indicative of the prices in the future. The future market price of First Clover Leaf common stock cannot be guaranteed or predicted.

We May Fail to Achieve the Anticipated Benefits of the Merger.

First Clover Leaf and Partners have each operated and, until the completion of the merger, will continue to operate, independently. It is possible that after the merger the integration process could result in the loss of key employees, the disruption of First Clover Leaf’s ongoing businesses or inconsistencies in standards, controls, procedures, and policies that adversely affect First Clover Leaf’s ability to maintain relationships with clients, customers, depositors, and employees or to achieve the anticipated benefits of the merger.

The Market Price of Shares of First Clover Leaf Common Stock after the Merger May Be Affected by Factors Different from those Currently Affecting Shares of First Clover Leaf or Partners.

The businesses of First Clover Leaf and Partners differ in some respects and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent financial condition and results of operations of each of First Clover Leaf and Partners. For a discussion of the businesses of First Clover Leaf and Partners and of certain factors to consider in connection with those businesses, see “INFORMATION ABOUT FIRST CLOVER LEAF” on page [●] and “INFORMATION ABOUT PARTNERS” beginning on page [●].

The Merger Agreement Limits the Ability of Partners to Pursue Alternative Transactions to the Merger and Requires Partners to Pay a Termination Fee if it Does.

The merger agreement prohibits Partners and its directors, officers, employees, representatives, and agents from soliciting, authorizing the solicitation of or, subject to very narrow exceptions, entering into discussions with any person or entity other than First Clover Leaf or First Clover Leaf Bank regarding alternative acquisition proposals. The prohibition limits the ability of Partners to pursue offers from other possible acquirors that may be superior from a financial point of view. If the merger agreement is terminated for certain reasons and Partners receives an unsolicited proposal from a party other than First Clover Leaf or First Clover Leaf Bank within 12 months after such termination, and actions are taken by the board of directors of Partners to pursue further discussions or negotiations regarding such proposal, Partners will be required to pay $825,000 in cash to First Clover Leaf upon demand. This fee makes it less likely that a third party will make an alternative acquisition proposal.

The Executive Officers and Directors of Partners Have Interests Different from Typical Partners Stockholders.

The executive officers and directors of Partners have certain interests in the merger and participate in certain arrangements that are different from, or are in addition to, those of Partners’ stockholders generally. See “THE MERGER – Interests of Certain Persons in the Merger.” In addition, each of the directors of Partners has signed a voting agreement obligating each of them to vote the Partners common stock held by him or her in favor of the merger agreement. As a result, these executive officers and directors could be more likely to approve the merger agreement than if they did not have these interests or had not entered into the voting agreements.

Former Stockholders of Partners Will Be Limited in their Ability to Influence First Clover Leaf’s Actions and Decisions Following the Merger.

Following the merger, former stockholders of Partners will hold less than 12% of the outstanding shares of First Clover Leaf common stock. As a result, former Partners’ stockholders will have only a limited ability to influence First Clover Leaf’s business. Former Partners’ stockholders will not have separate approval rights with respect to any actions or decisions of First Clover Leaf or have separate representation on First Clover Leaf’s board of directors.

The Merger May Result in a Loss of Current Partners Employees.

First Clover Leaf might lose some of Partners’ current employees following the merger. Current Partners employees may not want to work for a larger, publicly traded company instead of a smaller, privately-held company, or may not want to assume different duties, positions and compensation that First Clover Leaf offers to the Partners employees. Competitors may recruit employees prior to the merger and during the integration process after the merger. As a result, current employees of Partners could leave with little or no prior notice. First Clover Leaf cannot assure you that the combined companies will be able to attract, retain and integrate employees following the merger.

First Clover Leaf May Not Receive Required Regulatory Approvals, Waivers, or Non-objections. Such Approval, Waivers, or Non-objections, If Received, May Be Subject To Adverse Regulatory Conditions.

Before the merger may be completed, various approvals, waivers, or non-objections must be obtained from the Office of Thrift Supervision, the Board of Governors of the Federal Reserve System, and the Illinois Department of Financial and Professional Regulation, Division of Banking. We cannot guarantee that we will receive all required regulatory approvals, waivers, or non-objections in order to complete the merger. In addition, regulators may impose conditions on the completion of the merger or require changes in the terms of the merger agreement. These conditions or changes could have the effect of delaying the merger, imposing additional costs, diminishing anticipated benefits of the merger, or reducing revenues of the combined company.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF FIRST CLOVER LEAF

The following table sets forth certain financial information with respect to First Clover Leaf, which is derived from the audited and unaudited financial statements of First Clover Leaf. The results of operations for the three months ended March 31, 2008 and 2007 are not necessarily indicative of the results of operations for the full year or any other interim period. First Clover Leaf management prepared the unaudited information on the same basis as it prepared First Clover Leaf’s audited consolidated financial statements. In the opinion of First Clover Leaf management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for the dates presented. You should read this information in conjunction with First Clover Leaf’s consolidated financial statements and related notes included in First Clover Leaf’s Annual Report on Form 10-KSB for the year ended December 31, 2007, and First Clover Leaf’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, which are incorporated by reference into this document and from which this information is derived. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page [●].

	At or for the Years Ended December 31,					At or for the Three Months Ended March 31,
	2007	2006	2005	2004	2003	2008	2007
	(In thousands except per share data)
Selected Financial Condition Data:

Total assets	$413,252	$410,292	$140,158	$138,194	$120,971	$410,420	$378,019
Loans, net (1)	284,919	245,025	115,645	112,161	101,145	305,578	249,971
Cash and cash equivalents	37,085	92,665	3,428	1,637	2,144	21,197	48,559
Securities available for sale	54,150	45,832	12,944	14,334	9,856	50,631	52,553
Securities held to maturity	—	—	353	472	669	—	—
Federal Home Loan Bank Stock	5,604	5,604	6,214	7,771	5,402	5,604	5,604
Deposits	291,195	270,830	102,112	98,254	97,931	279,616	243,413
Securities sold under agreements to repurchase	15,893	29,438	—	—	—	20,988	24,833
Subordinated debentures	3,842	3,798	—	—	—	3,853	3,809
Federal Home Loan Bank Advances	10,432	10,326	—	2,900	4,000	17,444	10,363
Stockholders’ equity – substantially restricted (2)	88,681	93,329	37,708	36,596	18,719	84,881	93,529

Selected Operating Data:

Total interest income	$22,401	$13,869	$7,748	$7,267	$7,007	$5,857	$5,506
Total interest expense	12,084	6,545	2,987	2,528	2,812	3,163	2,872
Net interest income	10,317	7,324	4,761	4,739	4,195	2,694	2,634
Provision for loan losses	347	367	—	—	30	171	45
Net interest income after provision for loan losses	9,970	6,957	4,761	4,739	4,165	2,523	2,589
Other income	626	298	14	9	(29)	150	129
Other expense	6,771	4,392	1,764	1,580	1,528	1,747	1,643
Income before income taxes	3,825	2,863	3,011	3,168	2,608	926	1,075
Income taxes	1,419	1,026	1,148	1,223	995	352	387
Net income	$2,406	$1,837	$1,863	$1,945	$1,613	$574	$688
Basic earnings per share (3)	$0.27	$0.23	$0.25	$0.26	N/A	$0.07	$0.08
Diluted earnings per share (3)	$0.27	$0.23	$0.25	$0.26	N/A	$0.07	$0.08
_________________

(1)	Net of the allowance for loan losses.
(2)	Stockholders’ equity is substantially restricted due to capital requirements imposed under Federal capital regulations.
(3)
Per share information for periods prior to 2006 has been adjusted to reflect the 1.936-to-one exchange ratio in connection with First Clover Leaf’s second-step conversion completed in July 2006. Basic and diluted earnings per share for 2004 is based on weighted-average shares outstanding from June 29, 2004 the date of the completion of First Clover Leaf’s initial minority stock offering through December 31, 2004.  There was no stock in 2003 because First Federal, the predecessor of First Clover Leaf, was a mutual holding company.

	At or for the Years Ended December 31,					At or for the Three Months Ended March 31,
	2007	2006	2005	2004	2003	2008	2007
Selected Financial Ratios and Other Data:

Performance Ratios:

Return on assets (ratio of net income to average total assets)(8)	0.63%	0.77%	1.34%	1.50%	1.37%	0.56%	0.74%
Return on equity (ratio of net income to average stockholders’ equity)(8)	2.62	3.32	5.01	6.89	8.91	2.67	2.99
Average interest rate spread (1)	1.88	2.36	2.68	3.17	3.20	1.96	1.98
Dividend payout ratio (2)	88.89	104.35	76.00	13.73	—	85.71	0.75
Dividends per share (3)	$0.24	$0.24	$0.19	$0.04	$—	$0.06	$0.06
Net interest margin (4)	2.90%	3.25%	3.48%	3.71%	3.56%	2.78%	3.00%
Efficiency ratio (5)	61.88	57.63	36.94	33.28	36.68	61.43	59.46
Non-interest expense to average total assets (8)	1.77	1.80	1.27	1.22	1.30	1.70	1.77
Average interest-earning assets to average interest-bearing liabilities	130.12	130.90	136.00	126.77	117.21	125.17	131.34

Asset Quality Ratios:

Non-performing assets and impaired loans to total assets	1.04%	0.96%	0.01%	—%	0.12%	1.00%	0.91%
Non-performing and impaired loans to total loans	1.50	1.60	0.01	—	0.13	1.35	1.37
Net charge-offs (recoveries) to average loans outstanding	0.06	—	—	—	—	0.01	—
Allowance for loan losses to non-performing and impaired loans	44.29	43.61	2,853.33	14,266.67	306.43	49.85	51.18
Allowance for loan losses to total loans	0.67	0.70	0.37	0.38	0.41	0.67	0.70

Capital Ratios:

Stockholders’ equity to total assets at end of year	21.46%	22.75%	26.90%	26.48%	15.47%	20.68%	24.74%
Average stockholders’ equity to average assets	24.03	23.06	26.82	21.77	15.37	20.90	24.80
Tangible capital	16.97	16.16	22.13	21.24	15.46	17.30	17.80
Tier 1 (core) capital	16.97	16.16	22.13	21.24	15.46	17.30	17.80
Tier 1 risk-based capital ratio (6)	23.32	25.33	41.75	40.39	29.82	22.70	26.60
Total risk-based capital ratio (7)	23.65	26.02	42.36	41.01	30.50	23.00	27.30

Other Data:

Number of full service offices	3	4	1	1	1	3	4
_________________

(1)	The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted- average cost of interest-bearing liabilities for the year.
(2)	Dividends declared per share divided by diluted earnings per share.
(3)
Per share information for periods prior to 2006 has been adjusted to reflect the 1.936-to-one exchange ratio in connection with First Clover Leaf’s second step conversion that was completed in July 2006. The following table sets forth aggregate cash dividends paid per year, which is calculated by multiplying the dividend declared per share by the number of shares outstanding as of the applicable record date:

	At or for the Years Ended December 31,						At or for the Three Months Ended March 31,
	2007	2006	2005	2004	2003(9)		2008	2007
	(In thousands)
Dividends paid to public Stockholders	$2,097	$1,475	$622	$117		N/A	$482	$536
Dividends paid to First Federal Financial Services, MHC.	N/A	—	15	—		N/A	N/A	N/A
Total dividends paid	$2,097	$1,475	$637	$117	$	N/A	$482	$536

Payments listed above exclude cash dividends waived by First Federal Financial Services, MHC of $517,000 for the six months ended June 30, 2006 and $783,000 and $151,000 during the years ended December 31, 2005 and 2004, respectively.  First Federal Financial Services, MHC completed its “second-step” mutual to stock conversion on July 10, 2006 and ceased to exist as of that date. First Federal Financial Services, MHC began waiving dividends in October 2004, and as of July 10, 2006, waived dividends totaling $1,451,000.

(4)	The net interest margin represents net interest income as a percent of average interest-earning assets for the year.
(5)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(6)
For the years ended December 31, 2007 and 2006, Tier 1 risk-based capital ratio represents Tier 1 capital of First Clover Leaf Bank, divided by its risk-weighted assets as defined in federal regulations.  For the years ended 2005, 2004 and 2003, Tier 1 risk-based capital ratio represents Tier 1 capital of First Federal Savings and Loan Association of Edwardsville, divided by its risk-weighted assets as defined in federal regulations.

(7)	Total risk-based capital ratio represents total capital divided by risk-weighted assets.
(8)	Ratios for the periods ended March 31, 2008 and March 31, 2007 have been annualized.
(9)	There were no dividends in 2003 because the entity was a mutual holding company.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF PARTNERS

The following table sets forth certain financial information with respect to Partners, which is derived from the financial statements of Partners.  The annual financial information was audited by Scheffel & Company, P.C.  The results of operations for the three months ended March 31, 2007 and 2008 are not necessarily indicative of the results of operations for the full year or any other interim period. Partners management prepared the quarterly information on the same basis as it prepared Partners’ annual consolidated financial statements. In the opinion of Partners management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for the dates presented.

	At or for the Years Ended December 31,					At or for the Three Months Ended March 31,
	2007	2006	2005	2004	2003	2008	2007
	(In thousands except per share data)
Total assets	$151,286	$145,244	$149,863	$140,936	$114,441	$149,666	$142,087
Loans, net (1)	93,670	80,386	64,424	66,345	56,768	86,833	84,608
Cash and cash equivalents	2,507	2,269	1,990	5,742	3,627	2,646	2,578
Securities available for sale	50,680	54,935	70,899	61,061	36,371	56,176	50,205
Securities held to maturity	559	727	1,078	679	0	533	687
Federal Home Loan Bank Stock	703	564	564	537	505	703	663
Deposits	99,412	89,212	122,432	115,825	68,720	96,868	85,713
Securities sold under agreements to repurchase	22,849	31,936	8,972	5,595	29,186	23,888	31,945
Note Payable	300	750	750	1,061	0	300	750
Federal Home Loan Bank Advances	14,050	10,750	7,250	9,250	8,750	14,050	10,750
Stockholders’ equity – substantially restricted (2)	11,585	10,497	9,823	8,250	7,514	12,537	10,661

	At or for the Years Ended December 31,					At or for the Three Months Ended March 31,
	2007	2006	2005	2004	2003	2008	2007
	(In thousands except per share data)
Total interest income	$8,421	$8,008	$7,111	$5,209	$4,046	$2,153	$2,023
Total interest expense	5,229	4,707	2,833	1,585	1,341	1,171	1,292
Net interest income	3,192	3,301	4,278	3,624	2,705	982	731
Provision for loan losses	36	439	85	195	157	17	18
Net interest income after provision for loan losses	3,156	2,862	4,193	3,429	2,548	965	713
Other income	266	37	851	574	427	72	64
Other expense	2,688	2,491	2,457	2,367	1,973	661	677
Income before income taxes	734	408	2,587	1,636	1,002	376	101
Income taxes	92	53	886	531	300	113	(22)
Net income	$642	$355	$1,701	$1,105	$702	$263	$122
Basic earnings per share	$1.74	$1.00	$4.78	$3.16	$2.01	$0.71	$0.33
Diluted earnings per share	$1.64	$0.94	$4.59	$3.01	$1.91	$0.67	$0.32
_________________

(1)       Net of the allowance for loan losses.
(2)        Stockholders’ equity is substantially restricted due to capital requirements imposed under Federal capital regulations.

	At or for the Years Ended December 31,					At or for the Three Months Ended March 31,
	2007	2006	2005	2004	2003	2008	2007
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on assets (ratio of net income to average total assets)	0.45%	0.23%	1.07%	0.82%	0.63%	0.70%	0.35%
Return on equity (ratio of net income to average stockholders’ equity)	5.89	3.52	18.72	14.21	9.59	8.60	4.66
Average interest rate spread (1)	1.82	1.90	2.64	2.70	2.54	2.24	1.70
Dividend payout ratio (2)	17.07	29.79	6.10	7.31	—	10.45	21.88
Dividends per share	0.28	0.28	0.28	0.22	—	0.07	0.07
Net interest margin (3)	2.30	2.23	2.83	2.82	2.68	2.67	2.13
Efficiency ratio (4)	72.34	64.40	46.00	53.15	63.60	69.52	78.46
Non-interest expense to average total assets	1.86	1.59	1.45	1.62	1.78	1.75	1.89
Average interest-earning assets to average interest-bearing liabilities	112.72	110.22	110.54	110.55	114.40	113.39	111.46

Asset Quality Ratios:

Non-performing assets and impaired loans to total assets	0.50%	0.51%	0.23%	0.24%	0.29%	0.46%	0.56%
Non-performing and impaired loans to total loans	0.80	0.93	0.54	0.51	0.60	0.80	0.94
Net charge-offs (recoveries) to average loans outstanding	0.11	0.03	0.02	—	0.02	0.16	—
Allowance for loan losses to non-performing and impaired loans	188.00	186.00	275.00	262.00	205.00	188.00	175.00
Allowance for loan losses to total loans	1.39	1.68	1.46	1.31	1.21	1.47	1.62

Capital Ratios:

Stockholders’ equity to total assets at end of year	7.66%	7.23%	6.55%	5.85%	6.57%	8.38%	7.50%
Average stockholders’ equity to average assets	7.64	6.56	5.69	5.82	6.61	8.14	7.44
Tangible capital	7.90	7.57	6.41	6.25	6.21	7.91	8.20
Tier 1 (core) capital	7.90	7.57	6.41	6.25	6.21	7.91	8.20
Tier 1 risk-based capital ratio	11.81	13.10	14.34	12.26	11.31	12.66	12.85
Total risk-based capital ratio	13.06	14.35	15.57	13.39	12.33	13.90	14.10

Other Data:

Number of full service offices	1	1	1	1	1	1	1
_________________

(1)	The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted- average cost of interest-bearing liabilities for the year.
(2)	Dividends declared per share divided by diluted earnings per share.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the year.
(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The following table sets forth for First Clover Leaf common stock and Partners common stock certain historical, pro forma and pro forma-equivalent per share financial information.  For the book value per share information, the pro forma First Clover Leaf and pro forma Partners Financial equivalent figures assume the merger had become effective as of March 31, 2008.  For cash dividends, basic earnings per share and diluted earnings per share information for the year ended December 31, 2007, the pro forma information assumes the merger had become effective on January 1, 2007.  For cash dividends, basic earnings per share and diluted earnings per share information for the three months ended March 31, 2008, the pro forma information assumes the merger had become effective on January 1, 2008.  The pro forma data in the tables represents a current estimate based on available information of the combined company’s results of operations and is based on an exchange ratio of 5.7971 shares of First Clover Leaf common stock for each share of Partners common stock, which is the exchange ratio under the merger agreement, as if these shares were outstanding for each period presented. The information in the following table is based on, and should be read together with, the historical financial information that First Clover Leaf has presented in filings with the Securities and Exchange Commission. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page [●].

COMPARATIVE PER SHARE INFORMATION
	First Clover Leaf Historical	Partners Historical	Pro Forma First Clover Leaf	Pro Forma Partners Equivalent Per Share(1)
Book value per share at March 31, 2008	$10.38	$33.88	$10.30	$59.69
Tangible book value per share at March 31, 2008	$9.06	$33.88	$7.94	$46.05
Cash dividends per share
Year ended December 31, 2007	$0.24	$0.28	$0.24	$1.39
Three months ended March 31, 2008	$0.06	$0.07	$0.06	$0.35
Basic earnings per share
Year ended December 31, 2007	$0.27	$1.74	$0.33	$1.89
Three months ended March 31, 2008	$0.07	$0.71	$0.09	$0.55
Diluted earnings per share
Year ended December 31, 2007	$0.27	$1.64	$0.33	$1.89
Three months ended March 31, 2008	$0.07	$0.67	$0.09	$0.55
_________________

(1)
Calculated by applying the exchange ratio of 5.7971 shares to the pro forma First Clover Leaf figures, and represents the equivalent per share measures stockholder of Partners Financial would receive if they receive stock consideration in the merger.

PRO FORMA ACQUISITION DATA

The following pro forma unaudited consolidated statements of income for the three months ended March 31, 2008 and the year ended December 31, 2007, and the pro forma unaudited consolidated statements of financial condition at March 31, 2008 and December 31, 2007 give effect to the acquisition based on the assumptions set forth below.  The pro forma financial statements give effect to the merger using purchase accounting as required by accounting principles generally accepted in the United States.  The purchase price for purposes of the pro forma presentation for First Clover Leaf was calculated as follows:

Calculation of Purchase Price
(In thousands)
Net assets acquired	$12,537
Fair value adjustments:
Estimated non-tax deductible merger costs	(700)
Estimated tax deductible merger costs	(1,100)
Loans (1)	397
Deposits (1)	(538)
Borrowings (1)	(314)
Core deposit intangible (2)	124
Tax impact of purchase accounting adjustments	501
Goodwill	10,823
Purchase price, net	$21,730

_________________

(1)
Loan, deposits and borrowings adjustments reflect the market value adjustment assigned to each class of these items.  Market value adjustments are calculated using portfolio balances, portfolio rates and market rates as of March 31, 2008.  Each adjustment was determined using present value analysis, discounting the difference between market rates of interest and portfolio rates of interest to present value over the contractual or estimated lives of the respective assets and liabilities.  Cash flows were discounted at the estimated risk-adjusted discount rate.  Fair value adjustments are amortized using the interest method over the contractual or estimated lives of the respective assets and liabilities.
(2)
Core deposit intangible reflects the present value benefit to First Clover Leaf of utilizing the acquired core deposits as a funding source relative to wholesale funding costs based on the rates of the Federal Home Loan Bank advances.  The core deposit intangible is calculated using deposit balances and interest rates as of March 31, 2008.  Cost of the acquired core deposits includes interest costs, plus estimated operating expenses, less estimated non-interest income to be derived from the core deposits.  Acquired core deposits are projected to decay based upon assumptions promulgated by the Office of Thrift Supervision.  The yield benefit for each period is discounted to present value using a weighted average cost of capital, which was risk-adjusted to reflect characteristics of the deposit base.  The core deposit intangible is amortized over the estimated lives of the core deposits using the double declining balance accelerated amortization schedule.

Pro forma net income has been calculated for the three months ended March 31, 2008 and the year ended December 31, 2007 for First Clover Leaf as if the merger occurred as of the beginning of the first period presented. Pro forma net income has also been calculated assuming the acquisition of Partners had occurred as of the beginning of each period. Pro forma merger adjustments to net income include entries to reflect the estimated difference between contractual yields and costs on financial assets and liabilities and comparable market yields and costs and the amortization of identifiable intangible assets created in the acquisition. Excluded from the calculation of pro forma net income are any adjustments to reflect the estimated interest income to be earned on the increase in cash resulting from financing the acquisition, the estimated interest expenses to be incurred as a result of borrowing funds at First Clover Leaf Bank, and related expenses, and other estimated expense reductions from consolidating the operations of First Clover Leaf with those of Partners.  Such entries will be recorded as incurred, are speculative, and are thus not reflected in the calculations of pro forma income.

The pro forma unaudited consolidated statements of financial condition assume the acquisition was consummated as of March 31, 2008 and December 31, 2007. The pro forma unaudited consolidated balance sheets reflect the estimated merger adjustments to reflect the acquisition of Partners. Estimated merger adjustments reflect the application of the purchase method of accounting, including adjustments to reflect the difference between historical carrying values and estimated market values for financial assets and liabilities and fixed assets and the creation of intangible assets. The pro forma stockholders’ equity represents the combined book value of First Clover Leaf and Partners, as adjusted for the acquisition, computed in accordance with generally accepted accounting principles used in the United States. This amount is not intended to represent fair market value nor does it represent amounts, if any, that would be available for distribution to stockholders in the event of liquidation.

The pro forma unaudited financial statements are provided for informational purposes only. The pro forma financial information presented is not necessarily indicative of the market value of First Clover Leaf or the actual results that would have been achieved had the acquisition been consummated on March 31, 2008 and December 31, 2007 or at the beginning of the period presented, and is not indicative of future results. The pro forma unaudited financial statements should be read in conjunction with the consolidated financial statements and the notes thereto of First Clover Leaf and Partners contained elsewhere in this proxy statement/prospectus.

The unaudited pro forma net income derived from the above assumptions is qualified by the statements set forth above and should not be considered indicative of the market value of First Clover Leaf common stock or the actual or future results of operations of First Clover Leaf for any period.

First Clover Leaf Financial Corp.
Consolidated Statements of Income for the Three Months Ending March 31, 2008
Includes the Acquisition of Partners Financial Holdings, Inc.

	Three Months Ended March 31, 2008
	First Clover Leaf Historical (1)	Partners Historical (1)	Acquisition Entries (2)		First Clover Leaf Pro Forma
		(In thousands)
INCOME STATEMENT
Interest Income	$5,857	$2,153	$(157	) (3)	$7,853
Interest Expense	(3,163)	(1,171)	229	(4)	(4,105)
Net Interest Income	$2,694	$982	$72		$3,748
Provision for Loan Losses	(171)	(17)	—		(188)
Net Interest Income After Provisions	$2,523	$965	$72		$3,560
Non-Interest Income	150	72	—		222
Non-Interest Expense	(1,747)	(661)	(6	) (5)	(2,414)
Income Before Taxes	926	376	66		1,368
Provision for Income Taxes	(352)	(113)	(23	) (6)	(488)
Net Income	$574	$263	$43		$880
_________________

(1)	Historical for the three months ended March 31, 2008.
(2)
Reflects the purchase accounting and acquisition adjustments related to the acquisition of Partners Financial.  50% of the Partners Financial shares will be acquired for $56 in cash and the remaining shares will be acquired for 5.7971 shares of First Clover Leaf stock.

(3)
The adjustment to interest income is the amortization of the loan premium on the Partners Financial loans resulting from purchase accounting and the amortization of the premium on investment securities available for sale.  Adjustments to record estimated interest income to be earned on the increase in cash and investments representing the proceeds from $25 million of new FHLB advances net of transaction costs will be recorded as incurred.  Because they are speculative in nature, no effect of this change has been reflected in the pro forma statements of income.  The estimated increase in interest income assuming an increase of $11.8 million of cash and investments, assuming a yield of 1.55 percent for the three months ended March 31, 2008 would be approximately $46 thousand on a pretax basis.  The yield utilized approximates the yield on a one year U.S. Treasury security as of March 31, 2008.  The adjustment shown in the table is calculated as follows:

(In thousands)
Amortization of loan premium	$71
Amortization of investment premium	86
Adjustment to interest income	$157

(4)
The adjustment to interest expense is the accretion of the deposit and borrowing discounts resulting from purchase accounting.  Adjustments to record estimated interest expense resulting from the increase in FHLB advances will be recorded as incurred.  These costs are speculative and are not reflected in the pro forma income statements.  The estimated increase in interest expense assuming $25 million of new FHLB advances assuming a cost of 3.00 percent for the three months ended March 31, 2008, would be approximately $188 thousand on a pretax basis.  The cost utilized approximates the cost of a three year fixed rate FHLB advance as of March 31, 2008.  The adjustment shown is calculated as follows:

(In thousands)
Accretion of deposit discount	$202
Accretion of borrowings discount	27
Adjustment to interest expense	$229

(5)
The adjustment to non-interest expense includes the increase in the amortization of the core deposit intangible resulting from purchase accounting.  Adjustments to record the estimated expense savings resulting from consolidation of the Partners Financial operations into those of First Clover Leaf are speculative in nature and are not reflected in the pro forma income statements.

(In thousands)
Amortization of core deposit intangible	$6
Adjustment to non-interest expense	$6

(6)	Marginal tax rate of 35.0%.

First Clover Leaf Financial Corp.
Consolidated Statements of Income for the Year Ending December 31, 2007
Includes the Acquisition of Partners Financial Holdings, Inc.

	Fiscal Year Ended December 31, 2007
	First Clover Leaf Financial Historical (1)	Partners Financial Holdings Historical (1)	Acquisition Entries (2)		First Clover Leaf Pro Forma
	(In thousands)
INCOME STATEMENT
Interest Income	$22,401	$8,532	$(284	) (3)	$30,649
Interest Expense	(12,084)	(5,229)	559	(4)	(16,754)
Net Interest Income	$10,317	$3,303	$275		$13,895
Provision for Loan Losses	(347)	(36)	—		(383)
Net Interest Income After Provisions	$9,970	$3,267	$275		$13,512
Non-Interest Income	626	155	—		781
Non-Interest Expense	(6,771)	(2,688)	(23	) (5)	(9,482)
Income Before Taxes	3,825	734	252		4,811
Provision for Income Taxes	(1,419)	(92)	(88	) (6)	(1,599)
Net Income	$2,406	$642	$164		$3,212

_________________

(1)	Historical for the fiscal year ended December 31, 2007.
(2)
Reflects the purchase accounting and acquisition adjustments related to the acquisition of Partners Financial.  50% of the Partners Financial shares will be acquired for $56 in cash and the remaining shares will be acquired for 5.7971 shares of First Clover Leaf stock.

(3)
The adjustment to interest income is the amortization of the loan premium on the Partners Financial loans resulting from purchase accounting and the amortization of the premium on investment securities available for sale.  Adjustments to record estimated interest income to be earned on the increase in cash and investments representing the proceeds from $25 million of new FHLB advances net of transaction costs will be recorded as incurred.  Because they are speculative in nature, no effect of this change has been reflected in the pro forma statements of income.  The estimated increase in interest income assuming an increase of $11.8 million of cash and investments, assuming a yield of 3.34 percent for the year ended December 31, 2007 would be approximately $395 thousand on a pretax basis.  The yield utilized approximates the yield on a one year U.S. Treasury security as of December 31, 2007.  The adjustment shown in the table is calculated as follows:

(In thousands)
Amortization of loan premium	$263
Amortization of investment premium	21
Adjustment to interest income	$284

(4)
The adjustment to interest expense is the accretion of the deposit and borrowing discounts resulting from purchase accounting.  Adjustments to record estimated interest expense resulting from the increase in FHLB advances will be recorded as incurred.  These costs are speculative and are not reflected in the pro forma income statements.  The estimated increase in interest expense assuming $25 million of new FHLB advances assuming a cost of 3.97 percent for the year ended December 31, 2007, would be approximately $992 thousand on a pretax basis.  The cost utilized approximates the cost of a three year fixed rate FHLB advance as of December 31, 2007.  The adjustment shown is calculated as follows:

(In thousands)
Accretion of deposit discount	$422
Accretion of borrowings discount	137
Adjustment to interest expense	$559

(5)
The adjustment to non-interest expense includes the increase in the amortization of the core deposit intangible resulting from purchase accounting.  Adjustments to record the estimated expense savings resulting from consolidation of the Partners Financial operations into those of First Clover Leaf are speculative in nature and are not reflected in the pro forma income statements.

(In thousands)
Amortization of core deposit intangible	$23
Adjustment to non-interest expense	$23

(6)	Marginal tax rate of 35.0%.

First Clover Leaf Financial Corp.

Consolidated Statements of Financial Condition as of March 31, 2008

Includes the acquisition of Partners Financial Holdings, Inc.

	As of March 31, 2008
	First Clover Leaf Historical(1)	Partners Historical(1)	Acquisition Entries (2)		First Clover Leaf Pro Forma
	(In thousands)
Assets
Cash and Cash Equivalents	$21,196	$2,646	$11,830	(3)	$35,672
Interest Earning Time Deposits	5,026	—	—		5,026
Investment Securities
Available For Sale	50,630	55,247	—		105,877
Held For Maturity	—	533	—		533
Federal Home Loan Bank Stock	5,604	774	—		6,378
Other investments	—	113	—		113
Loans Receivable	305,578	86,833	397	(4)	392,808
Bank Premises and Equipment, Net	8,334	1,694	—	(5)	10,028
Other Assets
Goodwill	9,403	—	10,823	(6)	20,226
Core Deposit Intangible	1,412	—	124	(7)	1,536
Other	3,237	1,826	501	(8)	5,564
Total Assets	$410,420	$149,666	$23,675		$583,761
Liabilities
Deposits	$279,616	$96,868	$538	(9)	$377,022
Borrowed Funds	38,432	39,356	25,314	(10)	103,102
Other Liabilities	3,638	905	—		4,543
Subordinated Debentures	3,853	—	—		3,853
Total Liabilities	$325,539	$137,129	$25,852		$488,520
Stockholders’ Equity
Common Stock	$907	$3,700	$(3,593	) (11)	$1,014
Additional Paid-In Capital, Net of Treasury Stock	71,108	4,412	5,841	(12)	81,361
Retained Earnings	22,614	3,667	(3,667	) (13)	22,614
Accumulated Other Comprehensive (Loss) Income	522	758	(758	) (13)	522
Unearned Employee Stock Ownership Plan Shares	(692)	—	—		(692)
Treasury Stock	(9,578)	—	—		(9,578)
Total Equity	$84,881	$12,537	$(2,177)		$95,241
Total Liabilities and Equity	$410,420	$149,666	$23,675		$583,761

_________________

(1)	March 31, 2008 consolidated financial statements.
(2)
Reflects the purchase accounting and acquisition adjustments related to the acquisition of Partners Financial.  50% of the Partners Financial shares will be acquired for $56 in cash and the remaining shares will be acquired for 5.7971 shares of First Clover Leaf stock.

(3)	Includes the cash portion of the merger consideration paid to Partners Financial, cash required to retire options and warrants, and non-tax deductible and tax deductible transaction expenses.

(In thousands)
Proceeds from new FHLB advances	$25,000
Cash portion of merger consideration	(10,360)
Cash out warrants and options, net of taxes	(1,010)
Non-tax deductible transaction expenses	(700)
Tax deductible transaction expenses	(1,100)
Total cash adjustment	$11,830

(4)
The yield adjustment reflects the present value difference between portfolio yields and market rates as of March 31, 2008 for loans acquired in the merger.  For variable rate loans that reprice frequently and with no significant change in credit risk, fair value is the carrying value.  For other categories of loans such as fixed rate mortgages, commercial and consumer loans, fair value is estimated based on discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar collateral and credit ratings and for similar remaining maturities.  Yield adjustments are accreted into income over the lives of the related loans.

(5)	Fixed assets will be recorded at market value based upon appraisals.
(6)	Goodwill is an intangible asset that is not subject to amortization. The goodwill balance will be tested annually for impairment. Goodwill is calculated as follows:

Partners Financial Goodwill (In thousands, except per share data)
Purchase price per share ($)	$56.00
Number of Partners Financial shares acquired	370,008
Value of cash consideration	10,360
Value of stock consideration (1,072,487 shares of First Clover Leaf stock valued at $9.66 per share)	10,360
Cost of purchasing options and warrants	1,552
Less: tax effect of options and warrants	(542)
Purchase price, net	$21,730
Less: acquired stockholders’ equity	(12,537)
Plus: non-tax deductible transaction expenses	700
Plus: taxable expenses and purchase accounting adjustments:
Change of control payments	750
EDP termination and contingencies	350
Yield adjustment for acquired CDs	538
Yield adjustment for acquired borrowings	314
Yield adjustment for acquired loans	(397)
Fair value adjustment for acquired fixed assets	—
Core deposit intangible	(124)
Tax effect at the marginal tax rate of 35.0%	(501)
Goodwill created in the merger	$10,823

(7)
Core deposit intangible is an identifiable intangible asset representing the economic value of the acquired Partners Financial core deposit base, calculated as the present value benefit of funding operations with the acquired core deposits versus using an alternative wholesale funding source.  The core deposit intangible asset is amortized into expense on an accelerated basis over 10.9 years.

(8)	Deferred tax asset created as a result of purchase accounting [see footnote 6].
(9)
Yield adjustment to reflect the present value difference between portfolio yields and market rates as of March 31, 2008 for time deposits acquired in the merger.  The yield adjustment is estimated using present value analysis and the yield adjustment is accreted into income over the lives of the related time deposits.

(10)
Includes $25 million of new borrowings and a yield adjustment of $314 thousand to reflect the present value difference between portfolio costs and market rates as of March 31, 2008 for borrowings with comparable maturities.  The yield adjustment is accreted into income over the lives of the related borrowings.

(11)	Pro forma adjustment to Common stock is calculated as follows:
\
(In thousands)
Eliminate existing Partners Financial common stock	$(3,700)
1,072,487 common shares with par value $0.10 per share	107
Adjustment to common stock	$(3,593)

(12)	Pro forma adjustment to additional paid-in capital is calculated as follows:

(In thousands)
Eliminate existing Partners Financial paid-in capital	$(4,412)
1,072,487 common shares valued at $9.66 per share	10,360
Less par value of common stock issued in merger	(107)
Adjustment to additional paid-in capital	$5,841

(13)	Pro forma adjustment to eliminate capital accounts of Partners Financial pursuant to purchase accounting.

First Clover Leaf Financial Corp.
Consolidated Statements of Financial Condition as of December 31, 2007
Includes the acquisition of Partners Financial Holdings, Inc.

	As of December 31, 2007
	First Clover Leaf Historical (1)	Partners Historical (1)	Acquisition Entries (2)		First Clover Leaf Pro Forma
	(In thousands)
Assets

Cash and Cash Equivalents	$37,085	$2,507	$11,830	(3)	$51,422
Interest Earning Time Deposits	10,048	—	—		10,048
Investment Securities
Available For Sale	54,150	50,680	—		104,830
Held For Maturity	—	559	—		559
Federal Home Loan Bank Stock	5,604	703	—		6,307
Other investments	—	113	—		113
Loans Receivable	284,919	93,670	397	(4)	378,986
Bank Premises and Equipment, Net	7,396	1,721	—	(5)	9,117
Other Assets
Goodwill	9,403	—	11,775	(6)	21,178
Core Deposit Intangible	1,528	—	124	(7)	1,652
Other	3,119	1,333	501	(8)	4,953
Total Assets	$413,252	$151,286	$24,627		$589,165

Liabilities

Deposits	$291,195	$99,412	$538	(9)	$391,145
Borrowed Funds	26,325	39,076	25,314	(10)	90,715
Other Liabilities	3,208	1,213	—		4,421
Subordinated Debentures	3,843	—	—		3,843
Total Liabilities	$324,571	$139,701	$25,852		$490,124

Stockholders’ Equity

Common Stock	$907	$3,700	$(3,593	) (11)	$1,014
Additional Paid-In Capital	71,040	4,405	5,848	(12)	81,293
Retained Earnings	22,522	3,428	(3,428	) (13)	22,522
Accumulated Other Comprehensive (Loss) Income	243	52	(52	) (13)	243
Unearned Employee Stock Ownership Plan Shares	(645)	—	—		(645)
Treasury Stock	(5,386)	—	—		(5,386)
Total Equity	88,681	11,585	(1,225)		99,041

Total Liabilities and Equity	$413,252	$151,286	$24,627		$589,165

_________________

(1)	December 31, 2007 consolidated financial statements.
(2)
Reflects the purchase accounting and acquisition adjustments related to the acquisition of Partners Financial.  50% of the Partners Financial shares will be acquired for $56 in cash and the remaining shares will be acquired for 5.7971 shares of First Clover Leaf stock.

(3)	Includes the cash portion of the merger consideration paid to Partners Financial, cash required to retire options and warrants, and non-tax deductible and tax deductible transaction expenses.

(In thousands)
Proceeds from new FHLB advances	$25,000
Cash portion of merger consideration	(10,360)
Cash out warrants and options, net of taxes	(1,010)
Non-tax deductible transaction expenses	(700)
Tax deductible transaction expenses	(1,100)
Total cash adjustment	$11,830

(4)
The yield adjustment reflects the present value difference between portfolio yields and market rates as of March 31, 2008 for loans acquired in the merger.  For variable rate loans that reprice frequently and with no significant change in credit risk, fair value is the carrying value.  For other categories of loans such as fixed rate mortgages, commercial and consumer loans, fair value is estimated based on discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar collateral and credit ratings and for similar remaining maturities.  Yield adjustments are accreted into income over the lives of the related loans.

(5)	Fixed assets will be recorded at market value based upon appraisals.
(6)	Goodwill is an intangible asset that is not subject to amortization. The goodwill balance will be tested annually for impairment. Goodwill is calculated as follows:

Partners Financial Goodwill (In thousands, except per share data)
Purchase price per share ($)	$56.00
Number of Partners Financial shares acquired	370,008
Value of cash consideration	10,360
Value of stock consideration (1,072,487 shares of First Clover Leaf stock valued at $9.66 per share)	10,360
Cost of purchasing options and warrants	1,552
Less: tax effect of options and warrants	(542)
Purchase price, net	$21,730
Less: acquired stockholders’ equity	(11,585)
Plus: non-tax deductible transaction expenses	700
Plus: taxable expenses and purchase accounting adjustments:
Change of control payments	750
EDP termination and contingencies	350
Yield adjustment for acquired CDs	538
Yield adjustment for acquired borrowings	314
Yield adjustment for acquired loans	(397)
Fair value adjustment for acquired fixed assets	—
Core deposit intangible	(124)
Tax effect at the marginal tax rate of 35.0%	(501)
Goodwill created in the merger	$11,775

(7)
Core deposit intangible is an identifiable intangible asset representing the economic value of the acquired Partners Financial core deposit base, calculated as the present value benefit of funding operations with the acquired core deposits versus using an alternative wholesale funding source.  The core deposit intangible asset is amortized into expense on an accelerated basis over 10.9 years.

(8)	Deferred tax asset created as a result of purchase accounting [see footnote 6].
(9)
Yield adjustment to reflect the present value difference between portfolio yields and market rates as of March 31, 2008 for time deposits acquired in the merger.  The yield adjustment is estimated using present value analysis and the yield adjustment is accreted into income over the lives of the related time deposits.

(10)
Includes $25 million of new borrowings and a yield adjustment of $314 thousand to reflect the present value difference between portfolio costs and market rates as of March 31, 2008 for borrowings with comparable maturities.  The yield adjustment is accreted into income over the lives of the related borrowings.

(11)	Pro forma adjustment to common stock is calculated as follows:

(In thousands)
Eliminate existing Partners Financial common stock	$(3,700)
1,072,487 common shares with par value $0.10 per share	107
Adjustment to common stock	$(3,593)

(12)	Pro forma adjustment to additional paid-in capital is calculated as follows:

(In thousands)
Eliminate existing Partners Financial paid-in capital	$(4,405)
1,072,487 common shares valued at $9.66 per share	10,360
Less par value of common stock issued in merger	(107)
Adjustment to additional paid-in capital	$5,848

(13)	Pro forma adjustment to eliminate capital accounts of Partners Financial pursuant to purchase accounting.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At March 31, 2008, First Clover Leaf Bank and Partners Bank independently exceeded all of their respective regulatory capital requirements.  The following table sets forth the pro forma regulatory capital of First Clover Leaf Bank after giving effect to the acquisition.  On a pro forma basis after the acquisition, First Clover Leaf Bank’s pro forma regulatory capital will exceed these requirements.

	First Clover Leaf Bank Historical March 31, 2008 (1)			First Clover Leaf Bank Pro Forma March 31, 2008 (2)
	(In thousands)	(Percent)		(In thousands)	(Percent)
Total capital per financial statements	$78,973	19.66	%(7)	$74,577	13.30	%(7)

Tier 1 leverage ratio (3)
Tier 1 leverage capital	67,277	17.26%		51,934	9.66%
Tier 1 leverage requirement (4)	15,591	4.00%		21,510	4.00%
Excess capital	$51,686	13.26%		$30,424	5.66%

Tier 1 risk-based ratio (5)
Tier 1 risk-based capital (6)	$66,269	22.31%		$50,926	13.40%
Tier 1 risk-based requirement	11,880	4.00%		15,206	4.00%
Excess capital	$54,389	18.31%		$35,720	9.40%

Total risk-based ratio (5)
Total risk-based capital	$68,309	23.00%		$52,966	13.93%
Total risk-based requirement	23,761	8.00%		30,412	8.00%
Excess capital	$44,548	15.00%		$22,554	5.93%

_________________

(1)	Historical from First Clover Leaf Bank thrift financial report.
(2)
Pro forma including the impact of the acquisition of Partners Financial, including:  (a) the application of the purchase method of accounting and creation of intangible assets, (b) additional financing of $25 million of FHLB advances at First Clover Leaf Bank; and (c) the payment of a $28 million dividend from First Clover Leaf Bank to First Clover Leaf Financial.

(3)	Capital ratios are shown as a percentage of total adjusted assets.
(4)
The current Tier 1 capital requirement for savings associations that receive the highest supervisory rating for safety and soundness is 3% of total adjusted assets and 4% to 5% of total adjusted assets for all other savings associations.

(5)	Capital ratios are shown as a percentage of total risk-weighted assets.
(6)	For purposes of calculating the Tier 1 risk-based ratio, capital excludes $1.0 million of low-level recourse and residual interests.
(7)	Figures shown are as a percent of GAAP assets of the First Clover Leaf Bank, historical and pro forma.

CAPITALIZATION

The following table presents the historical consolidated capitalization of First Clover Leaf and Partners at March 31, 2008 and the pro forma consolidated capitalization of First Clover Leaf after giving effect to the acquisition, based upon the assumptions set forth in the “Pro Forma Acquisition Data” section.

	As of March 31, 2008
	First Clover Leaf Historical	Partners Historical	First Clover Leaf Pro Forma (1)
	(In thousands)
Liabilities
Deposits	$279,616	$96,868	$377,022
Borrowed Funds	38,432	39,356	103,102
Subordinated Debentures	3,853	-	3,853
Total Deposits and Borrowed Funds	$321,901	$136,224	$483,977
Stockholders’ Equity
Common Stock, $0.10 per share par value 20,000,000 shares authorized 8,176,731 shares outstanding on a historical basis and 9,249,218 shares outstanding on a pro forma basis	$907	$3,700	$1,014
Additional Paid-In Capital	71,108	4,412	81,361
Retained Earnings	22,614	3,667	22,614
Accumulated Other Comprehensive (Loss) Income	522	758	522
Unearned Employee Stock Ownership Plan Shares	(692)	-	(692)
Treasury Stock	(9,578)	-	(9,578)
Total Equity	$84,881	$12,537	$95,241
_________________

(1)
Reflects the purchase accounting and acquisition adjustments related to the acquisition of Partners Financial.  50% of the Partners shares will be acquired for $56 in cash and the remaining shares will be acquired for 5.7971 shares of First Clover Leaf stock.  Pro forma borrowings includes $25 million of new FHLB advances.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains or incorporates by reference certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about the financial condition, results of operations and business of First Clover Leaf and Partners and about First Clover Leaf following the merger. These statements include, but are not limited to, statements about the benefits of the merger, including future financial and operating results, tax consequences and accounting treatment of the merger, receipt of regulatory approvals, and pro forma data for First Clover Leaf after the merger. These statements appear in several sections of this proxy statement/prospectus, including “SUMMARY,”  “COMPARATIVE HISTORICAL AND PRO FORMA DATA,”  “THE MERGER – Reasons for the Merger; Recommendation of the board of directors” and “THE MERGER AGREEMENT – Terms of the Merger.” The forward-looking statements generally include any of the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “should,” “will” or “plans” or other similar expressions.

Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of First Clover Leaf and Partners, and of First Clover Leaf following the merger, may differ materially from those expressed in these forward-looking statements. Many of the factors that could influence or determine actual results are unpredictable and not within the control of First Clover Leaf or Partners. In addition, neither First Clover Leaf nor Partners intends to, nor are they obligated to, update these forward-looking statements after this proxy statement/prospectus is distributed, even if new information, future events or other circumstances have made them incorrect or misleading as of any future date.

Factors that may cause actual results to differ materially from those contemplated by forward-looking statements include, among others, those discussed in the section entitled “RISK FACTORS” beginning on page [●], as well as the following:

•	failure to obtain required stockholder or regulatory approvals;
•	failure to complete the merger or to complete it within the expected time frame;
•	inability to successfully integrate the business of Partners and Partners Bank with the business of First Clover Leaf and First Clover Leaf Bank, respectively, after the merger;
•	disruption caused by the merger on Partners’ existing customer and employee relations;
•	materially adverse changes in either of Partners or First Clover Leaf’s or either of their respective subsidiaries’ financial condition or results of operations following the merger;
•	changes in economic conditions and government fiscal and monetary policies;
•	fluctuations in prevailing interest rates;
•	the ability of First Clover Leaf to compete with other participants in the financial services industry;
•	changes in First Clover Leaf’s operating or expansion strategy;
•	geographic concentration of First Clover Leaf’s assets;
•	the ability of First Clover Leaf to attract, train and retain qualified personnel;
•	the ability of First Clover Leaf to effectively market its services and products in Illinois;
•	First Clover Leaf’s dependence on existing sources of funding;
•	changes in laws and regulations affecting financial institutions in general;
•	possible adverse rulings, judgments, settlements, and other outcomes of threatened, pending or future litigation;
•	the effects of weather and natural disasters such as tornados;
•	the effects of the downturn in the economy on financial institutions;
•	the ability of First Clover Leaf to manage its growth and effectively serve an expanding customer and market base;
•	the effects of war or acts of terror on financial institutions or the economy as a whole; and
•
other factors generally understood to affect the financial results of financial services companies and other risks detailed from time to time in First Clover Leaf’s news releases and filings with the Securities and Exchange Commission.

THE SPECIAL MEETING

This proxy statement/prospectus and the accompanying proxy card are being furnished to you in connection with the solicitation by the board of directors of Partners of proxies to be used at the Partners special meeting of stockholders to be held at [ • ], on [ • ], 2008, at [ • ] [ • ].m., local time, and at any adjournments thereof.  This proxy statement/prospectus, the notice of Partners’ special meeting, and proxy card are first being sent to you on or about [ • ], 2008.

Purpose of the Meeting

The meeting is being held so that Partners’ stockholders may consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger with First Clover Leaf and Partners, which agreement contemplates the merger of Partners with and into First Clover Leaf.  Approval of the proposal will constitute approval of the Agreement and Plan of Merger.  A copy of the Agreement and Plan of Merger, also called the merger agreement in this proxy statement/prospectus, is contained in Annex A.  When we use the term merger agreement in this document, we are referring to the Agreement and Plan of Merger.

Partners’ stockholders are also being asked to authorize the proxies to vote in their discretion with respect to any other business that may properly come before the special meeting and any adjournment or postponement of the special meeting.  As of the date of this document, the Partners’ board of directors did not know of any other matters that would be presented at the special meeting.

Record Date

Only holders of record of Partners shares at the close of business on [ • ], 2008 are entitled to receive notice of and to vote at the Partners special meeting or any adjournments or postponements of the special meeting.  At the close of business on [ • ], 2008, there were 370,008 shares of Partners common stock outstanding held by approximately 257 record holders.

Quorum; Required Vote

The holders of a majority of the outstanding shares of Partners common stock entitled to vote at the meeting must be present for a quorum to exist at the special meeting.  To determine if a quorum is present, Partners intends to count (a) shares of Partners common stock present at the special meeting either in person or by proxy, and (b) shares of Partners common stock for which it has received signed proxies, but with respect to which the holders of such shares have abstained on any matter.

The affirmative vote of the holders of a majority of the issued and outstanding shares of Partners common stock is required to approve the merger agreement.  For each share of Partners common stock you held on the record date, you are entitled to one vote on each proposal to be presented to stockholders at the meeting.  Abstentions, failures to vote, and broker non-votes will have the effect of a vote against approval and adoption of the merger agreement.

On the record date, Partners’ directors owned 134,010 shares of Partners common stock, or approximately 36.22% of the outstanding shares of Partners common stock.  These individuals entered into a voting agreement concurrently with Partners’ entering into the merger agreement. Under the terms of the voting agreement, each director of Partners agreed to vote his shares in favor of adoption and approval of the merger agreement and the transactions it contemplates.  Because these individuals hold 36.22% of the voting power, it is likely, but not certain, that the merger will be approved.

Partners’ board of directors believes that the merger agreement and the transactions contemplated thereby, including the merger, are advisable to, fair to and in the best interests of Partners and its stockholders and has unanimously approved the merger agreement and the merger.  Partners’ board unanimously recommends that Partners’ stockholders vote “FOR” adoption and approval of the merger agreement.

Proxies

The persons named on the accompanying proxy card will vote all shares of Partners common stock represented by properly executed proxies that have not been revoked.  If no instructions are indicated, the persons named as proxies will vote the shares “FOR” approval and adoption of the merger agreement.  Proxies marked “ABSTAIN” will have the effect of a vote “AGAINST” approval and adoption of the merger agreement.

If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.  Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker or bank.  Failure to instruct your broker or bank on how to vote your shares will have the effect of a vote “AGAINST” approval and adoption of the merger agreement.

Because approval and adoption of the merger agreement requires the affirmative vote of a majority of all votes entitled to be cast, abstentions, failures to vote, and broker non-votes will have the same effect as a vote against approval and adoption of the merger agreement.

Partners does not know of any matter not described in the notice of meeting that is expected to come before the special meeting.  If, however, any other matters are properly presented for action at the special meeting, the persons named as proxies will vote the proxies in their discretion, unless authority is withheld.

You may revoke a previously submitted proxy at any time prior to its exercise at the special meeting:

•	by sending a written notice to the chief executive officer of Partners in time to be received before the special meeting stating that you would like to revoke your proxy;

•
by completing, signing and dating another proxy and returning it by mail to the chief executive officer of Partners in time to be received before the special meeting, in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

•
if you are a holder of record, by attending the special meeting and voting in person (attendance at the special meeting by itself will not revoke a previously granted proxy). If your shares are held in an account at a broker, you should contact your broker to change your vote.

All written notices of revocation and other communications with respect to revocation of proxies should be sent to Partners Financial Holdings, Inc., #1 Ginger Creek Meadows, Glen Carbon, Illinois  62034, Attention: Chief Executive Officer.

Solicitation of Proxies

Partners will pay all the costs of soliciting proxies.  Partners will reimburse brokerage firms and other custodians, nominees, and fiduciaries for reasonable expenses, if any, incurred by them in sending proxy materials to the beneficial owners of Partners common stock.  In addition to solicitations by mail, directors, officers, and employees of Partners may solicit proxies personally or by telephone without additional compensation.

Authority to Adjourn Special Meeting to Solicit Additional Proxies

Partners is asking its stockholders to grant full authority for the special meeting to be adjourned, if necessary, to permit solicitation of additional proxies to approve the transactions proposed by this proxy statement/prospectus.

Stockholders Appraisal Rights

Under Delaware law, stockholders of Partners who comply with the procedural requirements of Section 262 of the Delaware General Corporation Law will be entitled to demand (in lieu of the merger consideration) an appraisal of such stockholders’ shares of Partners common stock.  The text of Delaware General Corporation Law Section 262, is summarized in the Section hereof titled “THE MERGER – Stockholders Appraisal Rights” and is set forth in its entirety as Annex B.  The shares of Partners stock with respect to which holders have perfected their appraisal rights in accordance with Delaware General Corporation Law Section 262 and have not effectively withdrawn or lost their appraisal rights are referred to in this proxy statement/prospectus as the “appraisal shares.”

FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF APPRAISAL RIGHTS, IN WHICH EVENT A STOCKHOLDER WILL ONLY BE ENTITLED TO RECEIVE THE CONSIDERATION WITH RESPECT TO THE HOLDER’S APPRAISAL SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT. IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF SECTION 262 OF THE DGCL, STOCKHOLDERS WHO ARE CONSIDERING EXERCISING APPRAISAL RIGHTS SHOULD CONSULT THEIR OWN LEGAL ADVISORS.

THE MERGER

The discussion in this proxy statement/prospectus of the merger of Partners into First Clover Leaf does not purport to be complete and is qualified by reference to the full text of the merger agreement attached hereto as Annex A and the other annexes attached to, and incorporated by reference into, this proxy statement/prospectus.

Description of the Merger

If the merger is completed, Partners will merge with and into First Clover Leaf and the separate existence of Partners will cease.  Partners’ subsidiary bank, Partners Bank, will become a wholly-owned subsidiary of First Clover Leaf and immediately following the merger Partners Bank will be merged with and into First Clover Leaf Bank.  Partners’ stockholders, other than Partners’ stockholders who properly exercise their appraisal rights, will have the opportunity to elect to receive in exchange for each share of Partners common stock they own:

•	a cash payment of $56.00; or

•	5.7971 shares of First Clover Leaf common stock.

If you hold more than one share of Partners common stock, you may elect a combination of stock and cash consideration. Since the aggregate merger consideration is fixed at 50% cash and 50% shares of First Clover Leaf common stock, regardless of your election, you may receive a combination of cash and shares of First Clover Leaf common stock that is different than what you may have elected, depending on the elections made by other Partners’ stockholders.  See “THE MERGER AGREEMENT – Cash or Stock Election.”

With respect to an election to receive stock consideration, for each share of Partners common stock you own, you will receive 5.7971 shares of First Clover Leaf common stock; provided, however, that if the volume weighted average of First Clover Leaf common stock for the 20 days immediately preceding the third day before the pre-closing date of the merger has decreased in value by 15% or more from $9.66 per share, First Clover Leaf has the right to increase the exchange ratio in excess of 5.7971, pursuant to the terms set forth in the merger agreement.  If First Clover Leaf fails to increase the exchange ratio, Partners may terminate the merger agreement because of the decline in value of First Clover Leaf common stock.   See “THE MERGER AGREEMENT – Terms of the Merger.”

First Clover Leaf will not issue any fractional shares of First Clover Leaf common stock. Instead, a Partners’ stockholders who receives any shares of First Clover Leaf common stock as consideration in the merger will receive cash equal to the product of (i) $9.66, times (ii) the fraction of a share of First Clover Leaf common stock to which the stockholder otherwise would be entitled.

Delaware law grants Partners’ stockholders appraisal rights pursuant to which the stockholder may seek to obtain the fair value of their shares of Partners common stock in cash in connection with the merger. To assert appraisal rights, a Partners’ stockholders must follow certain procedures, including filing certain notices with Partners and not voting his or her shares in favor of the merger agreement. The shares of Partners common stock held by a dissenter will not be exchanged for stock consideration or cash consideration in the merger and a dissenter’s only right will be to receive the appraised fair value of his or her shares of Partners common stock in cash. For a discussion of the procedures that dissenting stockholders must follow to properly exercise their rights, please see “THE MERGER – Stockholders Appraisal Rights” and Annex B.

Background of the Merger

Management and the board of directors of Partners continually monitor the financial service industry’s evolution and the resources and capital needed to remain competitive and satisfy regulatory imperatives.  The board of directors of Partners also periodically reviews and discusses strategic alternatives available to Partners to enhance stockholder value.  During the last several years, management and directors of Partners have had informal discussions with, and received inquiries from, various parties expressing an interest in a possible business combination with Partners.  Until the recent discussions with First Clover Leaf, however, none of these discussions or inquiries resulted in substantive negotiations or meaningful exchanges of information between the parties.

In the fall of 2006 the board of directors, and management, of the newly formed First Clover Leaf held their first Strategic Planning meeting to discuss short and long term strategies for the company. At that time the company had a capital to assets ratio in excess of 24%. It was concluded that the most pressing long term goal had to be the utilization of this capital in a more effective manner for the benefit of the stockholders.

After much discussion it was agreed there were 2 strategies to this end that were the most appealing. Those were to initiate a stock buy-back program and to seek out acquisition candidates. Subsequent to that decision the president of First Clover Leaf, Dennis M. Terry, began to gather relevant financial data on banks in the First Clover Leaf market.

In November 2006, Bart J. Solon, president, chief executive officer and chairman of the board of directors of Partners, received an unsolicited phone call from Dennis M. Terry, president and chief executive officer of First Clover Leaf.  The two met, and Mr. Terry indicated that First Clover Leaf would have interest in a business combination with Partners.  Mr. Solon responded that, while it was the current intention of the Partners’ board to remain independent, they were open to considering proposals that were in the best interest of the Partners’ stockholders and much was dependent upon the offered purchase price.  No offer was made at this initial meeting.

In early March of 2007, a director of First Clover Leaf reiterated to a director of Partners the continued interest of First Clover Leaf in exploring a possible transaction with Partners and suggested another meeting.  In mid-March 2007, Mr. Solon met with Mr. Terry and Joseph Helms, the chairman of the board of First Clover Leaf.  While no specific price or other terms were discussed at this time, Mr. Solon reiterated that the price would have to make sense for the Partners’ stockholders.

In July 2007, during a meeting between Mr. Solon and Mr. Terry to discuss an unrelated business matter, Mr. Solon raised the issue of the potential transaction with Mr. Terry.  Mr. Terry said that the board of directors of First Clover Leaf had considered the prospect in general terms and still had interest in a possible transaction with Partners.  In July 2007, Mr. Terry and Mr. Solon met on an unrelated matter and the issue of a transaction was raised by Mr. Solon. Mr. Terry informed Mr. Solon that the First Clover Leaf board of directors was still very interested in pursuing a transaction. On July 24, 2007, First Clover Leaf engaged RP Financial, LC to serve as financial advisor for any potential acquisition.

In early August 2007, Mr. Terry called Mr. Solon to inform him that the board of directors of First Clover Leaf was conducting some strategic planning and that one of the matters under discussion was the feasibility of a transaction with Partners.  Mr. Solon periodically updated the board of directors of Partners regarding these discussions, both at regular board meetings and also through informal communications.  The board of directors of Partners encouraged Mr. Solon to continue his informal discussions with First Clover Leaf and report back as developments warranted.

In late August 2007, Mr. Terry informed Mr. Solon that First Clover Leaf had consulted with an outside advisor, RP Financial, LC, regarding a possible transaction with Partners, and provided Mr. Solon with a request for various information concerning Partners.  On October 2, 2007, First Clover Leaf and Partners entered into a confidentiality agreement, and Mr. Solon delivered some of the requested information to Mr. Terry.  First Clover Leaf engaged Polsinelli Shalton Flanigan Suelthaus PC to advise them on the transaction in October 2007.

On November 8, 2007, Mr. Solon met with Mr. Terry and a representative of RP Financial.  Mr. Terry and the representative of RP Financial presented Mr. Solon with a non-binding term sheet for a possible transaction between First Clover Leaf and Partners and other information regarding the bank merger and acquisition market generally.  The non-binding proposal made by First Clover Leaf was subject to various assumptions and conditions and assumed a purchase price of $50 per share for Partners common stock.  Informal discussions continued between the parties.  Mr. Solon briefed the Partners’ board of directors and was encouraged to continue discussions.

In November 2007, Mr. Solon first met with a representative of Stifel, Nicolaus & Company, Incorporated regarding the possible transaction with First Clover Leaf.  Mr. Solon conferred periodically with Stifel regarding the proposed transaction.  Throughout December 2007, representatives of Stifel, RP Financial and Mr. Solon had various discussions regarding the price and terms of a proposed transaction, including the form of consideration to be paid in a combination of the companies.  On February 1, 2008, First Clover Leaf raised its non-binding offer to $54 per share of Partners, to be paid in a combination of cash and First Clover Leaf common stock.  The Partners’ board of directors thereafter engaged Stifel as Partner’s exclusive financial advisor on February 8, 2008 and requested that Stifel contact RP Financial and counter with $56 per share, payable in a combination of cash and stock, with the stock component based upon a fixed exchange ratio.  In mid-February, First Clover Leaf increased its non-binding offer to $56, subject to completion of satisfactory due diligence and the negotiation of a definitive merger agreement.  Around this same time, Partners engaged Lewis, Rice & Fingersh, L.C. as legal counsel.

On April 8, 2008, First Clover Leaf provided Partners with a first draft of the definitive merger agreement for the proposed transaction and in the intervening two weeks both First Clover Leaf and Partners did their due diligence on the other party.  Between April 8 and April 30, 2008, First Clover Leaf and Partners and their respective representatives and advisors negotiated the terms of the definitive merger agreement.

On April 28, 2008, the board of directors of Partners held a special meeting at which the directors considered the proposed merger agreement between Partners and First Clover Leaf.  Management and representatives of Stifel and Lewis Rice updated the board of directors of Partners on the results of the due diligence review of First Clover Leaf.  At the same meeting representatives of Lewis Rice reviewed with the board of directors their general fiduciary duties as directors and the terms of the proposed transaction as well as the definitive merger agreement, the voting agreements to be executed by each director and the consulting agreement to be entered into by Mr. Solon with First Clover Leaf.  Stifel also reviewed the background of the proposed transaction and Stifel’s financial analysis of the proposed transaction based on its independent review.  Stifel informed the board of directors that it was prepared to render its opinion that the consideration to be received by the stockholders of Partners in the proposed transaction was fair from a financial view to the stockholders of Partners.  The directors asked additional questions concerning the terms of the transaction and the possible effect on stockholders and discussed the merits of the proposed transaction and Stifel’s financial review and oral opinion.  After the conclusion of this review and additional discussion, the meeting of the board of directors of Partners adjourned.  The next day, April 29, 2008, the board of directors of Partners held another special meeting at which Stifel rendered its oral opinion (thereafter confirmed in writing) that the consideration to be received by the stockholders of Partners in the proposed transaction was fair from a financial view to the stockholders of Partners, and the board of directors thereafter unanimously approved the merger and authorized the appropriate officers of Partners to execute the merger agreement on behalf of Partners’ financial review and oral opinion.

On April 29, 2008, a majority of First Clover Leaf’s board of directors approved the merger and authorized management to negotiate and execute the merger agreement. One director of First Clover Leaf abstained from voting because of his association with Partners and one director of First Clover Leaf voted against the merger.

The merger agreement was finalized and signed by representatives of Partners and First Clover Leaf on April 30, 2008, and a joint press release announcing the execution of the definitive merger agreement was issued prior to the opening of the stock market on May 1, 2008.

Partners’ Reasons for the Merger and Board Recommendation

Partners’ board of directors believes that the merger with First Clover Leaf is consistent with Partners’ goal of enhancing stockholder value and providing additional liquidity for the holders of Partners stock.  In addition, the board of directors believes that the customers and communities served by Partners will benefit from the merger.  In reaching its decision to approve the merger agreement, Partners’ board of directors consulted with its management and its legal and financial advisors, and considered a variety of factors, including the following:

•
that the value of the merger consideration proposed to be paid to Partners’ stockholders represented a significant premium to Partners’ stockholders over the value they would likely receive for their shares in the inactive Partners trading market;

•
that stockholders of Partners could elect to receive cash, shares of First Clover Leaf common stock, or a combination of cash and stock, in exchange for their shares of Partners common stock (subject to possible reallocation as described under “THE MERGER AGREEMENT – Terms of the Merger” and “THE MERGER AGREEMENT – Cash or Stock Election”), which would provide immediate liquidity and/or the opportunity to participate in any possible future earnings of the combined company;

•	that First Clover Leaf common stock is listed on Nasdaq, providing continuing stockholders with increased access to a public market for their shares;

•	that the merger is intended to qualify as a reorganization under Section 368 of the Internal Revenue Code (as described under “THE MERGER – Material United States Federal Income Tax Consequences”);

•	that the terms of the merger agreement, including the nature and scope of the closing conditions to the merger were fair to the Partners’ stockholders;

•	that the parties expect that the merger should result in economies of scale and cost savings and efficiencies;

•
that the equivalent per share annual dividend for Partners’ stockholders who receive shares of First Clover Leaf would increase, based upon Partners’ and First Clover Leaf’s current annual dividend rates, from $0.28 per share to $1.39 per share;

•
the board of director’s view of the current and prospective economic, competitive, and regulatory environment facing the financial services industry generally, and each of Partners and First Clover Leaf in particular;

•
the opinion of Stifel that, as of April 29, 2008, and subject to the assumptions and limitations set forth in the opinion, the merger consideration offered to Partners’ stockholders in the merger was fair to such stockholders from a financial point of view (see “THE MERGER – Analysis of Financial Advisors to Partners”);

•
the expected benefit to Partners’ customers resulting from the greater number of retail banking outlets and the greater depth of banking services that would become available over a broader geographic area in Illinois, as well as the opportunity for future operating efficiencies as a result of a combination of Partners with First Clover Leaf;

•
Partners’ belief that a combination of Partners with an institution such as First Clover Leaf should better position the combined company to face increased competition in the banking market serving Madison County, Illinois and surrounding areas;

•
the proposed arrangements between Mr. Solon and First Clover Leaf and the payments and other benefits to be received by certain members of Partners’ management (see “THE MERGER AGREEMENT – Interests of Certain Persons in the Merger”);

•
Partners’ belief, based on historical information with respect to First Clover Leaf’s business, earnings, operations, financial condition, prospects, capital levels and asset quality, that the combined company has the ability to grow as an independent community financial institution that will be positioned to expand in Madison County, Illinois and surrounding markets in order to increase stockholder value; and

•	the likelihood that the merger will be approved by the regulatory authorities in a timely manner (see “THE MERGER—Regulatory Approvals”).

The foregoing discussion of the information and factors considered by the Partners’ board is not intended to be exhaustive, but includes all material factors they considered.  In arriving at its determination to approve the merger agreement and the transactions it contemplates, and recommend that the Partners’ stockholders vote to approve them, the Partners’ board did not assign any relative or specific weights to the above factors, and individual directors may have given different weights to different factors.  The Partners’ board unanimously recommends that Partners’ stockholders vote to adopt and approve the merger agreement.

Analysis of Financial Advisors to Partners

Stifel, Nicolaus & Company, Incorporated acted as Partners financial advisor in connection with the merger.  Stifel is a nationally recognized investment banking and securities firm with membership on all the principal United States’ securities exchanges and claiming substantial expertise in transactions similar to the merger.  As part of its investment banking activities, Stifel is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

On April 29, 2008, Stifel rendered its oral opinion, which was later confirmed in writing, to the board of directors of Partners that, as of the date of Stifel’s written opinion, the per share consideration to be received by the holders of Partners common stock from First Clover Leaf in the merger pursuant to the merger agreement was fair to such holders, from a financial point of view.

The full text of Stifel’s written opinion dated April 29, 2008, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference. Holders of Partners common stock are urged to, and should, read this opinion carefully and in its entirety in connection with this proxy statement/prospectus. The summary of the opinion of Stifel set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. The opinion of Stifel will not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger. Stifel has no obligation to update, revise or reaffirm its opinion and Partners does not currently expect that it will request an updated opinion from Stifel.

No limitations were imposed by Partners on the scope of Stifel’s investigation or the procedures to be followed by Stifel in rendering its opinion.  In arriving at its opinion, Stifel did not ascribe a specific range of values to Partners.  Stifel’s opinion is based on the financial and comparative analyses described below.  Stifel’s opinion is solely for the information of, and directed to, the board of directors of Partners for its information and assistance in connection with the board’s consideration of the financial terms of the merger and is not to be relied upon by any stockholder of Partners or First Clover Leaf or any other person or entity.  Stifel’s opinion was not intended to be and does not constitute a recommendation to the board of directors of Partners as to how the board should vote on the merger or to any stockholder of Partners as to how any such stockholder should vote at any stockholders’ meeting at which the merger is considered, or whether or not any stockholder of Partners should enter into a voting, stockholders’ or affiliates’ agreement with respect to the merger, elect to receive the cash consideration or the stock consideration (or any combination thereof), or exercise any dissenter’s or appraisal rights that may be available to such stockholder. In addition, Stifel’s opinion does not compare the relative merits of the merger with any other alternative transaction or business strategy which may have been available to Partners and does not address the underlying business decision of the board of directors of Partners or Partners to proceed with or effect the merger.  Stifel was not requested to, and did not, explore alternatives to the merger or solicit the interest of any other parties in pursuing transactions with Partners.

In connection with its opinion, Stifel, among other things:

•	reviewed and analyzed a draft copy of the merger agreement dated April 25, 2008;

•
reviewed and analyzed the audited consolidated financial statements of Partners for the five years ended December 31, 2007 and unaudited consolidated financial statements of Partners for the quarter ended March 31, 2008;

•
reviewed and analyzed the audited consolidated financial statements of First Clover Leaf for the two years ended December 31, 2007 and the unaudited consolidated financial statements of First Clover Leaf for the quarter ended March 31, 2008;

•	reviewed and analyzed certain other publicly available information concerning Partners and First Clover Leaf;

•
held discussions with First Clover Leaf’s senior management, including estimates of certain cost savings, operating synergies, merger charges and the pro forma financial impact of the merger on First Clover Leaf;

•
reviewed certain non-publicly available information concerning Partners, including internal financial analyses and forecasts prepared by its management and held discussion with Partners’ senior management regarding recent developments;

•	participated in certain discussions and negotiations between representatives of Partners and First Clover Leaf;

•	reviewed the reported prices and trading activity of the equity securities of First Clover Leaf;

•	analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that Stifel considered relevant to its analysis;

•	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that Stifel deemed relevant to its analysis;

•	conducted such other financial studies, analyses and investigations and considered such other information as Stifel deemed necessary or appropriate for purposes of its opinion; and

•
took into account Stifel’s assessment of general economic, market and financial conditions and Stifel’s experience in other transactions, as well as Stifel’s experience in securities valuations and Stifel’s knowledge of the banking industry generally.

In rendering its opinion, Stifel relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel, by or on behalf of Partners or First Clover Leaf, or that was otherwise reviewed by Stifel, and Stifel did not assume any responsibility for independently verifying any of such information.  With respect to the financial forecasts supplied to Stifel by Partners and First Clover Leaf (including, without limitation, potential cost savings and operating synergies realized by a potential acquirer), Stifel assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of Partners and First Clover Leaf as to the future operating and financial performance of Partners and First Clover Leaf and that they provided a reasonable basis upon which Stifel could form its opinion.  Such forecasts and projections were not prepared with the expectation of public disclosure.  All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions.  Accordingly, actual results could vary significantly from those set forth in such projected financial information.  Stifel has relied on this projected information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

Stifel also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of Partners or First Clover Leaf since the date of the last financial statements made available to Stifel.  Stifel also assumed, without independent verification, that the aggregate allowances for loan losses set forth in the financial statements of Partners and First Clover Leaf are in the aggregate adequate to cover all such losses.  Stifel did not make or obtain any independent evaluation, appraisal or physical inspection of Partners or First Clover Leaf’s assets or liabilities, the collateral securing any of such assets or liabilities, or the collectability of any such assets nor did Stifel review loan or credit files of Partners or First Clover Leaf. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold.  Because such estimates are inherently subject to uncertainty, Stifel assumes no responsibility for their accuracy.  Stifel relied on advice of Partners’ counsel as to certain legal matters with respect to Partners, the merger agreement and the merger and other transactions and other matters contained or contemplated therein.  Stifel assumed, with Partner’s consent, that there were no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the merger will be satisfied and not waived.  In addition, Stifel assumed that the definitive merger agreement would not differ materially from the draft Stifel reviewed.  Stifel also assumed that the merger would be consummated substantially on the terms and conditions described in the merger agreement, without any waiver of material terms or conditions by Partners or any other party and without First Clover Leaf’s exercise of its rights pursuant to Section 2.8 of the merger agreement, to revise the structure of the transaction and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the merger would not have an adverse effect on Partners or First Clover Leaf.

Stifel’s opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of, the date of its opinion.  It is understood that subsequent developments may affect the conclusions reached in Stifel’s opinion and that Stifel does not have any obligation to update, revise or reaffirm its opinion.

Stifel’s opinion is limited to whether the per share consideration is fair to the holders of Partners’ common stock, from a financial point of view.  Stifel’s opinion does not consider, include or address: (i) any other strategic alternatives currently (or which have been or may be) contemplated by the Board; (ii) the legal, tax or accounting consequences of the merger on Partners or the holders of Partners’ common stock including, without limitation, whether or not the merger will qualify as a tax-free reorganization pursuant to Section 368 of the Internal Revenue Code; (iii) the fairness of the amount or nature of any compensation to any of Partners’ officers, directors or employees, or class of such persons, relative to the compensation to the holders of Partners’ securities; (iv) whether First Clover Leaf has sufficient cash, available lines of credit or other sources of funds to enable it to pay the cash consideration component of the merger consideration to the holders of Shares at the closing of the merger; (v) the election by holders of Shares to receive the stock consideration or the cash consideration, or any combination thereof, or the actual allocation of the merger consideration between the stock consideration and the cash consideration among holders of Shares (including, without limitation, any re-allocation of the merger consideration pursuant to the merger agreement); (vi) the related merger of Partners Bank, a wholly-owned subsidiary of Partners, with and into First Clover Leaf Bank, a wholly-owned subsidiary of First Clover Leaf, contemplated by the merger agreement, or any separate merger agreement contemplated to be entered into by Partners Bank and First Clover Leaf Bank relating to such transaction; (vii) any advice or opinions provided by RP Financial, L.C. or any other advisor to Partners or First Clover Leaf or (viii) the treatment of, or effect of the merger on, Partners Stock Options and Partners Stock Warrants (each as defined in the merger agreement).  Furthermore, Stifel’s opinion did not express any opinion as to the prices, trading range or volume at which First Clover Leaf’s securities would trade following public announcement or consummation of the merger.

In connection with rendering its opinion, Stifel performed a variety of financial analyses that are summarized below.  Such summary does not purport to be a complete description of such analyses.  Stifel believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinion.  The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description.  In arriving at its opinion, Stifel considered the results of all of its analyses as a whole and did not attribute any particular weight to any analyses or factors considered by it.  The range of valuations resulting from any particular analysis described below should not be taken to be Stifel’s view of the actual value of Partners. In its analyses, Stifel made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Partners or First Clover Leaf.  Any estimates contained in Stifel’s analyses are not necessarily indicative of actual future values or results, which may be significantly more or less favorable than suggested by such estimates.  No company or transaction utilized in Stifel’s analyses was identical to Partners or First Clover Leaf or the merger. Accordingly, an analysis of the results described below is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared.  None of the analyses performed by Stifel was assigned a greater significance by Stifel than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Stifel.  The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which Partners’ or First Clover Leaf’s common stock may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

In accordance with customary investment banking practice, Stifel employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses that Stifel used in providing its opinion. Some of the summaries of financial analyses are presented in tabular format. In order to understand the financial analyses used by Stifel more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of Stifel’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Stifel.  The summary data set forth below do not represent and should not be viewed by anyone as constituting conclusions reached by Stifel with respect to any of the analyses performed by it in connection with its opinion.  Rather, Stifel made its determination as to the fairness to the stockholders of Partners of the per share merger consideration, from a financial point of view, on the basis of its experience and professional judgment after considering the results of all of the analyses performed. Accordingly, the data included in the summary tables and the corresponding imputed ranges of value for Partners should be considered as a whole and in the context of the full narrative description of all of the financial analyses set forth in the following pages, including the assumptions underlying these analyses. Considering the data included in the summary table without considering the full narrative description of all of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the financial analyses performed by Stifel.

In connection with rendering its opinion based upon the terms of the draft merger agreement reviewed by it, Stifel assumed the aggregate consideration to be $22.3 million and the per share consideration to be $56.00.

Pro Forma Effect of the Merger. Stifel reviewed certain estimated future operating and financial information developed by Partners and certain estimated future operating and financial information for the pro forma combined entity resulting from the merger for the 12-month periods ending December 31, 2008, December 31, 2009 and December 31, 2010. Based on this analysis, Stifel compared certain of Partners’ estimated future per share results with such estimated figures for the pro forma combined entity. Based on this analysis on a pro forma basis, the merger is forecast to be dilutive to Partners’ earnings per share for each of the 12-month periods ending December 31, 2009 and December 31, 2010. Stifel also reviewed certain financial information in order to determine the estimated effect of the merger on Partners’ book value, tangible book value and dividend. Based on this analysis on a pro forma basis, the merger is forecasted to be accretive to Partners’ book value per share and accretive to Partners’ tangible book value per share. Based on historical dividend rates, Stifel believes that Partners’ stockholders who receive First Clover Leaf shares would likely receive an increase in their dividends.

Analysis of Bank Merger Transactions.  Stifel analyzed certain information relating to recent transactions in the banking industry, consisting of (1) 85 U.S. bank acquisitions announced between September 1, 2007 and April 25, 2008, with announced transaction values and excluding mergers of equals and terminated transactions, referred to below as Group A,  (2) 38 U.S. bank acquisitions announced between September 1, 2007 and April 25, 2008, involving sellers headquartered in the Midwestern U.S., with announced transaction values and excluding mergers of equals and terminated transactions, referred to below as Group B, and (3) 18 U.S. bank acquisitions announced between September 1, 2007 and April 25, 2008, involving sellers headquartered in the Midwestern U.S. with total assets between $50.0 million and $500.0 million, with announced transaction values and excluding mergers of equals and terminated transactions, referred to below as Group C.  Stifel calculated the following ratios with respect to the merger and the selected transactions:

First Clover Leaf / Partners	Median Statistics for Selected Transactions
Ratios	Group A	Group B	Group C
Price Per Share/ Book Value Per Share	178%	187%	157%	152%
Price Per Share/Tangible Book Value Per Share	178%	194%	163%	163%
Adjusted Deal Price/6.50% Equity	200%	218%	182%	174%
Price Per Share/Last 12 Months Earnings Per Share	28.4	x	21.5	x	23.4	x	24.1	x
Price Per Share/Assets	14.9%	19.0%	17.6%	15.8%
Premium over Tangible Book Value/Deposits	10.0%	9.6%	7.7%	7.3%
Premium over Tangible Book Value/Core Deposits	13.4%	11.5%	8.6%	8.3%
Price Per Share/Deposits	23.0%	23.9%	21.6%	18.1%

Present Value Analysis.  Applying present value analysis to the theoretical future earnings and dividends of Partners, Stifel compared the per share consideration to the calculated present value of one share of Partners’ common stock on a stand-alone basis.  The analysis was based upon Partners’ management’s projected earnings growth, a range of assumed price/earnings ratios, and an 11.0%, 13.0% and 15.0% discount rate.  Stifel selected the range of terminal price/earnings ratios on the basis of past and current trading multiples for other publicly-traded comparable banks. The stand-alone present value of Partners’ common stock calculated on this basis ranged from $28.67 to $47.22 per share.

Discounted Cash Flow Analysis.  Using a discounted cash flow analysis, Stifel estimated the net present value of the future streams of after-tax cash flow that Partners could produce for dividends to a potential acquiror, referred to below as dividendable net income.  In this analysis, Stifel assumed that Partners would perform in accordance with management’s estimates and calculated assumed after-tax distributions to a potential acquiror such that Partners’ tangible common equity ratio would remain approximately 6.50% of assets.  Stifel calculated the sum of the assumed perpetual dividendable net income streams per share beginning in the year 2008 discounted to present values at assumed discount rates ranging from 11.0% to 15.0%, reflecting the general range of large financial services institutions within the bank industry based on Stifel’s historical experience, and based upon estimated cost savings of 0.0%, 20.0%, and 40.0% of Partners’ non-interest expense.  This discounted cash flow analysis indicated an implied equity value reference range of $19.50 to $76.85 per share of Partners’ common stock.  This analysis did not purport to be indicative of actual future results and did not purport to reflect the prices at which shares of Partners’ common stock may trade in the public markets.  A discounted cash flow analysis was included because it is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including estimated cost savings and operating synergies, earnings growth rates, dividend payout rates and discount rates.

Comparison of Selected Companies.  Stifel reviewed and compared certain multiples and ratios for the merger with a peer group of 15 selected banks of similar size, profitability, geography and growth characteristics.  In order to calculate a range of imputed values for a share of Partners’ common stock, Stifel compared the resulting theoretical offer price to each of the following categories: book value, tangible book value, adjusted 6.5% equity, latest 12 months earnings, estimated 2007 earnings as provided by First Call, estimated 2008 earnings as provided by First Call, tangible book value to deposits and tangible book value to core deposits.  Stifel then applied the resulting range of multiples and ratios for the peer group specified above to the appropriate financial results of Partners.

Additionally, Stifel calculated the following ratios with respect to the 15 selected comparable companies without application of the control premium:

First Clover Leaf / Partners	Trading Multiples for Selected Peer Group Without Control Premium Applied (1)
Ratios	10th Percentile	Median	90th Percentile
Price Per Share/ Book Value Per Share	178%	77%	127%	140%
Price Per Share/Tangible Book Value Per Share	178%	94%	128%	147%
Adjusted Deal Price/6.50% Equity	200%	70%	122%	167%
Price Per Share/Last 12 Months Earnings Per Share	28.4	x	8.9	x	14.1	x	17.1	x
Price Per Share/Assets	14.9%	7.1%	9.2%	12.8%
Premium over Tangible Book Value/Deposits	10.0%	(0.5%)	2.7%	4.2%
Premium over Tangible Book Value/Core Deposits	13.4%	(0.6%)	3.1%	4.5%
Price Per Share/Deposits	23.0%	8.6%	11.2%	14.8%
_________________

(1)	Based on prices as of market close on April 25, 2008.

Also, Stifel reviewed and compared certain multiples and ratios for the merger with the same peer group of 15 selected banks of similar size, profitability, geography and growth characteristics after applying a control premium of 35.0% to the trading prices of the selected group of comparable companies.  Stifel then applied the resulting range of multiples and ratios for the peer group specified above to the appropriate financial results of Partners.  The 35.0% control premium selected by Stifel was based on a 10 year analysis of one month market premiums paid in bank and thrift merger transactions.

Additionally, Stifel calculated the following ratios with respect to the 15 selected comparable companies after application of the 35.0% control premium:

First Clover Leaf / Partners	Trading Multiples for Selected Peer Group With Control Premium Applied (1)
Ratios	10th Percentile	Median	90th Percentile
Price Per Share/ Book Value Per Share	178%	104%	172%	189%
Price Per Share/Tangible Book Value Per Share	178%	127%	173%	199%
Adjusted Deal Price/6.50% Equity	200%	109%	169%	236%
Price Per Share/Last 12 Months Earnings Per Share	28.4	x	12.0	x	19.0	x	23.1	x
Price Per Share/Assets	14.9%	9.6%	12.5%	17.3%
Premium over Tangible Book Value/Deposits	10.0%	2.0%	6.8%	9.0%
Premium over Tangible Book Value/Core Deposits	13.4%	2.5%	7.5%	10.1%
Price Per Share/Deposits	23.0%	11.6%	15.2%	20.0%
_________________

(1)	Based on prices as of market close on April 28, 2008 after application of 35.0% control premium.

As described above, Stifel’s opinion was among the many factors taken into consideration by the Board in making its determination to approve the merger.

Stifel has acted as financial advisor to Partners  in connection with the merger and will receive a fee for its services, a substantial portion of which is contingent upon the completion of the merger.  Stifel has also received a fee upon the delivery of its opinion that was not contingent upon consummation of the merger, provided that such opinion fee is creditable against any advisory fee.  Stifel will not receive any other significant payment or compensation contingent upon the successful consummation of the merger.  In addition, Partners has agreed to indemnify Stifel for certain liabilities arising out of Stifel’s engagement. There are no material relationships that existed during the two years prior to the date of Stifel’s opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Stifel and any party to the merger.  Stifel may seek to provide investment banking services to First Clover Leaf or its affiliates in the future, for which Stifel would seek customary compensation.  In the ordinary course of business, Stifel may trade First Clover Leaf’s securities for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.  Stifel’s Fairness Opinion Committee approved the issuance of Stifel’s fairness opinion.

Regulatory Approval

Completion of the merger is conditioned on, among other things, the receipt of approval by the Office of Thrift Supervision and approval of a request for an application waiver from the Board of Governors of the Federal Reserve System, as well as notice to the Illinois Department of Financial and Professional Regulation, Division of Banking (also referred to in this proxy statement/prospectus as the Illinois Division of Banking). First Clover Leaf  will file an application waiver request with the Board of Governors of the Federal Reserve System and an H-(e)3 Application and Interagency Bank Merger Act Application with the Office of Thrift Supervision and a notice of the merger with the Illinois Division of Banking. In connection with the Office of Thrift Supervision applications, First Clover Leaf must publish a public notice of the merger on a weekly basis and must provide a 30-day period for the public to comment on the merger. First Clover Leaf expects to obtain approval of the merger from the Office of Thrift Supervision within 60 days after the Office of Thrift Supervision deems the regulatory applications complete, but the timing of approval may vary based on the review process of the Office of Thrift Supervision and United States Department of Justice (with respect to anti-trust issues).

The Office of Thrift Supervision may not approve any transaction that would result in a monopoly or otherwise substantially reduce competition or restrain trade, unless it finds that the anti-competitive effects of the transaction are clearly outweighed by the public interest. In addition, the Office of Thrift Supervision considers the financial and managerial resources of the companies and their subsidiary institutions and the convenience and needs of the communities to be served. Under the Community Reinvestment Act, the Office of Thrift Supervision must take into account the record of performance of each company, or the bank or financial institution subsidiary of each company, in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each company. First Clover Leaf Bank and Partners Bank each have a “satisfactory” Community Reinvestment Act rating.

Federal law requires the publication of and the opportunity for public comment on, the applications submitted by First Clover Leaf and First Clover Leaf Bank for approval of the merger, and authorizes the Office of Thrift Supervision to hold a public hearing in connection with the application if it determines that such a hearing would be appropriate. Any such hearing or comments provided by third parties could prolong the period during which the application is subject to review. In addition, under federal law, the Department of Justice may file objections to the merger under the federal antitrust laws. If the Department of Justice were to commence an antitrust action, that action would stay the effectiveness of Office of Thrift Supervision approval of the merger unless a court specifically orders otherwise. In reviewing the merger, the Department of Justice could analyze the merger’s effect on competition differently than the Office of Thrift Supervision, and thus it is possible that the Department of Justice could reach a different conclusion than the Office of Thrift Supervision regarding the merger’s competitive effects.

Accounting Treatment

The merger will be accounted for as a “purchase,” as that term is used under generally accepted accounting principals in the United States, or U.S. GAAP, for accounting and financial reporting purposes. Partners will be treated as the acquired corporation for accounting and financial reporting purposes. Partners’ assets, liabilities and other items will be adjusted to their estimated fair value on the closing date of the merger and combined with the historical book values of the assets and liabilities of First Clover Leaf. Applicable income tax effects of these adjustments will be included as a component of the combined company’s deferred tax asset or liability. The difference between the estimated fair value of the assets (including separately identifiable intangible assets, such as core deposit intangibles), liabilities and other items (adjusted as discussed above) and the purchase price will be recorded as goodwill. Financial statements of First Clover Leaf issued after the merger will reflect the values and will not be restated retroactively to reflect the historical financial position or results of operations of Partners.

Material United States Federal Income Tax Consequences

The following discussion summarizes the material anticipated U.S. federal income tax consequences of the merger to Partners’ stockholders who hold their shares of Partners common stock as capital assets. This discussion does not address the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger (whether or not such transactions are undertaken in connection with the merger). In addition, this discussion does not address all of the U.S. federal income tax consequences that may be important to each taxpayer in light of each taxpayer’s particular circumstances, nor does this discussion address the U.S. federal income tax consequences that may be applicable to taxpayers subject to special treatment under the Internal Revenue Code, such as:

•	tax-exempt organizations;

•	financial institutions, insurance companies, mutual funds and broker-dealers or persons who have elected to use the mark-to-market method of accounting with respect to their securities holdings;

•
stockholders who hold their shares of Partners common stock as part of a hedge, straddle, wash sale, synthetic security, conversion transaction or other integrated investment comprised of shares of Partners common stock and one or more other investments;

•	persons who acquired their shares of Partners common stock through the exercise of employee stock options, through a benefit plan or otherwise in a compensatory transaction;

•	stockholders who are not U.S. persons within the meaning of the Internal Revenue Code or that use a functional currency other than the U.S. dollar;

•	partnerships or other pass-through entities and investors in such entities; or

•	stockholders who exercise their appraisal rights.

No information is provided in this document or the tax opinion referred to below with respect to the tax consequences, if any, of the merger under applicable foreign, state, local, and other tax laws. This discussion and the tax opinion are based upon the provisions of the Internal Revenue Code, applicable Treasury regulations, administrative rulings and judicial decisions, all as in effect as of the date of this proxy statement/prospectus. There can be no assurance that future legislation, administrative or judicial changes or interpretations, any of which could apply retroactively, will not affect the accuracy of this discussion or the statements or conclusions set forth in the tax opinion referred to below.

In connection with the filing of the registration statement of which this proxy statement is a part, First Clover Leaf and Partners have received an opinion of Polsinelli Shalton Flanigan Suelthaus PC that as of the date of such opinions, if certain factual circumstances exist, the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that First Clover Leaf and Partners will each be a party to that reorganization.  First Clover Leaf and Partners will not be required to consummate the merger unless it receives additional opinions of Polsinelli, dated the closing date of the merger, confirming that, among other things:

•
The merger, when consummated in accordance with the terms of the merger agreement, either will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code or will be treated as part of a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	First Clover Leaf and Partners will each be a party to a reorganization within the meaning of Section 368(b) of the Internal Revenue Code;

•	The bank merger will not adversely affect the merger of First Clover Leaf and Partners qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	No gain or loss will be recognized by First Clover Leaf, First Clover Leaf Bank, Partners, or Partners Bank by reason of the merger;

•
Stockholders of Partners will not recognize gain or loss upon the exchange of their shares of Partners common stock for shares of First Clover Leaf common stock (except with respect to the cash portion of the merger consideration (including any cash in lieu of fractional shares) or consideration received as a result of the exercise of dissenters’ rights);

•
The basis of the First Clover Leaf common stock to be received pursuant to the merger (including any fractional shares deemed received for tax purposes) by a Partners stockholder will be the same as the basis of the Partners common stock surrendered pursuant to the merger in exchange therefor, increased by the amount treated as a dividend, if any, and by the amount of any gain recognized by such Partners stockholder as a result of the merger and decreased by any cash received by such Partners stockholders in the merger; and

•
The holding period of the shares of First Clover Leaf common stock to be received by a Partners stockholder will include the period during which the Partners stockholder held the shares of Partners common stock surrendered in exchange therefor, provided the Partners common stock surrendered is held as a capital asset at the effective time of the merger.

The opinion of Polsinelli regarding the merger has relied, and the opinion regarding the merger as of the closing date will rely on the following:

•
Representations and covenants made by First Clover Leaf and Partners in the merger agreement and representations made by First Clover Leaf and Partners in certificates executed by their authorized officers; and

•	Specified assumptions, including an assumption regarding the completion of the merger in the manner contemplated by the merger agreement.

In addition, the opinion of Polsinelli has assumed, and Polsinelli’s ability to provide the opinion at the closing of the merger will depend on, the absence of changes to the anticipated facts or changes in law between the date of this proxy statement/prospectus and the closing date of the merger. If any of those representations, covenants or assumptions is inaccurate, Polsinelli may not be able to provide one or more of the required opinions to be delivered at the closing of the merger and/or the tax consequences of the merger could differ from those described in the opinion that Polsinelli has delivered.

The opinion of Polsinelli does not bind the Internal Revenue Service and does not preclude the IRS or the courts from adopting a contrary position. First Clover Leaf and Partners do not intend to obtain a ruling from the IRS on the tax consequences of the merger. If the IRS were to assert successfully that the merger is not a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, then the tax consequences of the merger will be materially different from those described below.

Assuming that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, neither First Clover Leaf nor Partners will recognize any gain or loss as a result of the merger. The U.S. federal income tax consequences of the merger qualifying as a reorganization to a particular Partners’ stockholders will vary depending primarily on whether the stockholder exchanges his or her Partners common stock solely for First Clover Leaf common stock (except for cash received instead of a fractional share of First Clover Leaf common stock), solely for cash or for a combination of First Clover Leaf common stock and cash. At the time that a Partners’ stockholders makes an election as to the form of consideration to be received in the merger and at the time of the vote on the merger, such stockholder will not know the extent to which the stockholder’s elected form of merger consideration will be given effect. Regardless of a Partners’ stockholders’ election, the U.S. federal income tax consequences to the stockholder will depend on the actual merger consideration received (not elected) by the stockholder upon consummation of the merger.

Partners Stockholders Receiving Only First Clover Leaf Common Stock

No gain or loss should be recognized by a holder of Partners common stock as a result of the surrender of shares of Partners common stock solely in exchange for shares of First Clover Leaf common stock pursuant to the merger agreement (except with respect to cash received instead of a fractional share of First Clover Leaf common stock, as discussed below). The aggregate tax basis of the shares of First Clover Leaf common stock received in the merger (including any fractional shares of First Clover Leaf common stock deemed received) should be the same as the aggregate tax basis of the shares of Partners common stock surrendered in exchange for the First Clover Leaf common stock. The holding period of the shares of First Clover Leaf common stock received (including any fractional shares of First Clover Leaf common stock deemed received) should include the holding period of shares of Partners common stock surrendered in exchange for the First Clover Leaf common stock, provided that such shares of Partners common stock were held as capital assets of the stockholder at the effective time of the merger.

Partners Stockholders Receiving Only Cash

A holder of Partners common stock that does not receive any shares of First Clover Leaf common stock pursuant to the merger (and is not treated as constructively owning, after the merger, First Clover Leaf common stock held by certain family members and entities affiliated with the holder under the Internal Revenue Code) should recognize gain or loss equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares of Partners common stock exchanged in the merger.  Any gain or loss should be a capital gain or loss, provided that such shares of Partners common stock were held as capital assets by the stockholder, and if at the effective time of the merger, the holder has held the Partners common stock for more than one year, the capital gain or loss should be a long-term capital gain or loss. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

Partners Stockholders Receiving Both Cash and First Clover Leaf Common Stock

If a holder of Partners common stock receives both First Clover Leaf common stock and cash (other than cash in lieu of a fractional share of First Clover Leaf common stock) in the merger, that holder should recognize gain (but not loss), if any, equal to the lesser of:

•	the amount of cash received; or

•
the amount by which the sum of the amount of cash received and the fair market value, at the effective time of the merger, of the First Clover Leaf common stock received exceeds the holder’s adjusted tax basis in the shares of Partners common stock exchanged in the merger.

Any recognized gain could be taxed as a capital gain or a dividend. Such gain should be capital gain (provided that such shares of Partners common stock were held as capital assets by the stockholder at the effective time of the merger), unless the holder’s exchange of Partners common stock for cash and First Clover Leaf common stock “has the effect of the distribution of a dividend” after giving effect to the constructive ownership rules of the Internal Revenue Code, in which case such amount might be treated as ordinary income. Any capital gain recognized generally should be long-term capital gain to the extent that, at the effective time of the merger, the holder has a holding period in the Partners common stock exchanged in the merger of more than one year. Because the determination of whether a cash payment should be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each stockholder in Partners.  Partners’ stockholders are urged to consult their own tax advisors regarding the tax treatment of any cash received in the merger. A Partners’ stockholder who receives a combination of First Clover Leaf common stock and cash in exchange for his or her Partners common stock should not be permitted to recognize any loss for U.S. federal income tax purposes.

The aggregate tax basis of the shares of First Clover Leaf common stock received in the merger (including any fractional shares of First Clover Leaf common stock deemed received) should be the same as the aggregate tax basis of the shares of Partners common stock surrendered in the merger, increased by the amount of gain recognized in the exchange (whether characterized as capital gain or a dividend, but excluding any gain recognized with respect to any cash received instead of a fractional share of First Clover Leaf common stock) and reduced by the amount of cash received in the exchange (excluding any cash received instead of a fractional share of First Clover Leaf common stock). The holding period of the shares of First Clover Leaf common stock received (including any fractional share of First Clover Leaf common stock deemed received) should include the holding period of shares of Partners common stock surrendered in exchange for the First Clover Leaf common stock, provided that such shares of Partners common stock were held as capital assets of the stockholder at the effective time of the merger.

A Partners’ stockholders’ U.S. federal income tax consequences will also depend on whether his or her shares of Partners common stock were purchased at different times and at different prices. If they were, the Partners’ stockholders could realize gain with respect to some of the shares of Partners common stock and loss with respect to other shares. Such Partners’ stockholders should have to recognize gain to the extent the stockholder receives cash with respect to those shares of Partners common stock in which the stockholder’s adjusted tax basis is less than the amount of cash plus the fair market value at the effective time of the merger of the First Clover Leaf common stock received, but could not recognize loss with respect to those shares of Partners common stock in which the Partners’ stockholders’ adjusted tax basis is greater than the amount of cash plus the fair market value at the effective time of the merger of the First Clover Leaf common stock received. Any disallowed loss should be included in the adjusted basis of the First Clover Leaf common stock. Each Partners’ stockholders is urged to consult his or her own tax advisor respecting the tax consequences of the merger to that stockholder.

Cash Instead of Fractional Shares of First Clover Leaf Common Stock

Holders of Partners common stock who receive cash instead of a fractional share of First Clover Leaf common stock should be treated as having received the fractional share in the merger and then as having the fractional share redeemed by First Clover Leaf in exchange for the cash actually distributed instead of the fractional share, with such redemption qualifying as an exchange under the Internal Revenue Code. Accordingly, such holders should recognize gain or loss equal to the difference between the tax basis of the holder’s Partners common stock allocable to that fractional share and the amount of cash received. The gain or loss should be capital gain or loss, and long-term capital gain or loss if the Partners common stock exchanged has been held for more than one year as a capital asset at the effective time of the merger.

Backup Withholding

A holder of Partners common stock may be subject, under certain circumstances, to backup withholding at a rate of 28% with respect to the amount of cash, if any, received in the merger, including cash received instead of fractional shares of First Clover Leaf common stock, unless the holder provides proof of an applicable exemption satisfactory to First Clover Leaf and the exchange agent or furnishes its correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under the backup withholding rules is not additional tax and may be refunded or credited against the holder’s U.S. federal income tax liability for the taxable year in which the merger is consummated, so long as the required information is furnished to the IRS.

Reporting Requirements

A Partners’ stockholder who receives First Clover Leaf common stock as a result of the merger will be required to retain records pertaining to the merger and will be required to file with its U.S. federal income tax returns for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

The preceding summary does not purport to be a complete analysis or discussion of all potential tax effects relevant to the merger. Accordingly, Partners’ stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign and other tax laws and the effect of any proposed changes in the tax laws.

Retirement Plan

It is anticipated that Partners will terminate its participation in the Independent Bankers Bank Legacy Plan FBO Partners Bank 401(k) Plan immediately prior to the merger. Upon termination of the plan, the retirement accounts of the plan participants will be, at the direction of each participant, either distributed directly to the participant or rolled over to another retirement plan or an individual retirement account. These distributions upon termination of the plan will have specific tax consequences to the plan participants. Accordingly, Partners will provide separate disclosure to the plan participants describing these tax consequences.

Equity Incentive Plans

It is anticipated that both the Partners 2000 Stock Option and Award Plan and the Partners 2005 Stock Option and Award Plan will be terminated immediately prior to or immediately following the effective date of the merger. Those employees, officers, and directors of Partners and Partners Bank that have been granted options to purchase Partners common stock under the 2000 or 2005 Stock Option and Award Plans will be requested by management of Partners to execute a cancellation agreement in the form attached as an exhibit to the merger agreement. Pursuant to the terms of the cancellation agreement, the option holder will forfeit his or her right to acquire stock of Partners (or First Clover Leaf after the merger is effective) in exchange for a compensatory cash payment per share of Partners common stock equal to $56 minus the exercise price of such option (net of any employment tax or income tax withholdings). For example, if an executive officer was party to an option agreement under one of the stock option plans of Partners which granted the executive officer the right to acquire 10 shares of Partners common stock at an exercise price of $36 per share, upon the later to occur of the effective date of the merger and the delivery of a duly executed cancellation agreement by the executive officer to First Clover Leaf, First Clover Leaf will pay the executive officer an amount equal to $56 minus $36 multiplied by 10, or $200 (subject to reduction for any employment tax or income tax withholdings, if applicable). Holders of the stock options will be bought out by First Clover Leaf regardless of whether the options are vested at the time the cancellation is submitted to First Clover Leaf.  As of the date of this proxy statement/prospectus, there are 21,700 options outstanding with an average exercise price of $31.90 (including a low of $20.00 and a high of $46.86).  The merger agreement provides that First Clover Leaf is not required to consummate the merger unless all option holders enter into a cancellation agreement.

In addition to the payment for the options, it is anticipated that all outstanding warrants to purchase shares of Partners common stock will also be bought-out by First Clover Leaf.  Partners’ management will request the holders of the warrants to execute a cancellation agreement in the same form as the cancellation agreement executed by the option holders. Pursuant to the terms of the cancellation agreement, the warrant holder will forfeit his or her right to acquire stock of Partners (or First Clover Leaf after the merger is effective) in exchange for a compensatory cash payment equal to $56 minus the exercise price of such warrant (subject to reduction for any employment tax or income tax withholdings, if applicable). The calculation of the purchase price for the warrants is the same calculation applied to the purchase of the options. As of the date of this proxy statement/prospectus, there are 28,331 warrants outstanding each warrant with an exercise price of $20.00 per share.  The merger agreement provides that First Clover Leaf is not required to consummate the merger unless all warrant holders enter into a cancellation agreement.

Stockholders Rights of Appraisal

Under Delaware law, appraisal rights allow stockholders to elect to receive payment in cash for the fair value of their shares of Partners common stock instead of the merger consideration. Partners’ stockholders exercising appraisal rights must strictly comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights of appraisal. A copy of the applicable Delaware statute is attached as Annex B to this proxy statement/prospectus. Stockholders of First Clover Leaf are not entitled to dissenter’s or appraisal rights.

ENSURING PERFECTION OF APPRAISAL RIGHTS IS COMPLEX. THE PROCEDURAL RULES ARE SPECIFIC AND MUST BE FOLLOWED PRECISELY. THE FAILURE OF A STOCKHOLDER OF PARTNERS TO STRICTLY COMPLY WITH THESE PROCEDURAL RULES MAY RESULT IN SUCH STOCKHOLDER FORFEITING APPRAISAL RIGHTS.

The following is intended as a summary of the material provisions of the Delaware statutory procedures that a Partners’ stockholders must follow to exercise appraisal rights and obtain payment of the fair value of the stockholder’s shares of Partners common stock in lieu of accepting the merger consideration. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which appears in Annex B of this proxy statement/prospectus. Under Section 262 of the Delaware General Corporation Law, not less than 20 days before Partners’ special meeting of stockholders, Partners must notify each of the holders of record of its capital stock as of the record date that appraisal rights are available and include in the notice a copy of Section 262 of the Delaware General Corporation Law. Partners intends that this proxy statement/prospectus constitutes such notice.

If you are a Partners’ stockholders and you wish to exercise your appraisal rights, you must satisfy the provisions of Section 262 of the Delaware General Corporation Law. Section 262 requires the following:

•           WRITTEN DEMAND FOR APPRAISAL: You must deliver a written demand for appraisal to Partners before the vote on the merger agreement is taken at the Partners special meeting of stockholders. This written demand for appraisal must be separate from your proxy card. By itself, a vote against the merger agreement will not constitute a demand for appraisal. A written demand for appraisal of Partners common stock is only effective if it is signed by, or for, the stockholder of record who owns such shares at the time the demand is made. The demand must also be signed precisely as the stockholder’s name appears on his or her stock certificate. If you are the beneficial owner of Partners common stock, but not the stockholder of record, you must have the stockholder of record sign any demand for appraisal.

•           YOUR VOTE REGARDING THE MERGER AGREEMENT: You must not vote for adoption of the merger agreement. If you vote, by proxy or in person, in favor of the merger agreement, your vote will terminate your right to appraisal. You will also terminate your appraisal rights if you return a signed proxy card and fail to either vote against adoption of the merger agreement or note on the proxy card that you are abstaining from voting.

•           CONTINUOUS OWNERSHIP OF PARTNERS COMMON STOCK: You must continuously hold your shares of Partners common stock from the date you make the demand for appraisal through the effective date of the merger. If you are the record holder of Partners common stock on the date the written demand for appraisal is made but thereafter transfer the shares prior to the effective date of the merger, you will lose any right to appraisal for those shares.

•           EXECUTION OF WRITTEN NOTICE BY PROPER PARTY: If you own Partners common stock in a fiduciary capacity, such as a trustee, guardian or custodian, you must disclose the fact that you are signing the demand for appraisal in that capacity. If you own Partners common stock with more than one person, such as in a joint tenancy or tenancy in common, all the owners must sign, or have signed for them, the demand for appraisal. An authorized agent, including an agent for one or more of the joint owners, may sign the demand for appraisal for a stockholder of record; however, the agent must expressly disclose who the stockholder of record is and that the agent is signing the demand as that stockholder’s agent. If you are a record owner, such as a broker, who holds Partners common stock as a nominee for others, you may exercise a right of appraisal with respect to the shares of Partners common stock held for one or more beneficial owners, while not exercising such right for other beneficial owners.  In such a case, you should specify in the written demand the number of shares of Partners common stock as to which you wish to demand appraisal. If you do not expressly specify the number of shares, the demand will be presumed to cover all the shares of Partners common stock that are in your name.

•           MAILING ADDRESS FOR WRITTEN DEMAND: If you are a Partners’ stockholders who elects to exercise appraisal rights, you should mail or deliver a written demand to: Partners Financial Holdings, Inc., #1 Ginger Creek Meadows, Glen Carbon, Illinois 62034, Attention: Bart J. Solon, President and Chief Executive Officer.

•           TIMING AND CONTENT OF DEMAND:  Only those demands received by Partners before the vote concerning the merger agreement is taken at the Partners special meeting of stockholders will be valid. Further, the written demand for appraisal must specify the stockholder’s name and mailing address, the number of shares of common stock owned, and that the stockholder is demanding appraisal of the stockholder’s share in order for the demands that were timely submitted to be valid.

•            DETERMINING FAIR VALUE: If the merger is completed, each holder of Partners common stock who has perfected appraisal rights in accordance with Section 262 of the Delaware General Corporation Law will be entitled to be paid the fair value in cash of those shares by First Clover Leaf. The Delaware Court of Chancery will determine the fair value of the shares, exclusive of any element of value arising from the completion or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the court may take into account all relevant factors and upon its determination the Court will then direct First Clover Leaf to pay the fair value of the shares, together with any interest, to the holders of Partners common stock who have perfected their appraisal rights. The shares of Partners common stock with respect to which holders have perfected their appraisal rights in accordance with Section 262 and that have not effectively withdrawn or lost their appraisal rights are referred to in this proxy statement/prospectus as the appraisal shares. STOCKHOLDERS CONSIDERING SEEKING APPRAISAL FOR THEIR SHARES SHOULD NOTE THAT THE FAIR VALUE OF THEIR SHARES DETERMINED UNDER SECTION 262 OF DELAWARE GENERAL CORPORATION LAW COULD BE MORE, THE SAME, OR LESS THAN THE CONSIDERATION THEY WOULD RECEIVE PURSUANT TO THE MERGER AGREEMENT IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES. The Delaware Court of Chancery may determine the costs of the appraisal proceeding and allocate them among the parties as the court deems equitable under the circumstances. STOCKHOLDERS CONSIDERING SEEKING APPRAISAL FOR THEIR SHARES SHOULD NOTE THAT THE DELAWARE COURT OF CHANCERY MAY ASSESS THE COSTS OF THE APPRAISAL PROCEEDING AGAINST THEM IN WHOLE OR IN PART.  Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all appraisal shares.  In the absence of such determination or assessment, each stockholder bears its own expenses.

If you fail to comply with any of the conditions listed above and the merger becomes effective, you will only be entitled to receive the consideration provided in the merger agreement for your shares.

Within ten days after the effective date of the merger, First Clover Leaf must give written notice that the merger has become effective to each stockholder who has fully complied with the conditions of Section 262 of the Delaware General Corporation Law.

Within 120 days after the effective date of the merger, either the surviving corporation of the merger or any stockholder who has complied with the conditions of Section 262 may file a petition in the Delaware Court of Chancery.  This petition should request that the Delaware Court of Chancery determine the value of the appraisal shares.  First Clover Leaf has no obligation to file this petition, and if no stockholder who has perfected appraisal rights files a petition within 120 days after the effective date of the merger, the stockholders with appraisal shares will lose the rights of appraisal.  In addition to filing with the Court, the stockholder must also serve a copy of the petition on First Clover Leaf.

If you perfect your appraisal rights and later change your mind and decide you no longer wish to exercise your appraisal rights, you may withdraw your demand for appraisal rights at any time within 60 days after the effective date of the merger. A withdrawal request received more than 60 days after the effective date of the merger is effective only with the written consent of First Clover Leaf. If you effectively withdraw your demand for appraisal rights, you will receive the merger consideration provided in the merger agreement.

If you have complied with the conditions of Section 262, you are entitled to receive a statement from First Clover Leaf setting forth the number of shares not voted in favor of the merger agreement, the number of appraisal shares, and the number of stockholders who own those shares. In order to receive this statement you must send a written request to First Clover Leaf within 120 days after the effective date of the merger. First Clover Leaf must mail this statement within ten days after it receives the written request or within ten days after the expiration of the period for the delivery of demands, whichever is later.

If you properly file a petition for appraisal in the Chancery Court and deliver a copy to First Clover Leaf, First Clover Leaf will then have 20 days to provide the Chancery Court with a list of the names and addresses of all stockholders who have demanded appraisal rights and have not reached an agreement with First Clover Leaf as to the value of their shares. The Registry in the Court of Chancery, if so ordered by the Court of Chancery, will give notice of the time and place fixed for the hearing of the petition to each of the stockholders on the list provided by First Clover Leaf. At the hearing, the Chancery Court will determine the stockholders who have complied with Section 262 and are entitled to appraisal rights. The Chancery Court may also require you to submit your stock certificates to the registry in the Court of Chancery so that it can note on the certificates that an appraisal proceeding is pending. If you do not follow the Chancery Court’s directions, you may be dismissed from the proceeding.

After the Chancery Court determines which stockholders are entitled to appraisal rights, the Chancery Court will appraise the appraisal shares. To determine the fair value of the appraisal shares, the Chancery Court will consider all relevant factors except for any appreciation or depreciation due to the anticipation or accomplishment of the merger. After the Chancery Court determines the fair value of the appraisal shares, it will direct First Clover Leaf to pay that value to the stockholders who have successfully sought appraisal rights. The Chancery Court can also direct First Clover Leaf to pay interest, simple or compound, on that value if the Chancery Court determines that interest is appropriate. In order to receive payment for appraisal shares under an appraisal procedure, you must surrender your stock certificates to First Clover Leaf.

If you demand appraisal rights, after the effective date of the merger you will not be entitled:

•	to vote the shares of common stock for which you have demanded appraisal rights for any purpose;

•
to receive payment of dividends or any other distribution with respect to the shares of common stock for which you have demanded appraisal, except for dividends or distributions, if any, that are payable to holders of record as of a record date prior to the effective date of the merger; or

•	to receive the merger consideration (unless you properly withdraw your demand for appraisal).

If you do not file a petition for an appraisal within 120 days after the effective date of the merger, your right to an appraisal will terminate. You may withdraw your demand for appraisal and accept the merger consideration by delivering to First Clover Leaf a written withdrawal of your demand, except that:

•	any attempt to withdraw made more than 60 days after the effective date of the merger will require the written approval of First Clover Leaf; and

•	an appraisal proceeding in the Chancery Court cannot be dismissed unless the Chancery Court approves.

IF YOU FAIL TO STRICTLY COMPLY WITH THE PROCEDURES DESCRIBED ABOVE YOU WILL LOSE YOUR APPRAISAL RIGHTS. CONSEQUENTLY, IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, WE STRONGLY URGE YOU TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO DO SO.

Interests of Certain Persons in the Merger

Certain members of management and the board of directors of Partners may be deemed to have interests in the merger that are in addition to their interests as Partners’ stockholders generally. Partners’ board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement.

Mr. Bart J. Solon, president, chief executive officer and chairman of the board of directors of Partners, will enter into a consulting agreement with First Clover Leaf that provides, among other things, the following:

•	In exchange for up to 30 hours of service a week, for 18 months, First Clover Leaf will pay to Mr. Solon annual compensation of $175,000.

•	Mr. Solon’s main duty as a consultant includes transitioning the business and accounts to First Clover Leaf as a result of the merger.

•
Mr. Solon is entitled to receive a bonus of up to $200,000.  The actual amount of the bonus will be determined based upon the retention of existing business relations of Partners with First Clover Leaf and the generation by Mr. Solon of new business after the effective date of the merger as described in the consulting agreement.

•	If the consulting agreement is terminated as a result of Mr. Solon’s disability, Mr. Solon is entitled to continue to receive the compensation at the same monthly rate that he had been compensated.

•
In exchange for the compensation, Mr. Solon agreed to (1) maintain the confidential information of First Clover Leaf, Partners,  First Clover Leaf Bank, and Partners Bank, (2) not compete with such entities for two years after termination of the consulting agreement, and (3) not solicit any customers or employees of such entities.

In addition to the consulting agreement, pursuant to a pre-existing management continuity agreement, Mr. Solon is entitled to a parachute payment of $510,000 upon the effective time of the merger. Ron Seabaugh, Executive Vice President and Chief Operating Officer of Partners, is entitled under his pre-existing management continuity agreement to a parachute payment of $248,400 upon the effective time of the merger. In addition, certain officers and directors of Partners are entitled under the merger agreement to indemnification following the merger and employees of Partners who hold options or warrants will receive cash payments in exchange for cancellation of their stock option and warrants, regardless of whether the stock option and warrants are vested. See “THE MERGER AGREEMENT – Indemnification” and “THE MERGER – Treatment of Stock Options and Warrants.”

The executive officers and directors of Partners hold directly or indirectly in the aggregate approximately 136,851 shares or 36.99% of the issued and outstanding Partners common stock. Executive officers, directors, and 5% or greater stockholders of Partners will be allocated the merger consideration in the merger on the same basis as other Partners’ stockholders. The following chart shows the number and percentage of shares of First Clover Leaf common stock that may be issued to executive officers, directors, and holders of more than five percent of Partners common stock in the merger:

Beneficial ownership[1] by executive officers, directors and holders of more than five percent of Partners common stock, and their affiliates, as of June 4, 2008	186,622
Percentage of such beneficial ownership with respect to all issued and outstanding shares of Partners common stock	50.44%
Maximum number of shares of First Clover Leaf common stock to be received in the merger (based on such beneficial ownership)	1,072,487
Percentage of such maximum number of shares with respect to the maximum number of all shares of First Clover Leaf common stock to be received in the merger[1,2]	100%
_________________

1 Does not includes stock options or warrants held by such persons since all stock options and warrants will be bought out in connection with the merger.
2Assumes:  370,008 shares of Partners common stock outstanding as of June 4, 2008.

Comparison of Rights of Stockholders

At the effective time of the merger, Partners’ stockholders who receive shares of First Clover Leaf common stock will automatically become First Clover Leaf stockholders. First Clover Leaf is a Maryland corporation governed by provisions of the Maryland General Corporation Law and First Clover Leaf’s articles of incorporation, and bylaws. Partners is a Delaware corporation governed by provisions of the Delaware General Corporation Law, and Partners’ certificate of incorporation, as amended, and bylaws, as amended. See “COMPARISON OF RIGHTS OF STOCKHOLDERS.”

Restrictions on Resales by Affiliates

The issuance shares of First Clover Leaf common stock to Partners’ stockholders upon completion of the merger has been registered under the Securities Act of 1933. These shares may be traded freely without restriction by those stockholders who are not deemed to be “affiliates” (as “affiliates” is defined in SEC rules under the Securities Act) of First Clover Leaf after the merger. An “affiliate” of a company generally includes its executive officers, directors, and holders of ten percent or more of the company’s voting stock. It is not anticipated that any stockholder of Partners will be an affiliate of First Clover Leaf after the merger.

Source of Funds for Cash Portion of Merger Consideration

First Clover Leaf intends to pay the cash portion of the merger consideration to the Partners’ stockholders from funds available to First Clover Leaf at closing. To fund the acquisition and provide funds at the holding company for future dividends and possible stock repurchases, First Clover Leaf Bank will borrow $25 million of FHLB advances and pay a $28 million dividend to First Clover Leaf.  The Bank maintains significant excess regulatory capital even after payment of the dividends.

THE MERGER AGREEMENT

The following summary of certain terms and provisions of the merger agreement is qualified in its entirety by reference to the merger agreement, which is incorporated into this proxy statement/prospectus by reference and, with the exception of exhibits and schedules to the merger agreement, is attached as Annex A to this proxy statement/prospectus.

The merger agreement contains representations and warranties of First Clover Leaf and Partners made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that First Clover Leaf and Partners have exchanged in connection with signing the merger agreement. The disclosure schedules contain information that modifies, qualifies, and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, you should keep in mind that the representations and warranties are modified in important part by the underlying disclosure schedules. Neither First Clover Leaf nor Partners believes that the disclosure schedules contain information that the securities laws require either or both of them to publicly disclose except as discussed in this proxy statement/prospectus. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, and this information may or may not be fully reflected in this proxy statement/prospectus or in First Clover Leaf’s public disclosures.

Terms of the Merger

Upon completion of the merger, Partners will merge with and into First Clover Leaf, the separate corporate existence of Partners will cease and First Clover Leaf will be the surviving corporation.  As a result of the merger, Partners’ subsidiary bank, Partners Bank, will become a wholly owned subsidiary of First Clover Leaf.  Partners Bank will be merged with First Clover Leaf Bank with First Clover Leaf Bank as the surviving entity immediately following the effective time of the merger of Partners into First Clover Leaf.  First Clover Leaf will continue to exist as a Maryland corporation. Subject to the satisfaction or waiver of certain conditions set forth in the merger agreement, the merger will become effective upon the filing of a certificate of merger in the offices of the Secretary of State of the State of Maryland and the offices of the Secretary of State of the State of Delaware in accordance with the Maryland General Corporation Law and the Delaware General Corporation Law.  See “THE MERGER AGREEMENT – Conditions to the Merger.”

The merger will have the effects set forth in Section 3-107 of the Maryland General Corporation Law, and Section 252 of the Delaware General Corporation Law.

First Clover Leaf’s articles of incorporation and bylaws, as in effect upon completion of the merger, will be the articles of incorporation and bylaws of the surviving corporation.

At the effective time of the merger, automatically by virtue of the merger and without any action on the part of any party or stockholder, shares of Partners common stock outstanding immediately prior to the effective time (other than appraisal shares, treasury shares, and shares held by Partners and First Clover Leaf) will become and be converted into the right to receive, at the election of the holder of each such share, either:

•	a cash payment of $56.00; or

•	5.7971 shares of First Clover Leaf common stock.

If you hold more than one share of Partners common stock, you may elect a combination of stock and cash consideration. Because the merger agreement limits the aggregate merger consideration to 50% stock and 50% cash, regardless of your election, you may receive a combination of cash and shares of First Clover Leaf common stock that is different than what you elected, depending on the elections made by other Partners’ stockholders.

First Clover Leaf will not issue any fractional shares of First Clover Leaf common stock to Partners’ stockholders.  Instead, a Partners’ stockholder who receives any fractional shares of First Clover Leaf common stock as consideration in the merger will receive cash equal to the product of (i) $9.66 times (ii) the fraction of a share of First Clover Leaf common stock to which the stockholder otherwise would be entitled.

First Clover Leaf expects the market price of First Clover Leaf common stock to fluctuate as a result of market factors beyond its control between the date of this proxy statement/prospectus and the date on which the merger is completed and thereafter. Because the market price of First Clover Leaf common stock is expected to fluctuate and the exchange ratio is fixed, the implied market value of First Clover Leaf common stock that Partners’ stockholders receive in the merger may increase or decrease prior to completion of the merger. If the volume weighted average price per share of First Clover Leaf common stock, rounded to the nearest cent, during the period of 20 consecutive trading days immediately preceding the third day prior to the pre-closing of the merger (VWAP) is less than $8.21 (a decrease of 15% or more from the $9.66 price per share of First Clover Leaf common stock applied in the exchange ratio), Partners has the option to terminate the merger agreement, without penalty.  Prior to Partners terminating the merger agreement, however, First Clover Leaf has the option to adjust upward the stock consideration so that the exchange ratio equals the quotient of $47.60 divided by the VWAP referred to above.  For further information concerning the historical market prices of First Clover Leaf common stock, see “PRICE RANGE OF COMMON STOCK AND DIVIDENDS.” No active trading market has ever developed for Partners common stock.  First Clover Leaf cannot assure you that the market price of First Clover Leaf common stock will not decrease before or after the merger.

At the effective time of the merger, Partners’ stockholders, other than those who perfect appraisal rights, will have no further rights as Partners’ stockholders, other than the right to receive the merger consideration.  After the effective time of the merger, there will be no further transfers on Partners’ stock transfer books. If, after the effective time, stock certificates representing shares of Partners common stock are presented for transfer to Registrar and Transfer Company, the exchange agent for the merger, they will be canceled and exchanged for certificates representing shares of First Clover Leaf common stock and/or cash as provided in the merger agreement.

If, prior to the merger, shares of First Clover Leaf common stock or shares of Partners common stock, as the case may be, are changed into a different number or class of shares as a result of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend is declared on the shares of First Clover Leaf common stock or Partners common stock, as the case may be, with a record date prior to the merger, the exchange ratio and merger consideration will be adjusted to result in the same aggregate consideration being delivered to Partners’ stockholders as would have been received had such event not occurred.

At the effective time of the merger, persons who are First Clover Leaf stockholders immediately prior to the merger will own more than 88.40% of the outstanding shares of common stock of the combined company and persons who are Partners’ stockholders immediately prior to the merger will own less than 11.60% of the outstanding shares of common stock of the combined company.

Cash or Stock Election

Each stockholder of Partners has the opportunity to elect the type of merger consideration to be received:  cash; shares of First Clover Leaf common stock; or a combination of cash and stock. All elections by Partners’ stockholders are subject to the allocation and proration procedures described in the merger agreement and summarized below.  These procedures are intended to ensure that 50% of the outstanding shares of Partners common stock will be converted into the right to receive First Clover Leaf common stock and the 50% of the outstanding shares of Partners common stock will be converted into the right to receive cash.

It is unlikely that elections will be made in the exact proportions required in the merger agreement. As a result, the merger agreement provides procedures to reallocate the merger consideration. These procedures are summarized below.

•
If First Clover Leaf Common Stock is Oversubscribed: If Partners’ stockholders elect to receive more shares of First Clover Leaf common stock than the number of shares that First Clover Leaf has agreed to issue in the merger, then

•	first, all Partners’ stockholders who have elected to receive cash, including the cash portion of mixed election shares, will receive cash;

•	second, the stock of the holders who have made no election will be allocated cash on a pro rata basis to bring the over-election of stock to zero or as close to zero as possible, and

•
third, if the over-election of stock was not brought to zero by allocating cash to non-election shares, then those who elected all stock and the stock portion of the mixed election shares will receive a pro rata portion of the available shares of First Clover Leaf common stock plus the unallocated cash.

•
If First Clover Leaf Common Stock is Undersubscribed: If Partners’ stockholders elect to receive fewer shares of First Clover Leaf common stock than the number that First Clover Leaf has agreed to issue in the merger, then

•	first, all Partners’ stockholders who have elected to receive stock, including the stock portion of a mixed election, will receive stock;

•	second, the stock of the holders who have made no election will be allocated stock on a pro rata basis to bring the over-election of cash to zero or as close to zero as possible, and

•
third, if the over-election of cash was not brought to zero by allocating stock to the non-election shares, then those who elected all cash and the cash portion of the mixed election shares will receive a pro rata portion of the available cash plus the unallocated shares of First Clover Leaf stock.

Neither Partners nor First Clover Leaf is making any recommendation as to whether Partners’ stockholders should elect to receive cash or First Clover Leaf common stock in the merger. Each Partners’ stockholder must make his or her own decision with respect to such election.

No guarantee can be made that you will receive the amounts of cash or stock you elect. As a result of the allocation procedures, you may receive First Clover Leaf common stock or cash in amounts that vary from the amounts you elect to receive.  In addition, you will receive cash in lieu of fractional shares of First Clover Leaf common stock.

Election Procedures; Surrender of Stock Certificates

If you are a record holder of Partners common stock, an election form and letter of transmittal should have been provided to you with this proxy statement/prospectus. The election form will entitle you to elect to receive cash, shares of First Clover Leaf common stock or a combination of cash and shares of First Clover Leaf common stock, or to make no election with respect to the merger consideration that you wish to receive.

To make a valid election, you must submit a properly completed election form to Registrar and Transfer Company, which will be acting as the exchange agent, on or before 5:00 p.m., Central Time, on [●], which is the “election deadline.” Registrar and Transfer Company will act as exchange agent in the merger and in that role will process the exchange of

Partners common stock certificates for cash and First Clover Leaf common stock.  As soon as practicable after the later to occur of the election deadline and the effective date of the merger, the exchange agent will allocate cash and shares of First Clover Leaf common stock among Partners’ stockholders, consistent with their elections and the allocation and proration procedures. Please do not forward your Partners stock certificates, election form, or letter of transmittal with your proxy card. Stock certificates, election forms and letters of transmittal should be returned in the brown postage-paid business reply envelope to the exchange agent on or before the election deadline in accordance with the instructions contained in the election form.

An election form will be deemed properly completed only if delivered on or before the election deadline and accompanied by stock certificates representing all shares of Partners common stock covered by the election form together with duly executed transmittal materials included with the election form. You may change or revoke your election at any time prior to the election deadline by written notice accompanied by a properly completed and signed, revised election form received by the exchange agent prior to the election deadline. You may revoke your election by written notice received by the exchange agent prior to the election deadline. All elections will be revoked, and share certificates returned, automatically if the merger agreement is terminated. If you have a preference for receiving either First Clover Leaf common stock and/or cash for your Partners common stock, you should complete and return the election form. If you do not make an election, you will be allocated First Clover Leaf common stock and/or cash depending on the elections made by other Partners’ stockholders, as described under “THE MERGER AGREEMENT – Stock or Cash Election.”

Partners’ stockholders who do not submit a properly completed election form or who revoke their election form prior to the election deadline will have their shares of Partners common stock designated as shares for which no election has been made.

Partners’ stockholders who hold their shares of common stock in “street name” through a bank, broker or other financial institution, and who wish to make an election, should seek instructions from the institution holding their shares concerning how to make the election.

First Clover Leaf will deposit with the exchange agent the shares representing First Clover Leaf’s common stock and cash to be issued to Partners’ stockholders in exchange for their shares of Partners common stock and cash for fractional shares. Upon surrendering his or her certificate(s) representing shares of Partners common stock, together with the signed letter of transmittal, the Partners’ stockholders will be entitled to receive on closing of the merger, as applicable:

•	certificate(s) representing a number of whole shares of First Clover Leaf common stock (if any) determined in accordance with the exchange ratio;

•	a check representing the amount of cash (if any) to which such holder will have become entitled; and

•	a check representing the amount of cash (if any) in lieu of fractional shares.

Until you surrender your Partners stock certificates for exchange, you will not be paid dividends or other distributions declared after the merger to which you are entitled with respect to any First Clover Leaf common stock into which your shares have been exchanged. No interest will be paid or accrued to Partners’ stockholders on the cash consideration, cash in lieu of fractional shares or unpaid dividends and distributions, if any. After the completion of the merger, there will be no further transfers of Partners common stock. Partners stock certificates presented for transfer will be canceled and exchanged for the merger consideration.

If any of your stock certificates representing Partners common stock have been lost, stolen, or destroyed, First Clover Leaf may require you to give an affidavit and/or post a bond in an amount that is customarily required by First Clover Leaf or the exchange agent as indemnity against any claim that may be made with respect to your Partners certificate(s). Upon making such affidavit and/or posting such bond, the exchange agent will issue the consideration due under the merger agreement.

If any certificate representing shares of First Clover Leaf’s common stock is to be issued in a name other than that in which the certificate for shares surrendered in exchange is registered, it will be a condition of issuance or payment that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting the exchange either:

•
pay to the exchange agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of First Clover Leaf common stock in any name other than the registered holder of the certificate surrendered; or

•	establish to the satisfaction of the exchange agent that the tax has been paid or is not payable.

Any portion of the cash or shares of First Clover Leaf common stock made available to the exchange agent that remains unclaimed by Partners’ stockholders for 6 months after the effective time of the merger will be returned to First Clover Leaf. Following the 6-month period after the effective time, any Partners’ stockholders who has not exchanged shares of Partners common stock for the merger consideration must look only to First Clover Leaf for payment of the merger consideration and any unpaid dividends or distributions. None of First Clover Leaf, Partners, the exchange agent or any other person will be liable to any Partners’ stockholders for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

Treatment of Stock Options and Warrants

As discussed in “THE MERGER AGREEMENT – Conditions to Closing” of this proxy statement/prospectus, First Clover has conditioned closing of the transaction on each option and warrant holder delivering  a cancellation agreement. In consideration of the option and warrant holders executing the cancellation agreement, First Clover Leaf has agreed to pay each holder an amount equal to $56.00 minus the exercise price. The options will be bought out by First Clover Leaf without regard to whether such options are vested, but only if the merger is consummated.

Representations and Warranties

The merger agreement contains a number of representations and warranties by Partners and First Clover Leaf regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger that are customary for a transaction of this kind. They include, among other things, representations as to:

•	the organization, existence, corporate power and authority and capitalization of each company and their respective subsidiaries;

•	the absence of conflicts with and violations of law and compliance with applicable law;

•	the absence of conflicts, breaches, and violations of various documents, contracts, leases, licenses, and agreements;

•	the consents or approvals of or filings or registrations with any governmental authority or third party necessary in connection with the consummation of the merger;

•	the filing of all reports, registrations, and statements with applicable regulatory agencies;

•	the timely filing and accuracy of tax returns and timely payment of taxes due and owing;

•	the accuracy of reports and financial statements provided to the other company;

•	the absence of any event or circumstance which is reasonably likely to have a material adverse effect;

•	the operation and administration of all compensation and benefit plans in accordance with applicable law;

•	compliance with applicable environmental laws;

•	the accuracy of information relating to each respective company contained in this proxy statement/prospectus;

•	required approvals for the merger;

•	the absence of materially adverse litigation;

•	compliance with applicable laws;

•	the adequacy and efficacy of insurance coverage;

•	any transaction with an affiliate, subsidiary or other related party is in compliance with applicable law and regulations;

•	ownership of properties and assets; and

•
the absence of any broker’s or finder’s fees due in connection with the merger, other than consulting fees to be paid to Stifel, in the case of Partners, and consulting fees to be paid to RP Financial, in the case of First Clover Leaf.

The merger agreement also contains a number of additional representations and warranties solely by Partners regarding aspects of its business, financial condition, structure and other facts pertinent to the merger that are customary for a transaction of this kind. They include, among other things, representations as to:

•	loan portfolio matters and the sufficiency of loan loss reserves;

•	the absence of certain agreements with regulatory agencies; and

•	the absence of any anti-takeover laws to which Partners or the merger is subject.

First Clover Leaf also makes a representation to Partners concerning the sufficiency of its filings with the Securities and Exchange Commission.

All representations, warranties and covenants of the parties, other than the covenants in specified sections which relate to continuing matters, terminate upon the closing of the merger.

Conduct of Business Prior to the Merger and Other Covenants

In the merger agreement, First Clover Leaf and Partners agreed that, except as expressly contemplated or permitted by the merger agreement or with the prior written consent of the other party, each will carry on its respective business in the ordinary course consistent with past practice. Each of the parties also agreed to refrain from engaging in, or permitting its subsidiaries to engage in, certain activities which are described in the merger agreement.

Partners has agreed to refrain from (unless consented to by First Clover Leaf), among other things:

•	amending, changing, or waiving any provisions of its charter and other governing documents;

•
other than in limited circumstances, changing the number of authorized or issued shares of its capital stock, issue any shares that are held as “treasury shares,” or issuing or granting any right or agreement relating to its authorized or issued capital stock, or splitting, combining or reclassifying any shares of capital stock;

•
declaring, setting aside or paying any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock; provided, however that Partners may continue to declare and pay a quarterly cash dividend on its shares of common stock in the same amounts and at the same times it declared and paid such dividends during 2007;

•	applying to open or close a new branch or automated banking facility;

•
except as to bonus payments accrued on the financial statements of Partners as of December 31, 2007 and up to $70,000 to be paid as bonuses for employees prior to the closing except that no individual may receive more than 20% of the aggregate amount of such bonuses, grant or agree to pay any bonus or severance payments, and except with respect to hiring at-will employees to fill vacancies that may from time to time arise in the ordinary course of business, entering into or amending any employment agreement, severance agreement or other similar type agreement;

•	except as required by law, modifying any existing benefit plans, welfare plans or incentive agreements;

•
selling or disposing of the equity or assets of Partners or any subsidiary of Partners and, other than in the ordinary course of business consistent with past practice, any assets of Partners or any subsidiary of Partners;

•
knowingly taking any action that would result in the representations and warranties of Partners becoming untrue, or in any of the conditions to the merger set forth in the merger agreement not being satisfied;

•
making any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to certain binding commitments and expenditures necessary to maintain existing assets in good repair;

•
soliciting, initiating, facilitating, entertaining, accepting or participating in any discussions relating to any business combination involving it or any offer to acquire all or a substantial portion of its assets, or engaging in an acquisition of another business or assets which would be material, or which could reasonably be expected to delay the merger;

•	changing any method, practice or principle of accounting, except as may be required from time to time by GAAP;

•	encumbering or disposing of any of its material assets or properties other than in the ordinary course of business consistent with past practice;

•	incurring any indebtedness other than in the ordinary course of business consistent with past practice;

•
entering into, amending or terminating any contract, agreement or lease for goods, services or office space to which it or Partners Bank is a party or by which it or its properties or Partners Bank or Partners Bank’s properties is bound involving aggregate payment obligations in excess of $100,000 or containing any financial commitment extending beyond 12 months from the date of the merger agreement, other than in the normal course of providing credit to customers as part of its banking business; or

•
entering or committing to enter into, increasing, or renewing any loan or credit commitment (including standby letters of credit) in an amount in excess of $400,000 (excluding commitments issued prior to the date of the merger agreement which have not yet expired), without first providing First Clover Leaf Bank with Partners Bank’s customary loan underwriting analysis and consulting with and receiving the consent of First Clover Leaf Bank.

First Clover Leaf has agreed to refrain from (unless consented to by Partners), among other things:

•	amending its charter or bylaws;

•
changing the number of authorized or issued shares of its capital stock, issue any shares that are held as “treasury shares,” or issuing or granting any right or agreement relating to its authorized or issued capital stock, or splitting, combining or reclassifying any shares of capital stock; or

•
except with respect to normal quarterly dividends paid by First Clover Leaf on First Clover Leaf common stock in the ordinary course of business, setting aside or paying any dividend or other distribution in respect of capital stock.

The merger agreement also contains certain other agreements relating to the conduct of the parties prior to the merger, including, among other things, those requiring each party to:

•	apply for and obtain all consents and approvals required to complete the merger;

•	take all actions required to comply with any legal requirements to complete the merger;

•
deliver to the other party copies of the documents, statements, and reports filed by such party or such party’s subsidiary with applicable regulators, and deliver copies of each annual, interim, or special audit (1) within 15 days of receipt thereof in the case of Partners, and (2) no later than the date filed with the SEC in the case of First Clover Leaf;

•	maintain insurance consistent with past practice and in such amounts as are reasonable and customary in relation to the type and location of the properties and the nature of the business;

•
three business days prior to the closing date of the merger, provide the other party with a supplement to its disclosure schedule to the extent necessary to disclose any additional information that had it existed or been known at the time the parties executed the merger agreement, would have been disclosed in the disclosure schedules as originally delivered;

•
for a period of two years following the termination of the merger agreement, if the merger agreement is not consummated for any reason, not solicit for employment any employee designated vice president or higher or any person designated as a loan officer of the other party; and

•
use reasonable best efforts not to take any action that would reasonably be expected to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Partners has agreed to call and hold a special meeting of its stockholders and, through its board of directors, to recommend the merger agreement for approval to its stockholders (if and to the extent it reasonably believes such action is consistent with the fulfillment of its fiduciary duties).  Partners has also agreed to:

•
keep First Clover Leaf apprised of the general status and current information with respect to the operations or financial conditions of Partners and its subsidiaries and any change in the normal course of business or in the operations of its properties;

•	keep First Clover Leaf apprised, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings, or the threat or institution of litigation;

•	use its reasonable best efforts to obtain all third-party consents required under certain of its contracts;

•
cause Partners Bank employees to meet with First Clover Leaf Bank employees on a regular basis to discuss and plan for the conversion of Partners Bank’s data processing and related informational systems to those used by First Clover Leaf Bank;

•
cause Partners Bank to deliver to First Clover Leaf Bank: (1) within ten business days of the end of each calendar month, a written list of non-performing assets, and (2) every other week, a schedule of all loan approvals and a report of the then-current allowance for loan and lease losses with the circumstances behind any increase in the allowance;

•
afford First Clover Leaf and its representatives access during normal business hours or, after business hours, upon 24 hours notice, to all information concerning its business, properties and personnel as First Clover Leaf may request;

•
not, directly or indirectly, initiate, solicit, or knowingly encourage any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any offer or proposal to acquire the equity or assets of Partners or any subsidiary of Partners, or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries, and if Partners does receive a proposal to acquire it or its subsidiaries’ assets or equity, Partners has agreed to notify First Clover Leaf, both orally and in writing, of all of the relevant details relating to any inquiries or proposals; provided, however, that if Partners receives an unsolicited offer or proposal that, after following the steps set forth in the merger agreement, its board directors determines in good faith to be superior to the transaction with First Clover Leaf, the board of directors may, subject to liability to First Clover Leaf for the break-up fee, withdraw its recommendation in favor of the merger agreement or terminate the merger agreement;

•
permit, to the extent not prohibited by applicable law or bank regulators, one or more representatives of First Clover Leaf to attend meetings of the boards of directors, the executive committees, and the loan committees of Partners and its subsidiaries;

•	use its commercially reasonable efforts to obtain cancellation agreements executed by each option holder and to obtain cancellation agreements executed by each warrant holder of Partners; and

•
cooperate with First Clover Leaf and First Clover Leaf Bank in the preparation of this proxy statement/prospectus and the regulatory filings and to furnish such information reasonably requested by First

Clover Leaf in connection with the preparation of, filing of, and such other action required to obtain the consent of the SEC, OTS and other applicable regulatory entities in connection with, this proxy statement/prospectus, and other regulatory applications.

First Clover Leaf has agreed to:

•
keep Partners apprised of the general status and current information with respect to the operations or financial conditions of First Clover Leaf and its subsidiaries and any change in the normal course of business or in the operations of its properties;

•	keep Partners apprised, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings, or the threat or institution of litigation;

•
supply Partners with the books, papers, records, and financial and other data and information reasonably requested by Partners to Partners, to the extent possible, within five business days of such request;

•
cause the employees of Partners to become eligible to participate in First Clover Leaf’s employee benefit plans, except with respect to the First Clover Leaf Employee Stock Ownership Plan, to the same extent as similarly situated employees of First Clover Leaf participate and for the service of such employees at Partners or Partners Bank to be credited to such employees for purposes of eligibility and vesting;

•	honor and pay the parachute payments under the respective management continuity agreements of $510,000 to Bart J. Solon and $248,400 to Ron Seabaugh;

•
maintain, or cause First Clover Leaf bank to maintain, for a period of three years following the effective time of the merger, the directors’ and officers’ liability insurance policies currently maintained by Partners or its subsidiaries or a policy or policies that provide the same coverage with comparable terms and conditions as the policies currently held by Partners or its subsidiaries; however, in no event is First Clover Leaf obligated to pay more than 125% the current annual cost currently paid by Partners for such policies;

•
provide indemnification to the officers and directors of Partners, subject to restrictions imposed by law, after the merger, as discussed in more detail below in the subsection of this section titled “Indemnification”;

•
compensate any employee of Partners or a Partners subsidiary, who is terminated in calendar year 2008 or at any time within the six-month period following the closing date of the merger, two weeks pay, up to a total of 24 weeks, for each year of employment with Partners or a Partners subsidiary;

•	cause the shares of First Clover Leaf common stock to be issued in the merger to be approved for listing on the Nasdaq;

•	enter into a consulting agreement with Bart J. Solon as discussed in more detail in “THE MERGER – Interests of Certain Parties in the Merger”; and

•
file a Form S-4 registration statement with the SEC and file such documents and waivers with the applicable state and federal governmental agencies required to approve the merger of Partners into First Clover Leaf and of Partners Bank into First Clover Leaf Bank.

Conditions to the Merger

The obligations of Partners and First Clover Leaf to complete the merger are subject to the satisfaction (or waiver, where legally allowed), at or prior to the effective time of the merger, of a number of conditions, which are set forth in the merger agreement. If any of these conditions do not occur and are not waived by the party benefiting from the condition, and such party is not itself then in default, that party may terminate the merger agreement.  In the event of termination because of certain actions or inactions by the other party, the breaching party may owe the non-breaching party a  break-up fee. Included in the conditions to merger, among others not set forth herein, are the following conditions:

•	stockholders of Partners approving the merger;

•	Nasdaq authorizing for listing the shares of First Clover Leaf common stock to be issued to Partners’ stockholders;

•	receipt of all required regulatory approvals and the expiration of any regulatory waiting periods;

•	registration statement on Form S-4 becoming effective under the Securities Act of 1933;

•	the absence of any governmental order, regulation or injunction preventing or restricting completion of the merger;

•
the representations and warranties of each of First Clover Leaf and Partners, respectively, set forth in the merger agreement being true and correct in all material respects as of the closing date of the merger, provided that the condition shall be deemed to have been satisfied even if any such representations and warranties are not so true and correct unless the failure of any one or more of such representations or warranties to be so true and correct (disregarding any qualifications as to material, materiality, material adverse effect or similar expressions), individually or in the aggregate, has had or will have a material adverse effect on the party making the representation;

•	the obligations of each of First Clover Leaf and Partners set forth in the merger agreement, to the extent qualified as to materiality or a material adverse effect, being performed in all respects;

•	the absence of any pending proceeding initiated by a governmental entity seeking an injunction;

•	receipt of opinion by Partners of Polsinelli Shalton Flanigan Suelthaus PC that the U.S. federal income tax treatment of the merger generally be as described in this proxy statement/prospectus;

•	the holders of not more than ten percent of the total outstanding shares of Partners common stock exercising appraisal rights with respect to the merger;

•	First Clover Leaf receiving executed cancellation agreements from all of the holders of Partners stock options and warrants;

•	First Clover Leaf receiving an executed consulting agreement in the form set forth as an exhibit to the merger agreement from Mr. Bart J. Solon;

•	Mr. Solon receiving the executed counterpart to the consulting agreement from First Clover Leaf; and

•
First Clover Leaf paying on the closing date the $510,000 parachute payment due Bart J. Solon and the $248,400 parachute payment due Ron Seabaugh, each under their respective management continuity agreements.

We cannot guarantee that the required regulatory approvals will be obtained or that all of the other conditions precedent to the merger will be satisfied or, where legally permitted, waived by the party permitted to do so.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the merger by Partners’ stockholders, as set forth in the merger agreement, by mutual consent of First Clover Leaf and Partners. In addition, the merger agreement may generally be terminated by either party, so long as the party seeking to terminate the merger agreement is not then in material breach of the merger agreement, if:

•
subject to the closing standard set forth in the merger agreement, there is a breach of any of the representations or warranties provided by the other party and such breach, by its terms, cannot be remedied or has not been remedied within the prescribed time limit;

•
there is a material failure to perform or comply with any of the covenants, agreements or conditions to closing and such failure, by its terms, cannot be remedied or has not been remedied within the prescribed time limit;

•
the merger is not completed on or before December 31, 2008, however, the merger agreement cannot be terminated if the closing of the merger did not occur by the December 31st deadline due solely to the fact that a waiting period (or periods) imposed by government regulators had not yet expired but will expire within the 30-day period following December 31, 2008;

•	Partners’ stockholders do not approve the merger; or

•
final, non-appealable action has been taken by a state or federal government regulator (whose approval is required in order to complete the merger) that does not approve of the merger agreement or the merger, or any court of competent jurisdiction or other governmental entity issues an order, decree, ruling, or takes any other action restraining, enjoining, or otherwise prohibiting the merger.

First Clover Leaf may terminate the merger agreement if Partners’ board of directors has failed to recommend the merger to its stockholders or has withdrawn, modified or changed, in a manner adverse to First Clover Leaf, its approval and recommendation of the merger agreement.

Partners may terminate the merger agreement if the First Clover Leaf stock price falls below a certain value, as follows: if the quotient determined by dividing the volume weighted average price per share of First Clover Leaf common stock, rounded to the nearest cent, during the period of 20 consecutive trading days in which such shares are traded on The Nasdaq Stock Market ending at the end of the day that is the third day immediately preceding the pre-closing date of the merger, or the VWAP, by $9.66, is less than 0.85 and First Clover Leaf has not elected to cure such condition in the manner described in the next sentence.  First Clover Leaf has the right, but not the obligation, upon written notice to Partners prior to or on the pre-closing date, to increase the exchange ratio of 5.7971 shares of First Clover Leaf common stock for each share of Partners common stock, to an amount equal to the quotient obtained by dividing (x) $47.60 by (y) the VWAP and, in such event, Partners may not terminate the merger agreement.

In the event of termination of the merger agreement, the merger agreement will become void and have no effect, except with respect to the parties’ obligations regarding confidential information, notices, publicity and expenses as set forth in the merger agreement.  Further, if the merger agreement is terminated as set forth below, Partners or First Clover Leaf, as the case may be, must pay the other party on demand as follows:

•
If the merger agreement is terminated by First Clover Leaf (1) on account of a breach of Partners’ representations or warranties  (after application of the closing condition standard), and such breach was not knowing and willful, Partners shall pay to First Clover Leaf the lesser of $825,000 and the costs and expenses actually incurred by First Clover Leaf in connection with and up to and including the execution of the merger agreement, or (2) on account of a breach of Partners’ representations or warranties  (after application of the closing condition standard), and such breach was knowing and willful, Partners shall pay to First Clover Leaf $825,000, or (3) on account of a breach of a covenant or agreement by Partners or any Partners subsidiary, Partners shall pay to First Clover Leaf $825,000.

•
If Partners enters into a definitive agreement relating to a proposed acquisition or consummates an acquisition involving Partners within 12 months after the occurrence of the failure of the Partners’ stockholders to approve the merger agreement, Partners shall pay $825,000 to First Clover Leaf.

•
If the merger agreement is terminated by Partners (1) on account of a breach of First Clover Leaf’s representations or warranties (after application of the closing condition standard), and such breach was not knowing and willful, First Clover Leaf shall pay to Partners the lesser of $825,000 and the costs and expenses actually incurred by Partners in connection with and up to and including the execution of the merger agreement, or (2) on account of a breach of First Clover Leaf’s representations or warranties (after application of the closing condition standard), and such breach was knowing and willful, First Clover Leaf shall pay to Partners $825,000, or (3) on account of a breach of a covenant or agreement by First Clover Leaf or any First Clover Leaf subsidiary, First Clover Leaf shall pay to Partners $825,000.

Indemnification

In the merger agreement, First Clover Leaf has agreed to indemnify, defend, and hold harmless for a period of three years following the effective time of the merger, any officer or director of Partners or any of its subsidiaries for claims, damages, costs, expenses, judgments and amounts, among others, in connection with any claim, action, suit, proceeding or investigation, civil or criminal, because such person is or was a director or officer of Partners or a Partners subsidiary, arising, existing, or occurring on or before the effective time of the merger. The affected party is entitled to indemnification to the fullest extent, under the certificate of incorporation, charter, bylaws or other governing documents of Partners or its subsidiary, as if such instrument or document were still in effect, and applicable law, except under certain cases involving the gross negligence or willful misconduct of the party seeking indemnification, among others set forth in the merger agreement, or to the extent indemnification is prohibited under the governing documents or applicable law.

Amendment of the Merger Agreement

Subject to compliance with applicable law, the merger agreement may be amended by Partners and First Clover Leaf by action taken or authorized by their respective boards of directors at any time. After any approval of the merger agreement by Partners’ stockholders, however, there may not be, without further approval of the Partners’ stockholders, any amendment of the merger agreement which reduces the amount or changes the form of the consideration due under the merger agreement, other than as contemplated in the merger agreement. The merger agreement may not be amended except by an instrument in writing signed on behalf of First Clover Leaf and Partners.

Waiver

Prior to the merger, First Clover Leaf and Partners may extend the time for the performance of any of the obligations or other acts of the other party to the merger agreement, waive any inaccuracies in the representations or warranties of the other party contained in the merger agreement or waive compliance with any of the agreements or conditions of the other party contained in the merger agreement.

Expenses

Each party to the merger agreement will bear all expenses incurred by it in connection with the merger agreement and the merger.

Management and Operations Following the Merger

Partners will be merged with and into First Clover Leaf. The surviving corporation will operate under the name “First Clover Leaf Financial Corp.” and will continue to engage in the same business as prior to the merger and will continue to be governed by the articles of incorporation and bylaws of First Clover Leaf as in effect prior to the merger.  First Clover Leaf will continue to be managed by the same board of directors and executive officers as existed prior to the merger. Partners’ subsidiary bank, Partners Bank, will, as a result of the merger, become a wholly-owned subsidiary of First Clover Leaf, and, immediately following the effective time of the merger of Partners into First Clover Leaf, Partners Bank will merge with and into First Clover Leaf Bank pursuant to the terms of an agreement and plan of merger to be executed by respective officers of First Clover Leaf Bank and Partners Bank. The surviving bank will operate under the name “First Clover Leaf Bank” and will continue to engage in the same business as prior to the merger and will continue to be governed by the charter and bylaws of First Clover Leaf Bank as in effect prior to the merger. It is contemplated that all of the directors and officers of First Clover Leaf Bank prior to the merger with Partners Bank will remain the directors and officers of First Clover Leaf Bank after the merger with Partners Bank. As a condition to closing, First Clover Leaf is to receive the resignations of all of the directors and officers of Partners and Partners Bank as requested by First Clover Leaf.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

First Clover Leaf

First Clover Leaf common stock is listed on the Nasdaq Stock Market under the symbol “FCLF.” As of May 16, 2008, First Clover Leaf common stock was held of record by approximately 621 holders. On April 29, 2008, the last full trading day prior to the public announcement of the merger, the closing sales price of First Clover Leaf common stock was $9.66 per share. On [●], 2008, the last practicable trading day before the distribution of this proxy statement/prospectus, the closing sales price of First Clover Leaf common stock was $[●] per share.  You should obtain current market quotations for First Clover Leaf common stock from a newspaper, the Internet or your broker.  The following table sets forth the high and low sale prices for First Clover Leaf common stock as reported on the Nasdaq Stock Market, and cash dividends declared per share of First Clover Leaf common stock, for the periods indicated:

Year Ended December 31, 2008	High	Low	Dividend Paid Per Share

Second quarter (through June 4, 2008)	$10.05	$8.94	$0.06
First quarter	$10.50	$9.55	$0.06

Year Ended December 31, 2007	High	Low	Dividend Paid Per Share

Fourth quarter	$11.01	$10.00	$0.06
Third quarter	11.58	10.18	0.06
Second quarter	11.42	10.45	0.06
First quarter	11.91	11.00	0.06

Year Ended December 31, 2006 (1)(2)	High	Low	Dividend Paid Per Share

Fourth quarter	$11.99	$11.30	$0.06
Third quarter	12.15	10.26	0.06
Second quarter	20.60	19.62	0.13
First quarter	20.25	12.85	0.11
_________________

(1)	Per share information for the first and second quarter of 2006 does not reflect the 1.936-to-one exchange ratio in connection with our second step conversion that was completed in July 2006.
(2)	During the first two quarters of 2006, First Federal Financial Services, MHC, First Clover Leaf’s predecessor mutual holding company parent, waived cash dividends in the amount of $517,000.

Partners

There is no established public trading market for shares of Partners common stock, which is inactively traded in private transactions. Therefore, reliable information is not available about the prices at which shares of Partners common stock have been bought and sold. As of June 4, 2008, Partners common stock was held by 257 holders of record. See “INFORMATION ABOUT PARTNERS – Market Information, Share Prices and Dividends” for the dividend history of Partners.

INFORMATION ABOUT FIRST CLOVER LEAF

Important business and financial information about First Clover Leaf is incorporated by reference into this proxy statement/prospectus. We have incorporated by reference the information set forth in the First Clover Leaf Form 10-KSB for the year ended December 31, 2007.  That Form 10-KSB in turn incorporates by reference certain information in the First Clover Leaf 2007 Annual Report to Stockholders  Those portions of the First Clover Leaf Annual Report to Stockholders incorporated by reference into the Form 10-KSB are set forth in Annex D hereto. See the section entitled “WHERE YOU CAN FIND MORE INFORMATION” that begins on page [●] of this proxy statement/prospectus.

INFORMATION ABOUT PARTNERS

Business

Partners was formed under the laws of the State of Delaware in 2003 as the parent company of Partners Bank, an Illinois state-chartered bank.  Partners is a bank holding company registered under the Bank Holding Company Act of 1956.  Partners’ principal executive offices are located at #1 Ginger Creek Meadows, Glen Carbon, Illinois  62034, which is also the location of the main office of Partners Bank.

As of March 31, 2008, Partners had total consolidated assets of approximately $149.7 million, total consolidated deposits of approximately $99.7 million and total consolidated stockholders’ equity of approximately $12.5 million.

Partners Bank began operations on February 7, 2000.  It was founded as an institution dedicated to serving the community, with a full range of both commercial banking and retail products and services.  These services are directed to both commercial and retail customers located in Madison County, Illinois and the surrounding areas.  The services offered by Partners Bank include checking, savings and money market deposit accounts, as well as certificates of deposit and individual retirement accounts; commercial, home mortgage and personal loans; and other banking customer services.  Partners Bank’s services are focused on the commercial banking business, and its primary customer group is made up of small and medium-sized businesses, institutions, professionals, executives and entrepreneurs and the residents of the community.

Partners Bank is subject to supervision, regulation and examination by the State of Illinois, and its deposits are insured by the FDIC. Partners is subject to supervision by the Board of Governors of the Federal Reserve.

Additional information with respect to Partners and Partners Bank is included elsewhere in this proxy statement/prospectus.

As of June 4, 2008, there were 257 holders of Partners common stock.

Partners—Market Information; Share Prices and Dividends

There is no established trading market for Partners common stock.  Partners common stock trades from time to time in privately negotiated transactions between interested buyers and sellers.  Management of Partners may not be aware of all transactions that occur.  As a result, there is no readily obtainable market price for Partners common stock.  From time to time, however, management of Partners has been made aware of transactions in its common stock.  Partners is aware of 19 transactions that occurred between January 1, 2006 and September 10, 2007, which totaled 6,474 shares.  The price per share ranged between $40.00 and $43.00, with the average price per share of $42.60. Although other transactions may have occurred in its common stock, Partners has not been provided with information as to the sales prices in any transactions other than as indicated.  The following table sets forth the cash dividends declared by Partners for the periods indicated.

(1) Dividends Declared Per Common Share
2008
Second Quarter (through June 4, 2008)	$0.00
First Quarter	$0.07
2007
Fourth Quarter	$0.07
Third Quarter	$0.07
Second Quarter	$0.07
First Quarter	$0.07
2006
Fourth Quarter	$0.07
Third Quarter	$0.07
Second Quarter	$0.07
First Quarter	$0.07

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

This section presents management’s analysis of the consolidated financial condition of  Partners and its wholly owned subsidiary, Partners Bank, at March 31, 2008 and 2007, and December 31, 2007 and 2006, and the consolidated results of operations for the three months ended March 31, 2008 and 2007, and the years ended December 31, 2007, and 2006. This review should be read in conjunction with the consolidated financial statements, notes to the consolidated financial statements and other financial data presented elsewhere in this proxy statement/prospectus at “SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF PARTNERS” and as an exhibit to this proxy statement/prospectus. Unless the context otherwise requires, the term “Company” as used herein means Partners and its banking subsidiary on a consolidated basis.

Forward-Looking Statements. Certain statements in this discussion may constitute “forward-looking statements “ Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” or other statements concerning opinions or judgments of Partners and its management about future events.

Although Partners believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements expressed or implied by such forward-looking statements will be realized. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors including but not limited to the effects of and changes in: general economic conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, changes in the stock and bond markets, technology, and consumer spending and saving habits.

Accounting Policies. Partners’ financial statements are prepared in accordance with accounting principles generally accepted in the United States, or GAAP. The financial information contained within the statements is, to a significant extent, financial information based on measures of the financial effects of transactions and events that have already occurred. A variety of factors could affect the ultimate value that is obtained either when earning income, recognizing an expense, recovering an asset, or relieving a liability. In addition to historical losses, Partners uses qualitative risk factors as one aspect in determining the inherent loss that may be present in its loan portfolio. Actual loss experience could differ significantly from the estimated amounts and may influence the valuation of the portfolio in the future. The fair value of the investment portfolio is based on period end valuations but changes daily with the market. In addition, GAAP itself may change, either allowing or mandating a change from one previously acceptable method to another method.

Average Balance Sheets.  The following tables set forth certain information relating to Partners’ average balance sheets and reflects the yield on average earning assets and cost of average interest-bearing liabilities for the periods indicated. Such yields and costs are derived by dividing interest income or expense by the average balance of assets or liabilities, Although not significant in amount, the average balance sheet amounts for loans include balances for non-accrual loans.

	Average Balance Sheets, Yields and Rates for the Quarter Ended March 31,
	2008			2007
	Average Balance	Interest	Yield/ Rate (%)	Average Balance	Interest	Yield/ Rate (%)
Interest-earning assets:
Loans (1)(2)	$90,173,634	$1,507,071	6.69%	$79,884,838	$1,393,254	6.98%
Taxable securities	47,026,043	553,274	4.71%	46,193,787	520,404	4.51%
Tax-exempt securities	9,247,775	83,836	3.63%	8,491,436	73,924	3.48%
Federal funds sold and short-term investments	689,912	8,828	5.12%	2,719,113	35,080	5.16%
Total interest-earning assets	147,137,364	2,153,009	5.85%	137,289,174	$2,022,662	5.89%
Noninterest-earning assets:
Cash and due from banks.	1,675,607			2,443,543
Premises and equipment.	1,715,133			1,805,175
Allowance for loan losses .	(1,298,656)			(1,379,546)
Other assets	1,121,542			1,643,252
Total noninterest-earning assets	3,213,626			4,512,424
Total assets	$150,350,990			$141,801,598
Interest-bearing liabilities:
Deposits
NOW	$3,758,569	$10,658	1.13%	$5,139,206	$16,133	1.26%
Savings	344,233	849	0.99%	295,303	721	0.98%
Money market	28,316,391	225,212	3.18%	20,559,718	201,498	3.92%
Time .	57,752,968	642,022	4.45%	55,087,564	654,002	4.75%
FHLB advances	14,050,000	149,117	4.25%	11,272,222	127,071	4.51%
Federal funds purchased and short-term borrowings	25,243,012	138,454	2.19%	30,067,696	277,389	3.69%
Note Payable	300,000	4,626	6.17%	750,000	14,868	7.93%
Total interest-bearing liabilities	129,765,173	1,170,938	3.61%	123,171,709	1,291,682	4.19%
Noninterest-bearing liabilities:
Demand deposits	7,769,970			7,382,198
Other liabilities	580,759			691,858
Stockholders’ equity	12,235,088			10,555,833
Total liabilities and stockholders’ net interest income	$150,350,990	$982,071		$141,801,598	$730,980
Net interest spread (3)			2.24%			1.70%
Net interest income to average interest-earning assets (4)			2.67%			2.13%
_________________

(1)	Interest income on loans excludes loan fees.

(2)	The balances include non-accrual loans.

(3)	The interest rate spread is calculated by subtracting weighted average interest rate cost from weighted average interest rate yield for the period indicated.

(4)	The net yield on weighted average interest-earning assets is calculated by dividing net interest income by the weighted average interest earning assets for the period indicated.

	Average Balance Sheets, Yields, and Rates for the Year Ended December 31,
	2007			2006
	Average Balance	Interest	Yield/ Rate (%)	Average Balance	Interest	Yield/ Rate (%)
Interest-earning assets:
Loans (1)(2)	$86,215,418	$6,102,088	7.08%	$73,830,743	$4,997,151	6.77%
Taxable securities	42,565,851	1,897,703	4.46%	60,322,101	2,437,985	4.04%
Tax-exempt securities	8,309,818	338,083	4.07%	7,556,308	265,596	3.51%
Federal funds sold and short-term investments	1,603,277	82,947	5.17%	6,609,890	307,513	4.65%
Total interest-earning assets	$138,694,364	8,420,821	6.07%	148,319,042	$8,008,245	5.40%
Noninterest-earning assets:
Cash and due from banks	2,055,925			3,083,904
Premises and equipment	1,767,266			1,838,827
Allowance for loan losses	(1,364,864)			(1,220,148)
Other assets	1,502,302			1,998,908
Total noninterest-earning	3,960,629			5,701,491

Total assets	$142,654,993			$154,020,533
Interest-bearing liabilities:
Deposits
NOW.	$3,784,308	$42,333	1.12%	$25,341,462	$168,697	0.67%
Savings	293,579	2,901	0.99%	329,945	3,253	0.99%
Money market	22,336,459	894,070	4.00%	13,033,175	447,313	3.43%
Time	55,551,727	2,689,028	4.84%	60,689,693	2,693,060	4.44%
FHLB advances	12,170,411	561,207	4.61%	9,622,603	415,357	4.32%
Federal funds purchased and short-term borrowings	28,296,756	989,598	3.50%	24,795,090	921,482	3.72%
Note payable	608,332	50,075	8.23%	750,000	57,788	7.70%
Total interest-bearing liabilities	123,041,572	5,229,212	4.25%	134,561,968	4,706,950	3.50%
Noninterest-bearing liabilities:
Demand deposits	8,014,775			8,870,755
Other liabilities	699,715			481,096
Stockholders’ equity	10,898,931			10,106,714
Total liabilities and stockholders’ equity	$142,654,993			$154,020,533
Net interest income		$3,191,609			$3,301,295
Net interest spread (3)			1.82%			1.90%
Net interest income to average interest-earning assets (4)			2.30%			2.23%
_________________

(1)	Interest income on loans excludes loan fee income.

(2)	The balances include nonaccrual loans.

(3)	The interest rate spread is calculated by subtracting weighted average interest rate cost from average interest rate yield for the period indicated.

(4)	The net yield on weighted average interest-earning assets is calculated by dividing net interest income by the weighted average interest earning assets for the period indicated

Comparison of Operating Results for the Three Months Ended March 31, 2008 and 2007 and the Years Ended December 31, 2007 and 2006

General

Partners derives all its revenues and income from the operations of its principal subsidiary, Partners Bank. Partners Bank provides a full range of commercial and retail services to customers, primarily in Madison County, Illinois and the surrounding areas. The bank maintains a strong strategic focus on the commercial banking business, and its primary customer group is made up of small and medium businesses, institutions, professionals, executives, entrepreneurs and the residents of the community.

As of March 31, 2008, Partners had total assets of $149,665,665, net loans of $86,833,411, total deposits of $96,867,617 and stockholders’ equity of $12,536,897. As of December 31, 2007, Partners had total assets of $151,286,122, net loans of $93,670,129, total deposits of $99,411,748 and stockholders’ equity of $11,585,156. As of December 31, 2006, Partners had total assets of $145,244,280, net loans of $80,386,062, total deposits of $89,211,830 and stockholders’ equity of $10,497,218.

Partners reported net income of $263,729 for the three months ended March 31, 2008 compared to net income of $122,485 for the three months ended March 31, 2007.  Partners reported net income of $641,671 for the year ended December 31, 2007 compared with net income of $355,314 for the year ended December 31, 2006.

Net Income

For the three months ended March 31, 2008, Partners earned $263,729, or $0.67 diluted earnings per share, compared to net income for 2007 of $122,485, or $0.32 diluted earnings per share The increase in diluted earnings per share was $0.35, or 109.38%, for the three months ended March 31, 2008 compared to the similar period in 2007. The net income for the three months ended March 31, 2008 increased by $141,244, or 115.32%, compared to the three months ended March 31, 2007.

For the year ended December 31, 2007, Partners earned $641,671, or $1.64 diluted earnings per share, compared to net income for 2006 of $355,314, or $0.94 diluted earnings per share.  The increase in 2007 diluted earnings per share was $0.70, or 74.46%, from the 2006 diluted earnings per share. The net income for 2007 increased by $286,357, or 80.59%, from the net income for 2006.

Net Interest Income

Net interest income is the principal source of Partners’ earnings and represents the difference between interest earned on loans, securities, and other earning assets and interest paid on deposits and other interest-bearing liabilities. A number of factors, such as the volume and mix of earning assets and fund sources and the interest rate environment affect the net interest margin. The level of earning assets funded by interest free funding sources (primarily noninterest-bearing demand deposits and equity capital) also affects the net interest margin. The net yield on total interest-earning assets, also referred to as interest rate margin or net interest margin, represents net interest income divided by average interest-earning assets. Partners’ principal interest-earning assets are loans. Interest income from the security portfolio and federal funds sold and other short-term investments also contribute to interest income.

Table la details Partners’ analysis of volume and rate changes in interest income and interest expense for the three months ended March 31, 2008 and 2007, Table lb details Partners analysis of volume and rate changes in interest income and interest expense for 2007 and 2006.

Table la - Analysis of Changes in Net Interest Income
Interest-earning assets:	March 31, 2008	March 31, 2007	Total Change	Change Due to Volume(1)	Change Due to Rate
Loans	$1,507,071	$1,393,254	$113,817	$184,066	$(70,249)
Securities
Taxable	553,274	520,404	32,870	20,692	12,178
Tax-Exempt	83,836	73,924	9,912	(2,445)	12,357
Federal funds sold and other short-term investments	8,828	35,080	(26,252)	(26,178)	(74)
Total interest-earning assets	$2,153,009	$2,022,662	$130,347	$176,135	$(45,788)
Interest-bearing liabilities:
Deposits
NOW deposits .	$10,658	$16,133	$(5,475)	$(4,240)	$(1,235)
Savings deposits	849	721	128	120	8
Money market deposits	225,212	201,498	23,714	155,870	(132,156)
Time deposits	642,022	654,002	(11,980)	25,367	(37,347)
FHLB advance	149,117	127,071	22,046	32,154	(10,108)
Federal funds purchased and short-term borrowings	138,454	277,389	(138,935)	(30,413)	(108,522)
Note payable	4,626	14,868	(10,242)	(8,605)	(1,637)
Total interest-bearing liabilities	1,170,938	1,291,682	(120,744)	170,253	(290,997)
Net interest income	$982,071	$730,980	$251,091	$5,882	$245,209
_________________

(1) The changes in interest due to both volume and rate have been allocated proportionately to both rate and volume.

Net interest income increased by $251,091 from $730,980 for the three months ended March 31, 2007 to $982,071 for the three months ended March 31, 2008. Interest income increased by $130,347, or 6.44%, to $2,153,009 for the first quarter of 2008, compared to $2,022,662 for the first quarter of 2007, mainly due to the increase in average loan balances. Interest expense decreased by $120,744 during the first three months of 2008 to $1,170,938 compared to $1,291,682 for the prior-year period. This decrease in interest expense was mainly attributed to the decrease in average rates paid and balances of short-term borrowings, principally sweep accounts.  Partners’ net interest margin increased from 2.13% during the first quarter of 2007 to 2.67% during the first quarter of 2008.

Table lb - Analysis of Changes in Net Interest Income
Interest-earning assets:	December 31, 2007	December 31, 2006	Total Change	Change Due to Volume(1)	Change Due to Rate
Loans	$6,102,088	$4,997,151	$1,104,937	$847,180	$257,757
Securities
Taxable	1,897,703	2,437,985	(540,282)	(695,432)	155,150
Tax-exempt	338,083	265,596	72,487	28,611	43,876
Federal funds sold and other short-term investments	82,947	307,513	(224,566)	(232,053)	7,487
Total interest-earning assets	$8,420,821	$8,008,245	$412,576	$(51,694)	$464,270
Interest-bearing liabilities:
Deposits
NOW deposits	$42,333	$168,697	$(126,364)	$(136,033)	$9,669
Savings deposits	2,901	3,253	(352)	(359)	7
Money market deposits	894,070	447,313	446,757	332,836	113,921
Time deposits	2,689,028	2,693,060	(4,032)	(40,523)	36,491
FHLB advances	561,207	415,357	145,850	111,732	34,118
Federal funds purchased and short-term borrowings	989,598	921,482	68,116	138,011	(69,895)
Note payable	50,075	57,788	(7,713)	(10,633)	2,920
Total interest-bearing liabilities	5,229,212	4,706,950	522,262	395,031	127,231
Net interest income	$3,191,609	$3,301,295	$(109,686)	$(446,725)	$337,039
_________________

(1) The changes in interest due to both volume and rate have been allocated proportionately to both rate and volume.

Net interest income decreased $109,686 from $3,301,295 from the year ended December 31, 2006 to $3,191,609 for the year ended December 31, 2007.  During 2007, the prime loan rate as published in the Wall Street Journal decreased three times, from 8.25% to 7.50%. At December 31, 2007, approximately 32% of Partners’ loan portfolio was variable rate and the predominant index used was the prime rate. The significant increase in interest income on loans was primarily due to the growth in average loan balances, and higher yields on average loans balances, but to a lesser extent. Interest income from securities and short term investments, including fed funds declined primarily due to lower average balances.  The rate paid on interest bearing liabilities also increased. Although the interest rate paid on money market accounts and time deposits is based upon management discretion, these rates generally follow trends in market rates. In 2007, there was a greater reliance on money market accounts, FHLB advances, and short-term borrowings as a funding sources and this growth in average balances, in these categories, increased interest expense.  Thus, the decrease in the net interest income in 2007 resulted primarily from lower average earning assets and higher rates paid on interest bearing liabilities, while the change in rate had an increase of $337,039. Partners’ net interest margin increased from 2.23% to 2.30% in the same period.

Total interest income for 2007 increased by $412,576 over the previous year as average earning assets decreased from $148,319,042 in 2006 to $138,694,364 in 2007. Total interest expense on interest bearing liabilities increased by $522,262 to $5,229,212 for 2007 as compared to $4,706,950 for 2006, as average interest-bearing liabilities decreased to $123,533,881 for 2007 from $135,365,656 for 2006.

Table 2 details the computation of Partners’ net interest margin for the three months ended March 31, 2008 and 2007, and the twelve months ended December 31, 2007 and 2006

Table 2 — Net Interest Margin

	March 31,		December 31,
	2008	2007	2007	2006
Interest income/Average interest-earning assets	5.85%	5.89%	6.07%	5.40%
Interest expense/Average interest-paying liabilities	3.61	4.19	4.25	3.50
Net interest income/Average interest-earning assets	2.67	2.13	2.30	2.23

Securities

The fair value of securities available-for-sale and their related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) are set forth below in Table 3a as of the dates indicated.

Table 3a — Fair Value of Available-For-Sale Securities
March 31, 2008	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
U.S. Government Agency	$22,281,150	$682,936		$(1,134)
State and municipal	8,126,994	171,241		(3,208)
Mortgage-backed/CMO	25,726,248	401,734		(13,325)
Total	$56,134,392	$1,255,911	$	(17,667)
December 31, 2007
U.S. Government Agency	$25,781,779	$150,731		$(56,731)
State and municipal	10,204,005	46,160		(19,704)
Mortgage-backed/CMO	14,694,118	47,269		(83,846)
Total	$50,679,902	$244,160		$(160,281)
December 31, 2006
U.S. Government Agency	$36,812,326	$19,196		$(318,564)
State and municipal	8,554,553	7,974		(79,668)
Mortgage-backed/CMO	9,568,501	—		(262,155)
Total	$54,935,380	$27,170		$(660,387)

The fair value of debt securities available-for sale at March 31, 2008 and at December 31, 2007 by contractual maturity are set forth below in Table 3b. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately and have a weighted average maturity of 7.98 and 6.99 years as of March 31, 2008 and December 31, 2007 respectively.

Table 3b — Fair Values of Debt Securities by Maturity

Fair Value at March 31, 2008
Due in one year or less	$3,238,715
Due from one to five years	16,486,663
Due from five to ten years	10,472,510
Due after ten years	210,257
Mortgage-backed securities and CMO’s	25,726,247
$56,134,392

Fair Value at December 31, 2007
Due in one year or less	$5,190,041
Due from one to five years	16,317,162
Due from five to ten years	12,271,307
Due after ten years	2,207,276
Mortgage-backed securities and CMO’s	14,694,116
$50,679,902

Securities pledged at March 31, 2008 had a carrying amount of $54,297,051 and were pledged to secure public deposits, repurchase agreements, and for other purposes required by law. Securities pledged at year-end 2007 and 2006 had carrying amounts of $49,755,651 and $54,993,463, respectively.

The following table shows the weighted average interest rate for each security group as of March 31, 2008 and December 31, 2007.

Table 3c - Weighted Average Interest Rates on Securities
	U.S. Government Agencies	State and Municipal Subdivisions	Mortgage- Backed and CMO Securities	Total
Weighted Average Interest Rates at March 31, 2008.	4.77%	3.51%	4.93%	4.66%
Weighted Average Interest Rates at December 31, 2007	4.71%	3.93%	4.66%	4.55%

Non-Interest Income

Non-interest income is generated primarily from service charges on deposit accounts, other service fees, mortgage banking activity and loan fees. Non-interest income increased by $8,096, or 12.65%, during the three months ended March 31, 2008 versus the comparable period in 2007. The increase was mainly due to a $5,910 gain on sales of securities.

During 2007, non-interest income increased by $228,375 from the results of 2006 to $265,936. The change was largely attributable to the effects of securities losses in 2006, in the amount of $267,437, higher service charge income, which was offset by lower loan fees, and other non-interest income, including income from referral fees and sold loans.

Table 4 details non-interest income by category for the three months ended March 31, 2008 and 2007 and the years ended December 31, 2007 and 2006.
Table 4 - Non-interest Income

	March 31,		December 31,
	2008	2007	2007	2006
Service charges on deposit accounts	$9,987	$7,743	$34,145	$22,888
Service fee income	14,717	15,916	62,573	63,534
Gain (loss) on sale of securities	5,910	—	—	(267,437)
Other non-interest income	13,796	12,486	58,430	88,043
Loan Fees	27,698	27,867	110,788	130,533
Total non-interest income	$72,108	$64,012	$265,936	$37,561

Non-Interest Expense

Total non-interest expense for the three months ended March 31, 2008 was $660,680 compared to $676,976 for the three months ended March 31, 2007. Total non-interest expense for 2007 was $2,687,894, an increase of $196,667 compared to 2006.

Table 5 details non-interest expense by category for the three months ended March 31, 2008 and 2007 and the years ended December 31, 2007 and 2006.

Table 5 - Non-Interest Expense

	March 31,		December 31,
	2008	2007	2007	2006
Salaries and employee benefits	$365,411	$397,962	$1,581,573	$1,362,301
Occupancy	41,489	38,472	163,789	151,228
Equipment	21,109	24,647	88,760	94,810
Data processing	43,084	37,879	160,588	169,235
Professional services	23,350	21,771	89,821	71,622
Marketing and public relations	38,970	33,271	145,633	157,272
Other	127,267	122,974	457,730	484,759
Total non-interest expense	$660,680	$676,976	$2,687,894	$2,491,227

Salaries and employee benefits, the largest component of non-interest expenses, were $365,411 for the first quarter of 2008, which decreased $32,551 compared to salaries and employee benefits for the comparable period in 2007.  This decrease resulted primarily from lower salary expense due to a lower number of employees.

Salaries and employee benefits were $1,581,573 for 2007, which was an increase of $219,272 compared to salaries and employee benefits for 2006.  This increase resulted from merit salary and bonus increases, and increased costs related to contract employees, the 401-K plan and other employee benefits, including employee health insurance.

Total occupancy and equipment expenses for the first quarter of 2008 decreased $521 to $62,598 compared to the first quarter of 2007; with higher utilities costs more than offset by a decrease in depreciation expense.

Total occupancy and equipment expenses for 2007 were $252,549, which was an increase of $6,511 from 2006. The majority of this increase was attributable to higher utilities and insurance expense.

Data processing costs were $43,084 for the three months ended March 31, 2008, or $5,205 higher than the same period of the 2007. The increase was due to higher monthly expense for data processing services.  Data processing costs for 2007 were $160,588, which was a decrease of $8,647 from 2006. This decrease was primarily due to switching to a new vendor for ancillary data processing services.

Professional fees increased by 7.25% to $23,350 during the first quarter of 2008 compared to the same period in 2007. Professional fees for 2007 were $89,821, which was an increase of $18,199 from 2006, which was primarily the result of higher loan related legal expense.

Marketing and public relations expenses increased to $38,970 during the first quarter of 2008 compared to $33,271 during the first quarter of 2007. The increase was the result of higher advertising and business development expense. Marketing and public relations expenses for 2007 were $145,633 which was a decrease of $11,639 from 2006. This decrease resulted primarily from lower advertising and community relations expense.

Other expenses increased $4,293 to $127,267 during the first quarter of 2008 compared to $122,974 during the prior-year period. This decrease was mainly due to lower insurance costs and reduced accruals. Other expenses for 2007 were $457,730, which was a decrease of $27,029 from 2006. This decrease is mainly due to significantly lower correspondent bank fees, which more than offset higher FDIC insurance premiums.

Financial Condition

Total assets were $149,665,665 at March 31, 2008 compared to $151,286,122 at December 31, 2007.  Net loans decreased $6,836,718, or 7.30%, to $86,833,411 at March 31, 2008 from $93,670,129 at December 31, 2007. In addition, total deposits decreased by $2,544,131, or 2.56%, to $96,867,617 at March 31, 2008 from $99,411,748 at December 31, 2007. Total stockholders’ equity increased by $951,741, or 8.22%, to $12,536,897 at March 31, 2008 from $11,585,156 at December 31, 2007. This increase in stockholders’ equity was primarily due to the increase in unrealized gains and operating earnings.

Total assets were $151,286,122 at December 31, 2007 compared to $145,244,280 at December 31, 2006. This represented an increase of $6,041,842 or 4.16%. Over the same period, net loans increased $13,284,067, or 16.53%, to $93,670,129 at December 31, 2007 from $80,386,062 at December 31, 2006. In addition, total deposits increased by $10,199,918, or 11.43%, to $99,411,748 at December 31, 2007 from $89,211,830 at December 31, 2006.  Total stockholders’ equity increased by $1,087,938, or 10.36%, to $11,585,156 at December 31, 2007 from $10,497,218 at December 31, 2006. This increase was primarily due to earnings of $641,671 and was supplemented by $438,734 increase from unrealized gains, and $110,873 from the issuance of common stock. Reductions to capital consisted of $103,340 in dividends declared to stockholders.

Lending and Credit Management

Interest earned on the loan portfolio is the primary source of income for Partners.  The net loan portfolio at March 31, 2008 represents 58.01% of total assets.  Net loans at March 31, 2008 were $86,833,411, a decrease of $6,836,718 from year-end 2007.

The net loan portfolio at December 31, 2007 represents 61.92% of total assets. Net loans at December 31, 2007 were $93,670,129, which was an increase of $13,284,067 from December 31, 2006.

Partners focuses on commercial banking business in Madison County, Illinois and the surrounding areas with primary emphasis on commercial and industrial and commercial real estate. During 2007 these two categories increased by $4,591,161 and $8,135,535 respectively. Partners also provides retail lending products to commercial entities served and other retail customers.  Accordingly, the residential real estate category, including Home equity lines of credit increased $495,683 in 2007. The Company does not hold loans for sale in the loan portfolio.

Table 6 details the loan portfolio by loan type as of the periods indicated
Table 6 - Loan Portfolio

	March 31,		December 31,
	2008	2007	2007	2006
Commercial and industrial	$27,259,222	$32,141,163	$32,148,282	$27,557,121
Real estate loans
Residential	21,133,811	20,019,571	21,475,485	20,979,802
Commercial	23,929,574	20,142,901	26,824,558	18,689,023
Construction	15,493,889	13,338,451	14,091,162	14,116,284
Consumer loans	316,018	356,653	448,493	416,311
Deferred loan fees, net
Total loans	88,132,514	85,998,739	94,987,980	81,758,541
Allowance for loan losses	(1,299,103)	(1,390,479)	(1,317,851)	(1,372,479)
Net loans	$86,833,411	$84,608,260	$93,670,129	$80,386,062

Table 7 sets forth the maturity distribution and interest rate sensitivity of the loan portfolio at March 31, 2008 and December 31, 2007.

Table 7 - Loan Maturities and Rate Sensitivity

	March 31, 2008
Maturity (In Years)	Fixed Rate Loans	Average Rate	Variable Rate Loans	Average Rate	Total Loans	Average Rate
Less than one	$16,566,532	6.69%	$13,223,832	5.95%	$29,790,363	6.36%
One to two	10,022,610	6.91	4,413,673	6.08	14,436,284	6.65
Two to three	10,487,278	6.21	1,909,389	7.07	12,396,667	6.34
Three to four	4,398,543	6.77	1,949,515	6.09	6,348,058	6.56
Four to five	10,393,946	6.83	1,981,460	4.78	12,375,405	6.51
Over five years	4,135,108	6.88	8,650,628	6.54	12,785,737	6.65
Total	$56,004,017	6.69%	$32,128,497	6.13%	$88,132,514	6.49%

	December 31, 2007
Maturity (In Years)	Fixed Rate Loans	Average Rate	Variable Rate Loans	Average Rate	Total Loans	Average Rate
Less than one	$20,472,117	6.69%	$12,090,811	7.87%	$32,562,928	7.13%
One to two	9,037,167	6.92	5,740,673	7.47	14,777,840	7.14
Two to three	7,883,078	6.33	2,849,409	8.33	10,732,487	6.86
Three to four	10,748,555	6.94	756,869	7.53	11,505,424	6.97
Four to five	10,703,083	6.97	2,131,736	6.59	12,834,819	6.91
Over five years	5,360,296	6.70	7,214,186	7.20	12,574,482	6.99
Totals	$64,204,296	6.78%	$30,783,684	7.58%	$94,987,980	7.04%

Partners strives to mitigate the risks inherent in lending by following written loan policies and procedures. These policies and procedures are designed to ensure prudent loan underwriting standards. An analysis of the loan portfolio is conducted quarterly by management and, in turn, is reviewed by the board of directors of Partners Bank. In addition, Partners uses an outside audit firm to perform an independent review of loans. The purpose of this loan review is to identify problem credits and to help ensure the loan officers are complying with the Bank’s loan policy and procedures.

Table 8 details past due and non-accrual loans by loan type for the periods indicated.

Table 8 — Nonaccrual, Past Due and Restructured Loans

	March 31,		December 31,
	2008	2007	2007	2006
Nonaccrual loans	$690,872	$793,447	$752,159	$743,965
Past due 90 days or more, and still accruing interest	69,410	—	—	—
Troubled debt restructurings, that are not on nonaccrual status and are not more than 90 days past due	—	—	—	—

As of March 31, 2008, there was $690,872 of non-accrual and $1,902,381 of impaired loans. A loan is impaired when full payment under the loan terms is not expected. The allowance for loan losses relating to impaired loans as of March 31, 2008 was $214,090.  As of December 31, 2007, there was $752,159 of non-accrual and $1,963,669 of impaired loans.  The allowance for loan losses relating to impaired loans as of December 31, 2007 was $244,000. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogenous loans, such as consumer and residential real estate loans may be collectively evaluated for impairment.

Analysis of the Allowance for Loan Losses

Partners Bank establishes a risk code for every loan at its inception based on the criteria outlined in the Partners Bank Risk Rating System.  These risk codes are then reviewed and adjusted, if deemed necessary, throughout the life of the loan with each renewal request or upon receipt of any information that may impact the repayment capacity of the borrower.

The risk rating system incorporates a number of criteria deemed relevant in determining the repayment risk of a particular loan.  These criteria include the type of loan (for example, consumer, residential real estate or commercial), the underlying collateral, and the borrower’s financial strength relative to industry standards.

For loans with risk codes of 0 though 5, a reserve allocation factor is established for each risk code consistent with FAS 5 treatment for loans with similar risk characteristics and deemed unimpaired.  Because of the minimal losses incurred during the eight year history of Partners Bank, it is difficult to clearly identify any trends or to establish baselines for anticipated losses for any particular loan type.  Therefore, reserve allocation factors are also influenced by Partners Bank’s management’s history and experience regarding loan risk and any concerns regarding a particular industry or the economy.

For loans with risk codes of 6 or 7, FAS 114 treatment is used in determining the appropriate allocation of the loan loss reserve.  Under this method, a specific allocation is determined for each loan after careful examination of a number of factors such as the underlying collateral, income of the borrower, or strength of any guarantors.

To then assess the adequacy of the loan loss reserve, the loan portfolio is sorted by risk code.  The balance outstanding for all loans within each risk code 0 through 5 is multiplied by the respective reserve allocation factor.  This total is then added to any specific reserve assigned to loans with risk codes of 6 or 7.  The total for these two groups is compared to the loan loss reserve to determine adequacy.

As of March 31, 2008, the anticipated charge-offs of Partners Bank are estimated at $14,000 for the remainder of the year.  The total is comprised of two loans (one commercial and one residential real estate) for $7,000 each.

March 31, 2008

Balance at Beginning of Period	$1,317,851

Charge-Offs
Real Estate – Mortgage	(43,644)
Total Charge-Offs	(43,644)

Recoveries
Real Estate – Mortgage	7,896
Total Recoveries	7,896

Net Charge-Offs	35,749

Additions Charged to Operations	17,000

Balance at end of Period	$1,299,103

Ratio of net Charge-Offs during the period to average loans outstanding during the period	0.16%

December 31, 2007

Balance at Beginning of Period	$1,372,479

Charge-Offs
Commercial	(37,000)
Real Estate – Commercial	(25,628)
Real Estate – Mortgage	(28,000)
Total Charge-Offs	$(90,628)

Total Recoveries	—

Net Charge-Offs	(90,628)

Additions Charged to Operations	36,000

Balance at end of Period	$1,317,851

Ratio of net Charge-Offs during the period to average loans outstanding during the period	0.11%

December 31, 2006

Balance at Beginning of Period	$953,147

Charge-Offs
Real Estate – Mortgage	(19,668)
Total Charge-Offs	(19,668)

Total Recoveries	—

Net Charge-Offs	(19,668)

Additions Charged to Operations	439,000

Balance at end of Period	$1,372,479

Ratio of net Charge-Offs during the period to average loans outstanding during the period	0.03%

Potential Problem Loans

All potential problem loans of Partners Bank are assigned a risk code of 5, 6 or 7 pursuant to the definitions for each in the Partners Bank Risk Rating System.  These loans are included monthly in the Partners Bank’s Watch Loan List.  At the end of the quarter, a more comprehensive Watch Loan Report is completed by Partners Bank for each of these relationships.  Risk code 5 credits have exhibited weaknesses that warrant closer supervision, but no loss of principal or interest is anticipated.  Repayment may vary from that planned at the loan’s inception, but there is no expectation that the loan will become seriously delinquent or that restructuring will be necessary absent further deterioration in the borrower’s financial position.

If additional deterioration in the relationship occurs, the account would be downgraded by Partners Bank to a risk code 6 or 7.  Although these loans may still be current and paying as agreed, there are reasons to question the ability of the borrower to repay all of the principal and interest consistent with the terms of the loans.

As of March 31, 2008,  Partners Bank had no loans where information known by Partners Bank’s management about possible credit problems caused management to have serious concerns as to the ability of the borrowers to comply with the present loan repayment terms and which may result in disclosure as non-accrual, 90 days past due or restructured which were not already classified accordingly.

Provision for Loan Losses

The provision for loan losses increases the allowance for loan losses to which loan losses are charged as those losses become evident. Management determines the appropriate level of the allowance for losses quarterly based on a number of factors including analysis of loans with a more than normal degree of risk. The Loan Committee and the Board of Directors of Partners Bank reviews management’s analysis and approves the adequacy of the loan loss reserve on a quarterly basis.  This analysis is the by-product of an ongoing internal loan review process the purpose of which is to determine the level of credit risk within the portfolio and to help ensure adherence to underwriting and documentation standards. In determining the adequacy of the provision for loan losses to cover probable incurred losses, management also considers Partners Bank’s level of loan growth. Other qualitative factors include, but are not limited to changes in portfolio mix, delinquency and watch list trends, current economic conditions and trends, reviews of larger loans and known problem credits. The results of internal review processes and regulatory examinations are also considered by management in assessing the adequacy of the allowance. While management believes that it uses the best information available to determine the allowance for loan losses, unforeseen market conditions could result in adjustments to the allowance for loan losses and net earnings could be significantly affected if circumstances differ substantially from the assumptions used in establishing the allowance for probable incurred losses.

The provision for loan losses was $17,000 for the first quarter of 2008, and $18,000 for the first quarter of 2007. The provision for loan losses for 2007 was $36,000 compared to $439,000 in 2006. The decrease in the provision in 2007 was due to improved loan quality, including improving conditions with a large non accrual loan wherein the specific exposure estimations was significantly reduced. The allowance for loan losses as a percent of gross loans was 1.47% at March 31, 2008, 1.39% on December 31, 2007, and 1.68% on December 31, 2006.

Table 9 is a summary of allowance for loan losses activity for the periods indicated.

Table 9 — Analysis of the Allowance for Loan Losses

	Three Months Ended March 31,		Years Ended December 31,
	2008	2007	2007	2006
Balance at beginning of	$1,317,851	$1,372,479	$1,372,479	$953,147
Provisions for loan losses	17,000	18,000	36,000	439,000
Loans charged-off	(43,644)	—	(90,628)	(19,668)
Recoveries on loans previously charged-off	7,896	—	—	—
Balance at end of period	$1,299,103	$1,390,479	$1,317,851	$1,372,479

Loan diversity is an important risk component. Table 10 is a comparison of the percentage of concentration by type of loan as of the indicated dates.

Table 10 — Loan Portfolio

	March 31,		December 31,
	2008	2007	2007	2006
Commercial & Industrial Loans	31%	37%	34%	34%
Real Estate Loans
Residential HECL	24	23	23	26
Commercial	27	24	28	23
Construction	18	16	15	17
Consumer Loans	—	—	—	—
Totals	100.00%	100.00%	100.00%	100.00%

Deposits

The average amount of, and the interest paid on, each of the deposit categories is disclosed in the average balance sheets, yields and table at the beginning of this management’s discussion and analysis section. Time deposits include brokered deposits, which are primarily obtained through the bank’s correspondent bank or a broker from the bank’s approved broker list. Brokered deposits were $12,983,532 at March 31, 2008 and -$12,892,628 and $12,449,193 at year end 2007 and 2006, respectively.

Table lla shows the maturity schedule for Partners’ time deposits of $100,000 or more as of March 31, 2008 and December 31, 2007.

Table lla — Time Deposits of $100,000 or More

	March 31, 2008	December 31, 2007
Three months or less	$9,607,480	$12,389,036
Over three months through six months	8,221,016	5,369,420
Over six months through twelve months	3,723,273	6,751,909
Over twelve months	2,973,718	2,262,233
	$24,525,487	$26,772,598

Table llb shows the maturity schedule for Partners’ time deposits less than $100,000 as of March 31, 2008 and December 31, 2007.

Table l1b — Time Deposits of $100,000 or less

	March 31, 2008	December 31, 2007
Three months or less	$11,354,364	$14,346,005
Over three months through six months	10,531,387	5,846,002
Over six months through twelve months	6,211,113	7,942,167
Over twelve months	2,165,245	2,183,740
	$30,262,109	$30,317,914

Return on Equity and Assets

Table 12 is a summary of Partners’ performance ratios for the periods ended as of the indicated dates.

Table 12 — Performance Ratios

	March 31,	December 31,
	2008	2007	2006
Return on average assets (1)	0.70%	0.45%	0.23%
Return on average equity (2)	8.60	5.89	3.52
Dividend payout ratio (3)	10.45	17.07	29.79
Average equity to average assets (4)	8.14	7.64	6.56
_________________

(1)      Net income divided by average total assets.
(2)      Net income divided by average equity
(3)      Dividends per share divided by diluted earnings per share
(4)      Average equity dividend by average total assets

Contractual Obligations and Loan Commitments

Table 13a, 13b and 13c are summaries of Partners’ contractual obligations as of the indicated dates.

Table 13a — Contractual Obligations — March 31, 2008

	Payments Due by Period
	Total	Less Than 1 Year	1-3 Years	3-5 Years	After 5 Years
Federal Home Loan Bank Advances	$14,050,000	$6,000,000	$5,300,000	$1,750,000	$1,000,000
Federal Funds purchased and short-term borrowings	25,005,536	25,005,536	—	—	—
Note payable (1)	300,000	300,000	—	—	—
Total contractual obligations	$39,355,536	$31,305,536	$5,300,000	$1,750,000	$1,000,000
_________________

(1)
Partners has a line of credit with a financial institution for $2,000,000 of which Partners had borrowed $300,000 at March 31, 2008.  The line has an interest rate of three month LIBOR plus 2.50%, which reprices monthly.  At March 31, 2008 the rate was 5.58%.  The stated maturity date is April 30, 2009.

Table 13b — Contractual Obligations — December 31, 2007

	Payments Due by Period
	Total	Less Than 1 Year	1-3 Years	3-5 Years	After 5 Years
Federal Home Loan Bank advances	$14,050,000	$6,500,000	$4,800,000	$1,750,000	$1,000,000
Federal Funds purchased and short-term borrowings	25,025,772	25,025,772	—	—	—
Notes Payable(1)	300,000	300,000	—	—	—
Total contractual obligations	$39,375,772	$31,825,772	$4,800,000	$1,750,000	$1,000,000
_________________

(1)  Partners has a line of credit with a financial institution for $2,000,000 of which Partners had borrowed $300,000 at December 31, 2007.  The line has an interest rate of three month LIBOR plus 2.50%, which reprices monthly.   At year-end, the rate was 7.63%.

Table 13c — Contractual Obligations — December 31, 2006

	Payments Due by Period
	Total	Less Than 1 Year	1-3 Years	3-5 Years	After 5 Years
Federal Home Loan Bank advances	$10,750,000	$6,000,000	$3,000,000	$750,000	$1,000,000
Federal Funds purchased and short-term borrowings	33,229,855	33,229,855	—	—	—
Note Payable (1)	750,000	750,000	—	—	—
Total contractual obligations	$44,729,855	$39,979,855	$3,000,000	$750,000	$1,000,000
_________________

(1) Partners has a line of credit with a financial institution for $2,000,000 of which Partners had borrowed $750,000 at December 31, 2006.  The line has an interest rate of three month LIBOR plus 2.50%, which reprices monthly.  At year-end 2006, the rate was 7.87%.

Tables 14a, 14b and 14c are summaries of Partners’ loan commitments as of the indicated dates.

Table 14a — Loan Commitments — March 31, 2008

	Amounts of Commitment Expiration per Period
	Total	Demand	Less Than or Equal to 1 Year	Greater Than 1 Year
Commitments to extend credit	$14,744,771	$—	$6,884,521	$7,860,250
Standby letters of credit	27,000	—	27,000	—
Total loan commitments	$14,771,771	$—	$6,911,521	$7,860,250

Table 14b — Loan Commitments — December 31, 2007

	Amounts of Commitment Expiration per Period
	Total	Demand	Less Than or Equal to 1 Year	Greater Than 1 Year
Commitments to extend credit	$15,404,202	$—	$7,195,810	$8,208,392
Standby letters of credit	227,000	—	227,000	—
Total loan commitments	$15,631,202	$—	$7,422,810	$8,208,392

Table 14c — Loan Commitments — December 31, 2006

	Amounts of Commitment Expiration per Period
	Total	Demand	Less Than or Equal to 1 Year	Greater Than 1 Year
Commitments to extend credit	$13,625,694	$—	$6,224,344	$7,401,350
Standby letters of credit	1,315,500	—	1,315,500	—
Total loan commitments	$14,941,194	$—	$7,539,844	$7,401,350

Capital Management

Capital adequacy in the banking industry is evaluated primarily by a leverage ratio and two ratios that measure capital against assets that are weighted based on their risk characteristics. The risk-based capital ratios of Partners are presented in Table 15 below. Tier 1 capital includes stockholders’ equity (but excluding accumulated other comprehensive income) Total capital consists of Tier 1 capital plus the allowance for loan losses, up to 1.25% of risk based assets. The Tier 1 risk-based capital ratio is defined as Tier 1 capital divided by risk-weighted assets. The total risk-based capital ratio is total capital divided by risk-weighted assets. The capital ratios of Partners currently exceed the minimums set by the Federal Reserve for a well-capitalized bank.

Table 15 is a summary of Partners Bank’s capital ratios at March 31, 2008 and December 31, 2007 and 2006 respectively.

Table 15 — Regulatory Capital Ratios

	Minimum Ratio to be Well Capitalized	March 31, 2008	December 31, 2007	December 31, 2006
Leverage Ratio	5.0%	7.9%	7.9%	7.6%
Tier 1 Risk-Based Capital	6.0	12.7	11.8	13.1
Total Risk Based Capital	10.0	13.9	13.1	14.4

Total consolidated stockholders’ equity at March 31, 2008 was $12,536,897 compared to $11,585,156 at December 31, 2007. The book value per share at March 31, 2008 was $33.88 compared to $31.31 at December 31, 2007.

Total consolidated  stockholders’ equity at December 31, 2007 was $11,585,156 compared to $10,497,218 at December 31, 2006. The book value per share at December 31, 2007 was $31.31 compared to $28.67 at December 31, 2006.

Asset/Liability Management

The primary objectives of Partners’ asset/liability management policies are to manage and minimize interest rate risk, maximize the yield on the investment portfolio, assess and monitor general risks of operation and maintain adequate liquidity to meet the withdrawal needs of depositors and the financing needs of borrowers.

Liquidity

Liquidity is the ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. Liquid assets include cash, federal funds sold, investments and loans maturing within one year. Partners’ ability to obtain deposits and purchase funds at favorable rates determines its liquidity exposure. As a result of Partners’ management of liquid assets and the ability to generate liquidity through liability funding, management believes that Partners maintains overall liquidity sufficient to satisfy its depositors’ requirements and meet its customers’ credit needs.

Additional sources of liquidity available to Partners include, but are not limited to, proceeds from principal and interest payments on loans, the availability of federal funds, purchased lines from various correspondent banks and the ability to obtain deposits through the adjustment of interest rates. The bank utilizes borrowings with the Federal Home Loan Bank of Chicago. Growth in deposits, including brokered certificates, and proceeds from the maturity and/or sale of investment securities have been sufficient to fund the majority of the bank’s net increase in loans and investment securities

Legal Proceedings

Neither Partners Financial Holdings Inc. nor Partners Bank is involved in any material legal proceedings, other than routine proceedings incidental to the operation of the bank. Such proceedings are not expected to result in any material adverse effect on the operations or earnings of the bank.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Partners has had no changes in or disagreements with accountants on accounting and financial disclosure during the two most recent years.

Security Ownership of Directors, Executive Officers and 5% Stockholders

Directors and Officers

The following table sets forth certain information, as of June 4, 2008, with respect to the beneficial ownership of Partners’ common stock by each director and executive officer of Partners.

	Amount and
	Nature of Beneficial		Ownership
Name	Ownership (1)		As a Percent of Class
Bart J. Solon	51,679	(2)	13.38%
Ronald D. Winney.	27,084	(3)	7.23%
Robert M. Van Patten.	15,250		4.12%
Bonita A. Burns	4,739	(4)	1.27%
William L. Hahn.	23,084	(5)	6.16%
Ronald Seabaugh	2,009	(6)	**
William D. Heinz	6,950	(7)	1.87%
Mark D. Speciale.	46,169	(8)	12.18%
David P. Franke	1,693	(9)	**

All directors and executive officers as a group (9 persons)	178,657		43.38%
_________________

(1)	Each person effectively exercises sole voting and dispositive power as to shares reported (or shares with spouse or other immediate family member).

(2)
Includes 19,940 shares held in retirement account(s), 4,000 shares owned jointly with spouse, 8,344 shares that can be acquired through stock warrants and 7,875 shares that can be acquired through stock options available for exercise within 60 days of June 4, 2008.

(3)	Includes 21,000 shares held in a limited partnership, 1,500 shares owned jointly with spouse, and 4,584 shares that can be acquired through stock warrants within 60 days of June 4, 2008.

(4)	Includes 1,439 shares held in retirement account(s), and 3,100 shares that can be acquired through stock options available for exercise within 60 days of June 4, 2008.

(5)	Includes 5,000 shares held in retirement account(s) and 4,594 shares that can be acquired through stock warrants within 60 days of June 4, 2008.

(6)	Includes 1,009 shares owned jointly with spouse, and 1,000 shares that can be acquired through stock options available for exercise within 60 days of June 4, 2008.

(7)	Includes 800 shares owned jointly with spouse, and 1,650 shares that can be acquired through stock warrants within 60 days of June 4, 2008.

(8)	Includes 9,169 shares that can be acquired through stock warrants within 60 days of June 4, 2008.

(9)
Includes 63 shares held in a retirement account, 130 shares owned jointly with spouse, and 1,500 shares that can be acquired through stock options available for exercise within 60 days of June 4, 2008.

**Less than 1% ownership as a percent of class.

Five Percent Stockholders

The following table sets forth certain information, as of June 4, 2008, with respect to the beneficial ownership of Partners’ common stock by owners of more than 5% of Partners’ common stock who are not officers or directors of Partners.  Partners does not have any knowledge of any other persons that beneficially own more than 5% of the issued and outstanding common stock of Partners.

	Amount and
	Nature of Beneficial		Ownership
Name and Address	Ownership (1)		As a Percent of Class

Lima Bancshares, Inc.
P.O. Box 68
Lima, Illinois 62348 ..	20,450		5.52%

Jayne Simmons
2900 Highlands Road
Godfrey, Illinois 62035	28,421	(2)	7.68%
_________________

(1)	Each person effectively exercises sole voting and dispositive power as to shares reported (or shares with spouse or other immediate family member).

(2)	Includes 5,481 shares held in trust.

COMPARISON OF RIGHTS OF STOCKHOLDERS

First Clover Leaf is incorporated under Maryland law. Partners is incorporated under Delaware law. Upon completion of the merger, the articles of incorporation of First Clover Leaf and the bylaws of First Clover Leaf in effect immediately prior to the effective time of the merger will be the articles of incorporation and bylaws of the combined company. Consequently, after the effective time of the merger, to the extent Partners’ stockholders receive First Clover Leaf common stock in the merger, the rights of former stockholders of Partners will be determined by reference to the articles of incorporation and bylaws of First Clover Leaf and the Maryland General Corporation Law. The material differences between the rights of holders of Partners common stock and the rights of holders of First Clover Leaf common stock, resulting from the differences in their governing documents and the differences between Maryland law and Delaware law, are summarized below.

The following summary does not purport to be a complete statement of the rights of holders of First Clover Leaf common stock and the rights of the holders of Partners common stock, or a complete description of the specific provisions referred to below. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the Maryland General Corporation Law, the General Corporation Law of Delaware and the governing corporate instruments of First Clover Leaf and Partners, to which the holders of Partners common stock are referred. Copies of the governing corporate instruments of First Clover Leaf are available, without charge, to any person, including any beneficial owner of Partners common stock to whom this proxy statement/prospectus is delivered, by following the instructions listed under “WHERE YOU CAN FIND MORE INFORMATION” beginning on page [●].

Summary of Material Differences Between the Rights of First Clover Leaf Stockholders and the Rights of Partners Stockholders

First Clover Leaf Stockholder Rights	Partners Stockholder Rights

Authorized Capital Stock
The authorized capital stock of First Clover Leaf consists of 20,000,000 shares of common stock, $0.10 par value per share, and 10,000,000 shares of preferred stock, $0.10 par value per share. First Clover Leaf’s  board of directors has sole authority to determine the terms of any of the preferred stock, in one or more series and issued at one or more different times. The terms the board of directors can set include voting rights, conversion rates and liquidation preferences. First Clover Leaf currently has no plans for the issuance of shares of preferred stock.
The authorized capital stock of Partners consists of 600,000 shares of common stock, $10.00 par value per share.

Board of Directors

Size
First Clover Leaf’s governing corporate instruments provide that the board of directors consists of eight members.  Section 3-804(b) of Maryland General Corporation Law provides that the number of directors may be fixed from time to time exclusively by a vote of the board of directors.

The amended bylaws of Partners provide that the board of directors consists of between five and 25 members, as may be fixed or changed from time to time within that range by the stockholders at any meeting called for the purpose of electing directors or changing the number thereof by a vote of the holders of at least two-thirds of the outstanding stock entitled to vote at such meeting. Currently, six members serve on the board of directors.

First Clover Leaf Stockholder Rights	Partners Stockholder Rights

Classification and Term
First Clover Leaf’s articles of incorporation and bylaws each require the board of directors to be divided into three classes and that the members of each class shall be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.

The amended bylaws of Partners provide that the board of directors are elected at each annual meeting of the stockholders and hold office until the next succeeding annual meeting following their election.  Cumulative voting is not allowed under Partners certificate of incorporation.

Election
Under First Clover Leaf’s articles of incorporation, stockholders are not permitted to cumulatively vote for the election of directors.  First Clover Leaf’s bylaws provide that approximately one-third of the members of First Clover Leaf’s board of directors are elected at the annual meeting of stockholders. In addition, the provisions in First Clover Leaf’s articles of incorporation prohibiting stockholders from voting any shares in excess of the 10% ownership limit applies to the election of directors. See “Voting Rights” below.

The amended bylaws of Partners provide that members of Partners’ board of directors are elected at the annual meeting of stockholders. Partners’ stockholders are not permitted to cumulatively vote for the election of directors.

Vacancies
Under First Clover Leaf’s articles of incorporation, any vacancy occurring on the board of directors, including any vacancy created by reason of an increase in the number of directors, even if the remaining directors do not constitute a quorum, may be filled by a majority of the remaining directors, and any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

The amended bylaws of Partners provide that any vacancy on the board of directors between meetings of the stockholders may be filled by appointment by the board of directors until a successor is elected at an annual meeting of the stockholders, but at no time may the number of directors appointed by the incumbent board of directors in the preceding manner exceed 33% of total board membership.  Vacancies arising from increases in the number of directors may be filled by election at an annual meeting or at a special meeting of the stockholders called for that purpose.

Removal
The articles of incorporation provide that any director may be removed for cause by the holders of at least 80% of the then-outstanding voting shares of First Clover Leaf, subject to the rights of the holders of any series of preferred stock then outstanding.

Delaware General Corporation Law provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

First Clover Leaf Stockholder Rights	Partners Stockholder Rights

Board Quorum and Voting Requirements
The bylaws of First Clover Leaf provide that at any meetings of the board of directors, a majority of the authorized number of directors then constituting the board shall constitute a quorum, and that matters shall be determined by the vote of a majority of directors at a meeting at which a quorum is present.

The amended bylaws of Partners provide that at any meetings of the board of directors, a majority of the authorized number of directors then constituting the board shall constitute a quorum, and that matters shall be determined by the vote of a majority of directors at a meeting at which a quorum is present.

Transactions with Directors
Maryland General Corporation Law provides that no transaction between a corporation and any of its directors is void or voidable solely because of  (i) the common directorship or interest; (ii) the presence of the director at the meeting of the board or a committee of the board which authorizes, approves, or ratifies the transaction; or (iii) the counting of the vote of the director for the authorization, approval, or ratification of the contract or transaction, so long as (x) the fact of the common directorship or interest is disclosed or known to (A) the board of directors or the committee, and the board or committee authorizes, approves, or ratifies the contract or transaction by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum, or (B) the stockholders entitled to vote, and the contract or transaction is authorized, approved, or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation, firm, or other entity; or (y) the contract or transaction is fair and reasonable to the corporation. Common or interested directors or the stock owned by them or by an interested corporation, firm, or other entity may be counted in determining the presence of a quorum at a meeting of the board of directors or a committee of the board or at a meeting of the stockholders, as the case may be, at which the contract or transaction is authorized, approved, or ratified.

Delaware General Corporation Law provides that no transaction between a corporation and one or more of its directors shall be void or voidable solely for that reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the contract or transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if:  (i) the material facts as to the director’s relationship or interest as to the transaction are disclosed and the board or committee in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or  (ii) the material facts as to the director’s relationship or interest as to the transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved, or ratified, by the board of directors, a committee of the board of directors, or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the transaction.

Stockholder Meetings

Special Meetings	First Clover Leaf’s bylaws provide that special meetings of the stockholders of First Clover Leaf may be called with not less than 10 but not more than 90 days	The amended bylaws of Partners provide that special meetings of stockholders may be called with not less than 10 but not more than 40 days

First Clover Leaf Stockholder Rights	Partners Stockholder Rights

	notice by the President, by a majority vote of the total authorized directors, or upon the written request of shareholders entitled to cast at least a majority of all votes entitled to vote at the meeting.	by the president or the board of directors.

Voting Rights
First Clover Leaf’s articles of incorporation provide that each share of common stock is entitled to one vote on each matter with respect to which stockholders are entitled to vote.  The stockholders do not have cumulative voting rights in the election of directors.
First Clover Leaf’s articles provide that certain business combinations (e.g., mergers, share exchanges, significant asset sales and significant stock issuances) involving “interested stockholders” of First Clover Leaf require, in addition to any vote required by law, the approval of at least 80% of the voting power of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, unless either (i) a majority of the disinterested directors have approved the business combination or (ii) certain fair price and procedure requirements are satisfied. An “interested stockholder” generally means a person who is a greater-than-10% stockholder of First Clover Leaf or who is an affiliate of First Clover Leaf and at any time within the past two years was a greater-than-10% stockholder of First Clover Leaf.
First Clover Leaf’s articles generally prohibit any stockholder that beneficially owns more than 10% of the outstanding shares of common stock from voting shares in excess of this 10% limit.
The existing voting rights of the common stock holders may be affected to the extent First Clover Leaf’s board of directors designates any voting rights in connection with the designation of terms in connection with the issuance of any preferred stock.

Delaware General Corporation Law provides that a stockholder is entitled to one vote per share of capital stock per matter voted.  The stockholders do not have cumulative voting rights in the election of directors.

Record Date
Pursuant to Maryland General Corporation Law, the board of directors may fix a record date to be not prior to close of business on the day the record date is fixed and not more than 90 days prior to the date on which the particular action prompting the record date to be set is to be taken and, in case of a meeting of stockholders, not less than ten days before the date of the

The amended bylaws of Partners permit the board of directors to fix a record date of no more than 40 but not less than 10 days before the date of a meeting of stockholders.  If no record date is fixed, the record date shall be the day before the day on which notice is given or, if notice is waived, the day before the day the meeting is held. For

First Clover Leaf Stockholder Rights	Partners Stockholder Rights

	meeting. In the case of special meetings, First Clover Leaf’s board of directors shall have the sole power to fix the record date.	determining entitlement to dividends and other distribution rights, rights to exercise any rights of change, conversion or exchange of stock, or for any other purpose, the record date shall be the day on which the board of directors adopts a related resolution. The record date for determining stockholders entitled to consent to corporate actions shall be fixed by the board of directors either by their affirmative action or upon the secretary’s receipt of written notice requesting the fixing of a record date, in which case the record date shall be no more than 10 days after the date the board of directors fixes the record date and shall not be before the date such resolution is adopted. If the board of directors fails to fix a record date in that time, the record date will be the date the first written consent is delivered to Partners unless prior action is required by the board of directors. If prior action is required, the record date shall be the day on which the board of directors adopts the resolution taking such action.

Actions by Written Consent
The bylaws of First Clover Leaf provide that any action by the stockholders may be taken by the unanimous written consent of each stockholder entitled to vote on the matter. Additionally, First Clover Leaf’s bylaws provide that any action to be taken or which may be taken at a meeting of stockholders holding any class of stock other than common stock, entitled to vote generally in the election of directors, may be taken by written consent of the holders of at least the minimum number of votes necessary to authorize or take the action at a meeting.

The amended bylaws of Partners provide that any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting and without a vote if all stockholders entitled to vote upon the action if such meeting were held sign a unanimous consent in writing setting forth the action so taken.

Quorum and Voting Requirements
First Clover Leaf’s bylaws provide that a quorum is present so long as the holders of at least a majority of the share entitled to vote, in person or by proxy (taking into account to 10% limitation) are present.  Any action of the stockholders is valid and effective if authorized by the affirmative vote of a majority of the shares if a quorum is present, except with respect to the election of directors which requires a plurality and except as where a greater vote is required in the articles of incorporation or Maryland General

The amended bylaws of Partners provide that the holders of a majority of the shares entitled to vote shall constitute a quorum for all purposes except to the extent that a larger number is required by the amended bylaws, the certificate of incorporation, or applicable law.

In general, unless otherwise specified in the governing documents (which is not the case in Partners governing documents) or law, any actions of the stockholders are valid if authorized by

First Clover Leaf Stockholder Rights	Partners Stockholder Rights

	Corporation Law.	the consent of a majority of the stockholders.

Advance Notice of Stockholder Nominations and Proposals for Business
First Clover Leaf’s articles of incorporation provide that advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders shall be given as provided in First Clover Leaf’s bylaws.

First Clover Leaf’s bylaws generally provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to First Clover Leaf 90 days prior to the anniversary date of the mailing of proxy materials by First Clover Leaf in connection with the immediately preceding annual meeting of stockholders. However, if the date of the annual meeting is advanced more than 20 days prior to or delayed by more than 60 days after the anniversary of the preceding year’s annual meeting, stockholders must submit such written notice no earlier than the 120th day, and not later than the 90th day, prior to the annual meeting, or alternatively, not later than the 10th day following the date on which notice of the meeting is mailed to stockholders or such public disclosure was made if such notice occurs less than 100 days prior to the meeting. Failure to comply with these advance notice requirements precludes such nominations or new business from being considered at the meeting.

SEC Rules provide that the deadline for submitting proposals for a regularly scheduled annual meeting is 120 days before the anniversary of the date the company released its proxy statement to stockholders in connection with the previous year’s annual meting.  If the annual meeting date has changed by more than 30 days from the date of the previous year’s meeting, and for special meetings, the deadline is a reasonable time before the company begins to print and mail proxy materials.

Neither the amended bylaws of Partners nor Delaware General Corporation Law require the notice for an annual meeting to specify business to be considered at that annual meeting.  Delaware General Corporation Law  does, however, require that the purpose of the meeting and the actions proposed to be taken at the meeting be stated in the notice of special meetings, and when called by the stockholders, must be requested by at least 25% of all the votes entitled to be cast at such special meeting.

Liability and Indemnification of Directors and Officers

Personal Liability	First Clover Leaf’s articles of incorporation provide that directors will	As permitted by Delaware General Corporation Law, the amended

First Clover Leaf Stockholder Rights	Partners Stockholder Rights

	not be personally liable for monetary damages to First Clover Leaf for certain actions as directors, except for (i) actions or omissions that are determined to have involved active and deliberate dishonesty, or (ii) receipt of an improper personal benefit from their positions as directors, or (iii) to the extent allowed by Maryland General Corporation Law. These provisions might, in certain instances, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their duties even though such an action, if successful, might benefit First Clover Leaf.	certificate of incorporation of Partners provides that directors shall not be liable to Partners or its stockholders for monetary damages for breach of fiduciary duty except for liability for: (i) breach of duty of loyalty to Partners or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful dividends, stock purchases or redemptions; or (iv) any transaction from which an improper personal benefit is derived.

Indemnification
The officers, directors, agents and employees of First Clover Leaf are indemnified with respect to certain actions pursuant to First Clover Leaf’s articles of incorporation and Maryland law. Maryland law allows First Clover Leaf to indemnify any person for expenses, liabilities, settlements, judgments and fines in suits in which such person has been made a party by reason of the fact that he or she is or was a director, officer or employee of First Clover Leaf. No indemnification may be given if (i) the acts or omissions of the person are adjudged to be in bad faith and material to the matter giving rise to the proceeding, (ii) if such person is liable to the corporation for an unlawful distribution, or (iii) if such person personally received a benefit to which he or she was not entitled. The right to indemnification includes the right to be paid the expenses incurred in advance of final disposition of a proceeding.

The amended certificate of incorporation of Partners provides that Partners shall indemnify each person who is or was a director or officer, and each person who serves or served as a director or officer of any other enterprise at Partners’ request.  The right to indemnification includes the right to be paid the expenses incurred in defending or participating in any proceeding before the final disposition of that proceeding.  Partners may, to the extent authorized by its board of directors, indemnify and advance expenses to Partners’ employees and agents.  The amended bylaws of Partners provide that Partners shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of Partners) by reason of the fact that such person is or was a director or officer of Partners or any subsidiary or affiliate of Partners, against expenses, including attorney fees, judgments, fines, and amounts paid in settlement that were actually and reasonably incurred by such person if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Partners, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  Any indemnification shall be made by Partners only as authorized in the specific case upon a determination that indemnification of the director or

First Clover Leaf Stockholder Rights	Partners Stockholder Rights

officer is proper in the circumstances because he or she has met the applicable standard of conduct. To the extent that a present or former director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding or defense of any claim, issue or other matter, such person shall be indemnified without the necessity of authorization in the specific case.

Amendments to Organizational Documents

Articles of Incorporation
Provided that the proposed amendment is approved by at least two-thirds of the total number of authorized directors, First Clover Leaf’s articles of incorporation may be amended by the vote of the holders of a majority of the outstanding shares of common stock, except that the provisions of the articles of incorporation governing the calling of meetings of stockholders and action by written consent of stockholders, stockholder nominations and proposals, limitations on voting rights of 10% stockholders, the number and staggered terms of directors, vacancies on the board of directors and removal of directors, approval of certain business combinations, indemnification of officers and directors, and the manner of amending the articles of incorporation and bylaws, may not be repealed, altered, amended or rescinded except by the vote of the holders of at least 80% of the outstanding shares of common stock.

Delaware General Corporation Law  allows for amendment of the certificate of incorporation by the affirmative vote of a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class.

Bylaws
First Clover Leaf’s bylaws may be amended by a majority vote of the total number of authorized directors of the board of directors or by the holders of at least 80% of the then-outstanding capital stock.

The amended certificate of incorporation and amended bylaws of Partners each provide that the stockholders may adopt, amend, or repeal Partners’ bylaws by the affirmative vote of the holders of a majority of the then outstanding shares of stock.  The board of directors is authorized to adopt, amend or repeal the bylaws subject to the power of the stockholders.

Dissenters’/Appraisal Rights
Maryland General Corporation Law generally provides that a stockholder of a Maryland-chartered corporation that engages in a merger, consolidation, share exchange or amends its charter in a way that alters contract rights shall have the

Delaware General Corporation Law generally provides that a stockholder of a Delaware-chartered corporation that engages in a merger or consolidation shall have the right to demand the fair or appraised value of his or her stock in

First Clover Leaf Stockholder Rights	Partners Stockholder Rights

	right to demand the fair or appraised value of his or her stock in the corporation, subject to specified procedural requirements. A stockholder generally must file a written objection at or before the stockholder meeting at which the transaction is to be considered and must vote against the proposed transaction. A dissenting stockholder then must make a written demand to the successor corporation for the appraisal within 20 days after the State Department of Assessments and Taxation has accepted the articles for the record stating the number and class of shares for which the stockholder demands payment. The successor corporation will notify each objecting stockholder in writing of the date such articles were accepted for filing and may offer, to each dissenting stockholder, to purchase their dissenting shares at a specified price along with other corporate information. A dissenting stockholder may choose to accept this offer as the fair value of the shares held, or alternatively, a dissenting stockholder or the successor corporation may petition a court of equity for the determination of the fair value of the shares within 50 days from the acceptance of the articles filed with the State Department of Assessments and Taxation.	the corporation, subject to specified procedural requirements. For a summary of the stockholders’ appraisal rights see “THE SPECIAL MEETING – Stockholders Rights of Appraisal” beginning on page [ ] and “THE MERGER – Stockholders Rights of Appraisal” beginning on page [ ].

Anti-Takeover Provisions

Control Share Acquisitions
First Clover Leaf’s bylaws provide that Title 3, Subtitle 7 of the Maryland General Corporation Law  titled “Voting Rights of Certain Control Shares” shall not apply to any acquisition by any person of shares of stock of First Clover Leaf.
Delaware General Corporation Law does not specifically address Control Share Acquisitions and Partners has specifically opted out of any provisions limiting transactions with interested stockholders.

Votes on Extraordinary Corporate Transactions
Maryland General Corporation Law provides that a merger must be approved by a Maryland successor corporation only by a majority of its entire board of directors if: (i) the merger does not reclassify or change the terms of any stock that is outstanding immediately before the merger becomes effective or otherwise amend its charter, and (ii) the number of its shares of stock outstanding immediately after the effective time of the merger does not increase by more than 20 percent of the number outstanding immediately before the merger becomes effective. Otherwise, two-thirds of the outstanding stock of the corporation entitled to vote on the transaction is required for the adoption of a merger agreement or stock or asset sale

Pursuant to Delaware General Corporation law, a majority of the outstanding stock of the corporation entitled to vote thereon is required for the adoption of a merger agreement or stock or asset sale agreement.  In order to obtain the stockholders’ votes, a special meeting (or annual meeting) must be duly called and held upon at least 20 days notice. The notice of the meeting is required to state that such a resolution will be considered.

First Clover Leaf Stockholder Rights	Partners Stockholder Rights

agreement. If approval is required, the proposed transaction must be submitted for consideration at either an annual or a special meeting of the stockholders.

Votes on Transactions with Certain Stockholders, including Business Combinations Involving Interested Stockholders
The articles of incorporation of First Clover Leaf provide that, except as otherwise provided, the affirmative vote of the holders of not less than 80% of the then-outstanding shares of stock entitled to vote in the election of directors shall be required to approve (i) any merger or consolidation of First Clover Leaf with any “Interested Stockholder” (generally any Person with beneficial ownership of more than 10% of the outstanding stock entitled to vote in the election of directors); (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of First Clover Leaf’s assets to or with any Interested Stockholder; (iii) the issuance or transfer of any securities to any Interested Stockholder in exchange for cash, securities or other property having a fair market value of 25% or more of the assets of First Clover Leaf (except pursuant to an employee benefit plan ); (iv) the adoption of any plan or proposal for the liquidation or dissolution of First Clover Leaf proposed by any Interested Stockholder; or (v) any reclassification of securities which increases the proportionate share of outstanding shares of securities owned by any Interested Stockholder. The articles of incorporation provide an exception to the super-majority voting requirements above in certain circumstances where the business combination is approved by a majority of disinterested members of the board of directors and the amount of cash and other consideration received per share is equal to or higher than the highest price per share or the fair market value per share during the two-year period immediately prior to the first public announcement of the proposed business combination. The articles of incorporation also provide that, notwithstanding contrary provisions of law, aspects of Maryland General Corporation Law relating to voting requirements related to business combinations shall not apply to any business combination involving First Clover Leaf.

Delaware General Corporation Law generally limits transactions with certain interested stockholders. Partners, However, is not subject to these provisions because it opted out of such provisions in its certificate of incorporation.

First Clover Leaf Stockholder Rights	Partners Stockholder Rights

Consideration of Other Constituencies
The Maryland General Corporation Law provides that a First Clover Leaf director, in determining what he reasonably believes to be in the best interests of First Clover Leaf, shall consider the interests of First Clover Leaf’s stockholders and, in his discretion, may consider the interests of First Clover Leaf’s employees, suppliers, creditors and customers, the economy of the state and nation, community and societal considerations and the long-term as well as short-term interests of First Clover Leaf and its stockholders, including the possibility that such interests may be best served by the continued independence of First Clover Leaf.
Delaware law does not have a similar provision.

Restrictions on Transfer	Shares of First Clover Leaf are freely transferable.	Partners shares are not transferable except pursuant to exemption under federal and state securities laws.

WHERE YOU CAN FIND MORE INFORMATION

First Clover Leaf has filed with the Securities and Exchange Commission under the Securities Act of 1933 a registration statement on Form S-4 that registers the distribution to Partners’ stockholders of the shares of First Clover Leaf common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about First Clover Leaf, Partners, and First Clover Leaf common stock. The rules and regulations of the Securities and Exchange Commission allow First Clover Leaf to omit certain information included in the registration statement from this proxy statement/prospectus.

In addition, First Clover Leaf files reports, proxy statements, and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the Securities and Exchange Commission:

Public Reference Room 100 F. Street, N.E. Room 1580 Washington, D.C. 20549	New York Regional Office Woolworth Center 233 Broadway New York, New York 10279	Chicago Regional Office Citicorp Center 500 West Madison Street Suite 1400 Chicago, Illinois 60661-2511

You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F. Street, N.E. Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

The Securities and Exchange Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like First Clover Leaf, which file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov. The reports and other information filed by First Clover Leaf with the Securities and Exchange Commission are also available at First Clover Leaf Bank’s Internet world wide web site. The address of the site is http://www.firstcloverleafbank.com. We have included the web addresses of the Securities and Exchange Commission and First Clover Leaf as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those web sites is not part of this proxy statement/prospectus.

You can also inspect reports, proxy statements, and other information about First Clover Leaf at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The Securities and Exchange Commission allows First Clover Leaf to “incorporate by reference” information into this proxy statement/prospectus from documents that it has previously filed with the Securities and Exchange Commission. This means that First Clover Leaf can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. These documents contain important information about First Clover Leaf and its financial condition, operations and business. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by other information contained directly in this proxy statement/prospectus or in documents filed by First Clover Leaf with the Securities and Exchange Commission after the date of this proxy statement/prospectus. Information incorporated from another document is considered to have been disclosed to you whether or not you chose to read the document.

This proxy statement/prospectus incorporates by reference the following documents with respect to First Clover Leaf:

•	First Clover Leaf’s Quarterly Report on Form 10-Q for the three months ended March 31, 2008 filed with the Securities and Exchange Commission on May 12, 2008;
•	First Clover Leaf’s Current Report on Form 8-K dated June 2, 2008 filed with the Securities and Exchange Commission on June 5, 2008;
•	First Clover Leaf’s Merger Prospectus or Related Material on Form 425 dated May 2, 2008 filed with the Securities and Exchange Commission on May 2, 2008;
•	First Clover Leaf’s Current Report on Form 8-K dated April 30, 2008 filed with the Securities and Exchange Commission on May 1, 2008;

•	First Clover Leaf’s Merger Prospectus or Related Material on Form 425 dated April 30, 2008 filed with the Securities and Exchange Commission on May 1, 2008;
•	First Clover Leaf’s Current Report on Form 8-K dated April 22, 2008 filed with the Securities and Exchange Commission on April 23, 2008;
•	First Clover Leaf’s Current Report on Form 8-K dated January 22, 2008 filed with the Securities and Exchange Commission on January 23, 2008;
•	First Clover Leaf’s Annual Report on Form 10-KSB for the year ended December 31, 2007 filed with the Securities and Exchange Commission on March 31, 2008;
•
the description of First Clover Leaf common stock contained in Registration Statement on Form SB-2 of First Clover Leaf Financial Corp. (File No. 333-132423), originally filed with the Securities and Exchange Commission on March 14, 2006;  and

•
the descriptions of the employee stock ownership plan and bonus plans contained in Registration Statement on Form SB-2 of First Federal Financial Services, Inc. (File No. 333- 113615), originally filed with the Securities and Exchange Commission on March 15, 2004.

All documents and reports filed by First Clover Leaf with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this proxy statement/prospectus and the date of the special meeting of stockholders of Partners are incorporated by reference into this proxy statement/prospectus. These documents include periodic reports, such as annual reports on Form 10-KSB, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

First Clover Leaf has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to First Clover Leaf and First Clover Leaf Bank.

You can obtain copies of the documents incorporated by reference in this proxy statement/prospectus with respect to First Clover Leaf without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus, by requesting them in writing or by telephone from First Clover Leaf at the following:

First Clover Leaf Financial Corp.
6814 Goshen Road
Edwardsville, Illinois 62025
Attention: Dennis M. Terry, President and CEO

If you would like to request documents from First Clover Leaf, please do so by [●], 2008 in order to receive them before the Partners special meeting. You can also obtain copies of these documents from the Securities and Exchange Commission through the Securities and Exchange Commission’s or First Clover Leaf’s Internet world wide web site or at the Securities and Exchange Commission’s address described in this section above.

You should rely only on the information contained in or incorporated by reference in this proxy statement/prospectus in considering how to vote your shares. Neither First Clover Leaf nor Partners has authorized anyone to provide you with information that is different from the information in this document. This proxy statement/prospectus is dated [●], 2008. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus nor the issuance of First Clover Leaf common stock in the merger shall create any implication to the contrary.

2009 ANNUAL STOCKHOLDERS MEETINGS AND STOCKHOLDER PROPOSALS

First Clover Leaf

If the merger is completed, those Partners’ stockholders receiving First Clover Leaf common stock as merger consideration will become stockholders of First Clover Leaf. Since it is anticipated that the merger will occur in the third quarter of 2008, Partners’ stockholders receiving First Clover Leaf common stock as merger consideration will become stockholders of First Clover Leaf in time to submit stockholder proposals or nominate directors for First Clover Leaf’s board of directors to be considered or voted upon at the First Clover Leaf’s 2009 annual meeting of stockholders.  In order to be eligible for inclusion in First Clover Leaf’s proxy materials for next year’s annual meeting of stockholders, First Clover Leaf must receive any stockholder proposal to take action at the 2009 meeting at First Clover Leaf’s executive office, 6814 Goshen Road, Edwardsville, Illinois 62025, no later than December 24, 2008.  Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

In addition, First Clover Leaf’s bylaws provide an advance notice procedure for certain business, or nominations to the board of directors, to be brought before an annual meeting of stockholders. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the board of directors, the stockholder must give written notice to First Clover Leaf’s secretary not less than 90 days prior to the date of its proxy materials for the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is advanced by more than 20 days prior to or delayed by more than 60 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder, to be timely, must be received not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of (A) the 90th day prior to the date of such annual meeting or (B) the tenth day following the first to occur of (i) the day on which notice of the date of the annual meeting was mailed or otherwise transmitted or (ii) the day on which First Clover Leaf first makes public announcement of the date of the annual meeting. The notice must include the stockholder’s name, record address, and number of shares owned, describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the stockholder in the proposed business. In the case of nominations to the board of directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require First Clover Leaf to include in the proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

 Partners

Partners will hold a 2009 annual meeting of stockholders only if the merger is not completed before the time of its regularly scheduled annual meeting in 2009.

LEGAL MATTERS

Polsinelli Shalton Flanigan Suelthaus PC, St. Louis, Missouri, counsel to First Clover Leaf, will deliver its opinion to First Clover Leaf and Partners as to certain tax matters concerning the merger and to First Clover Leaf to the effect of the legality of the issuance of the stock registered hereunder upon satisfaction of the conditions set forth in the opinion.

EXPERTS

The consolidated financial statements of First Clover Leaf as of December 31, 2007 and 2006, and for the years then ended, have been incorporated by reference herein and in the registration statement on Form S-4 are in reliance upon the report of McGladrey & Pullen, LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of Partners as of December 31, 2007 and 2006, and for the years then ended, as set forth in Annex E and in the registration statement on Form S-4 are in reliance upon the report of Scheffel and Company P.C., independent registered public accounting firm, included herein, and upon the authority of said firm as experts in accounting and auditing.

Annex A

AGREEMENT AND PLAN OF MERGER

BETWEEN

FIRST CLOVER LEAF FINANCIAL CORP.

AND

PARTNERS FINANCIAL HOLDINGS, INC.

April 30, 2008

ARTICLE I CERTAIN DEFINITIONS		1
1.1	Certain Definitions	1

ARTICLE II THE MERGER		9
2.1	Merger	9
2.2	Effective Time	10
2.3	Certificate of Incorporation and Bylaws	10
2.4	Directors and Officers of Surviving Corporation.	10
2.5	Directors of FCL Bank	10
2.6	Effects of the Merger	11
2.7	Tax Consequences	11
2.8	Possible Alternative Structures	11
2.9	Additional Actions	11

ARTICLE III CONVERSION OF SHARES		12
3.1	Merger Consideration	12
3.2	Treatment of Stock Options and Warrants.	13
3.3	Election Procedures	13
3.4	Procedures for Exchange of Partners Common Stock	17

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARTNERS		19
4.1	Organization	20
4.2	Capitalization	20
4.3	Authority; No Violation	21
4.4	Consents	22
4.5	Financial Statements and Regulatory Reports	23
4.6	Taxes	23
4.7	No Material Adverse Effect	24
4.8	Contracts; Leases; Defaults	24
4.9	Ownership of Property; Insurance Coverage	25
4.10	Legal Proceedings	26
4.11	Compliance With Applicable Law	26
4.12	Employee Benefit Plans	27
4.13	Brokers, Finders and Financial Advisors	30
4.14	Environmental Matters	30
4.15	Loan Portfolio	32
4.16	Related Party Transactions	33
4.17	Schedule of Termination Benefits	34
4.18	Deposits	34
4.19	Antitakeover Provisions Inapplicable; Required Vote of Stockholders	34
4.20	Registration Obligations	34
4.21	Risk Management Instruments	34
4.22	Trust Accounts	34

ARTICLE V REPRESENTATIONS AND WARRANTIES OF FCLF		35
5.1	Organization	35
5.2	Capitalization	36
5.3	Authority; No Violation	36
5.4	Consents	37
5.5	Financial Statements and Regulatory Reports	37
5.6	Taxes	38
5.7	No Material Adverse Effect	38
5.8	Ownership of Property; Insurance Coverage	39
5.9	Legal Proceedings	39
5.10	Compliance With Applicable Law	40
5.11	Employee Benefit Plans	41
5.12	Environmental Matters	42
5.13	Securities Documents	44
5.14	Brokers, Finders and Financial Advisors	44
5.15	Deposits	44
5.16	Risk Management Instruments	45
5.17	Financial Resources	45

ARTICLE VI COVENANTS OF PARTNERS		45
6.1	Conduct of Business	45
6.2	Current Information	48
6.3	Access to Properties and Records	49
6.4	Financial and Other Statements	50
6.5	Maintenance of Insurance	51
6.6	Disclosure Supplements	51
6.7	Consents and Approvals of Third Parties	51
6.8	All Reasonable Efforts	51
6.9	Failure to Fulfill Conditions	51
6.10	No Solicitation	51
6.11	Reserves and Merger-Related Costs	53
6.12	Board of Directors and Committee Meetings.	53
6.13	Prohibition on Solicitation of Employees	53

ARTICLE VII COVENANTS OF FCLF		54
7.1	Conduct of Business	54
7.2	Current Information	54
7.3	Financial and Other Statements	55
7.4	Disclosure Supplements	55
7.5	Consents and Approvals of Third Parties	55
7.6	All Reasonable Efforts	56
7.7	Failure to Fulfill Conditions	56
7.8	Employee Benefits	56
7.9	Directors and Officers Indemnification and Insurance	59
7.10	Termination of Employees	61
7.11	Stock Listing	61

ii

7.12	Maintenance of Insurance	61
7.13	Prohibition on Solicitation of Employees	61

ARTICLE VIII REGULATORY AND OTHER MATTERS		61
8.1	Partners Stockholders Meeting	61
8.2	Proxy Statement-Prospectus	62
8.3	Regulatory Approvals	63

ARTICLE IX CLOSING CONDITIONS		64
9.1	Conditions to Each Party’s Obligations under this Agreement	64
9.2	Conditions to the Obligations of FCLF under this Agreement	65
9.3	Conditions to the Obligations of Partners under this Agreement	67

ARTICLE X THE CLOSING		68
10.1	Time and Place	68
10.2	Deliveries at the Pre-Closing and the Closing	68

ARTICLE XI TERMINATION, AMENDMENT AND WAIVER		68
11.1	Termination	68
11.2	Effect of Termination	70
11.3	Amendment, Extension and Waiver	72

ARTICLE XII MISCELLANEOUS		72
12.1	Confidentiality	72
12.2	Public Announcements	73
12.3	Survival	73
12.4	Notices	73
12.5	Parties in Interest	74
12.6	Complete Agreement	74
12.7	Counterparts	74
12.8	Severability	74
12.9	Governing Law	74
12.10	Interpretation	75
12.11	Specific Performance	75

Exhibit A	Form of Option and Warrant Cancellation Agreement
Exhibit B	Form of Voting Agreement
Exhibit C	Form of Consulting Agreement

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of April 30, 2008, between FIRST CLOVER LEAF FINANCIAL CORP., a Maryland corporation and federal stock holding company (“FCLF”), and PARTNERS FINANCIAL HOLDINGS, INC., a Delaware corporation and bank holding company (“Partners”).

WHEREAS, the Board of Directors of each party has approved this Agreement and (i) has determined that this Agreement and the Merger and related transactions contemplated hereby are in the best interests of the respective parties, and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with their respective business strategies; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1           Certain Definitions.  As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, both here and throughout this Agreement, references to Articles and Sections refer to Articles and Sections of this Agreement).

“Accounting Firm” shall have the meaning set forth in Section 7.8.1(c) hereof.

“Acquisition Proposal” shall have the meaning set forth in Section 6.10 hereof.

“Affiliate” shall have the meaning set forth in the Securities Act.

“Agreement” means this Agreement and Plan of Merger, and any amendment or supplement hereto.

“Applications” means the applications for regulatory approval that are required by the Contemplated Transactions.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“Bank Merger” shall mean the merger of Partners Bank with and into FCL Bank, with FCL Bank as the surviving institution, which merger shall occur following the Merger, as set forth in more detail in Section 2.1 hereof.

“Bank Merger Agreement” shall have the meaning set forth in Section 2.1 hereof.

“Bank Regulator” shall mean any federal or state banking regulator (including but not limited to the FDIC, the OTS, the DFPR and the FRB) that regulates FCL Bank or Partners Bank, or any of their respective holding companies or subsidiaries, as the case may be.

“BIF” shall mean the Bank Insurance Fund as administered by the FDIC.

“Cash Consideration” shall have the meaning set forth in Section 3.1.2 hereof.

“Cash Election” shall have the meaning set forth in Section 3.3.2 hereof.

“Cash Election Shares” shall have the meaning set forth in Section 3.3.1 hereof.

“Certificate” shall mean the certificates evidencing shares of Partners Common Stock.

“Claim” shall have the meaning set forth in Section 7.9.2 hereof.

“Closing” shall have the meaning set forth in Section 2.2 hereof.

“Closing Date” shall have the meaning set forth in Section 2.2 hereof.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the confidentiality agreement referred to in Section 12.1 hereof.

“Consulting Agreement” shall have the meaning set forth in Section 7.8.1(a) hereof.

“Consulting Services” shall have the meaning set forth in Section 7.8.1(c) hereof.

“Contemplated Transactions” shall have the meaning set forth in Section 2.1 hereof.

“DFPR” shall mean the Illinois Department of Financial and Professional Regulation.

“DGCL” shall mean the Delaware General Corporation Law.

“Disclosure Schedules” shall mean the FCLF Disclosure Schedules and Partners Disclosure Schedules, collectively.

“Dissenting Shares” shall have the meaning set forth in Section 3.1.4 hereof.

“Dissenting Stockholder” shall have the meaning set forth in Section 3.1.4 hereof.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

“Election Deadline” shall mean the date and time specified to Section 3.3.3 hereof.

2

“Election Form” shall have the meaning set forth in Section 3.3.2 hereof.

“Election Form Record Date” shall mean the date specified pursuant to Section 3.3.2 hereof.

“Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern.  The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ss.9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss.6901, et seq; the Clean Air Act, as amended, 42 U.S.C. ss.7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss.1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. ss.9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. ss.1101, et seq; the Safe Drinking Water Act, 42 U.S.C. ss.300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 4.12.3 hereof, with respect to Partners, and Section 5.11.3 hereof, with respect to FCLF.

“ERISA Affiliate Plan” shall have the meaning set forth in Section 4.12.3 hereof, with respect to Partners, and Section 5.11.3 hereof, with respect to FCLF.

“Excess Amount” shall have the meaning set forth in Section 7.8.1(c) hereof.

“Excess Shares” shall have the meaning set forth in Section 3.3.4 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean a bank or trust company or other agent designated by FCLF, and reasonably acceptable to Partners, which shall act as exchange agent for FCLF in connection with the exchange procedures for converting Certificates into the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.4.1 hereof.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.2 hereof.

“Excise Tax” shall have the meaning set forth in Section 7.8.1(c) hereof.

3

“Executive” shall have the meaning set forth in Section 7.8.1(c) hereof.

“FCL Bank” shall mean First Clover Leaf Bank, FSB, a federally chartered stock savings bank, with its principal offices located at 300 St. Louis Street, Edwardsville, Illinois 62025, which is a wholly owned subsidiary of FCLF.

“FCL Bank Compensation and Benefit Plan” shall have the meaning set forth in Section 5.11.1 hereof.

“FCL Bank Defined Benefit Plan” shall have the meaning set forth in Section 5.11.3 hereof.

“FCLF” shall mean First Clover Leaf Financial Corp., a Maryland corporation with its principal executive offices located at 300 St. Louis Street, Edwardsville, Illinois 62025.

“FCLF Closing Condition Standard” shall have the meaning set forth in Section 9.3.1 hereof.

“FCLF Common Stock” shall mean the common stock, par value $.10 per share, of FCLF.

“FCLF Disclosure Schedule” shall mean a written Disclosure Schedule delivered by FCLF to Partners specifically referring to the appropriate Section of this Agreement and describing in detail the matters contained therein.

“FCLF ESOP” shall have the meaning set forth in Section 7.8.3 hereof.

“FCLF Financial Statements” shall mean the (i) the audited consolidated statements of financial condition (including related notes and schedules) of FCLF as of December 31, 2007 and 2006 and the consolidated statements of income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) of FCLF for each of the two years ended December 31, 2007 and 2006, as filed by FCLF in its Securities Documents; (ii) the interim consolidated financial statements of FCLF as of the calendar quarter ended March 31, 2008 and thereafter, as filed by FCLF in its Securities Documents; and (iii) any additional or supplemental financial documents or information required to be provided from time to time from the date hereof to the Closing Date pursuant to the terms of this Agreement.

“FCLF Preferred Stock” shall have the meaning set forth in Section 5.2.1 hereof.

“FCLF Regulatory Reports” means the Thrift Financial Reports of FCL Bank and accompanying schedules, as filed with the FDIC and OTS, for each calendar quarter beginning with the quarter ended September 30, 2006 through the Closing Date, and all Reports filed with the OTS by FCLF from September 30, 2006 through the Closing Date.

“FDIA” shall mean the Federal Deposit Insurance Act, as amended.

“Fee” shall have the meaning set forth in Section 11.2.2 hereof.

4

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“Final VWAP” means the volume weighted average price per share of FCLF Common Stock, rounded to the nearest cent, during the period of 20 consecutive trading days in which such shares are traded on The Nasdaq Stock Market ending at the end of the day that is the third day immediately preceding the Pre-Closing Date.  For this purpose, the Final VWAP shall be calculated using the default criteria for the function known as “Bloomberg VWAP” of the AQR function for FCLF Common Stock on the automated quote and analytical system distributed by Bloomberg Financial LP.

“FHLB” shall mean the Federal Home Loan Bank of Chicago.

“FRB” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” shall mean Generally Accepted Accounting Principles, consistently applied, and as in effect from time to time in the United States of America.

“Governmental Entity” shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HOLA” shall mean the Home Owners’ Loan Act, as amended.

“Increased Exchange Ratio” shall have the meaning set forth in Section 11.1.10 hereof.

“Indemnified Parties” shall have the meaning set forth in Section 7.9.2 hereof.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known, or should have been known after inquiry reasonable in the circumstances, by the executive officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other written notice received by that Person. When the term “Knowledge” is used with respect a Person, it shall also include the Knowledge of the executive officers and directors of such Person’s Subsidiaries.

“Loan Property” shall have the meaning set forth in Section 4.14.2 hereof.

“Mailing Date” shall mean the day specified pursuant to Section 3.3.2 hereof.

“Material Adverse Effect” shall mean, with respect to FCLF or Partners, as applicable, any effect that (i) is material and adverse to the financial condition, results of operations, or business of FCLF and its Subsidiaries taken as a whole, or Partners and its Subsidiaries taken as a whole, as applicable, or (ii) would materially impair the ability of either FCLF, on the one hand, or Partners, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Contemplated Transactions; provided that “Material Adverse Effect” shall not be deemed to include the impact

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of (a) changes in laws and regulations affecting banks or thrift institutions generally, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) the direct effects of compliance with this Agreement on the operating performance of the parties including the expenses incurred by the parties hereto in consummating the Contemplated Transactions, and (e) any change in the value of the securities portfolio of FCLF or Partners, whether held as available for sale or held to maturity, resulting from a change in interest rates generally.

“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“MCAC” shall mean the Maryland Corporations and Associations Code.

“Merger” shall mean the merger of Partners with and into FCLF pursuant to the terms hereof.

“Merger Consideration” shall mean the cash or FCLF Common Stock, or combination thereof, to be paid by FCLF for each share of Partners Common Stock, as more fully described in Section 3.1 hereof.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of FCLF Common Stock to be offered to holders of Partners Common Stock as a portion of the Merger Consideration in connection with the Merger.

“Mixed Election” shall have the meaning set forth in Section 3.3.2 hereof.

“Mixed Election Shares” shall have the meaning set forth in Section 3.3.1 hereof.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“New 125 Plan” shall have the meaning set forth in Section 7.8.3 hereof.

“New FCLF Plans” shall have the meaning set forth in Section 7.8.2 hereof.

“Non-Election” shall have the meaning set forth in Section 3.3.2 hereof.

“Non-Election Shares” shall have the meaning set forth in Section 3.3.1 hereof.

“OTS” shall mean the Office of Thrift Supervision or any successor thereto.

“Observer” shall have the meaning set forth in Section 6.12 hereof.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

“Participation Facility” shall have the meaning set forth in Section 4.14.2 hereof.

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“Partners” shall mean Partners Financial Holdings, Inc. a Delaware corporation, with its principal offices located at #1 Ginger Creek Meadows, Glen Carbon, Illinois 62034.

“Partners 125 Plan” shall have the meaning set forth in Section 7.8.3 hereof.

“Partners Bank” shall mean Partners Bank, an Illinois state bank, with its principal offices located at #1 Ginger Creek Meadows, Glen Carbon, Illinois 62034, which is a wholly owned subsidiary of Partners.

“Partners Closing Condition Standard” shall have the meaning set forth in Section 9.2.1 hereof.

 “Partners Common Stock” shall mean the common stock, par value $10.00 per share, of Partners.

 “Partners Compensation and Benefit Plans” shall have the meaning set forth in Section 4.12.1 hereof.

“Partners Defined Benefit Plan” shall have the meaning set forth in Section 4.12.3 hereof.

 “Partners Disclosure Schedule” shall mean a written Disclosure Schedule delivered by Partners to FCLF specifically referring to the appropriate Section of this Agreement and describing in detail the matters described therein.

 “Partners Financial Statements” shall mean (i) the audited consolidated statements of financial condition (including related notes and schedules, if any) of Partners as of December 31, 2007, 2006 and 2005 and the consolidated statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of Partners for each of the three years ended December 31, 2007, 2006 and 2005, and (ii) the interim consolidated financial statements of Partners as of the calendar quarter ended March 31, 2008; and (iii) any additional or supplemental financial documents or information required to be provided from time to time from the date hereof to the Closing Date pursuant to the terms of this Agreement.

 “Partners Regulatory Reports” means the Call Reports of Partners Bank and accompanying schedules, as filed with the FDIC and DFPR, for each calendar quarter beginning with the quarter ended December 31, 2005 through the Closing Date, and all Reports filed with the FRB by Partners from December 31, 2005 through the Closing Date.

“Partners Stockholder” means a holder of Partners Common Stock as of the Election Form Record Date.

“Partners Stockholders Meeting” means the meeting of Partners Stockholders to be held for the purpose of considering and approving this Agreement.

“Partners Stock Options” means an outstanding option award to purchase shares of Partners Common Stock granted pursuant to the Partners Financial Holdings, Inc. 2000 Stock Option and Award Plan and the Partners Financial Holdings, Inc. 2005 Stock Option and Award

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Plan. As of the date of this Agreement, there are currently outstanding Partners Stock Options for 21,700 Partners Common Shares, with an average exercise price of $31.9039.

“Partners Stock Warrants” means an outstanding warrant to purchase shares of Partners Common Stock.  As of the date of this Agreement, there are currently outstanding Partners Stock Warrants for 28,331 shares of Partners Common Stock, with an average exercise price of $20.00.

“Pension Plan” shall have the meaning set forth in Section 4.12.2 hereof, with respect to Partners, and Section 5.11.2 hereof, with respect to FCLF.

“Per Share Option/Warrant Consideration” shall have the meaning set forth in Section 3.2 hereof.

“Person” shall mean any individual, corporation, partnership, joint venture, association, entity, trust or “group” (as “group” is defined under Section 13(d)(3) of the Exchange Act).

“Potential Payment” shall have the meaning set forth in Section 7.8.1(c) hereof.

“Pre-Closing” shall have the meaning set forth in Section 10.1 hereof.

“Pre-Closing Date” shall have the meaning set forth in Section 10.1 hereof.

“Proxy Statement-Prospectus” shall mean the proxy statement/prospectus, as the same may be amended or supplemented from time to time, to be delivered to Partners Stockholders in connection with the solicitation of their approval of this Agreement.

“Regulatory Agreement” shall have the meaning set forth in Section 4.11.3 hereof, with respect to Partners, and the meaning set forth in Section 5.10.3 hereof, with respect to FCLF.

“Representative” shall have the meaning set forth in Section 3.3.2 hereof.

“Restrictive Covenants” shall have the meaning set forth in Section 7.8.1(c) hereof.

“Rights” shall mean warrants, options, rights, convertible securities, preemptive rights, stock appreciation rights, and other arrangements or commitments that obligate an entity to issue or dispose of any of its capital stock or other ownership interests to any Person pursuant to the terms of the agreement granting such Right or the instrument evidencing such Right, or which provide for compensation based on the equity appreciation of its capital stock.

“SAIF” shall mean the Savings Association Insurance Fund administered by the FDIC.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, periodic filings, offering circulars, proxy statements, registration statements, and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

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“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the SEC promulgated thereunder.

“Severance Payment” shall have the meaning set forth in Section 7.10 hereof.

“Stifel” shall mean Stifel, Nicolaus & Company, Incorporated.

“Stock Consideration” shall have the meaning set forth in Section 3.1.2 hereof.

“Stock Conversion Number” shall have the meaning set forth in Section 3.3.1 hereof.

“Stock Election” shall have the meaning set forth in Section 3.3.2.

“Stock Election Number” shall have the meaning set forth in Section 3.3.1.

“Stock Exchange” shall mean the Nasdaq Capital Market.

“Subsidiary” shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

“Superior Proposal” shall have the meaning set forth in Section 6.10 hereof.

“Surviving Corporation” shall have the meaning set forth in Section 2.1 hereof.

“Takeover Laws” shall have the meaning set forth in Section 4.19 hereof.

“Termination Date” shall mean December 31, 2008.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1           Merger.  As promptly as practicable following the satisfaction or waiver of the conditions to each party’s respective obligations hereunder, and subject to the terms and conditions of this Agreement, at the Effective Time: (a) Partners shall merge with and into FCLF with FCLF as the resulting or surviving corporation (the “Surviving Corporation”); (b) the separate existence of Partners shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities, and obligations of Partners shall be vested in and assumed by the Surviving Corporation; (c) all of the shares of Partners Common Stock issued and outstanding immediately prior to the Merger shall be converted solely into the right to receive the Merger Consideration, pursuant to the terms of Article III hereof; and (d) all of the shares of Common Stock of the Surviving Corporation outstanding immediately prior to the Merger shall remain issued and outstanding after the Merger.  As soon as practicable after the date hereof, but in no event later than the date of the Partners Stockholder Meeting, FCL Bank and Partners Bank shall enter into an Agreement and Plan of Merger (the “Bank Merger Agreement”), in form and

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substance mutually agreeable to the parties hereto that provides for Partners Bank to merge with and into FCL Bank, with FCL Bank as the resulting institution under the name “First Clover Leaf Bank,” which name shall be effective at the time of the consummation of the Bank Merger. The result of the Merger and Bank Merger (collectively, the “Contemplated Transactions”) will be that FCLF will be the sole stockholder of FCL Bank, the resulting institution, and the separate existence of each of Partners and Partners Bank will cease.

2.2           Effective Time.  The Merger shall be effected by the filing of a certificate of merger with the Maryland Office of the Secretary of State in accordance with Section 3-107 of the MCAC and Delaware Office of the Secretary of State in accordance with Section 252 of the DGCL, each on the date of the closing (the “Closing Date”) of the Merger as set forth in Article X of this Agreement (the “Closing”).  The “Effective Time” means the date and time upon which the certificate of merger is deemed effective by the last to occur of the Maryland Office of the Secretary of State and the Delaware Office of the Secretary of State, or such later time as may be mutually agreeable to FCLF and Partners and set forth in the certificate of merger, not to exceed 90 days after the certificate of merger is accepted for record by the last to occur of the Maryland Office of the Secretary of State and the Delaware Office of the Secretary of State.  Immediately after the Effective Time, FCLF shall take such actions as it deems appropriate to cause the Bank Merger and Parent-Subsidiary Merger to be consummated.

2.3           Certificate of Incorporation and Bylaws.  Following the Merger, the Articles of Incorporation and Bylaws of FCLF shall be the Articles of Incorporation and Bylaws of FCLF, the surviving corporation in the Merger. Following the Bank Merger, the Charter and Bylaws of FCL Bank shall remain the Charter and Bylaws of FCL Bank.

2.4           Directors and Officers of Surviving Corporation.

  The directors and officers of FCLF immediately prior to the Effective Time shall remain the directors and officers of the Surviving Corporation after the Effective Time, until their successors are duly elected or appointed and qualified. No directors of Partners or Partners Bank shall be added to the Board of Directors of FCLF.

2.5           Directors of FCL Bank.  Each of the directors of FCLF and FCL Bank, respectively, immediately prior to the Effective Time shall continue as directors of FCLF and FCL Bank, respectively, immediately after the Effective Time. No directors of Partners or Partners Bank shall be added to the Board of Directors of FCL Bank.

2.6           Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects as set forth in the DGCL and MCAC.

2.7           Tax Consequences.  It is intended that the Contemplated Transactions shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.  Following the date hereof until the Effective Time, neither FCLF, Partners, nor any of their respective Affiliates or Subsidiaries shall knowingly take any action, cause any action to be taken, fail to take any action, or cause any action to not be taken, which action or failure to act could cause the Contemplated Transactions to fail to qualify as a reorganization under Section 368(a) of the Code.

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FCLF and Partners each hereby agrees to deliver certificates in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinion contemplated by Section 9.1.6 hereof, which certificates shall be effective as of the date of such opinion.

2.8           Possible Alternative Structures.  Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, FCLF shall be entitled to revise the structure of the Contemplated Transactions described in Section 2.1 hereof provided that (i) there are no adverse federal, state or local income tax consequences to Partners Stockholders as a result of the modification; (ii) the consideration to be paid to the Partners Stockholders under this Agreement is not thereby changed in kind or value or reduced in amount; and (iii) such modification will not materially delay or jeopardize receipt of any required regulatory approvals or other consents and approvals relating to the consummation of the Merger or otherwise unreasonably delay the Closing. The parties hereto each agrees to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.9           Additional Actions.  If, at any time after the Effective Time, FCLF shall consider or be advised that any further actions, deeds, assignments, assurances in law or otherwise, or any other acts are necessary or desirable to (i) vest, perfect, or confirm, of record or otherwise, in FCLF or FCL Bank either of its respective right, title, or interest in, to, or under any of the rights, properties, or assets of Partners or Partners Bank, or (ii) otherwise carry out the purposes of this Agreement or the Contemplated Transactions, Partners and each of its Subsidiaries and their respective officers and directors shall be deemed to have granted to FCLF an irrevocable power of attorney, coupled with an interest, to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to accomplish the foregoing, and each of the officers and directors of FCLF are authorized in the name of Partners or any of its Subsidiaries, as the case may be, to take any and all such actions.

ARTICLE III

CONVERSION OF SHARES

3.1           Merger Consideration.  At the Effective Time, by virtue of the Merger and without any action on the part of FCLF, Partners, or the holders of any of the shares of Partners Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1             Each issued and outstanding share of FCLF Common Stock shall remain outstanding and unaffected by the Merger.

3.1.2             Each outstanding share of Partners Common Stock that under the terms of Section 3.3 hereof is to be converted into the right to receive shares of FCLF Common Stock shall, subject to Section 3.4 hereof, be converted into and become the right to receive that number of shares of FCLF Common Stock as determined in this Section 3.1.2 (the “Stock Consideration”).  Each outstanding share of Partners Common Stock that under the terms of Section 3.3 hereof is to be converted into the right to receive cash shall be converted into the right to receive a cash payment as determined in this Section 3.1.2 (the “Cash Consideration”). Each outstanding share of Partners Common Stock to receive Stock Consideration shall be

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converted into and become the right to receive 5.7971 shares of FCLF Common Stock (the “Exchange Ratio”); provided, however, that if Partners provides notice of termination of this Agreement as provided in Section 11.1.10 hereof and FCLF elects to increase the Stock Consideration as provided in Section 11.1.10 hereof, the Exchange Ratio shall equal the Increased Exchange Ratio determined in accordance with Section 11.1.10 hereof.  Each outstanding share of Partners Common Stock to receive Cash Consideration shall be converted into and become the right to receive $56 in cash. Partners Stock Options and Partners Stock Warrants shall cease to have any rights to acquire any shares of Partners Common Stock and instead shall only have the right to receive the Per Share Option/Warrant Consideration pursuant to Section 3.2 hereof.

3.1.3             In the event, subsequent to the date of this Agreement, either of FCLF or Partners changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of (i) FCLF Common Stock, in the case of FCLF, or (ii) Partners Common Stock, in the case of Partners, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction and the record date therefor shall be prior to the Effective Time, the Exchange Ratio and Merger Consideration shall be proportionately and appropriately adjusted.

3.1.4             Each outstanding share of Partners Common Stock, the holder of which has perfected his right to dissent under the DGCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted to a Dissenting Stockholder under the DGCL.  Partners shall give FCLF prompt notice upon receipt by Partners of any notice of exercise of the rights associated with Dissenting Shares under the DGCL and of withdrawals of such notice and any other instruments in connection with such notice (any Partners Stockholder duly exercising such rights with respect to Dissenting Shares under the DGCL being hereinafter called a “Dissenting Stockholder”), and FCLF shall have the right to participate in all negotiations and proceedings with respect to any such Dissenting Shares.  Partners shall not, except with the prior written consent of FCLF, voluntarily make any payment with respect to, or settle or offer to settle, any Dissenting Shares, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by a Dissenting Stockholder as may be necessary to perfect appraisal rights under the DGCL.  Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

3.1.5             If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such Dissenting Stockholder’s shares of Partners Common Stock shall be converted into a right to receive Merger Consideration in accordance with the applicable provisions of this Agreement.  If such Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Election Deadline, each share of Partners Common Stock of such holder shall be treated as a Non-Election Share.

3.1.6             After the Effective Time, shares of Partners Common Stock outstanding immediately prior to the Merger shall be no longer outstanding and shall be automatically be

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canceled, cease to exist, and thereafter, by operation of this Section 3.1, solely represent the right to receive the Merger Consideration.

3.2           Treatment of Stock Options and Warrants.

Partners (i) shall cause each Person who holds Partners Stock Warrants to deliver to FCLF, and (ii) shall use its commercially reasonable efforts to cause each Person who holds Partners Stock Options to deliver to FCLF, a cancellation agreement in the form attached as Exhibit A hereto on or prior to the Pre-Closing Date wherein each such Person shall agree that, subject to the provisions of this Agreement, at the Effective Time, each outstanding Partners Stock Option and Partners Stock Warrant held by such Person shall cease to represent a Right to acquire shares of Partners Common Stock and shall be converted into the right to receive cash in an amount (less any applicable withholding taxes) equal to the remaining number of shares of Partners Common Stock subject to the original option or warrant, as the case may be, and not exercised as of the Effective Time, multiplied by an amount equal to:  (a) $56 minus (b) the exercise price of such option or warrant (with such calculation used for each individual option or warrant) (the “Per Share Option/Warrant Consideration”).  For example, if a Person holds unexercised Partners Stock Options to purchase 100 shares of Partners Common Stock for an exercise price of $20 per share, such Person will be entitled to receive at the Effective Time cash in an amount equal to $3,600 (100 x ($56 - $20)).  FCLF will pay the Per Share Option/Warrant Consideration to each holder of Partners Stock Options and Partners Stock Warrants listed on Partners Disclosure Schedule 4.2.4 upon the delivery by such holder to FCLF of a cancellation agreement in the form attached as Exhibit A hereto. Upon request by FCLF, Partners will pay the Per Share Option/Warrant Consideration immediately prior to the Effective Time.

3.3           Election Procedures.

3.3.1             Partners Stockholders may elect to receive shares of FCLF Common Stock or cash, or a combination thereof (in all cases without interest) in exchange for such Partners Stockholders’ shares of Partners Common Stock in accordance with the following procedures; provided that, in the aggregate, and subject to the provisions of Section 3.3.6 hereof, 50% of the total number of shares of Partners Common Stock issued and outstanding as of the Closing Date, but excluding any Treasury Stock (the “Stock Conversion Number”), shall be converted into the Stock Consideration and the remaining outstanding shares of Partners Common Stock shall be converted into the Cash Consideration; provided, however, that, in the event that the Stock Election Number shall be greater than or less than the Stock Conversion Number, FCLF may, in its discretion, increase or decrease the Stock Conversion Number by an amount up to (but not to exceed) the amount of any such difference; provided further, however, that FCLF may not increase or decrease the Stock Conversion Number by an amount that would prevent the tax opinion referred to in Section 9.1.6 hereof from being rendered because the firm charged with providing such opinion reasonably determines that, as a result of such increase or decrease in the Stock Conversion Number, the Merger may not satisfy the continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code. Any Dissenting Shares, properly perfected under the DGCL, shall be entitled to receive cash pursuant to the DGCL. Shares of Partners Common Stock as to which a Cash Election has been made are referred to herein as “Cash Election Shares.” Shares of Partners Common Stock as to which a Stock Election has been made are referred to herein as “Stock Election Shares.” Shares of Partners Common Stock as to which a Mixed Election has been

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made are referred to herein as “Mixed Election Shares”. Shares of Partners Common Stock as to which no election has been made (or as to which an Election Form is not returned properly completed or timely submitted) are referred to herein as “Non-Election Shares.” The aggregate number of shares of Partners Common Stock with respect to which Stock Consideration has been elected, either pursuant to a Stock Election or Mixed Election, is referred to herein as the “Stock Election Number.”

3.3.2             Partners shall cause an election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form and substance acceptable to FCLF (the “Election Form”), to be mailed with the Proxy Statement-Prospectus (or on such other date as Partners and FCLF shall mutually agree) (the “Mailing Date”) to each Partners Stockholder who is the record holder of Partners Common Stock as of five business days prior to the Mailing Date (the “Election Form Record Date”).  Each Election Form shall permit such Partners Stockholder, subject to the allocation and election procedures set forth in this Section 3.3, (i) to elect to receive the Cash Consideration for all of the shares of Partners Common Stock held by such Partners Stockholder (a “Cash Election”), in accordance with Section 3.1.2, (ii) to elect to receive the Stock Consideration for all of the shares of Partners Common Stock held by such Partners Stockholder (a “Stock Election”), in accordance with Section 3.1.2, (iii) to elect to receive the Stock Consideration for a part of such holder’s Partners Common Stock and the Cash Consideration for the remaining part of such holder’s Partners Common Stock (a “Mixed Election”), or (iv) to indicate that such record holder has no preference as to the receipt of Cash Consideration or Stock Consideration for the shares of Partners Common Stock held by such Partners Stockholder (a “Non-Election”).  A holder of record of shares of Partners Common Stock who holds such shares as nominee, trustee or in another representative capacity (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of Partners Common Stock held by such Representative for a particular beneficial owner.  Any shares of Partners Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares. In no event shall Dissenting Shares receive Merger Consideration pursuant to this Agreement. However, for purposes of making the proration calculations provided for in this Section 3.3, Dissenting Shares existing at the Effective Time shall be deemed Cash Election Shares.

3.3.3             To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., Edwardsville, Illinois time, on the later of the date of the Partners Stockholder Meeting or the 25th day following the Mailing Date (or such other time and date as FCLF and Partners may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur on or after the Closing Date.  Partners shall use all reasonable efforts to make available as promptly as possible an Election Form to any holder of record of Partners Common Stock who, prior to the Election Deadline, requests such Election Form following the initial mailing of the Election Forms.  Partners shall provide to the Exchange Agent all information necessary for it to perform as specified herein.  An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline.  If a Partners Stockholder either (i) does not submit a properly completed Election Form in a timely fashion, or (ii) revokes its Election Form

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prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of Partners Common Stock held by such stockholder shall be designated as Non-Election Shares.  Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline.  Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any election, modification, or revocation is received and whether any such election, modification, or revocation has been properly made.

3.3.4             Adjustment in the event of Excess Stock Election. If the Stock Election Number exceeds the Stock Conversion Number (the amount by which the Stock Election Number exceeds the Stock Conversion Number being referred to herein as the “Excess Shares”), then:

(A)                 First, all of the Cash Election Shares (and Dissenting Shares) and the portion of the Cash Consideration specified or deemed specified on the Election Forms by holders of Mixed Election Shares shall be converted into the right to receive the Cash Consideration elected pursuant to the applicable Election Forms; and

(B)                 Second, the holders of Non-Election Shares shall receive Cash Consideration so as to reduce the number of Excess Shares to zero, or as close as possible to zero.  The number of shares of Partners Common Stock held by each such holder of Non-Election Shares that shall be converted into the right to receive Cash Consideration shall be equal to the lesser of (i) the total number of Non-Election Shares owned by such holder, and (ii) a number determined by multiplying the total number of Non-Election Shares owned by each such holder by a fraction, the numerator of which is the total number of Non-Election Shares owned by each such holder and the denominator of which is the total number of Non-Election Shares owned by all holders (and the remaining shares of Partners Common Stock, if any, held by each such holder of Non-Election Shares shall be converted into the right to receive Stock Consideration); and

(C)                 Third, if the reallocation set forth in clause (B) above is not sufficient to reduce the number of Excess Shares to zero, then the Exchange Agent shall reallocate the Stock Consideration payable to each holder of Mixed Election Shares and Stock Election Shares so as to reduce the number of Excess Shares (determined after giving effect to clauses (A) and (B) above) to zero.  The number of Mixed Election Shares for which Stock Consideration shall have been elected by the holder thereof and the number of Stock Election Shares of each holder which shall be reallocated into the right to receive Cash Consideration shall be equal to the number determined by multiplying the total number of such Mixed Election Shares or Stock Election Shares, as the case may be, owned by each such holder by a fraction, the numerator of which is the total number of such Mixed Election Shares or Stock Election Shares, as the case may be, owned by each such holder, and the denominator of which is the total number of such Mixed Election Shares and Stock Election Shares owned by all such holders (and the remaining Mixed Election Shares or Stock Election Shares, as the case may be, held by each such holder shall be converted into the right to receive Stock Consideration).

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3.3.5             Adjustment in the event of Excess Cash Election. If the Stock Election Number is less than the Stock Conversion Number, then:

(A)                 First, all of the Stock Election Shares and the portion of the Stock Consideration specified or deemed specified on the Election Forms by holders of Mixed Election Shares shall be converted into the right to receive the amount of Stock Consideration elected pursuant to the applicable Election Forms; and

(B)                 Second, the holders of Non-Election Shares shall receive shares of Stock Consideration so as to reduce the amount by which the Stock Election Number is less than the Stock Conversion Number to zero, or as close as possible to zero.  The number of shares of Partners Common Stock held by each such holder of Non-Election Shares that shall be converted into the right to receive Stock Consideration shall be equal to the lesser of (i) the total number of Non-Election Shares owned by such holder, and (ii) a number determined by multiplying the total number of Non-Election Shares owned by each such holder by a fraction, the numerator of which is the total number of Non-Election Shares owned by each such holder and the denominator of which is the total number of Non-Election Shares owned by all holders (and the remaining shares of Partners Common Stock, if any, held by each such holder of Non-Election Shares shall be converted into the right to receive Cash Consideration); and

(C)                 Third, if the reallocation set forth in clause (B) above is not sufficient to reduce the amount by which the Stock Election Number is less than the Stock Conversion Number to zero, then the Exchange Agent shall reallocate the Cash Consideration payable to each holder of Mixed Election Shares and Cash Election Shares so as to reduce the amount by which the Stock Election Number is less than the Stock Conversion Number (determined after giving effect to clauses (A) and (B) above) to zero.  The number of Mixed Election Shares for which Cash Consideration shall have been elected by the holder thereof and the number of Cash Election Shares of each holder which shall be reallocated into the right to receive Stock Consideration shall be equal to the number determined by multiplying the total number of such Mixed Election Shares or Cash Election Shares, as the case may be, owned by each such holder by a fraction, the numerator of which is the total number of such Mixed Election Shares or Cash Election Shares, as the case may be, owned by each such holder and the denominator of which is the total number of such Mixed Election Shares and Cash Election Shares owned by all such holders (and the remaining Mixed Election Shares and Cash Election Shares held by each such holder shall be converted into the right to receive Cash Consideration).

3.3.6             No Fractional Shares.  Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of FCLF Common Stock shall be issued as Merger Consideration, no dividend or distribution with respect to FCLF Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of FCLF.  In lieu of the issuance of any such fractional share, FCLF shall pay to each former holder of Partners Common Stock who otherwise would be entitled to receive a fractional share of FCLF Common Stock, an amount in cash determined by multiplying $9.66 by the fractional share of FCLF Common Stock which such holder would otherwise be entitled to

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receive pursuant to Section 3.1.2.  No interest will be paid on the cash that holders of such fractional shares shall be entitled to receive upon such delivery.  For purposes of determining any fractional share interest, all shares of Partners Common Stock owned by a Partners Stockholder shall be combined so as to calculate the maximum number of whole shares of FCLF Common Stock issuable to such Partners Stockholder.

3.4           Procedures for Exchange of Partners Common Stock.

3.4.1             FCLF to Make Merger Consideration Available.  After the Election Deadline but no later than the Closing Date, FCLF shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the Partners Stockholders, for exchange in accordance with this Section 3.4, the Merger Consideration consisting of certificates representing the shares of FCLF Common Stock and an estimated amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III (including the estimated amount of cash to be paid in lieu of fractional shares of FCLF Common Stock, and for Partners Stock Options and Partners Stock Warrants) (such cash and certificates for shares of FCLF Common Stock being hereinafter referred to as the “Exchange Fund”).

3.4.2             Exchange of Certificates.  Within five business days after the Effective Time, FCLF shall take all steps necessary to cause the Exchange Agent to mail to each holder of a Certificate or Certificates, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the Partners Common Stock represented by such Certificates shall have been converted as a result of the Merger.  The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent.  Promptly upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of shares of FCLF Common Stock (if any) to which such former Partners Stockholder shall have become entitled pursuant to the provisions of Section 3.1.2 hereof, (ii) a check representing that amount of cash (if any) to which such former Partners Stockholder shall have become entitled pursuant to the provisions of Section 3.1.2, and (iii) a check representing the amount of cash (if any) payable in lieu of fractional shares of FCLF Common Stock, which such former Partners Stockholder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Section 3.4.2, and the Certificate so surrendered shall forthwith be canceled.  No interest will be paid or accrued on the cash payable in lieu of fractional shares.  Certificates surrendered for exchange by any Person who will be an Affiliate of FCLF or FCL Bank after the Effective Time shall not be exchanged for certificates representing shares of FCLF Common Stock until FCLF has received the written agreement of such Person contemplated by Section 8.4.

3.4.3             Rights of Certificate Holders after the Effective Time.  The holder of a Certificate that prior to the Merger represented issued and outstanding Partners Common Stock shall have no rights, after the Effective Time, with respect to such Partners Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement.  No interest will be paid or accrued on the Merger Consideration. No dividends or

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other distributions declared after the Effective Time with respect to FCLF Common Stock shall be paid to the holder of any unsurrendered Certificate that is to be exchanged for Stock Consideration by virtue of the Merger until the holder thereof surrenders such Certificate in accordance with this Section 3.4.

3.4.4             Surrender by Persons Other than Record Holders.  If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.4.5             Closing of Transfer Books.  Commencing on the date of the Closing Date, there shall be no transfers on the stock transfer books of Partners of the Partners Common Stock.  If, after such time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.4.

3.4.6             Return of Exchange Fund.  At any time following the six-month period after the Effective Time, FCLF shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to FCLF (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them.  Notwithstanding the foregoing, neither FCLF nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.4.7             Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by FCLF, the posting by such Person of a bond in such amount as FCLF may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.4.8             Withholding.  FCLF or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the Contemplated Transactions to any holder of Partners Common Stock such amounts as FCLF (or

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any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law.  To the extent that such amounts are properly withheld by FCLF or the Exchange Agent, such withheld amounts will be paid by FCLF or the Exchange Agent, as the case may be, to the proper Governmental Entity and will be treated for all purposes of this Agreement as having been paid to the holder of the Partners Common Stock in respect of whom such deduction and withholding were made by FCLF or the Exchange Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARTNERS

Partners hereby represents and warrants to FCLF, on behalf of Partners and on behalf of Partners Bank as the sole stockholder of Partners Bank, that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in an exception to any such statement contained in this Article IV that is included in the Partners Disclosure Schedule delivered by Partners to FCLF, and except as to any representation or warranty which specifically relates to an earlier date.  Partners, on its own behalf and on behalf of Partners Bank as the sole stockholder of Partners Bank, has made a good faith effort to ensure that the disclosure on each schedule of the Partners Disclosure Schedule corresponds to the Section of this Agreement referenced therein.  However, for purposes of the Partners Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.  References to the Knowledge of Partners shall include the Knowledge of Partners, Partners Bank and each other Partners Subsidiary.

4.1           Organization.

4.1.1             Partners is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a bank holding company under the BHCA.  Partners has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. Partners is duly licensed or qualified to do business in each jurisdiction listed on Partners Disclosure Schedule 4.1.1.

4.1.2             Partners Bank is an Illinois state bank organized, validly existing and in good standing under Illinois law.  Partners Disclosure Schedule 4.1.2 identifies (i) each Partners Subsidiary and describes the business conducted by such entity (other than as to Partners Bank), and (ii) each director, executive officer and five percent or greater shareholder of Partners and each Partners Subsidiary. Partners has no other Subsidiaries or director, executive officer or five percent or greater shareholder of it or any Partners Subsidiary except for those listed on Partners Disclosure Schedule 4.1.2.  The deposits of Partners Bank are insured by the FDIC through the BIF to the fullest extent permitted by law, and all premiums and assessments required to be paid

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in connection therewith have been paid by Partners Bank when due.  Each other Partners Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation or organization, each as listed on Partners Disclosure Schedule 4.1.2.

4.1.3             The respective minute books of Partners and each Partners Subsidiary accurately record all corporate actions of their respective stockholders and boards of directors (including committees).

4.1.4             Prior to the date of this Agreement, Partners has made available to FCLF true and correct copies of the bylaws and certificate of incorporation, articles of incorporation or charter of Partners, Partners Bank, and each Subsidiary of Partners, and amendments thereto as in effect on the date hereof.

4.2           Capitalization.

4.2.1             The authorized capital stock of Partners consists of 600,000 shares of common stock, $10.00 par value per share, of which 370,008 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. There are no shares of Partners Common Stock held by Partners as treasury stock.  Except as disclosed on Partners Disclosure Schedule 4.2.1, neither Partners nor any Partners Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Partners Common Stock, or any other security of Partners or any securities representing the right to vote, purchase or otherwise receive any shares of Partners Common Stock or any other security of Partners.

4.2.2             Partners owns all of the capital stock of Partners Bank, free and clear of any lien or encumbrance.  Except for the Partners Subsidiaries, Partners does not possess, directly or indirectly, any equity interest in any corporate entity, except for equity interests held in the investment portfolios of Partners Subsidiaries, equity interests held by Partners Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of Partners Subsidiaries, including stock in the FHLB.

4.2.3             Except as disclosed in Partners Disclosure Schedule 4.2.3, no Person or “group” (as that term is defined in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent or more of the outstanding shares of Partners Common Stock.

4.2.4             Under the heading “Partners Stock Options” Partners Disclosure Schedule 4.2.4 contains an accurate list of all outstanding Partners Stock Options, the holders of such Partners Stock Options, and the respective exercise price for each such Partners Stock Option. Under the heading “Partners Stock Warrants” Partners Disclosure Schedule 4.2.4 contains an accurate list of all outstanding Partners Stock Warrants, the holders of such Partners Stock Warrants, and the respective exercise price for each such Partners Stock Warrant.

4.3           Authority; No Violation.

4.3.1             Partners has full corporate power and authority to execute and deliver

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this Agreement and Partners Bank has (or will have prior to the Pre-Closing Date) full corporate power and authority to execute and deliver the Bank Merger Agreement and each has (or, in the case of Partners Bank, will have prior to the Pre-Closing Date) full corporate power and authority to consummate the Contemplated Transactions to which it is a party.  The execution and delivery of this Agreement by Partners and the execution of the Bank Merger Agreement by Partners Bank and the completion by Partners and Partners Bank of the Contemplated Transactions to which it is a party have been (or, in the case of Partners Bank, will be prior to the Pre-Closing Date) duly and validly approved by the Board of Directors of Partners and Partners Bank, respectively, and, except for approval of the Partners Stockholders, no other corporate proceedings on the part of Partners or Partners Bank are necessary to complete the Merger and the Bank Merger.  This Agreement has been duly and validly executed and delivered by Partners and the Bank Merger Agreement will be duly and validly executed and delivered by Partners Bank, and the Bank Merger has been or will be duly and validly approved by the Board of Directors of Partners Bank and by Partners in its capacity as sole stockholder of Partners Bank and, subject to approval by the Partners Stockholders of the Agreement and receipt of the required approvals of the Bank Regulators described in FCLF Disclosure Schedule 5.4, this Agreement constitutes and the Bank Merger Agreement, when executed, will constitute the valid and binding obligations of Partners and Partners Bank, enforceable against Partners and Partners Bank in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and as to Partners Bank, the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity.

4.3.2             (A) The execution and delivery of this Agreement by Partners and the execution and delivery of the Bank Merger Agreement by Partners Bank; (B) subject to receipt of approvals from the Bank Regulators referred to in FCLF Disclosure Schedule 5.4, and Partners’ and Partners Bank’s compliance with any conditions contained therein, and subject to the receipt of the approval of the Partners Stockholders, the consummation of the Contemplated Transactions, and (C) compliance by Partners and Partners Bank with any of the terms or provisions hereof or of the Bank Merger Agreement, as the case may be: will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of Partners or any Partners Subsidiary or the charter or bylaws of Partners Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Partners or any Partners Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Partners or any Partners Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other investment or obligation to which Partners or any Partners Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected.

4.4           Consents.  Except for the consents, waivers, approvals, filings, and registrations from or with the Bank Regulators referred to in FCLF Disclosure Schedule 5.4 and compliance with any conditions contained therein, and the approval of this Agreement by the requisite vote of the Partners Stockholders, no consents, waivers, or approvals of, or filings or registrations

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with, any Bank Regulator are necessary, and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (a) the execution and delivery of this Agreement by Partners and Partners Bank, and (b) the completion by Partners and Partners Bank of the Merger and the Bank Merger, respectively.  Partners has no actual knowledge that (i) any required approvals from a Bank Regulator or other required consents or approvals will not be received, or (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the Contemplated Transactions.

4.5           Financial Statements and Regulatory Reports.

4.5.1             Partners has previously made available to FCLF the Partners Regulatory Reports.  The Partners Regulatory Reports have been prepared in accordance with applicable regulatory accounting principles and practices consistently applied throughout the periods covered by such statements and fairly present the consolidated financial position, results of operations and changes in stockholders’ equity of Partners as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

4.5.2             Partners has previously made available to FCLF the Partners Financial Statements.  The Partners Financial Statements have been prepared in accordance with GAAP, consistently applied, and (including the related notes where applicable) fairly present in each case  (subject in the case of the unaudited interim statements to normal year-end adjustments), the consolidated financial position, results of operations and cash flows of Partners and the Partners Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto.

4.5.3             At the date of each balance sheet included in the Partners Financial Statements or the Partners Regulatory Reports, Partners did not have any liabilities, obligations, or loss contingencies of any nature (whether absolute, accrued, contingent, or otherwise) of a type required to be reflected in the Partners Financial Statements or Partners Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies that are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies that are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.6           Taxes.  Partners and the Partners Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). For years beginning on or after January 1, 2004, Partners, or the appropriate Partners Subsidiary, has duly filed all federal, state and local tax returns required to be filed by or with respect to Partners and every Partners Subsidiary on or prior to the Closing Date (all such returns being accurate and correct) and has duly paid or made provisions for the payment of all federal, state, and local taxes which (i) have been incurred by Partners and any Partners Subsidiary; (ii) are due or, to the Knowledge of Partners, claimed to be due from Partners or any Partners Subsidiary by any taxing authority; or (iii) are due pursuant to

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any written tax sharing agreement, in each case on or prior to the Closing Date, other than taxes or other charges which (x) are not delinquent or for which reserves have been established on the Partners Financial Statements, (y) are being contested in good faith, or (z) have not yet been fully determined.  As of the date of this Agreement, Partners has received no written notice of and there is not pending, and to Partners’ Knowledge there is not threatened, any audit examination, deficiency assessment, tax investigation, or refund litigation with respect to any taxes of Partners or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where Partners or any of its Subsidiaries do not file tax returns that Partners or any such Subsidiary is subject to taxation in that jurisdiction.  Partners and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.  Partners and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Partners and each of its Subsidiaries, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

4.7           No Material Adverse Effect.  Partners and the Partners Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since December 31, 2007, and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Partners and the Partners Subsidiaries, taken as a whole.

4.8           Contracts; Leases; Defaults.

4.8.1             Except as set forth in Partners Disclosure Schedule 4.8.1, neither Partners nor any Partners Subsidiary is a party to or subject to: (i) any agreement which by its terms limits the payment of dividends by Partners or any Partners Subsidiary; (ii) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease, purchase, guaranty or otherwise, in respect of which Partners or any Partners Subsidiary is an obligor to any Person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, bankers’ acceptances, and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to FCLF or any FCLF Subsidiary; (iii) any agreement, written or oral, that obligates Partners or any Partners Subsidiary for the payment of more than $50,000 annually; or (iv) any agreement, contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any way the conduct of business by Partners or any Partners Subsidiary.

4.8.2             Each real estate lease that may require the consent of the lessor or its agent resulting from the Merger or the Bank Merger by virtue of a prohibition or restriction relating to assignment, by operation of law or otherwise, or change in control, is listed in Partners Disclosure Schedule 4.8.2 identifying the section of the lease that contains such prohibition or restriction.  Subject to any consents that may be required as a result of the Contemplated Transactions, neither Partners nor any Partners Subsidiary is in default in any

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respect under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.8.3             True and correct copies of agreements, contracts, arrangements, and instruments referred to in Section 4.8.1 and 4.8.2 have been made available to FCLF on or before the date hereof, are listed on Partners Disclosure Schedule 4.8.1 and 4.8.2 and are in full force and effect on the date hereof, and neither Partners nor any Partners Subsidiary (nor, to the Knowledge of Partners, any other party to any such contract, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any such contract, arrangement or instrument.  No party to any contract, arrangement, or instrument will have the right to terminate any or all of the provisions of any such contract, arrangement, or instrument as a result of the execution of this Agreement and the consummation of the Contemplated Transactions.  Except as set forth in Partners Disclosure Schedule 4.8.3, no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which Partners or any Partners Subsidiary is a party or under which Partners or any Partners Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder.  Except as set forth in Partners Disclosure Schedule 4.8.3, no such agreement, plan, contract, or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Partners or any Partners Subsidiary or upon the occurrence of a subsequent event (other than a default thereunder); or (y) requires Partners or any Partners Subsidiary to provide a benefit in the form of Partners Common Stock or determined by reference to the value of Partners Common Stock.

4.9           Ownership of Property; Insurance Coverage.

4.9.1             Partners and each Partners Subsidiary has good and, as to real property, marketable, title to all assets and properties owned by Partners and each Partners Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible, or intangible, including assets and property reflected in the balance sheets contained in the Partners Regulatory Reports and in the Partners Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests, or pledges, and except for (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a Partners Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith.  Partners and the Partners Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Partners and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.  Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the Partners Financial Statements.

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4.9.2             With respect to all agreements pursuant to which Partners or any Partners Subsidiary has purchased securities subject to an agreement to resell, if any, Partners or such Partners Subsidiary, as the case may be, has a lien or security interest (which to Partners’ Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.9.3             Partners and each Partners Subsidiary currently maintain insurance considered by Partners to be commercially reasonable for their respective operations.  Neither Partners nor any Partners Subsidiary has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased.  There are presently no claims pending under such policies of insurance and no notices have been given by Partners or any Partners Subsidiary under such policies.  All such insurance is valid and enforceable and in full force and effect, and within the last three years Partners and each Partners Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies.  Partners Disclosure Schedule 4.9.3 identifies all policies of insurance maintained by Partners and each Partners Subsidiary.

4.10           Legal Proceedings.  Neither Partners nor any Partners Subsidiary is a party to any, and there are no pending or, to Partners’ Knowledge, threatened, legal, administrative, arbitration, or other proceedings, claims (whether asserted or unasserted), actions, or governmental investigations or inquiries of any nature (i) against Partners or any Partners Subsidiary (other than routine bank regulatory examinations), or (ii) to which Partners or any Partners Subsidiary’s assets are or may be subject.  There are no legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations challenging the validity or propriety of any of the transactions and/or agreements contemplated by, referred to in or related to this Agreement (including the schedules hereto).

4.11           Compliance With Applicable Law.

4.11.1   Each of Partners and each Partners Subsidiary is in compliance with all applicable federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, or decrees applicable to it and its properties, assets, and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Partners nor any Partners Subsidiary has received any written notice to the contrary.

4.11.2   Each of Partners and each Partners Subsidiary has all permits, licenses, authorizations, orders, and approvals of, and has made all filings, applications, and registrations with, all Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect and, no suspension or cancellation of any such permit, license, certificate, order or approval will result, or to the Knowledge of Partners, is

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threatened to result, from the consummation of the Contemplated Transactions, subject to obtaining the approvals set forth in FCLF Disclosure Schedule 5.4.

4.11.3   Except as disclosed in Partners Disclosure Schedule 4.11.3, from the period beginning January 1, 2005, neither Partners nor any Partners Subsidiary has received any written notification or any other communication from any Bank Regulator, or to Partners’ Knowledge is such notification or communication threatened, (i) asserting that Partners or any Partners Subsidiary is not in compliance with any of the statutes, regulations, or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit, or governmental authorization; (iii) requiring or threatening to require Partners or any Partners Subsidiary, or indicating that Partners or any Partners Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding, or any other agreement with any Governmental Entity (including any Bank Regulator) which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit the operations of Partners or any Partners Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting, or limiting, or purporting to direct, restrict, or limit, in any manner the operations of Partners or any Partners Subsidiary (any such notice, communication, memorandum, agreement, or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”).  Neither Partners nor any Partners Subsidiary has consented to or entered into any currently effective Regulatory Agreement.  The most recent regulatory rating given to Partners Bank as to compliance with the Community Reinvestment Act is satisfactory or better.

4.12           Employee Benefit Plans.

4.12.1   Partners Disclosure Schedule 4.12.1 includes a list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, welfare, and fringe benefit plans, employment, severance and change in control agreements, and all other benefit plans, practices, policies, and arrangements maintained by Partners or any Partners Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of Partners or any Partners Subsidiary participates or to which any such employee, consultant or director, or former employee, former consultant, or former director, is a party or is otherwise entitled to receive benefits (the “Partners Compensation and Benefit Plans”).  Neither Partners nor any of its Subsidiaries has any commitment to create any additional Partners Compensation and Benefit Plan or to modify, change or renew any existing Partners Compensation and Benefit Plan, except as required to maintain the qualified status thereof or as required for compliance with Code Section 409A or other applicable law.  Partners has made available to FCLF true and correct copies of the Partners Compensation and Benefit Plans. There are no collective bargaining agreements with any labor union relating to employees of Partners or any Partners Subsidiary.

4.12.2   Each Partners Compensation and Benefit Plan has been operated and administered in accordance with its terms and with laws that are applicable to such Partners Compensation and Benefit Plans, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act and any regulations or rules promulgated

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thereunder, and all filings, disclosures, and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, and any other applicable law have been timely made or any interest, fines, penalties, or other impositions for late filings have been paid in full.  Each Partners Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely on a favorable advisory or opinion letter issued by the IRS with respect to a master and prototype or volume submitter plan, and to the Knowledge of Partners, no circumstances exist which are likely to result in revocation of any such favorable determination letter, advisory or opinion letter.  There is no pending or, to the Knowledge of Partners, threatened action, suit, or claim relating to any Partners Compensation and Benefit Plan (other than routine claims for benefits).  Neither Partners nor any Partners Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Partners Compensation and Benefit Plan that would, or could reasonably be expected to, subject Partners or any Partners Subsidiary to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

4.12.3    No liability, other than (a) PBGC premiums arising in the ordinary course of business, or (b) any employer contribution required under the terms of any Partners Defined Benefit Plan has been or is expected by Partners or any of its Subsidiaries to be incurred with respect to any Partners Compensation and Benefit Plan which is a defined benefit plan subject to Title IV of ERISA (“Partners Defined Benefit Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) subject to Title IV of ERISA currently or formerly maintained by Partners or any entity which is considered one employer with Partners under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “ERISA Affiliate”) (such plan hereinafter referred to as an “ERISA Affiliate Plan”).

Except as disclosed on Partners Disclosure Schedule 4.12.3, no Partners Defined Benefit Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA prior to amendment by P.L. 109-280), whether or not waived, as of the last day of the end of the most recent plan year ending prior to 2008.  The fair market value of the assets of each Partners Defined Benefit Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such Partners Defined Benefit Plan as of the end of the most recent plan year with respect to the respective Partners Defined Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Partners Defined Benefit Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Partners Defined Benefit Plan within the 12-month period ending on the date hereof.  Neither Partners nor any of its Subsidiaries has provided, or is required to provide, security to any Partners Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code or has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result in, the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.  Except as disclosed on Partners Disclosure Schedule 4.12.3, neither Partners, its Subsidiaries, nor any ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA, on or after September 26, 1980. There is no pending, or to the Knowledge of Partners, threatened, investigation or enforcement action by any Bank

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Regulator with respect to any Partners Compensation and Benefit Plan or any ERISA Affiliate Plan.

4.12.4   All contributions required to be made under the terms of any Partners Compensation and Benefit Plan or ERISA Affiliate Plan to which Partners or any Partners Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on Partners’ consolidated financial statements to the extent required by GAAP.  Partners and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable Partners Compensation and Benefit Plan for financial reporting purposes to the extent required by GAAP.

4.12.5   Except as set forth in Partners Disclosure Schedule 4.12.5, neither Partners nor any Partners Subsidiary has any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any Partners Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code.  There has been no communication to employees by Partners or any Partners Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, disability insurance, or other retiree welfare benefits.

4.12.6   Partners and its Subsidiaries do not maintain any Partners Compensation and Benefit Plans covering employees who are not United States residents.

4.12.7   With respect to each Partners Compensation and Benefit Plan, if applicable, Partners has provided or made available to FCLF copies of the: (A) trust instruments and insurance contracts; (B) two most recent Forms 5500 filed with the IRS; (C) most recent actuarial report and financial statement; (D) most recent summary plan description; (E) most recent determination letter, advisory or opinion issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last two years; and (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

4.12.8   Except as disclosed in Partners Disclosure Schedule 4.12.8, the consummation of the Contemplated Transactions will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant, or director of Partners or any Partners Subsidiary to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Partners Compensation and Benefit Plan, (C) result in any increase in benefits payable under any Partners Compensation and Benefit Plan, or entitle any current or former employee, director, or independent contractor of Partners or any Partners Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

4.12.9   Neither Partners nor any Partners Subsidiary maintains any Partners Compensation and Benefit Plans under which (i) any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder, or (ii) any payment is reasonably likely to become taxable under Section 409A of the Code.

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4.12.10   There are no stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the Partners Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

4.12.11   Partners Disclosure Schedule 4.12.11 sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all employees of Partners and each Partners Subsidiary (including Partners Bank), their title and rate of salary, their date of hire and any changes in their rate of salary or title effected since December 31, 2007.  Partners Disclosure Schedule 4.12.11 also sets forth any changes to any Partners Compensation and Benefit Plan since December 31, 2007.

4.13           Brokers, Finders and Financial Advisors.  Neither Partners nor any Partners Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the Contemplated Transactions, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the Contemplated Transactions except for the retention of Stifel by Partners and the fee payable pursuant to such retention. Partners shall be solely liable for such fees or commissions and all such fees and commissions shall be paid prior to Closing.  Partners shall indemnify FLCF and all FCLF Subsidiaries from any claims by Stifel concerning such fees or its representation of Partners in connection with the Contemplated Transactions.

4.14           Environmental Matters.

4.14.1   With respect to Partners and each Partners Subsidiary:

(A)           Each of Partners and the Partners Subsidiaries, the Participation Facilities, and, to Partners’ Knowledge, the Loan Properties are, and have been, in compliance with, and are not liable under, any Environmental Laws;

(B)           There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to Partners’ Knowledge, no such action is threatened, before any court, governmental agency or other forum against it or any of the Partners Subsidiaries or any Participation Facility (x) for noncompliance or alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by it or any of the Partners Subsidiaries or at or on any Participation Facility;

(C)           There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to Partners’ Knowledge no such action is threatened or an event occurred that could give rise to, before any court, governmental agency, or other forum relating to or against any Loan Property (or Partners or any of the Partners Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law, or (y) relating to the presence of or release into the environment of

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any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by it or any of the Partners Subsidiaries or at or on any Loan Property;

(D)           The properties currently owned or operated by Partners or any Partners Subsidiary (including, without limitation, soil, groundwater or surface water on, under, or adjacent to the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law;

(E)           Neither Partners nor any Partners Subsidiary has received any written notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

(F)           There are no underground storage tanks on, in, or under any properties owned or operated by Partners or any of the Partners Subsidiaries or on, in, or under any Participation Facility, and no underground storage tanks have been closed or removed from any properties owned or operated by Partners or any of the Partners Subsidiaries or from any Participation Facility;

(G)           During the period of (i) Partners’ or any of the Partners Subsidiaries’ ownership or operation of any of their respective properties, or (ii) Partners’ or any of the Partners Subsidiaries’ participation in the management of any Participation Facility, there has been no contamination by or release of Materials of Environmental Concern in, on, under, or affecting such properties.  To Partners’ Knowledge, prior to the period of (x) Partners’ or any of the Partners Subsidiaries’ ownership or operation of any of their respective current properties or (y) Partners’ or any of the Partners Subsidiaries’ participation in the management of any Participation Facility, there was no contamination by or release of Materials of Environmental Concern in, on, under, or affecting such properties;

(H)           Except as disclosed on Partners Disclosure Schedule 4.14.1(H), none of Partners, Partners Bank, nor any other Partners Subsidiary has conducted any environmental studies during the past 10 years with respect to any properties owned or leased by it or any of its Subsidiaries, or with respect to any Loan Property or any Participation Facility. Any issues, deficiencies or violations respecting any Materials of Environmental Concern in, on, under, or affecting such properties raised in any such studies have been resolved or corrected prior to the date hereof; and

(I)           To the Knowledge of Partners, none of the properties currently owned or operated by Partners or any Partners Subsidiary, or any Loan Property or Participation Facility contains mold or any other biological material at a level which constitutes or could be alleged to constitute a threat or harm to human health or the environment.

4.14.2    “Loan Property” means any property in which the applicable party (or a Subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.  “Participation Facility”

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means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

4.15           Loan Portfolio.

4.15.1   The allowance for loan losses reflected in Partners’ audited consolidated statement of financial condition at December 31, 2007 was, and the allowance for loan losses shown on the balance sheets in Partners’ Financial Statements for the period ending March 31, 2008 is, and for the periods ending after March 31, 2008 will be, adequate, as of the dates thereof, under GAAP.

4.15.2   Partners Disclosure Schedule 4.15.2 sets forth a listing, as of March 31, 2008, by account, of: (A) all loans (including loan participations) of Partners Bank or any other Partners Subsidiary that have been accelerated during the past 12 months; (B) all loan commitments or lines of credit of Partners Bank or any other Partners Subsidiary which have been terminated by Partners Bank or any other Partners Subsidiary during the past 12 months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) all loans, lines of credit and loan commitments as to which Partners Bank or any other Partners Subsidiary has given written notice of its intent to terminate during the past 12 months; (D) with respect to all commercial loans (including commercial real estate loans), all notification letters and other written communications from Partners Bank or any other Partners Subsidiary to any of their respective borrowers, customers or other parties during the past 12 months wherein Partners Bank or any other Partners Subsidiary has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (E) each borrower, customer, or other party which has notified Partners Bank or any other Partners Subsidiary during the past 12 months of, or has asserted against Partners Bank or any other Partners Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Partners, each borrower, customer, or other party which has given Partners Bank or any other Partners Subsidiary any oral notification of, or orally asserted to or against Partners Bank or any other Partners Subsidiary, any such claim; (F) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith; and (G) all assets classified by Partners Bank or any Partners Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.  Partners Disclosure Schedule 4.15.2 may exclude any individual loan with a principal outstanding balance

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of less than $20,000, provided that Partners Disclosure Schedule 4.15.2 includes, for each category described, the aggregate amount of individual loans with a principal outstanding balance of less than $20,000 that have been excluded.

4.15.3    All loans receivable (including discounts) and accrued interest entered on the books of Partners and the Partners Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Partners’ or the appropriate Partners Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be.  The loans, discounts, and the accrued interest reflected on the books of Partners and the Partners Subsidiaries are subject to no defenses, set-offs, or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally or by general principles of equity.  All such loans are owned by Partners or the appropriate Partners Subsidiary free and clear of any liens. The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust, and other collateral documents or security instruments relating thereto are, in all material respects, valid, true, and genuine, and what they purport to be.

4.16           Related Party Transactions.  Except as set forth in Partners Disclosure Schedule 4.16, neither Partners nor any Partners Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate or Subsidiary of Partners.  All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, (c) did not involve more than the normal risk of collectability or present other unfavorable features, and (d) complied with all applicable law or regulations or were approved by a Bank Regulator.  No loan or credit accommodation to any Affiliate of Partners or any Partners Subsidiary is presently in default or, during the three-year period prior to the date of this Agreement, has been in default or has been restructured, modified, or extended.  Neither Partners nor any Partners Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Partners is inappropriate.

4.17           Schedule of Termination Benefits.  Partners Disclosure Schedule 4.17 includes a schedule of all termination benefits and related payments that would be payable to the individuals identified thereon, under any and all employment agreements, special termination agreements, change in control agreements, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, or any compensation arrangement, or other pension benefit or welfare benefit plan maintained by Partners or any Partners Subsidiary for the benefit of officers, employees, or directors of Partners or any Partners Subsidiary (the “Benefits Schedule”), assuming their employment or service is terminated as of December 31, 2008 and the Closing Date occurs on such date and based on the other assumptions specified in such schedule.  No other individuals are entitled to benefits under any such plans.

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4.18           Deposits.  Except as disclosed on Partners Disclosure Schedule 4.18, none of the deposits of Partners or any Partners Subsidiary is a “brokered deposit” as defined in 12 CFR Section 337.6(a)(2).

4.19           Antitakeover Provisions Inapplicable; Required Vote of Stockholders.  The Board of Directors of Partners has, to the extent such statute is applicable, taken all action (including appropriate approvals of the Board of Directors of Partners) necessary to exempt Partners, the Merger, and the Contemplated Transactions from Section 203 of the DGCL (“Takeover Laws”).  The affirmative vote of a majority of the issued and outstanding shares of Partners Common Stock is required to approve this Agreement under Partners’ certificate of incorporation and the DGCL.

4.20           Registration Obligations.  Neither Partners nor any Partners Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.21           Risk Management Instruments.  Neither Partners nor any Partners Subsidiary is a party to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Partners’ own account, or for the account of one or more of Partners’ Subsidiaries.

4.22           Trust Accounts.  None of Partners, Partners Bank, or any other Partners Subsidiary conducts any trust business.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF FCLF

FCLF represents and warrants to Partners, on behalf of FCLF and on behalf of FCL Bank as the sole stockholder of FCL Bank,  that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in an exception to any such statement contained in this Article V that is to be included in the FCLF Disclosure Schedule delivered by FCLF to Partners.  FCLF, on its own behalf and on behalf of FCL Bank as the sole stockholder of FCL Bank, has made a good faith effort to ensure that the disclosure on each schedule of the FCLF Disclosure Schedule corresponds to the Section of this Agreement referenced therein.  However, for purposes of the FCLF Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.  References to the Knowledge of FCLF shall include the Knowledge of FCLF, FCL Bank and each other FCLF Subsidiary.

5.1           Organization.

5.1.1             FCLF is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and is duly registered as a savings and loan holding company under the HOLA.  FCLF has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its

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business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on FCLF.

5.1.2             FCL Bank is a savings association organized, validly existing and in good standing under federal law.  The deposits of FCL Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

5.1.3             FCL Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

5.1.4             The respective minute books of FCLF and FCL Bank accurately record, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees).

5.1.5             Prior to the date of this Agreement, FCLF has made available to Partners true and correct copies of the Articles of Incorporation/Charter and bylaws of each of FCLF and FCL Bank.

5.2           Capitalization.

5.2.1             The authorized capital stock of FCLF consists of 20,000,000 shares of common stock, $0.10 par value per share, of which 8,176,731 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 10,000,000 shares of preferred stock, $0.10 par value per share (“FCLF Preferred Stock”), none of which are outstanding.  There are 897,300 shares of FCLF Common Stock held by FCLF as treasury stock.  Except as set forth on FCLF Disclosure Schedule 5.2.1, neither FCLF nor any FCLF Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of FCLF and FCLF Common Stock, or any other security of FCLF or any securities representing the right to vote, purchase or otherwise receive any shares of FCLF Common Stock or any other security of FCLF.

5.2.2             FCLF owns all of the capital stock of FCL Bank free and clear of any lien or encumbrance.

5.2.3             The shares of FCLF Common Stock to be issued pursuant to the Merger will, upon issuance in accordance with the provisions of this Agreement, be duly authorized, validly issued, fully paid and non-assessable.

5.3           Authority; No Violation.

5.3.1             FCLF has full corporate power and authority to execute and deliver this Agreement and FCL Bank has (or will have prior to the Pre-Closing Date) full corporate power and authority to execute and deliver the Bank Merger Agreement and each has full corporate power and authority to consummate the Contemplated Transactions to which it is a party.  The execution and delivery of this Agreement by FCLF and the execution of the Bank Merger

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Agreement by FCL Bank and the completion by FCLF and FCL Bank of the Contemplated Transactions to which it is a party have been (or, in the case of FCL Bank, will be prior to the Pre-Closing Date) duly and validly approved by the Board of Directors of FCLF and FCL Bank, respectively, and no other corporate proceedings on the part of FCLF or FCL Bank are necessary to complete the Merger and the Bank Merger.  This Agreement has been duly and validly executed and delivered by FCLF and the Bank Merger Agreement will be duly and validly executed and delivered by FCL Bank, and the Bank Merger has been or will be duly and validly approved by the Board of Directors of FCL Bank and by FCLF in its capacity as sole stockholder of FCL Bank and, subject to receipt of the required approvals of the Bank Regulators described in FCLF Disclosure Schedule 5.4, this Agreement constitutes and the Bank Merger Agreement when executed will constitute the valid and binding obligations of FCLF and FCL Bank, enforceable against FCLF and FCL Bank in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and as to FCL Bank, the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity.

5.3.2             (A) The execution and delivery of this Agreement by FCLF and the execution of the Bank Merger Agreement by FCL Bank, (B) subject to receipt of approvals from the Bank Regulators referred to in FCLF Disclosure Schedule 5.4, and compliance by FCLF and FCL Bank with any conditions contained therein, the consummation of the Contemplated Transactions, and (C) compliance by FCLF and FCL Bank with any of the terms or provisions hereof, the consummation of the Contemplated Transactions: will not (i) conflict with or result in a breach of any provision of the Articles of Incorporation or charter or bylaws of FCLF or any FCLF Subsidiary or the charter and bylaws of FCL Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FCLF or any FCLF Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of FCLF, FCL Bank or any FCLF Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on FCLF taken as a whole.

5.4           Consents.  Except for the consents, waivers, approvals, filings and registrations from or with the Bank Regulators referred to in FCLF Disclosure Schedule 5.4 and compliance with any conditions contained therein, no consents, waivers, or approvals of, or filings or registrations with, any Bank Regulator are necessary, and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (a) the execution and delivery of this Agreement by FCLF and the execution and delivery of the Bank Merger Agreement by FCL Bank, and (b) the completion by FCLF and FCL Bank of the Contemplated Transactions.  FCLF has no actual knowledge that (i) any required approvals from a Bank Regulator or other required consents or approvals will not be received, or (ii) any public

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body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the Contemplated Transactions.

5.5           Financial Statements and Regulatory Reports.

5.5.1             FCLF has previously made available to Partners the FCLF Regulatory Reports.  The FCLF Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices consistently applied throughout the periods covered by such statements, and fairly present in all material respects, the consolidated financial position, results of operations and changes in stockholders’ equity of FCLF as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

5.5.2             FCLF has previously made available to Partners the FCLF Financial Statements.  The FCLF Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of FCLF and the FCLF Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-QSB.

5.5.3             At the date of each balance sheet included in the FCLF Financial Statements, FCLF did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such FCLF Financial Statements or FCLF Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.6           Taxes.  FCLF and the FCLF Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). FCLF or the appropriate FCLF Subsidiary has duly filed all federal, state and material local tax returns required to be filed by or with respect to FCLF and each FCLF Subsidiary on or prior to the Closing Date (all such returns, to the Knowledge of FCLF, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which (i) have been incurred by FCLF or the appropriate FCLF Subsidiary, (ii) are due or claimed to be due from FCLF and any FCLF Subsidiary by any taxing authority, or (iii) are due pursuant to any written tax sharing agreement, in each case on or prior to the Closing Date, other than taxes or other charges which (x) are not delinquent, (y) are being contested in good faith, or (z) have not yet been fully determined.  As of the date of this Agreement, FCLF has received no notice of and there is not pending, and to the Knowledge of FCLF, there is not threatened any audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of FCLF or any of its Subsidiaries, and no claim has been made by any authority in a

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jurisdiction where FCLF or any of its Subsidiaries do not file tax returns that FCLF or any such Subsidiary is subject to taxation in that jurisdiction.  FCLF and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect.  FCLF and each of its Subsidiaries have withheld and paid all material taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and FCLF and FCLF and each of its Subsidiaries, to the Knowledge of FCLF, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

5.7           No Material Adverse Effect.  FCLF and the FCLF Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since December 31, 2007, and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on FCLF, taken as a whole.

5.8           Ownership of Property; Insurance Coverage.

5.8.1             FCLF and each FCLF Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by FCLF or each FCLF Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the FCLF Financial Statements or FCLF Regulatory Reports or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a FCLF Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith.  FCLF and the FCLF Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by FCLF and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

5.8.2             FCLF and each FCLF Subsidiary currently maintain insurance considered by FCLF to be reasonable for their respective operations.  Neither FCLF nor any FCLF Subsidiary has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased.  There are presently no material claims pending under such policies of insurance and no notices have been given by FCLF or any FCLF Subsidiary under such policies.  All such insurance is valid and enforceable and in full force and effect, and since July 9, 2006, FCLF and each FCLF Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

5.9           Legal Proceedings.  Neither FCLF nor any FCLF Subsidiary is a party to any, and there are no pending or, to the Knowledge of FCLF, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental

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investigations or inquiries of any nature (i) against FCLF and FCLF or any FCLF Subsidiary, or (ii) to which FCLF and FCLF or any FCLF Subsidiary’s assets are or may be subject, except for any proceedings, claims, actions, investigations or inquiries which, if adversely determined, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on FCLF, taken as a whole.  There are no legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations challenging the validity or propriety of any of the transactions and/or agreements contemplated by, referred to in or related to this Agreement (including the schedules hereto).

5.10           Compliance With Applicable Law.

5.10.1    To the Knowledge of FCLF, each of FCLF and each FCLF Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither FCLF nor any FCLF Subsidiary has received any written notice to the contrary.

5.10.2    Each of FCLF and each FCLF Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of FCLF, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the Contemplated Transactions, subject to obtaining the approvals set forth in FCLF Disclosure Schedule 5.4.

5.10.3    Except as disclosed in FCLF Disclosure Schedule 5.10.3, from the period beginning July 9, 2006, neither FCLF, FCL Bank nor any FCLF Subsidiary has received any written notification or, to the Knowledge of FCLF, any other communication from any Bank Regulator (nor, to the Knowledge of FCLF, is any such notification or communication threatened) (i) asserting that FCLF, FCL Bank or any FCLF Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to FCLF; (iii) requiring or threatening to require FCLF, FCL Bank or any FCLF Subsidiary, or indicating that FCLF, FCL Bank or any FCLF Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any Governmental Entity (including any Bank Regulator) which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of FCLF, FCL Bank or any FCLF Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of FCLF, FCL Bank or any FCLF Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory

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Agreement”).  Except as disclosed in FCLF Disclosure Schedule 5.10.3, neither FCLF, FCL Bank nor any FCLF Subsidiary has consented to or entered into any currently effective Regulatory Agreement.  The most recent regulatory rating given to FCL Bank and each FCL Bank Affiliate as to compliance with the Community Reinvestment Act is satisfactory or better.

5.11           Employee Benefit Plans.

5.11.1    FCLF Disclosure Schedule 5.11.1 includes a list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare and fringe benefit plans, employment, severance and change in control agreements and all other material benefit practices, policies and arrangements maintained by FCLF or any FCLF Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of FCLF or any FCLF Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “FCL Bank Compensation and Benefit Plans”).  FCLF has made available to Partners true and correct copies of the FCL Bank Compensation and Benefit Plans.

5.11.2    To the Knowledge of FCLF, each FCL Bank Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full.  Each FCL Bank Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and, to the Knowledge of FCLF, no circumstances exist which are reasonably likely to result in revocation of any such favorable determination letter.  There is no material pending or, to the Knowledge of FCLF, threatened action, suit or claim relating to any of the FCL Bank Compensation and Benefit Plans (other than routine claims for benefits).  Neither FCLF nor any FCLF Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any FCL Bank Compensation and Benefit Plan that would reasonably be expected to subject FCLF or any FCLF Subsidiary to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

5.11.3    No FCL Bank Compensation and Benefit Plan is a defined benefit plan subject to Title IV of ERISA (“FCL Bank Defined Benefit Plan”) or a “single-employer plan” (as defined in Section 4001(a) of ERISA), and no such plan is currently or formerly maintained by FCLF or any entity which is considered one employer with FCLF under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “ERISA Affiliate”) (such plan hereinafter referred to as an “ERISA Affiliate Plan”).  Neither FCLF nor any of its Subsidiaries has provided, or is required to provide, security to any FCL Bank Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code or has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result in the

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imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.  Neither FCLF, its Subsidiaries, nor any ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA, on or after September 26, 1986.  To the Knowledge of FCLF, there is no pending investigation or enforcement action by any Bank Regulator with respect to any FCL Bank Compensation and Benefit Plan or any ERISA Affiliate Plan.

5.11.4    All material contributions required to be made under the terms of any FCL Bank Compensation and Benefit Plan or ERISA Affiliate Plan have been timely made, and all anticipated contributions and funding obligations are accrued on FCLF’s consolidated financial statements to the extent required by GAAP.  FCLF and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable FCL Bank Compensation and Benefit Plan for financial reporting purposes to the extent required by GAAP.

5.11.5    With respect to each FCL Bank Compensation and Benefit Plan, if applicable, FCLF has provided or made available to Partners copies of the: (A) trust instruments and insurance contracts; (B) two most recent Forms 5500 filed with the IRS; (C) most recent actuarial report and financial statement; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last two years; and (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

5.12           Environmental Matters.

5.12.1    With respect to FCLF and FCL Bank:

(A)           Each of FCLF and FCL Bank, the Participation Facilities, and, to FCLF’s Knowledge, the Loan Properties are, and have been, in substantial compliance with, and are not liable under, any Environmental Laws;

(B)           There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to FCLF’s Knowledge, no such action is threatened, before any court, governmental agency or other forum against any of them or any Participation Facility (x) for noncompliance or  alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by any of them or any Participation Facility;

(C)           There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to FCLF’s Knowledge no such action is threatened, before any court, governmental agency or other forum relating to or against any Loan Property (or FCLF or FCL Bank in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law, or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by FCLF or FCL Bank or at or on any Loan Property;

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(D)           To FCLF’s Knowledge, the properties currently owned or operated by FCLF or FCL Bank (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law;

(E)           Neither of FCLF or FCL Bank has received any written notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

(F)           To FCLF’s Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by FCLF or any of the FCLF Subsidiaries or on, in or under any Participation Facility, and no underground storage tanks have been closed or removed from any properties owned or operated by FCLF or any of the FCLF Subsidiaries or from any Participation Facility;

(G)           To FCLF’s Knowledge, during the period of (a)  FCLF’s or FCL Bank’s ownership or operation of any of their respective current properties, or (b)  FCLF’s or FCL Bank’s participation in the management of any Participation Facility, there has been no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.  To FCLF’s Knowledge, prior to the period of (x) FCLF’s or FCL Bank’s ownership or operation of any of their respective current properties, or (y) FCLF’s or FCL Bank’s participation in the management of any Participation Facility, there was no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties; and

(H)           Neither of FCLF nor FCL Bank has conducted any environmental studies since July 9, 2006, with respect to any properties owned or leased by it or any of its Subsidiaries, or with respect to any Loan Property or any Participation Facility.

5.12.2    To the Knowledge of FCLF, neither the conduct nor operation of their business nor any condition of any property currently or previously owned or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon FCLF or any FCLF Subsidiary.  To the Knowledge of FCLF, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to FCLF or any FCLF Subsidiary by reason of any Environmental Laws.  Neither FCLF nor any FCLF Subsidiary has received any written notice from any Person that FCLF or any FCLF Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have financial exposure under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon FCLF or any FCLF Subsidiary.

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5.12.3    There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the FCLF’s Knowledge, threatened, before any court, governmental agency or other forum against FCLF or any FCLF Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law, or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by any of the FCLF.

5.13           Securities Documents. FCLF has filed all Securities Documents required to be filed with the SEC since July 9, 2006 and FCLF has made available to Partners copies of its (i) annual report on Form 10-KSB for the year ended December 31, 2006 and 2007, (ii) quarterly report on Form 10-QSB for each quarter ended on or after September 30, 2006, and (iii) proxy materials used or for use in connection with its meetings of stockholders held or to be held in 2007 and 2008.  All Securities Documents filed or to be filed by FCLF with the SEC since July 9, 2006 complied (or will comply for filings after the date hereof), at the time filed with the SEC, in all material respects with the Securities Laws and did not (or will not, for filings after the date hereof) at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.14           Brokers, Finders and Financial Advisors.  Neither FCLF nor any FCLF Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the Contemplated Transactions, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the Contemplated Transactions, except for the retention of RP Financial, LC by FCLF and the fee payable pursuant thereto.

5.15           Related Party Transaction.  Except as set forth in FCLF Disclosure Schedule 5.15, neither FCLF, FCL Bank nor any FCL Bank Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of FCLF.  All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, (c) did not involve more than the normal risk of collectability or present other unfavorable features, and (d) complied with all applicable law or regulations or were approved by a Bank Regulator.  No loan or credit accommodation to any Affiliate of FCLF or any FCLF Subsidiary is presently in default or, during period beginning July 9, 2006 to the date of this Agreement, has been in default or has been restructured, modified or extended.  Neither FCLF nor any FCLF Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by FCLF is inappropriate.

5.15           Deposits.  None of the deposits of any FCLF Subsidiary is a “brokered deposit” as defined in 12 CFR Section 337.6(a)(2).

5.16           Risk Management Instruments.  Neither FCLF nor FCL Bank is a party to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other

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similar risk management arrangements, whether entered into for FCLF’s own account, or for the account of any Subsidiary of FCLF.

5.17           Financial Resources.  FCLF has, and shall have at the Effective Time, sufficient cash available to enable it to comply with its obligation to fund the Cash Consideration under Section 3.4.1.

ARTICLE VI

COVENANTS OF PARTNERS

6.1           Conduct of Business.

6.1.1             Affirmative Covenants.  During the period from the date of this Agreement to the earlier to occur of the Effective Time or the termination of this Agreement, except with the prior written consent of FCLF, Partners will: operate its business, and it will cause each of Partners Bank and each of its other Subsidiaries to operate its business, only in the usual, regular, and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and not voluntarily take any action which would (i) adversely affect the ability of any party to obtain any necessary approvals of any Governmental Entity (including Bank Regulators) required for the Contemplated Transactions or increase the period of time necessary to obtain such approvals,  or (ii) adversely affect its ability to perform its covenants and agreements under this Agreement.

6.1.2             Negative Covenants.  Partners agrees that from the date of this Agreement to the earlier to occur of the Effective Time or the termination of this Agreement, except as otherwise specifically permitted or required by this Agreement, or consented to by FCLF in writing, Partners will not, and will cause Partners Bank and each of the other Partners Subsidiaries not to:

(A)   Change or waive any provision of its certificate of incorporation, charter or bylaws, except as required by law;

(B)   Change the number of authorized or issued shares of its capital stock (other than as a result of the exercise of Partners Stock Options prior to the Closing Date), issue any shares that are held as “treasury shares” as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock; provided, however, that Partners may continue to declare and pay a quarterly cash dividend on its shares of Partners Common Stock in the same amounts and at the same times it declared and paid such dividends during 2007 (if a dividend is declared the month of the Closing, Partners shall have the right to declare and pay such dividend in that same month);

(C)    Make application for the opening or closing of any, or open or close any, branch or automated banking facility;

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(D)           Except as to bonus payments which have been accrued on the Partners Financial Statements as of December 31, 2007, grant or agree to pay any bonus, severance, or termination to, or enter into, renew, or amend any employment agreement, severance agreement, and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers, or employees, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on Partners Disclosure Schedule 4.8.1 and 4.12.1; (ii) the right to pay in the aggregate up to $70,000 in bonuses during calendar year 2008 (and prior to Closing), with no individual receiving more than 20% of the aggregate amount of such bonuses, (iii) merit pay increases for any employees that are not officers such that, in the aggregate, such merit pay increases do not exceed 5% of the aggregate amount of the base salaries (prior to any such increase) of such non-officer employees; and (iii) Partners Bank may hire at-will employees to fill vacancies that may from time to time arise in the ordinary course of business;

(E)           Except as provided in Partners Disclosure Schedule 4.12.11, enter into or, except as may be required by law, modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance, or other employee benefit, incentive, or welfare contract, plan, or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers, or employees; or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice;

(F)           Merge or consolidate Partners or any Partners Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of Partners or any Partners Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person, firm, association, corporation, or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan, or debt restructuring, or the collection of any loan or credit arrangement between Partners, or any Partners Subsidiary, and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any Partners Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;

(G)           Sell or otherwise dispose of the capital stock of Partners or of any Partners Subsidiary, or sell or otherwise dispose of any asset of Partners or of any Partners Subsidiary, or purchase or otherwise acquire, any assets of Partners or of any Partners Subsidiary other than in the ordinary course of business consistent with past practice; subject any asset of Partners or of any Partners Subsidiary to a lien, pledge, security interest, or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; or incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money) or incur any material liabilities, except in the ordinary course of business consistent with past practice;

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(H)           Knowingly take any action which would result in any of the representations and warranties of Partners set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX not being satisfied, except in each case as may be required by applicable law or regulation or by any Bank Regulators;

(I)           Change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating Partners or Partners Bank;

(J)           Waive, release, grant, or transfer any material rights of value or modify or change in any respect any existing agreement or indebtedness to which Partners or any Partners Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

(K)           Purchase any equity securities, or purchase any security for its investment portfolio inconsistent with Partners’ or any Partners Subsidiary’s current investment policy that alters the mix, maturity, credit, or interest rate risk profile of its portfolio of investment securities or its portfolio of mortgage-backed securities;

(L)           Enter into, renew, extend, or modify any other transaction (other than deposit transactions) with any Affiliate outside of the ordinary course of business;

(M)           Enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement, or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(N)           Make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other banking policies except as may be required by changes in applicable law or regulations or by a Bank Regulator;

(O)           Except for the execution of this Agreement and the Bank Merger Agreement and the consummation of the Contemplated Transactions, take any action that would give rise to an acceleration of the right to payment to any individual under any Partners Compensation and Benefit Plan;

(P)           Make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof that have been disclosed to FCLF in the Partners Disclosure Schedules and other than expenditures necessary to maintain existing assets in good repair;

(Q)           Undertake, enter into, amend, or terminate any lease, contract, commitment for its account, or other agreement (including without limitation any settlement agreement with respect to litigation) other than in the normal course of providing credit to customers as part of its banking business, involving a payment by

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Partners or Partners Bank of more than $100,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof;

(R)           Enter into, increase, or renew any loan or credit commitment (including standby letters of credit) in an amount in excess of $400,000 (excluding commitments issued prior to the date of this Agreement which have not yet expired), without first providing FCL Bank with Partners Bank’s customary loan underwriting analysis and consulting with and receiving the consent of FCL Bank, it being understood that “consulting with” in the context of this sentence means advising sufficiently in advance of any proposed action to allow FCLF a reasonable opportunity to respond; provided, however, that FCLF shall be deemed to have consented to the loan or credit commitment if it shall not have responded to Partners within 24 hours of its receipt by Dennis Terry, Lisa Fowler, or such other designee as FCLF may give written notice of to Partners, of such loan underwriting analysis; or

(S)           Agree to do any of the foregoing.

6.2           Current Information.

6.2.1             During the period from the date of this Agreement to the earlier to occur of the Effective Time or the termination of this Agreement, Partners will, and will cause Partners Bank to, cause one or more of its representatives to confer with representatives of FCLF and report the general status of its ongoing operations at such times as FCLF may reasonably request, which shall include, but not be limited to, discussion of the possible termination by Partners and Partners Bank of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Partners or any of its Subsidiaries in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Partners shall not be obligated to take any such action prior to the Effective Time and, unless Partners otherwise agrees, no conversion shall take place prior to the Effective Time.  Partners will promptly notify FCLF of any change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving Partners or any Partners Subsidiary.

6.2.2             During the period from the date of this Agreement to the earlier to occur of the Effective Time or the termination of this Agreement, Partners shall cause Partners Bank to meet with FCL Bank on a regular basis to discuss and plan for the conversion of Partners Bank’s data processing and related electronic informational systems to those used by FCL Bank, which planning shall include, but not be limited to, discussion of the possible termination by Partners Bank of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Partners Bank in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Partners Bank shall not be obligated to take

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any such action prior to the Effective Time and, unless Partners otherwise agrees, no conversion shall take place prior to the Effective Time.

6.2.3             During the period from the date of this Agreement to the earlier to occur of the Effective Time or the termination of this Agreement, Partners shall cause Partners Bank to provide FCL Bank, within 10 business days of the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring,” (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans 90 days or more past due as of the end of such month, and (iv) and impaired loans). Partners shall cause Partners Bank, on a bi-weekly basis, to provide FCL Bank with a schedule of (a) all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan, and (b) a report of Partners Bank’s then-current allowance for loan and lease losses and, in light of current economic conditions, a report with respect to the circumstances of any increases in such allowance.

6.3           Access to Properties and Records.  Subject to Section 12.1, during the period from the date of this Agreement to the earlier to occur of the Effective Time or the termination of this Agreement, Partners shall, and shall cause Partners Bank to, permit FCLF access during normal business hours, or after business hours upon 24 hours notice, to its properties and those of the Partners Subsidiaries and to those Partners employees designated on Partners Disclosure Schedule 6.3, and shall disclose and make available to FCLF during normal business hours all of its books, papers, and records relating to the assets, properties, operations, obligations, and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the Contemplated Transactions or other strategic alternatives) and stockholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which FCLF may have an interest; provided, however, that Partners shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other Person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel.  Partners shall provide and shall cause its auditors to provide FCLF with such historical financial information regarding it and the Partners Subsidiaries (and related audit reports and consents) as FCLF may request for securities disclosure purposes.  FCLF shall use commercially reasonable efforts to minimize any interference with Partners’ regular business operations during any such access to Partners’ property, books, and records.  Partners and each Partners Subsidiary shall permit FCLF, at its expense, to cause a “Phase I environmental audit” and a “Phase II environmental audit” to be performed at any physical location owned or occupied by Partners or any Partners Subsidiary.

6.4           Financial and Other Statements.

6.4.1             During the period from the date of this Agreement to the earlier to occur of the Effective Time or the termination of this Agreement, within 15 days of the receipt thereof, Partners will furnish to FCLF copies of each annual, interim, or special audit of the books of

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Partners and the Partners Subsidiaries made by its independent accountants and copies of all internal control reports submitted to Partners by such accountants in connection with each annual, interim, or special audit of the books of Partners and the Partners Subsidiaries made by such accountants.

6.4.2             During the period from the date of this Agreement to the earlier to occur of the Effective Time or the termination of this Agreement, as soon as reasonably available, but in no event later than the date such documents are filed with the appropriate Bank Regulator, Partners will deliver to FCLF the Partners Regulatory Reports filed by it with the Bank Regulators.  Partners will furnish to FCLF copies of all documents, statements, and reports as it or any Partners Subsidiary shall send to its stockholders, the Bank Regulators or any other regulatory authority, except as legally prohibited thereby.  Within 25 days after the end of each month, Partners will deliver to FCLF a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices.

6.4.3             During the period from the date of this Agreement to the earlier to occur of the Effective Time or the termination of this Agreement, Partners will advise FCLF promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of Partners or any of the Partners Subsidiaries.

6.4.4             During the period from the date of this Agreement to the earlier to occur of the Effective Time or the termination of this Agreement, within five business days, Partners will furnish to FCLF such additional financial data as FCLF may reasonably request, including without limitation, detailed monthly financial statements and loan reports; provided, however, that if it is not feasible for Partners to deliver such information within such five business day period, then Partners shall notify FCLF that it cannot deliver such information within such five business day period and shall provide FCLF with the estimated delivery date and Partners shall diligently continue to gather such information and deliver such information to FCLF as soon as practicable.

6.5           Maintenance of Insurance.  During the period from the date of this Agreement to the earlier to occur of the Effective Time or the termination of this Agreement, Partners shall, and shall cause Partners Bank and any other Partners Subsidiary to, maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts not less than that currently maintained by Partners, Partners Bank and each other Partners Subsidiary.

6.6           Disclosure Supplements.  Three business days prior to the Pre-Closing Date, Partners shall deliver to FCLF an updated Partners Disclosure Schedule disclosing any matter hereafter arising which, if existing, occurring, or known at the date of this Agreement, would have been required to be set forth or described in such Partners Disclosure Schedule or which is necessary to correct any information then set forth in such Partners Disclosure Schedule which has been rendered inaccurate thereby.  No supplement or amendment to such Partners Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX or termination of this Agreement pursuant to Article XI.

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6.7           Consents and Approvals of Third Parties.  Partners shall, and shall cause Partners Bank to, use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the Contemplated Transactions.  Without limiting the generality of the foregoing, FCLF, at its discretion, shall be permitted to require Partners to utilize the services of a professional proxy soliciting firm to provide assistance in obtaining the stockholder vote required to be obtained hereunder.

6.8           All Reasonable Efforts.  Subject to the terms and conditions herein provided, Partners agrees to take or cause to be taken, and agrees to cause Partners Bank to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Contemplated Transactions.  A voting agreement in the form attached as Exhibit B to this Agreement shall be executed by each director of Partners as of the date of this Agreement.

6.9           Failure to Fulfill Conditions.  In the event that Partners determines that a condition to its obligation to complete the Contemplated Transactions cannot be fulfilled and that it will not waive that condition, it will notify FCLF within 24 hours of discovering or becoming aware of such condition.

6.10           No Solicitation.  From and after the date hereof until the termination of this Agreement, neither Partners, nor any Partners Subsidiary, nor any of their respective officers, directors, employees, representatives, agents, or Affiliates (including, without limitation, any investment banker, attorney, or accountant retained by Partners or any of its Subsidiaries), will, directly or indirectly, initiate, solicit, or knowingly encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or enter into or maintain or continue discussions or negotiate with any Person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any Partners Subsidiary, or any of its or any Partners Subsidiaries’ officers, directors, or employees, or any investment banker, financial advisor, attorney, accountant, or other representative retained by it or by any Partners Subsidiary to take any such action, and Partners shall notify FCLF orally (within 24 hours) and in writing (within 48 hours) of all of the relevant details relating to all inquiries and proposals which it or any Partners Subsidiary, or any of its or any Partners Subsidiaries’ officers, directors, or employees, or investment banker, financial advisor, attorney, accountant, or other representative may receive relating to any of such matters; provided, however, that nothing contained in this Section 6.10 shall prohibit the Board of Directors of Partners from furnishing information to, or entering into discussions or negotiations with any Person or entity that makes an unsolicited written proposal to acquire Partners pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer, or other similar transaction, if, and only to the extent that: (A) the Board of Directors of Partners, after consultation with and after considering the advice of its financial advisor (which may be the financial advisor in this transaction), determines in good faith that such proposal may be or could be superior to the Merger from a financial point-of-view to the Partners Stockholders, (B) the Board of Directors of Partners, after consultation with and after considering the advice of outside legal counsel (which may be its outside legal counsel in this transaction), determines in good faith that the failure to furnish information to or enter into discussions with such Person may cause the Board of Directors of Partners to breach its fiduciary

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duties to the Partners Stockholders under applicable law (such proposal that satisfies (A) and (B) being referred to herein as a “Superior Proposal”); (C) Partners notifies FCLF within the timeframes set forth above in this Section 6.10 of such inquiries, proposals, or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, Partners, its Subsidiaries, or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals, or offers; and (D) the Partners Stockholders Meeting has not occurred.  Subject to the provisions of Section 11.2.2 with respect to the obligation of Partners to pay the Fee to FCLF, Partners may withdraw its support of the Contemplated Transactions or terminate this Agreement (and, after this Agreement is terminated, subject to Article XI, Partners is under no further obligation with respect to this Agreement). For purposes of this Agreement, “Acquisition Proposal” shall mean any proposal or offer as to any of the following (other than the Contemplated Transactions hereunder) involving Partners or any of its Subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of Partners, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of Partners or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan, or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

6.11           Reserves and Merger-Related Costs.  Subject to compliance with GAAP, on or before the Effective Time, Partners shall establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of Partners to those of FCLF (as such practices and methods are to be applied to Partners from and after the Closing Date) and FCLF’s plans with respect to the conduct of the business of Partners following the Merger and otherwise to reflect Merger-related expenses and costs incurred by Partners; provided, however, that Partners shall not be required to take such action unless FCLF agrees in writing that all conditions to Closing set forth in Article IX have been satisfied or waived (except for the expiration of any applicable waiting periods) and that it is not aware of any fact or circumstance that would prevent completion of the Merger; and provided further that Partners shall not be required to take such action prior to the Pre-Closing Date. No accrual or reserve, made by Partners or any Partners Subsidiary pursuant to this Section 6.11, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition, or other provision of this Agreement or to constitute a termination event within the meaning of Section 11.1.

6.12           Board of Directors and Committee Meetings.  To the extent not prohibited by applicable law or any Bank Regulator, during the period from the date of this Agreement to the earlier to occur of the Effective Time or the termination of this Agreement, Partners shall, and shall cause Partners Bank and each other Partners Subsidiary to, permit one or more representatives of FCLF to attend any meeting of the Board of Directors of Partners, Partners Bank, and/or other Subsidiary or the Executive Committees and Loan Committees thereof as an observer (the “Observer”), provided that none of such parties shall be required to permit the Observer to remain present during any confidential discussion of this Agreement and the Contemplated Transactions or any third party proposal to acquire control of Partners or Partners

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Bank or during any other matter that the respective Board of Directors has been advised of by outside counsel that such attendance by the Observer may violate a confidentiality obligation or fiduciary duty. The Board of Directors of Partners, Partners Bank, and/or other Subsidiary or the Executive Committees thereof, as applicable, shall provide the Observer with notice of any such meeting upon the same terms as the notice provided to directors or committee members with respect to such meeting.

6.13           Prohibition on Solicitation of Employees.  If this Agreement is terminated or if the Merger is not consummated for any reason, for a period of two years from the date of termination, neither Partners nor any Partners Subsidiary, nor any of their respective officers or directors will, directly or indirectly, initiate, solicit or knowingly encourage any employee who is designated as a Vice President or higher, or who is designated a loan officer, of FCLF or any FCLF Subsidiary to leave his employment with FCLF or such FCLF Subsidiary, as the case may be, to pursue employment at Partners or any Partners Subsidiary.

ARTICLE VII

COVENANTS OF FCLF

7.1           Conduct of Business.

7.1.1             Affirmative Covenants.  During the period from the date of this Agreement to the earlier to occur of the Effective Time or the termination of this Agreement, except with the written consent of Partners, FCLF will, and will cause FCL Bank to, conduct its business in the ordinary course consistent with past practices and will not take any action that would: (i) adversely affect the ability of any party to obtain the approvals from any Governmental Entity or the Bank Regulators required for the Contemplated Transactions or increase the period of time necessary to obtain such approvals; (ii) adversely affect its ability to perform its covenants and agreements under this Agreement; (iii) result in the representations and warranties contained in Article V not being true and correct on the date of this Agreement or at any future date on or prior to the Effective Time; or (iv) otherwise result in any of the conditions set forth in Article IX not being satisfied.

7.1.2             Negative Covenants.  FCLF agrees that from the date of this Agreement to the earlier to occur of the Effective Time or the termination of this Agreement, except as otherwise specifically permitted or required by this Agreement or consented to by Partners in writing, FCLF will not, and will cause FCL Bank not to:

(A)           change or waive any provision of its Articles of Incorporation, Charter or Bylaws, except as required by law;

(B)           change the number of authorized or issued shares of its capital stock, issue any shares that are held as “treasury shares” as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or, except with respect to normal quarterly dividends paid by FCLF on FCLF Common Stock in the ordinary course of business, set

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aside or pay any dividend or other distribution in respect of capital stock; or

(C)           Agree to do any of the foregoing.

7.2           Current Information.

7.2.1             During the period from the date of this Agreement to the earlier to occur of the Effective Time or the termination of this Agreement, at such times as Partners may reasonably request, FCLF will cause one or more of its representatives to confer with representatives of Partners and report such information with respect to the general status of its ongoing operations, including the progress of the Contemplated Transactions. FCLF will promptly notify Partners, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving FCLF and any FCLF Subsidiary.

7.2.2             During the period from the date of this Agreement to the earlier to occur of the Effective Time or the termination of this Agreement, FCLF will advise Partners promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of FCL Bank or any of the FCLF Subsidiaries.

7.2.3             Subject to Section 12.1, during the period from the date of this Agreement to the earlier to occur of the Effective Time or the termination of this Agreement, within 5 business days, FCLF will furnish to Partners such books, papers, records, and financial data relating to its and the FCLF Subsidiaries’ assets, properties, operations, obligations, and liabilities as Partners may reasonably request, including without limitation, detailed monthly financial statements and loan reports; provided, however, that if it is not practicable for FCLF to deliver such information within such 5-business day period, then FCLF shall notify Partners that it cannot deliver such information within such 5-business day period and shall provide Partners with the estimated delivery date and FCLF shall diligently continue to gather such information and deliver such information to Partners as soon as practicable.

7.3           Financial and Other Statements.

7.3.1             During the period from the date of this Agreement to the earlier to occur of the Effective Time or the termination of this Agreement, as soon as reasonably available, but in no event later than the date such documents are filed with the SEC, FCLF will deliver to Partners the Securities Documents filed by it with the SEC under the Securities Laws.

7.3.2             During the period from the date of this Agreement to the earlier to occur of the Effective Time or the termination of this Agreement, FCLF will furnish to Partners copies of all documents, statements, and reports as it or FCL Bank file with the OTS or any other regulatory authority with respect to the Contemplated Transactions.

7.4           Disclosure Supplements.  Three business days prior to the Pre-Closing Date, FCLF shall deliver to Partners an updated FCLF Disclosure Schedule disclosing any matter hereafter arising which, if existing, occurring, or known at the date of this Agreement, would have been required to be set forth or described in such FCLF Disclosure Schedule or which is

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necessary to correct any information then set forth in such FCLF Disclosure Schedule which has been rendered inaccurate thereby.  No supplement or amendment to such FCLF Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX or termination of this Agreement pursuant to Article XI.

7.5           Consents and Approvals of Third Parties.  FCLF shall, and shall cause FCL Bank to, use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the Contemplated Transactions.

7.6           All Reasonable Efforts.  Subject to the terms and conditions herein provided, FCLF agrees to use all commercially reasonable efforts to take or cause to be taken, and agrees to cause FCL Bank to use all commercially reasonable efforts to take or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Contemplated Transactions.

7.7           Failure to Fulfill Conditions.  In the event that FCLF determines that a condition to its obligation to complete the Contemplated Transactions cannot be fulfilled and that it will not waive that condition, it will notify Partners within 24 hours of discovering or becoming aware of such condition.

7.8           Employee Benefits.

7.8.1             FCLF will review all Partners Compensation and Benefit Plans and, subject to the other provisions of this Section 7.8, may, in its sole discretion, terminate or continue such plans; provided, however, that any termination of a Partners Compensation and Benefit Plan that is subject to Code Section 409A shall comply with the requirements of that Code section, such that, no interest, penalties, or additional tax will be imposed under Code Section 409A(a)(1)(B) resulting from the termination (excluding interest, penalties, or additional tax resulting solely from the operation of such plan prior to the termination thereof). Partners shall terminate its participation in the Independent Bankers' Legacy Plan ("Partners 401(k) Plan") prior to the Closing Date and, prior to such termination, (i) shall make any delinquent contributions for the 2006 plan year as indicated in the 2006 Form 5500, plus any fees or penalties resulting from such delinquency, (ii) to the extent not contrary to applicable law and subject to the approval and consent of the Plan Administrator and Trustees of the Partners 401(k) Plan, shall notify, or arrange for the Plan Administrator to notify, existing employees of Partners who participate in the Partners 401(k) Plan and have Partners' Common Stock in the Partners' 401K Plan that was contributed as part of a Partners' matching contribution that such Partners Common Stock will be transferred by the Plan Administrator or Trustee of the Partners 401(k) Plan to an individual account option within the Partners 401(k) Plan, and (iii) to the extent not contrary to applicable law and subject to the approval and consent of the Plan Administrator and Trustees of the Partners 401(k) Plan, shall use its commercially reasonable efforts to correct any material defects in the operation of the Partners' 401(k) Plan that are a result of an act or omission of Partners and are specifically identified in detail, in writing by FCLF within the 30-day period following the execution of this Agreement.

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(a)           Pursuant to Section 9.3.7 hereof, FCLF shall, and shall cause FCL Bank to, enter into a consulting agreement, which shall become effective as of the Effective Time, with Bart J. Solon, President and Chief Executive Officer of Partners and Partners Bank, in substantially the form set forth in Exhibit C hereto (the “Consulting Agreement”). The Consulting Agreement shall provide that it supersedes any prior employment/consulting agreement and/or change in control agreement to which Mr. Solon is a party, except that the Management Continuity Agreement shall remain in full force and effect, specifically including the restrictive covenants contained therein, which shall be in addition to and not in lieu of the restrictive covenants contained in the Consulting Agreement.

(b)           Pursuant to Section 9.3.6 hereof, FCLF shall, on the Closing Date, honor and pay the $510,000 parachute payment due Bart J. Solon under his Management Continuity Agreement and the $248,400 parachute payment due Ron Seabaugh under his Management Continuity Agreement, which are both listed on Partners Disclosure Schedule 4.12.8.

(c)           Notwithstanding the foregoing provisions of this Section 7.8.1, the parties shall at all times cooperate with each other and work together in good faith, and use their best efforts, to accomplish the foregoing matters in the manner described above in Sections 7.8.1(a) and 7.8.1(b) (or in a substantially comparable manner subject to the consent of Bart J. Solon or Ron Seabaugh, which consent shall not be unreasonably withheld, to any variance) such that Bart J. Solon and Ron Seabaugh are not subject to any interest, penalties or additional taxes under the Code, including Code Sections 4999 and 409A(a)(1)(B); provided, however, that if it is determined (in the reasonable, good faith opinion of the Accounting Firm), that any amount payable to Bart J. Solon (“Executive”) by FCLF or FCL Bank under the consulting agreement referenced above in Section 7.8.1(a) or any other plan, program or agreement under which Executive participates or is a party (collectively, the “Potential Payments”) would constitute an “Excess Parachute Payment” within the meaning of Section 280G of the Code, subject to the excise tax imposed by Section 4999 of the Code, as amended from time to time (the “Excise Tax”), then nothing herein requires FCLF or FCL Bank to pay the “Excess Amount”.  For purposes hereof, the “Excess Amount” is the minimum amount needed to reduce such Potential Payments to the extent necessary so that no portion of the Potential Payments payable to the Executive is subject to the Excise Tax.  The parties mutually agree upon Scheffel and Company (“Accounting Firm”) as the independent accounting firm to perform the calculations and analysis contemplated by this Section 7.8.1(c). A written report setting forth the calculations and analysis of the Accounting Firm shall be provided to FCLF, Partners and the Executive, and the cost of performing such calculations and analysis, and preparing such report, shall be paid by FCLF.  If the amounts payable by FCLF or FCL Bank to the Executive are to be reduced pursuant to this Section 7.8.1(c), the Executive shall determine the compensation and benefits to be so reduced.  FCLF, FCL Bank, Partners and the Executive hereby recognize that the services to be performed under the consulting agreement (“Consulting Services”), and the restrictive covenants in Executive’s consulting agreement, Management Continuity Agreement and all other applicable plans, programs and agreements that involve or relate to a Potential Payment (“Restrictive Covenants”), have value and that value shall be determined by the Accounting Firm and recognized in the Section 280G calculations and analysis by an allocation of the Potential

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Payments among the Consulting Services, the Restrictive Covenants and such payments based on the value of the fair market value of the Consulting Services and the Restrictive Covenants.

(d)           The obligations of FCLF provided under this Section 7.8.1 are intended to be, and shall be, enforceable against FCLF directly by Bart J. Solon and Ron Seabaugh (who shall be third party beneficiaries of this Section 7.8.1).

7.8.2             FCLF shall provide compensation and benefits to the current and former employees of Partners and the Partners Subsidiaries that are in the aggregate no less favorable than the lesser of (i) those provided to the current and former employees of Partners and its Subsidiaries as of the Closing Date; and (ii) those provided to FCLF’s similarly situated employees.  With respect to any employee benefit plan in which any employees of Partners or the Partners Subsidiaries are eligible to participate after the Closing Date (the “New FCLF Plans”), FCLF shall, except as otherwise expressly provided below in this Section 7.8.2 with respect to the FCLF ESOP:  (a) waive all pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements applicable to employees of Partners or the Partners Subsidiaries under any health and welfare New FCLF Plans (except to the extent that such conditions, requirements and waiting periods exist under the benefit plans that covered such employees before the Closing Date and have not yet been met with respect to the employee, or except as otherwise expressly prohibited by the insurer of the life insurance or disability FCLF Plans after FLCLF has used reasonable, good faith efforts to obtain such waivers) in which such employees may be eligible to participate after the Closing Date, and deductibles, coinsurance or maximum out-of-pocket payments made by such employees during the applicable plan year in which such employee first participates in the applicable New FCLF Plan occurs will reduce the amount of deductibles, coinsurance and maximum out-of-pocket payments under the New FCLF Plans; provided that, for purposes of deductibles, coinsurance and out-of-pocket payments, such employee was enrolled in similar coverage under the Plans immediately prior to the effective time of coverage in the New FCLF Plans, (b) with respect to present employees of Partners and the Partners Subsidiaries on the Closing Date, recognize prior service with Partners or the Partners Subsidiaries or otherwise credited by Partners or the Partners Subsidiaries to such employees that is accrued on or prior to the Closing Date for purposes of eligibility to participate and vesting credit and, with respect to severance pay and paid time off, recognize prior service with Partners and the Partners Subsidiaries or otherwise credited by Partners and the Partners Subsidiaries to such employees for years of service calculations in any New FCLF Plan in which such employees may be eligible to participate after the Closing Date; provided, however, that in no event will any credit be given to the extent it would result in the duplication of benefits for the same period of service or to the extent such service relates to benefit accrual under a pension or retirement plan; and (c) with respect to present employees of Partners and the Partners Subsidiaries on the Closing Date, credit each such employee with the amount of the accrued but unused paid time off that such employee has earned under the paid time off program of Partners or the Partners Subsidiaries to the paid time off program or equivalent of FCLF or its Affiliates in effect on the Closing Date, and (B) to the extent that an employee has, as of the Closing Date, accrued but unused paid time off in excess of the maximum amount of paid time off that may be accrued under FCLF’s paid time off program, pay such employee for the value of such excess days at the employee’s regular rate of pay within 30 days of the Closing Date.  Notwithstanding anything contained in

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this Section 7.8.2 to the contrary, in no event shall any of the provisions of this Section 7.8.2 be applicable to FCLF’s Employee Stock Ownership Plan (“FCLF ESOP”). Any employee, consultant, contractor, officer, or director of Partners or Partners Bank who is eligible to participate in the FCLF ESOP will be treated as a new hire of FCLF or FCL Bank, as the case may be, for purposes of the FCLF ESOP and must qualify under the terms and conditions of the FCLF ESOP with respect to eligibility, vesting, and such other provisions set forth therein without credit for or reference to such person’s prior service at Partners or Partners Bank.

7.8.3             FCLF shall, or shall cause its Affiliates, either (i) to maintain the Code Section 125 plans of Partners or the Partners Subsidiaries (the “Partners 125 Plan”) for the remainder of the calendar year in which the Closing Date occurs, or (ii) to terminate the Partners 125 Plans as of or after the Closing Date and either allow the employees of Partners and the Partners Subsidiaries who become employees of FCLF or one of its Affiliates as of the Closing Date to participate in FCLF’s or an Affiliate’s Code Section 125 Plan or adopt a new Code Section 125 plan (either alternative referred to hereafter as the “New 125 Plan”) for such employees who were participating in the Partners 125 Plans, and transfer the account balances, including amounts deferred and claims paid in the year of the transfer, of such employees under the Partners 125 Plans to the New 125 Plan.

7.9           Directors and Officers Indemnification and Insurance.

7.9.1             FCLF shall maintain, or shall cause FCL Bank to maintain, in effect for three years following the Effective Time, the current directors’ and officers’ liability insurance policies maintained by Partners and the Partners Subsidiaries (provided, that FCLF may substitute therefor policies of at least the same coverage containing terms and conditions which are not less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall FCLF be required to expend pursuant to this Section 7.9.1 more than 125% of the annual cost currently expended by Partners with respect to such insurance provided further, however, that if the amount of the aggregate premiums necessary to maintain or procure such insurance coverage exceeds such maximum amount, FCLF shall use all reasonable efforts to maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an aggregate premium equal to such maximum amount.  In connection with the foregoing, Partners agrees in order for FCLF to fulfill its agreement to provide directors and officers liability insurance policies for three years to provide such insurer or substitute insurer with such representations as such insurer may request.

7.9.2             In addition to Section 7.9.1, for a period of three years after the Effective Time, FCLF shall indemnify, defend, and hold harmless each Person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of Partners or a Partners Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities, or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of FCLF) of or in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness, arising in whole or in part out of the fact that such Person is or was a director, officer, or employee of Partners or a Partners Subsidiary if such Claim pertains to any matter of fact arising, existing, or occurring before the Effective Time (including, without

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limitation, the Merger and the other Contemplated Transactions), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the “Indemnified Liabilities”), to the fullest extent permitted under Partners’ Certificate of Incorporation and Bylaws as in effect as of the date of this Agreement, in compliance with applicable state or federal law.  FCLF shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by applicable state or federal law upon receipt of an undertaking to repay such advance payments if such Indemnified Party shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below.  Any Indemnified Party wishing to claim indemnification under this Section 7.9.2 upon learning of any Claim, shall notify FCLF (but the failure so to notify FCLF shall not relieve it from any liability which it may have under this Section 7.9.2, except to the extent such failure materially prejudices FCLF) and shall deliver to FCLF the undertaking referred to in the previous sentence.  In the event of any such Claim (whether arising before or after the Effective Time) (1) FCLF shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption FCLF shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if FCLF elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between FCLF and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and FCLF shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) except to the extent otherwise required due to conflicts of interest, FCLF shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties whose reasonable fees and expenses shall be paid promptly as statements are received unless there is a conflict of interest that necessitates more than one law firm, (3) FCLF shall not be liable for any settlement effected without its prior written consent, and (4) no Indemnified Party shall be entitled to indemnification hereunder with respect to a matter as to which (x) such Indemnified Party shall have been adjudicated in any proceeding to have acted willfully or grossly negligent, or not to have acted in good faith or in a manner such Indemnified Party reasonably believed to be in, or not opposed to, the best interests of Partners or any Partners Subsidiary, or (y) in the event that a proceeding is compromised or settled so as to impose any liability or obligation upon an Indemnified Party, if there is a determination that with respect to such matter the Indemnified Party acted willfully or grossly negligent, or not to have acted in good faith or in a manner such Indemnified Party reasonably believed to be in, or not opposed to, the best interests of Partners or any Partners Subsidiary.  The determination shall be made by a majority vote of a quorum consisting of the Directors of FCLF who are not involved in such proceeding. Nothing in this Section 7.9.2 is intended to, or shall, modify or terminate any rights to indemnification that an Indemnified Party may otherwise have under applicable law or the Certificate of Incorporation, Charter and/or Bylaws of Partners and/or Partners Bank as in effect as of the date of this Agreement.

7.9.3             In the event that either FCLF or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving bank or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of FCLF shall assume the obligations set forth in this Section 7.9.

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7.9.4             The obligations of FCLF provided under this Section 7.9 are intended to be, and shall be, enforceable against FCLF directly by the Indemnified Parties (who shall be third party beneficiaries of this Section 7.9) and shall be binding on all respective successors and assigns of FCLF.

7.10           Termination of Employees.  FCLF will provide any Partners or Partners Bank employee who is terminated in calendar year 2008 in connection with the Contemplated Transactions or at any time within six months after the Closing Date a lump sum severance in cash equal to two weeks’ pay for each complete year of service (“Severance Payment”), any such Severance Payment to be capped at a maximum equal to 24 weeks’ pay.  No payment will be made for partial years of service.  Any terminated employee who is to receive payment through a severance, employment, or other agreement establishing the right of such employee to payment upon termination shall be ineligible for the Severance Payment hereunder. The obligations of FCLF provided under this Section 7.10 are intended to be, and shall be, enforceable against FCLF directly by any employee so terminated as provided in this Section 7.10 (who shall be third party beneficiaries of this Section 7.10) and shall be binding on all respective successors and assigns of FCLF.

7.11           Stock Listing.  FCLF agrees to list on the Stock Exchange (or such other national securities exchange on which the shares of the FCLF Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of FCLF Common Stock to be issued in the Merger.

7.12           Maintenance of Insurance.  FCLF shall maintain, and cause FCL Bank to maintain, insurance in such amounts as is reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts not less than that currently maintained by FCLF.

7.13           Prohibition on Solicitation of Employees.  If this Agreement is terminated or if the Merger is not consummated for any reason, for a period of two years from the date of termination, neither FCLF nor any FCLF Subsidiary, nor any of their respective officers or directors will, directly or indirectly, initiate, solicit or knowingly encourage any employee who is designated as a Vice President or higher, or who is designated a loan officer, of Partners or any Partners Subsidiary to leave his employment with Partners or such Partners Subsidiary, as the case may be, to pursue employment at FCLF or any FCLF Subsidiary.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1           Partners Stockholders Meeting.

Partners will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene, and hold a meeting of the Partners Stockholders (the “Partners Stockholders Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in Partners’ reasonable judgment, necessary or desirable, (ii) subject to the next

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sentence, have its Board of Directors recommend approval of this Agreement to the Partners Stockholders.  The Board of Directors of Partners may fail to make such a recommendation, or withdraw, modify, or change any such recommendation only in connection with a Superior Proposal, as set forth in Section 6.10, and only if such Board of Directors, after having consulted with and considered the advice of outside counsel to such Board, has determined that the making of such recommendation, or the failure so to withdraw, modify, or change its recommendation, may constitute a breach of the fiduciary duties of such directors under applicable law; and (iii) consult with FCLF with respect to each of the foregoing matters.

8.2           Proxy Statement-Prospectus.

8.2.1             For the purposes of (x) registering with the SEC under the Securities Act and applicable state securities laws the FCLF Common Stock to be offered to Partners Stockholders in connection with the Merger, and (y) holding the Partners Stockholders Meeting, FCLF shall draft and prepare, and Partners shall fully cooperate in the preparation of, the Merger Registration Statement, including a combined proxy statement and prospectus or statements satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by Partners to the Partners Stockholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”).  FCLF shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC no later than 45 days following the date hereof, and FCLF shall cause the Merger Registration Statement, including the Proxy Statement-Prospectus, to comply in all material respects as to form with the requirements of the Securities Act and the Exchange Act (to the extent applicable).

8.2.2             Each of FCLF and Partners shall use their best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Partners shall thereafter within five business days print and mail the Proxy Statement-Prospectus to the Partners Stockholders.  FCLF shall also use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Contemplated Transactions, and Partners shall furnish all information concerning Partners and the holders of Partners Common Stock as may be reasonably requested in connection with any such action.

8.2.3             Partners shall provide FCLF with any information concerning itself that FCLF requests in connection with the drafting and preparation of the Proxy Statement-Prospectus, and FCLF shall notify Partners promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Partners promptly copies of all correspondence between FCLF, or any of its representatives and the SEC.  The information to be provided by or with respect to FCLF for inclusion or incorporation by reference in the Proxy Statement-Prospectus will not, at the time the Proxy Statement-Prospectus is mailed, contain any untrue statement of a material fact or omit to

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state any material fact necessary in order to make the statements therein not misleading.  The information to be provided by Partners for inclusion in the Proxy Statement-Prospectus will not, at the time the Proxy Statement-Prospectus is mailed, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading.  The information supplied, or to be supplied, by or with respect to FCLF for inclusion or incorporation by reference in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material respects.  The information supplied, or to be supplied, by Partners for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material respects.  FCLF shall give Partners and its counsel, which may be any independent third-party counsel selected by the Board of Directors of Partners, the opportunity to review and comment on and the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give Partners and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC.  Each of FCLF, and Partners agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the Partners Stockholders entitled to vote at the Partners Stockholders Meeting, referred to in Section 8.1 hereof at the earliest practicable time. Notwithstanding anything contained herein to the contrary, counsel for FCLF shall have the final decision on the text and format of the Proxy Statement-Prospectus, any amendments and supplements thereto, and any responses to comments from the SEC.

8.2.4             Partners and FCLF shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  In such event, Partners shall fully cooperate with FCLF in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and FCLF shall file an amended Merger Registration Statement with the SEC that corrects such misstatement or omission and Partners shall mail an amended Proxy Statement-Prospectus to the Partners Stockholders.

8.3           Regulatory Approvals.  Each of Partners and FCLF, and Partners and FCFL will cause Partners Bank and FCL Bank, respectively, to, cooperate with the others and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary Applications, permits, consents, approvals and authorizations of the SEC, the OTS, any other Bank Regulator, third parties, other Governmental Entities necessary to consummate the Contemplated Transactions, including without limitation the Merger and Bank Merger.  FCLF and FCL Bank shall make all Application filings with all Bank Regulators not later than 45 days after the date hereof.  Partners and FCLF will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers, and stockholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any Application, petition or any other statement or application made by or on behalf of Partners or FCLF to any Governmental Entity in connection with the Merger and the other Contemplated Transactions.  Partners and FCLF shall have the right to review and approve in advance all characterizations of the information relating to either such party and any of its Subsidiaries that appear in any filing made with any Governmental Entity in connection with the Contemplated Transactions.  In addition, Partners and FCLF shall each furnish to the other for review a copy of each such filing made in connection with the

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Contemplated Transactions with any Governmental Entity (including any Bank Regulator) prior to its filing.

ARTICLE IX

CLOSING CONDITIONS

9.1           Conditions to Each Party’s Obligations under this Agreement.  The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1             Stockholder Approval. This Agreement shall have been approved by the requisite vote of the Partners Stockholders.

9.1.2             Injunctions.  None of the parties hereto shall be subject to any order, decree, or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Contemplated Transactions.

9.1.3             Regulatory Approvals.  All necessary approvals, authorizations, and consents of all Bank Regulators and Governmental Entities required to consummate the Contemplated Transactions shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations, or consents shall have expired; and no such approval, authorization, or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by regulatory authorities in bank merger transactions, that would, in the good faith judgment of the Board of Directors of FCLF, materially and adversely affect the business, operations, financial condition, property, or assets of the combined enterprise or otherwise materially impair the value of Partners or Partners Bank to FCLF or FCL Bank.

9.1.4     Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of FCLF Common Stock in the Merger is subject to the Blue Sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5             Stock Exchange Listing.  The shares of FCLF Common Stock to be issued in the Merger shall have been authorized for listing on the Stock Exchange, subject to official notice of issuance.

9.1.6             Tax Opinion.  On the basis of facts, representations, and assumptions stated therein which shall be consistent with the state of facts existing at the Closing Date, Partners shall have received an opinion of Polsinelli Shalton Flanigan Suelthaus PC reasonably acceptable in form and substance to Partners dated as of the Closing Date, substantially to the effect that, for federal income tax purposes:

(A)           The Merger, when consummated in accordance with the terms hereof, either will constitute a reorganization within the meaning of Section 368(a) of the Code

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or will be treated as part of a reorganization within the meaning of Section 368(a) of the Code;

(B)                 FCLF and Partners will each be a party to a reorganization within the meaning of Section 368(b) of the Code;

(C)                 The Bank Merger will not adversely affect the Merger qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(D)                 No gain or loss will be recognized by FCLF, FCL Bank, Partners or Partners Bank by reason of the Merger;

(E)                 Stockholders of Partners will not recognize gain or loss upon the exchange of their shares of Partners Common Stock for shares of FCLF Common Stock (except with respect to the cash portion of the Merger Consideration (including any cash in lieu of fractional shares) or consideration received as a result of the exercise of dissenters’ rights);

(F)                 The basis of the FCLF Common Stock to be received pursuant to the Merger (including any fractional shares deemed received for tax purposes) by a Partners Stockholder will be the same as the basis of the Partners Common Stock surrendered pursuant to the Merger in exchange therefor, increased by the amount treated as a dividend, if any, and by the amount of any gain recognized by such Partners Stockholder as a result of the Merger and decreased by any cash received by such Partners Stockholders in the Merger; and

(G)                 The holding period of the shares of FCLF Common Stock to be received by a Partners Stockholder will include the period during which the Partners Stockholder held the shares of Partners Common Stock surrendered in exchange therefor, provided the Partners Common Stock surrendered is held as a capital asset at the Effective Time.

Each of FCLF and Partners shall provide a certificate contemplated by Section 2.7 hereof on which such counsel may rely in rendering its opinion.

9.2           Conditions to the Obligations of FCLF under this Agreement.  The obligations of FCLF under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.8 at or prior to the Closing, any of which may be waived by FCLF:

9.2.1             Representations and Warranties.  Except as otherwise contemplated by this Agreement or consented to in writing by FCLF, each of the representations and warranties of Partners set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time; and Partners shall have delivered to FCLF a certificate of Partners to such effect signed by the Chief Executive Officer and the Secretary of Partners as of the Effective Time; provided, however, that, anything in this Agreement to the contrary notwithstanding, the condition set forth in this Section 9.2.1 shall be deemed to have been satisfied (and Partners shall not be deemed to be in breach of this Agreement) even if any such representations and warranties

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are not so true and correct unless the failure of any one or more of such representations or warranties to be so true and correct (disregarding any qualifications as to material, materiality, Material Adverse Effect or similar expressions), individually or in the aggregate, has had or will have a Material Adverse Effect on Partners (the “Partners Closing Condition Standard”).

9.2.2             Agreements and Covenants.  Partners, Partners Bank and each Partners Subsidiary shall have performed all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and FCLF shall have received a certificate signed on behalf of Partners by the Chief Executive Officer and Secretary of Partners to such effect dated as of the Effective Time.

9.2.3             Permits, Authorizations, Etc.  Partners shall have obtained any and all material permits, authorizations, consents, waivers, clearances, or approvals required for the lawful consummation of the Merger by Partners, Partners Bank, and each of its other Subsidiaries.

9.2.4             No Material Adverse Effect.  Since December 31, 2007, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Partners.

9.2.5             Dissenting Shares.  As of immediately prior to the Effective Time, not more than 10% of the issued and outstanding shares of Partners Common Stock shall have dissented to the Merger under the DGCL, and preserved, as of immediately prior to the Effective Time, the right to pursue their right of appraisal for the fair value of their shares of Partners Common Stock under the DGCL.

9.2.6             Stock Option/Warrant Payment.  Each Person who holds Partners Stock Options and/or Partners Stock Warrants shall have delivered to FCLF a cancellation agreement in the form attached as Exhibit A hereto and the aggregate payment due to holders of Partners Stock Options and Partners Stock Warrants cancelled in the Merger shall not exceed $1,550,000.

9.2.7             Resignations.  FCLF shall have received evidence in form satisfactory to FCLF of the resignation of all officers and directors of Partners and Partners Bank as shall be requested by FCLF.

Partners will furnish FCLF with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as FCLF may reasonably request.

9.3           Conditions to the Obligations of Partners under this Agreement.  The obligations of Partners under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.7 at or prior to the Closing, any of which may be waived by Partners:

9.3.1             Representations and Warranties.  Except as otherwise contemplated by this Agreement or consented to in writing by Partners, each of the representations and warranties of FCLF set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the

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Effective Time; and FCLF shall have delivered to Partners a certificate of FCLF to such effect signed by the Chief Executive Officer and the Secretary of FCLF as of the Effective Time; provided, however, that, anything in this Agreement to the contrary notwithstanding, the condition set forth in this Section 9.3.1 shall be deemed to have been satisfied (and FCLF shall not be deemed to be in breach of this Agreement) even if any such representations and warranties are not so true and correct unless the failure of any one or more of such representations or warranties to be so true and correct (disregarding any qualifications as to material, materiality, Material Adverse Effect or similar expressions), individually or in the aggregate, has had or will have a Material Adverse Effect on FCLF (the “FCLF Closing Condition Standard”).

9.3.2             Agreements and Covenants.  FCLF and FCL Bank shall have performed all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and Partners shall have received a certificate signed on behalf of FCLF by the Chief Executive Officer and Secretary of FCLF to such effect dated as of the Effective Time.

9.3.3             Permits, Authorizations, Etc.  FCLF shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Contemplated Transaction by FCLF and FCL Bank.

9.3.4             Payment of Merger Consideration.  FCLF shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide Partners with a certificate evidencing such delivery.

9.3.5             No Material Adverse Effect.  Since December 31, 2007, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on FCLF.

9.3.6             Parachute Payments.  FCLF shall, on the Closing Date, honor the $510,000 parachute payment due Bart J. Solon under his Management Continuity Agreement, and the $248,400 parachute payment due Ron Seabaugh under his Management Continuity Agreement, which are both listed on Partners Disclosure Schedule 4.12.8.

9.3.7             Consulting Agreement.  FCLF shall, and shall cause FCL Bank to, execute and deliver the Consulting Agreement with Bart J. Solon in substantially the form attached as Exhibit C to this Agreement, any material deviations from such form being mutually agreeable to the parties to such Consulting Agreement.

FCLF will furnish Partners with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as Partners may reasonably request.

ARTICLE X

THE CLOSING

10.1           Time and Place.  Subject to the provisions of Articles IX and XI, the Closing of the Merger shall take place at the headquarters of FCLF at 10:00 a.m, at FCLF’s election, on the

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last business day of, or the first business day of the month following, in each case, the month during which the last of the conditions precedent set forth in Sections 9.1.1, 9.1.3, 9.1.4, 9.2.3 and 9.3.3 has been fulfilled or waived (including the expiration of any applicable waiting period), or at such other place, date, or time upon which FCLF and Partners mutually agree.  A pre-closing of the Contemplated Transactions (the “Pre-Closing”) shall take place at the headquarters of FCLF at 5:00 p.m. on the day immediately prior to the Closing Date (the “Pre-Closing Date”).

10.2           Deliveries at the Pre-Closing and the Closing.  At the Pre-Closing there shall be delivered to FCLF and Partners the opinions, certificates, and other documents and instruments required to be delivered at the Pre-Closing under Article IX.  At or prior to the Closing, FCLF shall deliver the Merger Consideration as set forth under Section 9.3.4.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1           Termination.  This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the Partners Stockholders:

11.1.1   At any time by the mutual written agreement of FCLF and Partners;

11.1.2   By either Partners or FCLF (provided, that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party (after, in the case of the representations and warranties of Partners, application of the Partners Closing Condition Standard, and after, in the case of the representations and warranties of FCLF, application of the FCLF Closing Condition Standard), which breach by its nature cannot be cured prior to the Pre-Closing Date or, provided that the breach is curable in nature, shall not have been cured within the first to occur of the Pre-Closing, or 30 days after written notice by FCLF to Partners, or by Partners to FCLF, as the case may be, of such breach;

11.1.3   By either Partners or FCLF (provided, that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Pre-Closing Date or, provided that the failure is curable in nature, shall not have been cured within the first to occur of the Pre-Closing, or 30 days after written notice by FCLF to Partners, or by Partners to FCLF, as the case may be, of such failure;

11.1.4   At the election of either FCLF or Partners, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by FCLF and Partners; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before the Termination Date was due solely to the fact that waiting periods imposed by any applicable Bank Regulator had commenced, but not yet expired, as of the Termination Date (not to exceed 30 days beyond the

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Termination Date), or if the failure of the Closing to have occurred on before the Termination Date was due to such party’s breach of any of its obligations under this Agreement;

11.1.5   By either Partners or FCLF if the Partners Stockholders shall have voted at the Partners Stockholders meeting on this Agreement and such vote shall not have been sufficient to approve the Agreement;

11.1.6   By either Partners or FCLF if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the Contemplated Transactions, which final action (x) has become unappealable, and (y) does not approve this Agreement or the Contemplated Transactions; (ii) any Bank Regulator whose approval or nonobjection is required in connection with this Agreement and the Contemplated Transactions has stated in writing that it will not issue the required approval or nonobjection; or (iii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling, or taken any other action restraining, enjoining, or otherwise prohibiting the Contemplated Transactions and such order, decree, ruling, or other action shall have become final and nonappealable;

11.1.7   By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 11.1.4;

11.1.8   By the Board of Directors of FCLF if the Board of Directors of Partners has withdrawn its recommendation of this Agreement or failed to make such recommendation, or modified or qualified such recommendation in a manner adverse to FCLF; or

11.1.9   By the Board of Directors of Partners if Partners has received a Superior Proposal and, in accordance with Section 6.10, the Board of Directors of Partners has made a determination to accept such Superior Proposal; provided that Partners shall not terminate this Agreement pursuant to this Section 11.1.9 and enter in a definitive agreement with respect to the Superior Proposal until the expiration of five business days following FCLF’s receipt of written notice advising FCLF that Partners has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) and identifying the Person making the Superior Proposal.  After providing such notice, Partners shall provide a reasonable opportunity to FCLF during the five-day period to make such adjustments in the terms and conditions of this Agreement as would enable Partners to proceed with the Merger on such adjusted terms.

11.1.10   By the Board of Directors of Partners if the quotient determined by dividing the Final VWAP by $9.66 is less than 0.85 and FCLF has not elected to cure such condition in the manner described in the next sentence.  FCLF shall have the right, but not the obligation, upon written notice to Partners prior to or on the Pre-Closing Date, to increase the Exchange Ratio (the “Increased Exchange Ratio”) to an amount equal to the quotient obtained by dividing (x) $47.60 by (y) the Final VWAP and, in such event, the condition set forth in the preceding sentence shall be deemed not to exist.

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It is the intention of the parties that following completion of the Pre-Closing, which completion will be acknowledged in writing by the parties at such time, neither party shall have the right to terminate this Agreement at any time thereafter.  If, after the Pre-Closing Date, any party hereto shall attempt to terminate this Agreement or shall fail to take any action necessary to effect the consummation of the Merger (including, without limitation, FCLF’s obligation to satisfy the condition set forth in Section 9.3.4), the other party shall be entitled to injunctive relief to enforce this Agreement, and the first party hereby agrees not to contest any judicial proceeding seeking the granting of such an injunction.

11.2           Effect of Termination.

11.2.1   In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 6.13, 7.13, 11.2 and Article XII, and any other Section which, by its express terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2   If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A)           Whether or not the Merger and other Contemplated Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses.

(B)           Except as set forth in Sections 11.2.1 and 11.2.2(C), (D) and (E), in the event of a termination of this Agreement pursuant to this Article XI, no party to this Agreement shall have any liability or further obligation to any other party.

(C)           As a condition of FCLF’s willingness and in order to induce FCLF to enter into this Agreement, and to reimburse FCLF for incurring the costs and expenses related to entering into this Agreement and consummating the Contemplated Transactions, Partners hereby agrees to pay FCLF the amount designated below within three business days after written demand for payment is made by FCLF following the occurrence of any of the events set forth below:

(i)           If FCLF terminates this Agreement pursuant to Section 11.1.8 or Partners terminates this Agreement pursuant to Section 11.1.9, Partners shall pay a fee of $825,000 in the aggregate (the “Fee”);

(ii)           If this Agreement is terminated by FCLF (A) pursuant to Section 11.1.2 on account of a breach of Partners’ representations or warranties  (after application of the Partners Closing Condition Standard), and such breach was not knowing and willful, Partners shall pay to FCLF the lesser of the Fee and the costs and expenses actually incurred by FCLF in connection with and up to and including the execution of this Agreement, or (B) pursuant to Section 11.1.2 on account of a breach of Partners’ representations or warranties  (after application of the Partners Closing Condition Standard), and such breach was knowing and willful, Partners shall pay to FCLF the Fee, or (C) pursuant to Section 11.1.3 on

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account of a breach of a covenant or agreement by Partners or any Partners Subsidiary, Partners shall pay to FCLF the Fee; or

(iii)           If Partners enters into a definitive agreement relating to an Acquisition Proposal or consummates an Acquisition Proposal involving Partners within 12 months after the occurrence of the failure of the Partners Stockholders to approve this Agreement after the occurrence of an Acquisition Proposal, Partners shall pay to FCLF the Fee.

(D)           As a condition of Partners’ willingness and in order to induce Partners to enter into this Agreement, and to reimburse Partners for incurring the costs and expenses related to entering into this Agreement and consummating the Contemplated Transactions, FCLF hereby agrees to pay the following to Partners within three business days after written demand for payment is made by Partners following the termination of this Agreement by Partners (A) pursuant to Section 11.1.2 on account of a breach of FCLF’s representations or warranties (after application of the FCLF Closing Condition Standard), and such breach was not knowing and willful, FCLF shall pay to Partners the lesser of the Fee and the costs and expenses actually incurred by Partners in connection with and up to and including the execution of this Agreement, or (B) pursuant to Section 11.1.2 on account of a breach of FCLF’s representations or warranties (after application of the FCLF Closing Condition Standard), and such breach was knowing and willful, FCLF shall pay to Partners the Fee, or (C) pursuant to Section 11.1.3 on account of a breach of a covenant or agreement by FCLF or any FCLF Subsidiary FCLF shall pay to Partners the Fee.

(E)           If payment of the Fee is made pursuant to Section 11.2.2(C) or Section 11.2.2(D), as applicable, then the party receiving such payment and its Subsidiaries will have no other rights or claims against the other parties, their Subsidiaries, and their respective officers and directors, under this Agreement, it being understood and agreed that payment the Fee under Section 11.2.2(C) or Section 11.2.2(D), as applicable, constitutes liquidated damages and shall be the sole and exclusive remedy of the party receiving such Fee and such party’s Subsidiaries and their respective officers and directors and shall be in lieu of damages incurred in the event of any such termination of this Agreement.

11.3           Amendment, Extension and Waiver.  Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the Partners Stockholders), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement by the Partners Stockholders, there may not be, without further approval of such Partners Stockholders, any amendment of this Agreement which reduces the amount or value or changes the form of consideration to be delivered to the Partners Stockholders pursuant to this Agreement.  This Agreement may not be amended except by an instrument in writing signed on behalf of both of the parties hereto.  Any agreement on the part of a party hereto to any extension or waiver shall

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be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XII

MISCELLANEOUS

12.1           Confidentiality.  Except as specifically set forth herein, FCLF and Partners mutually agree to be bound by the terms of the letter agreement dated October 2, 2007, and the reciprocal confidentiality agreement dated April 9, 2008, previously executed by the parties hereto (collectively, the “Confidentiality Agreement”) that relate to the confidentiality of information.  The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its terms, notwithstanding the termination of this Agreement.  Notwithstanding the foregoing, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the Contemplated Transactions; provided, however, that no party (nor any employee, representative or other agent thereof) may disclose any other information to the extent that such disclosure could result in a violation of any federal or state securities law.

12.2           Public Announcements.  The parties hereto shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement, and except as may be otherwise required by law (including any obligations of FCLF to file a Form 8-K under the Securities Act), no party hereto shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the other party hereto.

12.3           Survival.  All representations and warranties in this Agreement shall expire on and be terminated and extinguished at the Effective Time, and all covenants and agreements in this Agreement shall expire on and be terminated and extinguished at the Effective Time, other than those covenants and agreements set forth in Article III, Section 7.8, Section 7.9 and this Article XII, which shall survive or be performed after the Effective Time.

12.4           Notices.  All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

If to Partners, to:                   Bart J. Solon
President and Chief Executive Officer
Partners Financial Holdings, Inc.
#1 Ginger Creek Meadows
Glen Carbon, Illinois 62034
Fax: (618) 659-4001

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With copies to:                     Tom W. Zook, Esq.
Lewis, Rice & Fingersh, LC
500 N. Broadway, Suite 2000
St. Louis, Missouri 63102
Fax : (314) 612-7671

If to FCLF, to:                        Dennis M. Terry
President and Chief Executive Officer
First Clover Leaf Financial Corp.
300 St. Louis Street
Edwardsville, Illinois 62025
Fax: (618) 656-0371

With copies to:                    Joseph T. Porter, Jr., Esq.
Polsinelli Shalton Flanigan Suelthaus PC
100 South Fourth Street, Suite 1100
St. Louis, Missouri 63102
Fax: (314) 231-1776

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three business days after being delivered to the U.S. mail, postage prepaid; or (c) one business day after being delivered to the overnight courier.

12.5           Parties in Interest.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, and that (except as provided in Section 7.8.2, Section 7.9 and Section 7.10) nothing in this Agreement is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement.

12.6           Complete Agreement.  This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, warranties, covenants, or undertakings between the parties other than those expressly set forth herein or therein.  This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 12.1) between the parties, both written and oral, with respect to its subject matter.  Neither of the parties to this Agreement has entered into this Agreement in reliance on any representation by any other party or any other Person, except as expressly set forth in this Agreement.

12.7           Counterparts.  This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

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12.8           Severability.  In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9           Governing Law.  This Agreement shall be governed by the laws of Illinois, except to the extent this Agreement or the Merger must be governed by Maryland corporate law, without giving effect to its principles of conflicts of laws.

12.10    Interpretation.  When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.  The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”).  The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.

12.11     Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity or under the express terms of this Agreement.

[Remainder of page left blank intentionally.]

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IN WITNESS WHEREOF, FCLF and Partners have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

FIRST CLOVER LEAF FINANCIAL CORP.

By	/s/ Dennis M. Terry
Name:	Dennis M. Terry
Title:	President & Chief Executive Officer

PARTNERS FINANCIAL HOLDINGS, INC.

By	/s/ Bart J. Solon
Name:	Bart J. Solon
Title:	President & CEO

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EXHIBIT A

FORM OF OPTION AND WARRANT CANCELLATION AGREEMENT

Stock Option/Warrant Cancellation Agreement

This Stock Option/Warrant Cancellation Agreement (this “Agreement”) is made and entered into as of ___________________, 2008 (the “Effective Date”), among ___________________ (“Holder”), Partners Financial Holdings, Inc., a Delaware corporation (“Partners”), and First Clover Leaf Financial Corp., a Maryland corporation (“FCLF”).

Recitals

A.           Holder was granted the right to purchase one or more shares of common stock, $10.00 par value per share (“Partners Common Stock”).

B.           Partners has entered into that certain Agreement and Plan of Merger, dated as of April 30, 2008, between FCLF and Partners (the “Merger Agreement”).

C.           In connection with the transactions contemplated by the Merger Agreement, the parties now desire to settle and cancel all Partners Stock Options and Partners Stock Warrants (as those terms are defined in the Merger Agreement) and any and all rights Holder otherwise would be entitled to under the terms and conditions of such Partners Stock Options or Partners Stock Warrants, as the case may be.

Agreements

In consideration of the foregoing premises, which are incorporated herein by this reference, and the covenants and agreements of the parties herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.    Awards.  Holder acknowledges that the following is a true and complete list of all outstanding Partners Stock Options and Partners Stock Warrants granted to Holder and unexercised as of the Effective Date (“Awards”) and that there are no other outstanding Awards held by Holder as of the Effective Date:

Date of Award	Number of Shares Outstanding Subject to Awards	Exercise Price

Section 2.    Termination of Awards.  Subject to the payment described in Section 4 below, effective as of the Effective Date, all Awards shall terminate in their entirety and

A-1

thereafter be null and void and Holder shall have no interests and rights thereunder on or after the Effective Date.

Section 3.    Holder Agreements.  Holder acknowledges that (1) Partners or FCLF has not made any representations about, and Holder has not relied upon any statement in this Agreement with respect to, any individual tax consequences that may arise by virtue of any payment provided under this Agreement including, but not limited to, those which arise because of the application of  Section 409A of the Internal Revenue Code, and (2) Holder has or will consult with Holder’s own tax advisors as to any such tax consequences.   Holder agrees that it shall be Holder’s sole responsibility to pay any amount that may be due and owing as federal or state taxes, interest and penalties, including but not limited to those which may arise under Section 409A of the Internal Revenue Code, arising out of any payments by Partners or FCLF.

Section 4.    Payment.  In consideration for the cancellation of the Awards, FCLF shall pay to Holder on the Effective Date a cash payment equal to the product of:  (a) the remaining number of shares of Partners Common Stock subject to unexercised Awards, multiplied by (b)  an amount equal to: (i) $56 minus (ii) the exercise price of such Award (with such calculation used for each individual share of Partners Common Stock subject to the Award).

Section 5.    Release.  Subject to receipt of the payment described in Section 3 above, and except with respect to Holder’s rights under this Agreement, Holder, on Holder’s own behalf and that of Holder’s heirs, executors, attorneys, administrators, successors, and assigns, knowingly and voluntarily releases, and forever discharges Partners and FCLF, their past, current and future affiliates, assigns, successors, directors and officers, of and from any claim, known or unknown, Holder had, now has or may have as of the Effective Time by reason of any matter or claim under the terms of any Award or this Agreement.

Section 6.    Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Illinois except to the extent this Agreement must be governed by Maryland corporate law, without regard to the conflict of law provisions of any jurisdiction.

In Witness Whereof, this Agreement has been duly executed as of the Effective Date.

Date:
[Insert Name]

Partners Financial Holdings, Inc.

By:		Date:
Name:
Title:

A-2

EXHIBIT B

FORM OF VOTING AGREEMENT

First Clover Leaf Financial Corp.
300 St. Louis Street
Edwardsville, Illinois 62025

Ladies and Gentlemen:

The undersigned is a director and/or executive officer Partners Financial Holdings, Inc. (“Partners”) and/or a director of Partners Bank (“Partners Bank”) and is the beneficial holder of shares of common stock of Partners (“Partners Common Stock”).

Partners and First Clover Leaf Financial Corp. (“FCLF”) are considering the execution of an Agreement and Plan of Merger (“Agreement”) contemplating the merger of Partners with and into FCLF, with FCLF as the surviving corporation (the “Merger”), such execution being subject in the case of Partners to the execution and delivery of this letter agreement (“letter agreement”).  In consideration of the substantial expenses that FCLF will incur in connection with the transactions contemplated by the Agreement and in order to induce FCLF to execute the Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in his capacity as a stockholder of Partners and not in his capacity as a director of Partners, as follows:

1.           The undersigned, while this letter agreement is in effect, shall vote in favor of the Agreement or cause to be voted in favor of the Agreement all of the shares of Partners Common Stock that the undersigned shall be entitled to so vote, whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired or whether the undersigned has no beneficial ownership but has voting control of such shares on the date of this letter agreement or voting control is subsequently acquired, at the meeting of Partners’ stockholders to be called and held following the date hereof, to consider the Agreement and the Merger.

2.           The undersigned, while this letter agreement is in effect, agrees not to sell, transfer, or otherwise dispose of any shares of Partners Common Stock on or prior to the date of the meeting of Partners stockholders to vote on the Agreement, unless the purchaser or transferee agrees to be bound by the terms of this letter agreement.

3.           The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, in the event of a breach of this letter agreement by the undersigned, FCLF shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.

4.           The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others, but does apply to shares with respect to which the undersigned may have voting power pursuant to a voting or other agreement.  In addition, this letter agreement shall only apply to actions taken by the undersigned

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in his capacity as a stockholder of Partners and shall not in any way limit, affect or prohibit actions the undersigned may take in his capacity as a director of Partners.

5.           The undersigned agrees to execute an Option and Warrant Cancellation Agreement, in the form attached as Exhibit A to the Agreement, in conjunction with the Closing of the transactions contemplated by the Agreement with respect to all of the options and warrants held by the undersigned on the Closing Date. The undersigned further agrees that, with respect to any and all of the warrants held by the undersigned, he will not exercise such warrants but will instead cancel all of such warrants held by the undersigned on the date hereof pursuant to the terms of the Option and Warrant Cancellation Agreement.

6.           This letter agreement shall automatically terminate upon termination of the Agreement in accordance with its terms.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

Very truly yours,

Signature

Name (please print)

Accepted and agreed to as of the date first above written:

FIRST CLOVER LEAF FINANCIAL CORP.

By:
Title:

B-2

EXHIBIT C

FORM OF CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), dated as of the ____ day of __________, 2008, is made by and among FIRST CLOVER LEAF FINANCIAL CORP., a Maryland corporation (“Holding Company”), FIRST CLOVER LEAF BANK, FSB, a federal savings bank (the “Bank”), and BART J. SOLON, an individual with a principal residence in the State of Illinois (“Consultant”).

Recitals

A.           Holding Company has entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated April 30, 2008, by and among Holding Company and Partners Financial Holdings, Inc. (“Partners”) pursuant to which it is contemplated that Partners will be acquired by Holding Company.  Concurrently, Partners Bank (“Partners Bank”) will be merged into Bank.

B.           It is a condition to Partners’ obligations under the Merger Agreement that Holding Company cause the delivery of this Agreement to Partners.

C.           Consultant served as President and Chief Executive Officer of Partners and Partners Bank prior to the Merger.

D.           Holding Company desires to have Consultant’s experience, expertise, services and advice available to it and the Bank further desires to retain Consultant’s services to assist in the transition of ownership and management following the merger of Partners Bank into Bank by retaining Consultant as a consultant for the term described in Section 1, subject to the terms and conditions of this Agreement, and Consultant desires to serve Holding Company and Bank in such capacity.

E.           As described in Sections 7 and 8 below, Holding Company desires that Consultant avoid other business activities that may create a conflict, or the appearance of a conflict between his role as a consultant to Holding Company and Bank and such other activities, and Consultant desires to avoid creating a conflict or the appearance of such a conflict.

F.           Holding Company and Consultant desire to set forth the terms of their agreement concerning Consultant consulting services for Holding Company and Bank and the restrictions of Consultant.

Agreement

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises herein contained the receipt and sufficiency of which are hereby acknowledged, and as an inducement material for Holding Company and Partners to engage in the Merger the parties hereto agree as follows:

1.           Engagement as Consultant.  Subject to the terms and conditions set forth herein, effective as of the effective time (“Effective Time”) of the merger of Partners Bank into Bank, the Bank hereby engages Consultant as a consultant and advisor of the Bank to assist in the transition of ownership and management of the Bank following the Merger and Consultant hereby accepts such engagement as a consultant and advisor of the Bank.  The term of this Agreement shall commence on the Effective Time and shall continue for a term of 18 months (the “Consulting Period”).

2.           Duties of Consultant.

(a)           Consultant’s duties as a consultant hereunder shall be to furnish to the Bank, on a regular basis not to exceed 30 hours per week during regular business hours, subject to the terms hereof, such advisory and consulting services in connection with the business of the Bank as may from time to time be requested by the Chief Executive Officer of the Bank after the Effective Time.  The intent hereof is to make the benefit of Consultant’s experience, abilities and knowledge available to the Bank during the Consulting Period in order to assist the transition of borrowing and depository relationships of Partners Bank to the Bank.

(b)           Consultant shall make himself available, as an independent contractor, to render such services on a reasonable basis.  The Parties anticipate that Consultant shall perform Consultant’s services on site at the Bank’s facilities.  The Bank shall provide reasonable office space, general office supplies and such reasonable administrative staff support as requested by Consultant.  During the term of consultancy, Consultant shall be reimbursed for all reasonable and necessary expenses incurred by him in discharging his obligations hereunder, including but not limited to travel and entertainment expenses and access to any athletic tickets possessed by the Bank; provided such expenses are timely submitted and documented, in accordance with the expense reimbursement policy of the Bank.  Any additional or unusual expenses or materials needed by Consultant in connection with the performance of services hereunder shall be provided by the Bank but only if approved in writing in advance by the Bank.

3.           Independent Contractor Status.  It is hereby acknowledged and understood that Consultant shall be an independent contractor. Nothing contained in this Agreement shall be construed so as to create an employment relationship between Consultant and Bank.  Consultant will not be eligible for any pension, bonus, vacation pay, sick pay, or other fringe benefits that Bank may provide to its employees.  All responsibility for the withholding of funds for social security taxes, federal and state income taxes, or any other tax with respect to Consultant’s services hereunder shall be the sole and absolute obligation of Consultant.

4.           Consulting Fee.  In consideration of the consulting services to be rendered by Consultant throughout the Consulting Period, the Bank shall pay to Consultant an annual rate of $175,000, paid monthly at such times as the Bank shall determine.  By virtue of Consultant’s status as an independent contractor, all payments hereunder shall be made without any withholding for federal income tax purposes and on an annual basis the Bank shall deliver an IRS Form 1099 to Consultant.

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5.           Bonus.  In consideration of retention of borrowing and depository relationships of Partners Bank as well as the generation of new and additional business for the Bank during the Consulting Period, the Bank shall pay bonuses upon such terms and subject to meeting such goals as set forth in Appendix A, attached hereto and made a part hereof by this reference.

6.           Termination for disability or death.

(a)  The Bank or Consultant may terminate this Agreement after having established Consultant's Disability.  For purposes of this Agreement, "Disability" means a physical or mental infirmity that impairs Consultant's ability to substantially perform his duties under this Agreement and that impairs Consultant's ability to substantially perform his duties under this Agreement for a period of ninety (90) consecutive days).  The Board of the Bank shall determine in good faith, based upon competent medical advice and other factors that they reasonably believe to be relevant, whether or not Consultant is and continues to be disabled for purposes of this Agreement.  As a condition to any benefits, the Board may require Consultant to submit to such physical or mental evaluations and tests as it deems reasonably appropriate, at the Bank's expense.

(b)  In the event of such Disability, Consultant's obligation to perform services under this Agreement will terminate.  In the event of such termination, Consultant shall receive his Consulting Fee, as defined in Section 4, at the rate in effect on the Date of Termination for a period of three (3) months following the Date of Termination by reason of Disability.

(c)  In the event of Consultant's death during the term of this Agreement, this Agreement shall terminate.

7.           Covenant of Confidentiality.

(a)  Consultant acknowledges that, in and as a result of Consultant’s engagement hereunder, Consultant will be making use of, acquire knowledge of and/or add to confidential or proprietary information relating to the Bank and its affiliates, including, without limitation, the Bank’s lists of customers and accounts, systems, procedures, policies, manuals, advertising, marketing plans, marketing strategies, trade secrets, business plans, financial data, strategies, methods of conducting business, price lists, formulas, processes, procedures, standards, know-how, manuals, techniques, technology, confidential reports, and all other information, knowledge, or data of any kind or nature relating to the products, services, or business of the Bank or any subsidiary, parent or other affiliate of the Bank (collectively, “Confidential Information”), provided further that the term Confidential Information in this Agreement shall be interpreted coextensively with, and not broader than, the term “trade secret” as defined in Section 2(d) of the Illinois Trade Secrets Act and coextensively with the confidential obligations of bank employees and directors under federal banking regulations.  Consultant covenants and agrees that Consultant shall not, at any time during or following the term of Consultant’s engagement by the Bank, directly or indirectly, except in furtherance of the Bank’s business and in

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accordance with the Bank’s policies, use, disseminate, divulge or disclose, for any purpose whatsoever, any Confidential Information.

(b)           Upon termination of Consultant’s engagement by the Bank, whether such termination was by Consultant or the Bank, all documents, records, notebooks, and similar repositories of or documents containing any Confidential Information with respect to Holding Company, Bank, Partners or Partners Bank, including all existing copies or extractions thereof, then in Consultant’s possession or in Consultant’s control, whether prepared by Consultant or others, shall be the sole property of the Bank.  Upon termination, all documents, records, notebooks, and similar repositories of or documents containing any Confidential Information, including all existing copies, extractions thereof or renderings created therefrom, shall be promptly returned to the Bank and all duplications retained by Consultant in paper or electronic form shall immediately be destroyed.

8.           Restrictive Covenant.  Through Consultant’s engagement by the Bank, Consultant will acquire additional and intimate knowledge about the customers, financial data, price, and business negotiations and business techniques of the Bank, as they may now exist or as they may be developed in the future. Consultant acknowledges and agrees that pursuant to this Agreement Consultant may perform services for firms, corporations, and other associations and business enterprises and individuals, families, and trusts which Consultant may solicit as clients and customers of the Bank (“Customers”), and in so doing, has and will utilize the Bank’s ideas, techniques and expertise in establishing an even greater rapport with such customers.

In order to avoid the inadvertent disclosure of the Bank’s confidential matters, and as consideration for all of the benefits provided to Consultant hereunder and in further consideration of the Merger Consideration received by Consultant pursuant to the Merger Agreement, Consultant hereby covenants and agrees that:

(a)           Noncompetition.

(i)            During Consultant’s Consulting Period with the Bank and for a period of two (2) years after the termination of Consultant’s engagement by the Bank (the “Period”), whether such termination is by the Bank or by the Consultant or is for any or no reason, Consultant agrees that Consultant will not directly or indirectly (whether as an owner, operator, employee, officer, director, manager, consultant, agent, independent contractor, or otherwise) participate in the ownership, management, financing, operation or control of, or be employed by any bank, savings and loan, credit union, or other financial institution or provide banking, lending, credit, or other services similar to those performed by the Bank as of the Effective Time (the “Restricted Business”) within any city, town or county of the State of Illinois in which Bank has an office or has filed an application for regulatory approval to establish an office, throughout the terms of this Agreement (the “Restricted Area”).

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(ii)   The constraint set forth above in Section 5(a)(i) shall not prevent Consultant from making passive investments, not to exceed 5% of the total equity ownership, in any publicly traded enterprise engaged in the Restricted Business within the Restricted Area, as measured by the date of investment by Consultant.

(b)           Nonsolicitation.  Consultant agrees that during the Period, Consultant shall not:

(i)            Directly or indirectly (A) solicit for employment or attempt to hire any individual then employed by Bank or any of the affiliated or related entities, subsidiaries, holding companies, or otherwise of the Bank (the “Bank Related Entities”) or any former employee employed by the Bank or Bank Related Entities during the one-year period after such former employee has voluntarily terminated his or her employment with the Bank or any of the Bank Related Entities, or (B) encourage any employee of the Bank or any of the Bank Related Entities to terminate his or her employment with the Bank or such Bank Related Entity for any reason; or

(ii)    Directly or indirectly (A) solicit any Customer, client or entity having a business relationship with the Bank or any affiliate or subsidiary of the Bank, which is a prospect of the Bank or any affiliate or subsidiary of the Bank that has had contact with the Bank or any affiliate or subsidiary of the Bank during the Consulting Period, or which Consultant has actively pursued on behalf of the Bank or any affiliate or subsidiary of the Bank, or (B) contact any such Customer, client or prospect for the purpose of encouraging such Customer, client or prospect to terminate its business relationship with the Bank or any affiliate or subsidiary of the Bank.

9.           Reasonableness of Restrictions.

(a)           Consultant has carefully read and considered the provisions of Sections 7 and 8 hereof and, having done so, agrees that the restrictions set forth therein (including, but not limited to, the time period of restriction and the geographical areas of restriction set forth in Section 8 hereof) are fair and reasonable and are reasonably required for the protection of the interests of the Bank.

(b)           Consultant represents that Consultant’s experience, capabilities, and personal assets are such that this Agreement does not deprive Consultant from either earning a livelihood in the unrestricted business activities which remain open to Consultant or from otherwise adequately and appropriately supporting Consultant and Consultant’s family.

5

(c)           In the event that any of the provisions of Sections 7 and 8 shall be held to be invalid or unenforceable, the remaining provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein.  In the event that any provision of Section 8 relating to time period and/or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, said time period and/or areas of restriction shall be deemed to become and thereafter be the maximum time period and/or areas which such court deems reasonable and enforceable.

10.           Delegation of Duties and Assignment of Rights.

(a)           Consultant may not delegate the performance of any of Consultant’s obligations or duties hereunder, or assign any rights hereunder. Any such purported delegation or assignment shall be void.  The Bank may assign all of its rights and obligations under this Agreement in writing, without prior notice to or consent of Consultant, to a person or entity acquiring the principal assets used or useful in the operation of the Bank’s business or portion thereof for which Consultant is involved or stock of the Bank or otherwise gained control thereof.  Such assignment shall not be effective until such time as the Bank provides written notice to Consultant of the assignment.

(b)           In the event of an assignment by the Bank, each reference in this Agreement to the Bank shall include the assignee from and after the date of such assignment.  In the event the assignment occurs after a Change in Control (as hereinafter defined) of the Bank, this Agreement shall remain in full force and effect; provided, however, the Restricted Area shall remain as defined immediately prior to the Change in Control.  The term Change in Control shall have the meaning as set forth in the Bank Holding Company Act of 1956, as amended, and in the regulations promulgated thereunder.

11.           Governing Law.  The construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of Illinois.

12.           Severability.  The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof.

13.           Notices.  Any notice required to be given hereunder shall be sufficient and deemed given when in writing, and sent by certified or registered mail, return receipt requested, first-class postage prepaid, or by courier service, to the parties hereto at the addresses set forth on the signature page hereto.

14.           Remedies.  Consultant acknowledges and agrees that a breach by Consultant of the provisions of this Agreement will cause the Bank irreparable injury and damage.  Consultant, therefore, expressly agrees that the Bank shall be entitled to injunctive and other equitable relief to prevent a breach of this Agreement, or any part thereof by Consultant, or by Consultant’s partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with

6

Consultant, and to secure its enforcement, in addition to any other remedy to which the Bank might be entitled.  Any and all of the Bank’s remedies for the breach of this Agreement shall be cumulative and the pursuit of one remedy shall not be deemed to exclude any and all other remedies with respect to the subject matter hereof.

15.           Advice of Counsel.  Consultant acknowledges he has read this Agreement and any attached exhibits, understands their terms and signs the Agreement voluntarily of his own free will, without coercion or duress, and with full understanding of the significance and binding effect of the Agreement.  Consultant further acknowledges he has been advised by Holding Company that it is in his best interests to be represented by counsel with respect to the execution of this Agreement and to thoroughly discuss all aspects of this Agreement with his attorney.  Consultant has been represented by counsel of his own choosing in connection with the negotiation and execution of this Agreement.  The terms of this Agreement have been freely and equally negotiated between the parties hereto; and no term or provision hereof shall be construed against either party due to such party’s drafting of any such term or provision.

16.           Entire Agreement; Waiver. This Agreement contains the entire agreement and understanding by and between the Bank and Consultant with respect to the engagement of Consultant herein referred to, and no representations, promises, agreements or understandings, written or oral, not herein contained shall be of any force or effect. This Agreement supersedes any prior employment or consulting agreement or change in control agreement to which Consultant is a party, except that the Management Continuity Agreement shall remain in full force and effect, specifically including the restrictive covenants contained therein, which shall be in addition to and not in lieu of the restrictive covenants contained in this Agreement. No change or modification hereof shall be valid or binding unless the same is in writing and signed by the party intended to be bound.  No waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced.  No valid waiver of any provision of or breach of this Agreement at any time shall be deemed a waiver of any other provision or subsequent breach of this Agreement at such time or will be deemed a valid waiver of such provision or subsequent breach at any other time.

7

IN WITNESS WHEREOF, Holding Company, the Bank and Consultant have duly executed this Agreement as of the day and year first above written.

BANK:	CONSULTANT:

FIRST CLOVER LEAF BANK, FSB

By
Name:	Bart J. Solon
Title:

HOLDING COMPANY:

FIRST CLOVER LEAF FINANCIAL CORP.

By
Name:
Title:

8

Appendix A

Bart Solon Consulting Agreement

Bonus Arrangement

Bonus pool of $200,000

Any bonus will be paid at the end of the 18 month Consulting Agreement, and the date of termination of the agreement will be the “Measurement Date”

Calculation of Bonus Pool Payout: The amount of the payment from the bonus pool will be calculated as follows:

•
At the closing of the merger, the aggregate dollar amount (based on a three-month average) of the sum of Partners' gross loans receivable (exclusive of loan loss reserves and/or purchase accounting adjustments) plus deposits exclusive of purchase accounting adjustments will be the “Initial Measurement Amount”... at March 31, 2008, using a three month average, the Initial Measurement Amount would have been approximately $172.5 million consisting of gross loans of $90.2 million and deposits of $82.3 million

•
At the closing of the merger and during the term of the Consulting Agreement, all Partners’ loans and deposits (including new loan and deposit relationships brought to FCLF by Bart Solon and additional loans and deposits of Partners clients brought to FCLF by Bart Solon) and all new FCLF loans and deposits principally generated by Mr. Solon will be separately flagged in the FCLF systems and such information shall be made available to Mr. Solon

•
At the Measurement Date, the amount of the bonus pool payment will be based on the ratio of the aggregate dollar amount of the flagged loans and deposits (based on a three-month average), determined in the same manner as at the closing of the merger, in comparison to the aggregate Initial Measurement Amount as follows:

o	100% or greater	$200,000 (full bonus pool payout)
o	80% or less	no payout
o	80.1% to 99.9%	bonus paid out proportionally

•
In the event of a Change in Control (as defined in the Consulting Agreement), Mr. Solon shall receive any bonus payment that would be payable to him based on the above schedule assuming, for purposes of a determining any potential bonus payment upon a Change in Control only, that the effective date of such Change in Control is the Measurement Date.

•
If, after 12 months, the Consulting Agreement is terminated pursuant to Section 6(a) or Section 6(b) thereof due to the disability of Mr. Solon, Mr. Solon shall be entitled to the greater of (i) half of any bonus payment that would be payable to him based on the above schedule assuming, for purposes of determining any potential bonus payment upon disability only, that the date of disability is the

9

Measurement Date, such one-half bonus payment to be reduced by (x) the amount of the consulting fees incurred in the 90-day period after such disability as contemplated by Section 6(a) of the Consulting Agreement and (y) the amount of any payment Mr. Solon would be entitled to receive pursuant to Section 6(b) of the Consulting Agreement; or (ii) such consulting fees and payment as Mr. Solon would be entitled to receive pursuant to Sections 6(a) and 6(b) of the Consulting Agreement.

•
If, after 12 months, the Consulting Agreement is terminated pursuant to Section 6(c) thereof due to the death of Mr. Solon, Mr. Solon’s estate shall be entitled to half of any bonus payment that would be payable to him based on the above schedule assuming, for purposes of determining any potential bonus payment upon death only, that the date of death is the Measurement Date.

Payment of Additional Bonus: If the ratio of the aggregate dollar amount of the flagged loans and deposits exceeds the Initial Measurement Amount, then Mr. Solon will be eligible for an additional bonus payout as determined by the FCLF Board of Directors in the same manner as FCLF lending and business development staff

10

Annex B

SECTION 262 OF DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex C

April 29, 2008

Board of Directors
Partners Financial Holdings, Inc.
#1 Ginger Creek Meadows
Glen Carbon, Illinois 62034

Members of the Board:

Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus” or “we”) has been advised that Partners Financial Holdings, Inc. (“Partners” or the “Company”) is considering entering into an Agreement and Plan of Merger (the “Merger Agreement”) with First Clover Leaf Financial Corp. (“FCLF”), pursuant to which Partners will be merged with and into FCLF with FCLF continuing as the surviving corporation, and each issued and outstanding share (excluding any Treasury Stock and/or Dissenting Shares (each as defined in the Merger Agreement), the “Shares”) of Common Stock, $10.00 par value per share, of the Company (the “Company Common Stock”) will be converted into the right to receive, at the election of the holder of Shares, either (a) $56.00 in cash (the “Cash Consideration”); (b) 5.7971 shares of FCLF Common Stock, $0.10 par value per share (the “Stock Consideration”); or (c) a combination of the Cash Consideration and the Stock Consideration (collectively, the “Merger Consideration”), subject to adjustment and on terms and conditions more fully set forth in the Merger Agreement (the “Merger”).

You have requested Stifel Nicolaus’ opinion, as investment bankers, as to the fairness, from a financial point of view, to the holders of Shares of Company Common Stock of the per Share Merger Consideration to be received by such holders of Shares from FCLF in the Merger pursuant to the Merger Agreement (the “Opinion”).

In rendering our Opinion, we have, among other things:

(i)	reviewed and analyzed a draft copy of the Merger Agreement dated April 25, 2008;

Board of Directors – Partners Financial Holdings, Inc.
April 29, 2008

(ii)
reviewed and analyzed the audited consolidated financial statements of Partners for the five years ended December 31, 2007 and unaudited consolidated financial statements of Partners for the quarter ended March 31, 2008;

(iii)
reviewed and analyzed the audited consolidated financial statements of FCLF for the two years ended December 31, 2007 and the unaudited consolidated financial statements of FCLF for the quarter ended March 31, 2008.

(iv)	reviewed and analyzed certain other publicly available information concerning Partners and FCLF;

(v)	held discussions with FCLF’s senior management, including estimates of certain cost savings, operating synergies, merger charges and the pro forma financial impact of the Merger on FCLF;

(vi)
reviewed certain non-publicly available information concerning Partners, including internal financial analyses and forecasts prepared by its management and held discussion with Partners’ senior management regarding recent developments;

(vii)	participated in certain discussions and negotiations between representatives of Partners and FCLF;

(viii)	reviewed the reported prices and trading activity of the equity securities of FCLF;

(ix)	analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that we considered relevant to our analysis;

(x)	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis;

(xi)	conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of our opinion; and

(xii)
took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuations and our knowledge of the banking industry generally.

In rendering our Opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel Nicolaus, by or on behalf of Partners or FCLF, or that was otherwise reviewed by Stifel

Board of Directors – Partners Financial Holdings, Inc.
April 29, 2008

Nicolaus and have not assumed any responsibility for independently verifying any of such information.  With respect to the financial forecasts supplied to us by Partners and FCLF (including, without limitation, potential cost savings and operating synergies realized by a potential acquirer), we have assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of Partners and FCLF, as applicable, as to the future operating and financial performance of Partners and FCLF, as applicable, and that they provided a reasonable basis upon which we could form our opinion.  Such forecasts and projections were not prepared with the expectation of public disclosure.  All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions.  Accordingly, actual results could vary significantly from those set forth in such projected financial information.  Stifel Nicolaus has relied on this projected information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Partners or FCLF since the date of the last financial statements of each company made available to us.  We have also assumed, without independent verification and with your consent, that the aggregate allowances for loan losses set forth in the respective financial statements of Partners and FCLF are in the aggregate adequate to cover all such losses.  We did not make or obtain any independent evaluation, appraisal or physical inspection of either Partners’ or FCLF’s assets or liabilities, the collateral securing any of such assets or liabilities, or the collectibility of any such assets nor did we review loan or credit files of Partners or FCLF.  Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold.  Because such estimates are inherently subject to uncertainty, Stifel Nicolaus assumes no responsibility for their accuracy.  We relied on advice of Partners’ counsel as to certain legal matters with respect to Partners, the Merger Agreement and the Merger and other transactions and other matters contained or contemplated therein.  We have assumed, with your consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the Merger will be satisfied and not waived.  In addition, we have assumed that the definitive Merger Agreement will not differ materially from the draft we reviewed.  We have also assumed that the Merger will be consummated substantially on the terms and conditions described in the Merger Agreement, without any waiver of material terms or conditions by the Company or any other party and without FCLF’s exercise of its rights pursuant to Section 2.8 of the Merger Agreement, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Merger will not have an adverse effect on the Company or FCLF.

Our Opinion is limited to whether the per Share Merger Consideration is fair to the holders of Shares of Company Common Stock, from a financial point of view.  Our Opinion does not

Board of Directors – Partners Financial Holdings, Inc.
April 29, 2008

consider, address or include: (i) any other strategic alternatives currently (or which have been or may be) contemplated by the Company’s Board of Directors (the “Board”) or the Company; (ii) the legal, tax or accounting consequences of the Merger on the Company or the holders of Company Common Stock including, without limitation, whether or not the Merger will qualify as a tax-free reorganization pursuant to Section 368 of the Internal Revenue Code; (iii) the fairness of the amount or nature of any compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the holders of the Company’s securities; (iv) whether FCLF has sufficient cash, available lines of credit or other sources of funds to enable it to pay the Cash Consideration component of the Merger Consideration to the holders of Shares of Company Common Stock at the closing of the Merger; (v) the election by holders of Shares of Company Common Stock to receive the Stock Consideration or the Cash Consideration, or any combination thereof, or the actual allocation of the Merger Consideration between the Stock Consideration and the Cash Consideration among holders of Shares of Company Common Stock (including, without limitation, any re-allocation of the Merger Consideration pursuant to the Merger Agreement); (vi) the related merger of Partners Bank, a wholly-owned subsidiary of the Company, with and into First Clover Leaf Bank, FSB, a wholly-owned subsidiary of FCLF, contemplated by the Merger Agreement, or any separate merger agreement contemplated to be entered into by Partners Bank and First Clover Leaf Bank, FSB relating to such transaction; (vii) any advice or opinions provided by RP Financial, L.C. or any other advisor to Partners or FCLF or (viii) the treatment of, or effect of the Merger on, Partners Stock Options and Partners Stock Warrants (each as defined in the Merger Agreement).  Furthermore, we are not expressing any opinion herein as to the prices, trading range or volume at which FCLF’s securities will trade following public announcement or consummation of the Merger.

Our Opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter.  It is understood that subsequent developments may affect the conclusions reached in this Opinion and that Stifel Nicolaus does not have any obligation to update, revise or reaffirm this Opinion.  Our Opinion is solely for the information of, and directed to, the Board for its information and assistance in connection with its consideration of the financial terms of the Merger and is not to be relied upon by any shareholder of the Company or FCLF or any other person or entity.  Our Opinion does not constitute a recommendation to the Board as to how the Board should vote on the Merger or to any shareholder of Partners or FCLF as to how any such shareholder should vote at any shareholders’ meeting at which the Merger is considered, or whether or not any Partners shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger, elect to receive the Cash Consideration or the Stock Consideration (or any combination thereof), or exercise any dissenters’ or appraisal rights that may be available to such shareholder. In addition, the Opinion does not compare the relative merits of the Merger with any other alternative transaction or business strategy which may have been available to the Company and does not address the underlying business decision of the Board or the Company to proceed with

Board of Directors – Partners Financial Holdings, Inc.
April 29, 2008

or effect the Merger.  We were not requested to, and we did not, explore alternatives to the Merger or solicit the interest of any other parties in pursuing transactions with the Company.

Stifel Nicolaus, as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.  We have acted as financial advisor to Partners in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the completion of the Merger (the “Advisory Fee”).  We have also acted as financial advisor to the Board and will receive a fee upon the delivery of this Opinion that is not contingent upon consummation of the Merger (the “Opinion Fee”), provided that such Opinion Fee is creditable against any Advisory Fee.  We will not receive any other significant payment or compensation contingent upon the successful consummation of the Merger.  In addition, Partners has agreed to indemnify us for certain liabilities arising out of our engagement. There are no material relationships that existed during the two years prior to the date of this opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Stifel Nicolaus and any party to the Merger.  Stifel Nicolaus may seek to provide investment banking services to FCLF or its affiliates in the future, for which we would seek customary compensation.  In the ordinary course of business, Stifel Nicolaus may trade FCLF’s securities for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Stifel Nicolaus’ Fairness Opinion Committee has approved the issuance of this opinion.  Our Opinion may not be published or otherwise used or referred to, nor shall any public reference to Stifel be made, without our prior written consent; except in accordance with the terms and conditions of Stifel Nicolaus’ engagement letter agreement with Partners.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the per Share Merger Consideration to be received by holders of Shares of Company Common Stock from FCLF in the Merger pursuant to the Merger Agreement is fair to such holders of Shares of Company Common Stock, from a financial point of view.

Very truly yours,

/s/ Stifel, Nicolaus & Company, Incorporated

STIFEL, NICOLAUS & COMPANY, INCORPORATED

Annex D

PORTIONS OF 2007 ANNUAL REPORT TO STOCKHOLDERS OF FIRST CLOVER LEAF

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF FIRST CLOVER LEAF FINANCIAL CORP.

The following information is derived from the audited consolidated financial statements of First Clover Leaf Financial Corp. For additional information, reference is made to "Management's Discussion and Analysis of First Clover Leaf Financial Corp.’s Financial Condition and Results of Operations" and the consolidated financial statements of First Clover Leaf Financial Corp. and related notes included elsewhere in this Annual Report.

	At December 31,
	2007	2006	2005	2004	2003
	(In thousands)
Selected Financial Condition Data:

Total assets	$413,252	$410,292	$140,158	$138,194	$120,971
Loans, net (1)	284,919	245,025	115,645	112,161	101,145
Cash and cash equivalents	37,085	92,665	3,428	1,637	2,144
Securities available for sale	54,150	45,832	12,944	14,334	9,856
Securities held to maturity	—	—	353	472	669
Federal Home Loan Bank Stock	5,604	5,604	6,214	7,771	5,402
Deposits	291,195	270,830	102,112	98,254	97,931
Securities sold under agreements to repurchase	15,893	29,438	—	—	—
Subordinated debentures	3,842	3,798	—	—	—
Federal Home Loan Bank Advances	10,432	10,326	—	2,900	4,000
Stockholders’ equity – substantially restricted (2)	88,681	93,329	37,708	36,596	18,719

	Years Ended December 31,
	2007	2006	2005	2004	2003
	(In thousands, except per share data)
Selected Operating Data:

Total interest income	$22,401	$13,869	$7,748	$7,267	$7,007
Total interest expense	12,084	6,545	2,987	2,528	2,812
Net interest income	10,317	7,324	4,761	4,739	4,195
Provision for loan losses	347	367	—	—	30
Net interest income after provision for loan losses	9,970	6,957	4,761	4,739	4,165
Other income	626	298	14	9	(29)
Other expense	6,771	4,392	1,764	1,580	1,528
Income before income taxes	3,825	2,863	3,011	3,168	2,608
Income taxes	1,419	1,026	1,148	1,223	995
Net income	$2,406	$1,837	$1,863	$1,945	$1,613
Basic earnings per share (3)	$0.27	$0.23	$0.25	$0.26	N/A
Diluted earnings per share (3)	$0.27	$0.23	$0.25	$0.26	N/A
_________________
(1)	Net of the allowance for loan losses.
(2)	Stockholders’ equity is substantially restricted due to capital requirements imposed under Federal capital regulations.
(3)
Per share information for periods prior to 2006 has been adjusted to reflect the 1.936-to-one exchange ratio in connection with our second-step conversion that was completed in July 2006. Basic and diluted earnings per share for 2004 is based on weighted-average shares outstanding from June 29, 2004 the date of the completion of our initial minority stock offering through December 31, 2004.

1

	At or For the Years Ended December 31,
	2007	2006	2005	2004	2003

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on assets (ratio of net income to average total assets)	0.63%	0.77%	1.34%	1.50%	1.37%
Return on equity (ratio of net income to average stockholders’ equity)	2.62	3.32	5.01	6.89	8.91
Average interest rate spread (1)	1.88	2.36	2.68	3.17	3.20
Dividend payout ratio (2)	88.89	104.35	76.00	13.73	—
Dividends per share (3)	0.24	0.24	0.19	0.04	—
Net interest margin (4)	2.90	3.25	3.48	3.71	3.56
Efficiency ratio (5)	61.88	57.63	36.94	33.28	36.68
Non-interest expense to average total assets	1.77	1.80	1.27	1.22	1.30
Average interest-earning assets to average interest-bearing liabilities	130.12	130.90	136.00	126.77	117.21

Asset Quality Ratios:
Non-performing assets and impaired loans to total assets	1.04%	0.96%	0.01%	—%	0.12%
Non-performing and impaired loans to total loans	1.50	1.60	0.01	—	0.13
Net charge-offs (recoveries) to average loans outstanding	0.06	—	—	—	—
Allowance for loan losses to non-performing and impaired loans	44.29	43.61	2,853.33	14,266.67	306.43
Allowance for loan losses to total loans	0.67	0.70	0.37	0.38	0.41

Capital Ratios:
Stockholders’ equity to total assets at end of year	21.46%	22.75%	26.90%	26.48%	15.47%
Average stockholders’ equity to average assets	24.03	23.06	26.82	21.77	15.37
Tangible capital	16.97	16.16	22.13	21.24	15.46
Tier 1 (core) capital	16.97	16.16	22.13	21.24	15.46
Tier 1 risk-based capital ratio (6)	23.32	25.33	41.75	40.39	29.82
Total risk-based capital ratio (7)	23.65	26.02	42.36	41.01	30.50

Other Data:
Number of full service offices	3	4	1	1	1
_______________________________
(1)	The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted- average cost of interest-bearing liabilities for the year.
(2)	Dividends declared per share divided by diluted earnings per share.
(3)
Per share information for periods prior to 2006 has been adjusted to reflect the 1.936-to-one exchange ratio in connection with our second step conversion that was completed in July 2006. The following table sets forth aggregate cash dividends paid per year, which is calculated by multiplying the dividend declared per share by the number of shares outstanding as of the applicable record date:

	For the Years Ended December 31,
	2007	2006	2005	2004
	(In thousands)
Dividends paid to public Stockholders	$2,097	$1,475	$622	$117
Dividends paid to First Federal Financial Services, MHC.	n/a	–	15	–
Total dividends paid	$2,097	$1,475	$637	$117

Payments listed above exclude cash dividends waived by First Federal Financial Services, MHC of $517,000 for the six months ended June 30, 2006 and $783,000 and $151,000 during the years ended December 31, 2005 and 2004, respectively.  First Federal Financial Services, MHC completed its “second-step” mutual to stock conversion on July 10, 2006 and ceased to exist as of that date. First Federal Financial Services, MHC began waiving dividends in October 2004, and as of July 10, 2006, waived dividends totaling $1,451,000.
(4)	The net interest margin represents net interest income as a percent of average interest-earning assets for the year.
(5)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(6)
For the years ended December 31, 2007 and 2006, Tier 1 risk-based capital ratio represents Tier 1 capital of First Clover Leaf Bank, divided by its risk-weighted assets as defined in federal regulations on required capital.  For the years ended 2005, 2004 and 2003, Tier 1 risk-based capital ratio represents Tier 1 capital of First Federal Savings and Loan Association of Edwardsville, divided by its risk-weighted assets as defined in federal regulations on required capital.

(7)	Total risk-based capital ratio represents total capital divided by risk-weighted assets.

2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FIRST CLOVER LEAF FINANCIAL CORP.’S FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis reflects First Clover Leaf Financial Corp.’s consolidated financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations.  The information in this section has been derived from our audited consolidated financial statements, which appear elsewhere in this Annual Report.  You should read the information in this section in conjunction with the business and financial information regarding First Clover Leaf Financial Corp. (First Clover Leaf) provided elsewhere in this annual report.

Forward Looking Statements

This document contains certain "forward-looking statements," which may be identified by the use of words such as "believe," "expect," "anticipate," "should," "planned," "estimated" and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, competition, changes in accounting principles, policies, or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

Overview

First Clover Leaf’s results of operations depend primarily on net interest income.  Net interest income is the difference between the interest earned on interest-earning assets, consisting primarily of loans, investment securities, mortgage-backed securities and other interest-earning assets (primarily cash and cash equivalents), and the interest paid on interest-bearing liabilities, consisting of demand and NOW accounts, money market, savings and term certificate accounts and borrowings.  Our results of operations also are affected by our provision for loan losses, non-interest income and non-interest expense.  Non-interest income currently consists primarily of service charges and fee income on deposit accounts and customer debit and credit card holders, acquired as a result of our July 2006 acquisition of Clover Leaf Bank, as well as loan servicing income and gains on sale of loans that we sold but on which we retained the servicing rights.  Non-interest expense currently consists primarily of compensation and employee benefits, occupancy, data processing, directors’ fees and professional fees.  The results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

The year ended December 31, 2007 was the first full year of operations following the acquisition of Clover Leaf Bank by First Federal Savings & Loan Association which occurred on July 10, 2006.

Total assets increased to $413.3 million at December 31, 2007 from $410.3 million at December 31, 2006.  The increase was primarily due to a $40.9 million increase in loans, an $8.4 million increase in securities, and a $9.8 million increase in interest-earning time deposits.  These increases were substantially offset by a $55.6 million decline in cash and cash equivalents.  Loans, net, amounted to $284.9 million at December 31, 2007 compared to $244.0 million at December 31, 2006.  The increase was due primarily to new loan originations in excess of loan collections of $40.8 million.

Deposits increased to $291.2 million at December 31, 2007 from $270.8 million at December 31, 2006.  This net increase of $20.4 million is after a decrease of $34.9 million by one significant customer.

3

Due to the nature of this customer’s business, large fluctuations in its deposit accounts are a normal occurrence.

Stockholders’ equity decreased $4.6 million to $88.7 million at December 31, 2007 from $93.3 million at December 31, 2006 primarily as a result of the repurchase of $5.4 million of First Clover Leaf Financial Corp.’s common stock and the payment of cash dividends in the amount of $2.1 million.  The decrease in equity was partially offset by $2.4 million in net income.

Net interest income increased to $10.3 million for 2007 from $7.3 million for 2006.  The increase was due primarily to the increase in the average balance of loans and investments from the July 2006 acquisition of Clover Leaf Bank, and the continued growth during 2007 of the commercial loan portfolio.

Critical Accounting Policy

First Clover Leaf considers the allowance for loan losses to be its critical accounting estimate, due to the higher degree of judgment and complexity than its other significant accounting estimates.  The allowance for loan losses is evaluated quarterly by management and is based upon consideration of current economic conditions, First Clover Leaf’s loan portfolio composition and historical loss experience used to estimate probable losses as well as the level of nonperforming assets and classified assets.  Management also reviews individual loans for which full collectibility may not be reasonably assured.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.  The analysis has two components: specific and general allocations.  Specific allocations are made for loans that are determined to be impaired.  Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral, adjusted for market conditions and selling expenses.  The general allocation is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history.  Management also analyzes historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations.  This analysis establishes factors that are applied to the loan groups to determine the amount of the general allowance for loan losses.  Actual loan losses may be significantly more than the allowances established, which could have a material negative effect on First Clover Leaf’s financial results.

While First Clover Leaf has established its existing allowance for loan losses in conformity with accounting principles generally accepted in the United States of America, there can be no assurance that regulators, in reviewing our loan portfolio, will not request an increase in the allowance for loan losses.  Because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that increases to the allowance will not be necessary if loan quality deteriorates.

Comparison of Financial Condition at December 31, 2007 and December 31, 2006

Total Assets.  Total assets increased to $413.3 million at December 31, 2007 from $410.3 million at December 31, 2006.  Federal funds sold increased to $25.7 million at December 31, 2007 from $20.5 million at December 31, 2006.  Cash and due from banks and interest-earning deposits decreased to $11.4 million at December 31, 2007 from $72.1 million at December 31, 2006.  The large decrease was partially due to loan growth and a significant customer deposit at the end of December 2006 of which approximately $40.0 million was dispersed by the end of the first quarter in 2007.  This type of fluctuation is a normal occurrence for this customer.

Securities available for sale increased to $54.2 million at December 31, 2007 from $45.8 million at December 31, 2006.  The increase was due primarily to purchases of $23.0 million, partially offset by calls, maturities and paydowns of $15.3 million.

4

Interest-earning time deposits increased to $10.0 million at December 31, 2007 from $286,000 at December 31, 2006.  First Clover Leaf was able to earn a higher yield on excess cash by investing in short-term four-week time deposits versus overnight funding options.

Loans, net, amounted to $284.9 million at December 31, 2007, compared to $244.0 million at December 31, 2006.  The increase was due primarily to new loan originations in excess of loan collections of $40.8 million.  There were no loans held for sale at December 31, 2007 compared to $1.0 million at December 31, 2006.

Property and equipment increased to $7.4 million at December 31, 2007 from $6.9 million at December 31, 2006 primarily due to the renovation of one branch office, and the purchase of land for a branch expansion in the Wood River, Illinois market.  We had entered into a real estate contract with a local contractor to purchase for the sum of $625,000, three additional lots and a newly constructed building prior to the final build-out, in accordance with agreed upon plans and specifications as outlined by both parties.  The closing of this purchase occurred in February 2008.  In addition, the Park Street branch location was sold for $590,000 in August 2007.  This sale was planned as part of the acquisition of Clover Leaf Bank, as this acquisition resulted in two branch offices within a one mile radius.

Accrued interest receivable increased to $1.8 million at December 31, 2007 from $1.6 million at December 31, 2006, due principally to the purchases of securities, new loan originations and timing of interest on loans. Core deposit intangible decreased to $1.5 million at December 31, 2007 from $2.1 million at December 31, 2006.  This decrease was due to the normal scheduled amortization of the asset.

Total Liabilities.  Deposits increased to $291.2 million at December 31, 2007 from $270.8 million at December 31, 2006.  This net increase of $20.4 million was after a decrease of $34.9 million by one significant customer.  This type of fluctuation is a normal occurrence for this customer.  Interest-earning deposits increased $27.6 million primarily due to an increase in our time deposits.  Short-term time deposits have continued to be a popular product due to the volatile stock market and lack of high-yielding investment options for consumers.  Accrued interest payable rose to $1.1 million at December 31, 2007 from $686,000 at December 31, 2006.  This increase was due primarily to the increased deposit base.  Securities sold under agreements to repurchase were $15.9 million at December 31, 2007 compared to $29.4 million at December 31, 2006.  The $13.5 million decline in these borrowings was due primarily again to the activity of one significant client, whose balances in this account are subject to large fluctuations due to the nature of this client’s business.  Federal Home Loan Bank advances at December 31, 2007 were $10.4 million compared to $10.3 million at December 31, 2006.  The $6.5 million line of credit that matured during 2007 was renewed.

Stockholders’ Equity.  Stockholders’ equity decreased to $88.7 million at December 31, 2007 from $93.3 million at December 31, 2006, primarily as a result of the repurchase of $5.4 million of First Clover Leaf Financial Corp.’s common stock and the payment of cash dividends in the amount of $2.1 million.  The decrease in equity was partially offset by $2.4 million in net income.

Comparison of Operating Results for the Years Ended December 31, 2007 and 2006

General.  Net income increased to $2.4 million for the year ended December 31, 2007 from $1.8 million for the year ended December 31, 2006.  The increase in net income resulted from higher net interest income and non-interest income which more than offset higher non-interest expense and higher income taxes.

As previously stated, the year ended December 31, 2007 represents the first full year of operations following the acquisition of Clover Leaf Bank on July 10, 2006.  Therefore, 2006 results reflect only six

5

months of income and expense related to Clover Leaf Bank.  Note 2 to the Consolidated Financial Statements includes pro forma information giving effect to the purchase accounting adjustments and summarizing the results of operations for the year ended 2006 as though the acquisition had been completed as of the beginning of the year.

Net interest income.    Net interest income increased to $10.3 million for the year ended December 31, 2007 from $7.3 million for the year ended December 31, 2006.  Net average interest-earning assets were $82.5 million for 2007, compared to $53.1 million for 2006.  The ratio of average interest-earning assets to average interest-bearing liabilities dropped to 130.12% for 2007 from 130.90% for 2006.  The interest rate spread decreased to 1.88% for 2007 from 2.36% for 2006.  The average rate earned on interest-earning assets increased by 13 basis points during 2007, while the average rate paid on interest-bearing liabilities increased by 60 basis points.  The decline in the interest rate spread was attributable to the cost of funds rising faster than the yield on interest-earning assets.

6

The following table sets forth average balance sheets, average yields and costs, and certain other information for the years indicated.  No tax-equivalent yield adjustments were made, as the effect thereof was not material.  All average balances are daily average balances.  Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield.  The yields set forth below include the effect of deferred loan fees, discounts and premiums that are amortized or accreted to interest income or expense.
	Years Ended December 31,
	2007			2006			2005
	Average Outstanding Balance	Interest (4)	Yield/Rate	Average Outstanding Balance	Interest (4)	Yield/Rate	Average Outstanding Balance	Interest	Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans, gross	$261,417	$17,668	6.76%	$172,932	$11,306	6.54%	$113,888	$6,712	5.89%
Securities	53,289	2,800	5.25	23,963	1,172	4.89	14,342	613	4.27
Federal Home Loan Bank stock	5,604	129	2.30	6,152	230	3.74	6,501	343	5.28
Interest-earning balances from depository institutions	35,911	1,804	5.02	21,980	1,161	5.28	2,244	80	3.57
Total interest-earning assets	356,221	22,401	6.29	225,027	13,869	6.16	136,975	7,748	5.66
Non-interest-earning assets	26,133			14,979			1,757
Total assets	$382,354			$240,006			$138,732

Interest-bearing liabilities:
Interest-bearing transaction	$57,651	2,129	3.69	$20,012	636	3.18	$—	—	—
Savings deposits	20,704	538	2.60	31,971	672	2.10	25,774	483	1.87
Time deposits	161,104	7,807	4.85	108,652	4,640	4.27	74,275	2,490	3.35
Securities sold under agreement to repurchase	20,105	735	3.66	3,895	164	4.21	—	—	—
Federal Home Loan Bank advances	10,387	577	5.56	5,377	284	5.28	669	14	2.09
Subordinated debentures	3,818	298	7.81	1,999	149	7.45	—	—	—
Total interest-bearing liabilities	273,769	12,084	4.41	171,906	6,545	3.81	100,718	2,987	2.97
Non-interest-bearing liabilities	16,722			12,764			811
Total liabilities	290,491			184,670			101,529
Stockholders’ equity	91,863			55,335			37,203
Total liabilities and stockholders’ equity	$382,354			$240,006			$138,732

Net interest income		$10,317			$7,324			$4,761
Net interest rate spread (1)			1.88%			2.36%			2.68%
Net interest-earning assets (2)	$82,452			$53,121			$36,257
Net interest margin (3)			2.90%			3.25%			3.48%
Ratio of interest-earning assets to interest-bearing liabilities			130.12%			130.90%			136.00%
_________________
(1)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(2)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.
(4)	Interest on loans includes $150,383 and $128,020 of loan fees collected in 2007 and 2006, respectively.

7

The following table presents the dollar amount of changes in interest income and interest expense for the major categories of our interest-earning assets and interest-bearing liabilities.  Information is provided for each category of interest-earning assets and interest-bearing liabilities with respect to (i) changes attributable to changes in volume (i.e., changes in average balances multiplied by the prior-period average rate) and (ii) changes attributable to rate (i.e., changes in average rate multiplied by prior-period average balances).  For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

	Years Ended December 31, 2007 vs. 2006
	Increase (Decrease) Due to		Total Increase
	Volume	Rate	(Decrease)
	(In thousands)

Interest-earning assets:
Loans	$5,787	$575	$6,362
Securities	1,435	193	1,628
Federal Home Loan Bank stock	(20)	(81)	(101)
Interest-earning balances from depository institutions	736	(93)	643

Total interest-earning assets	7,938	594	8,532

Interest-bearing liabilities:
Interest-bearing transaction	1,198	295	1,493
Savings deposits	(238)	104	(134)
Time deposits	2,236	931	3,167
Securities sold under agreement to repurchase	682	(111)	571
Federal Home Loan Bank advances	264	29	293
Subordinated debentures	135	14	149

Total interest-bearing liabilities	4,277	1,262	5,539

Change in net interest income	$3,661	$(668)	$2,993

	Years Ended December 31, 2006 vs. 2005
	Increase (Decrease) Due to		Total Increase
	Volume	Rate	(Decrease)
	(In thousands)

Interest-earning assets:
Loans	$3,788	$806	$4,594
Securities	459	100	559
Federal Home Loan Bank stock	(17)	(96)	(113)
Interest-earning balance from depository institutions	1,025	56	1,081

Total interest-earning assets	5,255	866	6,121

Interest-bearing liabilities:
Interest-bearing transaction.	318	318	636
Savings deposits	129	60	189
Time deposits	1,350	800	2,150
Securities sold under agreement to repurchase	82	82	164
Federal Home Loan Bank advances	221	49	270
Subordinated debentures	75	74	149

Total interest-bearing liabilities	2,175	1,383	3,558

Change in net interest income	$3,080	$(517)	$2,563

8

Interest income.    Interest and fee income on loans increased to $17.7 million for 2007 from $11.3 million for 2006.  This increase was primarily a result of a higher average balance of loans due primarily from the July 2006 acquisition of Clover Leaf which included a larger portfolio of higher yielding commercial loans.  The average balance of loans was $261.4 million and $172.9 million during 2007 and 2006, respectively. The average yield on loans increased to 6.76% for 2007 from 6.54% for 2006.  Interest income on loans for 2007 and 2006 included amortization of the purchase accounting adjustment for loans of $498,000 and $378,000, respectively.

Interest income on securities, including Federal Home Loan Bank Stock, increased to $2.9 million for 2007 from $1.4 million for 2006.  Interest income on securities increased due primarily to a higher average balance as a result of the July 2006 Clover Leaf acquisition.  The average balance of securities was $58.9 million and $30.1 million for 2007 and 2006, respectively.  The purchase accounting amortization recorded in 2007 and 2006 increased interest income on securities by $224,000 and $140,000, respectively.

Interest on other interest-earning deposits increased due primarily to a higher average balance as a result of the July 2006 Clover Leaf acquisition.  The average balance of other interest-earning deposits was $35.9 million and $22.0 million for 2007 and 2006, respectively.  The average yield on other interest-earning deposits decreased to 5.02% for 2007 compared to 5.28% for 2006.  The lower yield on other interest-earning deposits was due to a declining interest rate environment, specifically the federal fund rate.  Components of interest income vary from time to time based on the availability and interest rates of loans, securities and other interest-earning assets.

Interest expense.  Interest expense on deposits increased to $10.5 million for 2007 from $5.9 million for 2006.  Higher cost of funds resulted primarily from the increase in average balances from the July 2006 Clover Leaf acquisition and higher market interest rates paid on certificates.  The average balance of interest bearing deposits was $239.5 million and $160.6 million for 2007 and 2006, respectively.  The average rate on interest-bearing deposits increased to 4.37% for 2007 from 3.70% for 2006.

The increase of interest on Federal Home Loan Bank advances, securities sold under agreements to repurchase and subordinated debentures resulted from these borrowings being acquired in the acquisition of Clover Leaf.  Prior to the acquisition, we did not have borrowings or subordinated debt.  The 2007 results of operations includes a full year of expense related to Federal Home Loan Bank advances and subordinated debentures, while the results of 2006 include only six months of balances for these borrowings.

Provisions for loan losses.  Provisions for loan losses were $347,000 and $367,000 for 2007 and 2006, respectively.  Provisions for loan losses are based upon management’s consideration of current economic conditions, First Clover Leaf’s loan portfolio composition and historical loss experience used to estimate probable losses as well as the level of nonperforming assets and classified assets.  Management also reviews individual loans for which full collectibility may not be reasonably assured, and considers, among other matters, the estimated fair value of the underlying collateral.  This evaluation is ongoing and results in variations in our provisions for loan losses.  First Clover Leaf is subject to periodic examination by the Office of Thrift Supervision, which may require us to record increases in the allowance based on its evaluation of available information.  There can be no assurance that the Office of Thrift Supervision will not require further increases to the allowance.

Non-interest income.  Non-interest income increased to $626,000 for the year ended December 31, 2007 from $298,000 for the year ended December 31, 2006.  The increase was due to service charges and fee income on deposit accounts and customer debit and credit cardholders acquired as a result of the Clover Leaf Bank acquisition.  In addition, the First Clover Leaf recognized loan servicing income and gain on the sale of loans that we sold but on which we retained the servicing rights.  First Clover Leaf  also recognized

9

$64,000 in gain on sale of assets during 2007 related to the sale of one branch location.  Prior to the acquisition of Clover Leaf Bank, we did not have significant non-interest income.

Non-interest expense.   Non-interest expense increased to $6.8 million for 2007 from $4.4 million for 2006.

Compensation and employee benefits, the largest component of non-interest expense, increased to $2.9 million for 2007 from $1.7 million for 2006.  Compensation and employee benefits increased primarily as a result of a higher number of personnel and salary levels due to the Clover Leaf Bank acquisition.

Occupancy expense rose to $879,000 for 2007 compared to $435,000 for 2006.  Occupancy expense increased due to the July 2006 Clover Leaf Bank acquisition and operation of three offices for the entire year versus one office prior to the acquisition, and depreciation on the renovation of one of the facilities that was completed in 2007.

Data processing services increased to $409,000 for 2007 from $299,000 for 2006.  Data processing services rose as a result of the acquisition of deposits, including retail and commercial demand deposit accounts not previously offered.  In addition, 2007 reflects a full year of data processing expense for the demand deposit accounts, while 2006 includes only six months of expense following the July 2006 acquisition of Clover Leaf Bank.

Director fees decreased to $238,000 for 2007 from $289,000 for 2006. During 2006, additional meetings were held related to the Clover Leaf Bank acquisition.

Professional services increased to $497,000 for 2007 from $308,000 for 2006.  Professional services increased as a result of higher expenses associated with the First Clover Leaf’s status as a larger and more complex public company following completion of the Clover Leaf Bank acquisition.  In addition, we have incurred expenses related to our adoption of the Sarbanes Oxley Act Section 404.

Other non-interest expenses increased to $1.2 million for 2007 from $927,000 for 2006.  Other non- interest expense increased due to the Clover Leaf Bank acquisition, including expenses related to demand deposit accounts and internet banking services not previously offered.

Income taxes.  Income taxes increased to $1.4 million for 2007 from $1.0 million for 2006.  The primary reason for the increase in income taxes was the level of pre-tax income and the effective tax rate.  The effective tax rate was 37.1% for 2007 versus 35.9% for 2006.

Management of Market Risk

General

The majority of First Clover Leaf’s assets and liabilities are monetary in nature.  Consequently, the most significant form of market risk is interest rate risk.  First Clover Leaf’s assets, consisting primarily of loans, have longer maturities than its liabilities, consisting primarily of deposits.  As a result, the principal part of First Clover Leaf’s business strategy is to manage interest rate risk and reduce the exposure of our net interest income to changes in market interest rates.  Accordingly, the board of directors has established an Asset/Liability Management Committee which is responsible for evaluating the interest rate risk inherent in assets and liabilities, for determining the level of risk that is appropriate given First Clover Leaf’s business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors.  Senior management monitors the level of interest rate risk on a regular basis, and the Asset/Liability Management Committee meets as needed to review the asset/liability policies and interest rate risk position.

10

During the relatively low interest rate environment that has existed in recent years, we have implemented the following strategies to manage interest rate risk: (i) maintaining a high equity-to-assets ratio; and (ii) offering a variety of adjustable rate loan products, including adjustable rate one- to four-family, multifamily and non-residential mortgage loans, short-term consumer loans, and a variety of adjustable-rate commercial loans.  By maintaining a high equity-to-assets ratio and by investing in adjustable-rate and short-term assets, we are better positioned to react to increases in market interest rates.  However, maintaining high equity balances reduces the return-on-equity ratio, and investments in shorter-term assets generally bear lower yields than longer-term investments.

Net Portfolio Value

The Office of Thrift Supervision requires the computation of amounts by which the net present value of an institution’s cash flow from assets, liabilities and off-balance sheet items (the institution’s net portfolio value or “NPV”) would change in the event of a range of assumed changes in market interest rates.  The Office of Thrift Supervision provides all institutions that file a Consolidated Maturity/Rate Schedule as a part of their quarterly Thrift Financial Report with an interest rate sensitivity report of net portfolio value.  The Office of Thrift Supervision simulation model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value.  Historically, the Office of Thrift Supervision model estimated the economic value of each type of asset, liability and off-balance-sheet contract under the assumption that the United States Treasury yield curve increases or decreases instantaneously by 100 to 300 basis points in 100 basis point increments.  However, given the current low level of market interest rates, First Clover Leaf did not receive a NPV calculation for an interest rate decrease of greater than 200 basis points.  A basis point equals one-hundredth of one percent, and 100 basis points equals one percent.  An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below.

The tables below set forth, as of December 31, 2007 and 2006, the estimated changes in the NPV that would result from the designated instantaneous changes in the U.S. Treasury yield curve. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

December 31, 2007
				Net Portfolio Value as
				a Percentage
				of Present Value of
	NPV			Assets
Change in		Estimated Increase
Interest Rates	Estimated	(Decrease) in NPV			Change in
(basis points)	NPV	Amount	Percent	NPV Ratio	(basis points)
(Dollars in thousands)

+300	$66,381	$(9,274)	(12)%	17.12%	(161)
+200	69,205	(6,450)	(9)	17.62	(111)
+100	72,960	(2,695)	(4)	18.30	(44)
—	75,655	—	—	18.73	—
-100	76,221	566	1	18.73	—
-200	75,884	229	—	18.54	(19)

11

December 31, 2006
				Net Portfolio Value as
				a Percentage
				of Present Value of
	NPV			Assets
Change in		Estimated Increase
Interest Rates	Estimated	(Decrease) in NPV			Change in
(basis points)	NPV	Amount	Percent	NPV Ratio	(basis points)
(Dollars in thousands)

+300	$64,322	$(13,909)	(18)%	16.63%	(269)
+200	68,988	(9,243)	(12)	17.56	(176)
+100	73,680	(4,551)	(6)	18.47	(85)
—	78,231	—	—	19.32	—
-100	80,927	2,696	3	19.78	46
-200	82,159	3,928	5	19.95	63

The 2007 table above indicates that at December 31, 2007, in the event of a 200 basis point decrease in interest rates, we would experience a minor change in the net portfolio value.  In the event of a 300 basis point increase in interest rates, we would experience a 12% decrease in net portfolio value.

Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement.  Modeling changes in net portfolio value require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates.  In this regard, the net portfolio value table presented assumes that the composition of the interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities.  Accordingly, although the net portfolio value table provides an indication of the interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on its net interest income and will differ from actual results.

Liquidity and Capital Resources

First Clover Leaf maintains liquid assets at levels considered adequate to meet liquidity needs.  We adjust our liquidity levels to fund deposit outflows, pay real estate taxes on mortgage loans, repay our borrowings and fund loan commitments.  We also adjust liquidity as appropriate to meet asset and liability management objectives.

Our primary sources of liquidity are deposits, amortization and prepayment of loans, maturities of investment securities and other short-term investments, and earnings and funds provided from operations.  While scheduled principal repayments on loans are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by market interest rates, economic conditions, and rates offered by our competition.  We set the interest rates on our deposits to maintain a desired level of total deposits.  In addition, we invest excess funds in short-term interest-earning assets, which provide liquidity to meet lending requirements.

A portion of our liquidity consists of cash and cash equivalents, which are a product of our operating, investing and financing activities.  At December 31, 2007 and 2006, $37.1 million and $92.7 million, respectively, were invested in cash and cash equivalents.  The primary sources of cash are principal repayments on loans, proceeds from the calls and maturities of investment securities, increases in deposit accounts and related securities sold under agreements to repurchase, and advances from the Federal Home Loan Bank of Chicago.

12

Cash flows are derived from operating activities, investing activities and financing activities as reported in the Consolidated Statements of Cash Flows included with the Consolidated Financial Statements.

Our primary investing activities are the origination of loans and the purchase of investment securities.  During the years ended December 31, 2007 and 2006, our loan originations, net of collected principal, totaled $40.8 million and $19.2 million, respectively.  We sold $7.4 million and $3.7 million of loans in 2007 and 2006, respectively.  Cash received from the calls and maturities of available-for-sale investment securities totaled $15.3 million and $2.1 million for 2007 and 2006, respectively.  We purchased $23.0 million and $17.0 million in available-for-sale investment securities during 2007 and 2006, respectively.

Deposit flows are generally affected by the level of interest rates, the interest rates and products offered by local competitors, and other factors.  Net increase in total deposits was $20.4 million for 2007 and $168.7 million for 2006, $132.8 million of which resulted from the acquisition of Clover Leaf Bank.

Liquidity management is both a daily and long-term function of business management.  If we require funds beyond our ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of Chicago, which provides an additional source of funds.  At December 31, 2007, we had $10.4 million in advances from the Federal Home Loan Bank of Chicago and an available borrowing limit of approximately $65.5 million.  Additionally, we will sell investment securities under agreements to repurchase (commonly referred to as “reverse repurchase agreements”) if we require additional liquidity. At December 31, 2007, our reverse repurchase agreements totaled $15.9 million.

First Clover Leaf Bank is required to maintain certain minimum capital requirements under Office of Thrift Supervision regulations.  Failure by a savings institution to meet minimum capital requirements can result in certain mandatory and possible discretionary actions by regulators, which, if undertaken, could have a direct material effect on First Clover Leaf Bank’s financial statements.  First Clover Leaf Bank was considered “well-capitalized” at December 31, 2007.

Under the capital adequacy guidelines and regulatory framework for prompt corrective action, First Clover Leaf Bank must meet specific capital guidelines that involve quantitative measures of First Clover Leaf Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. See Note 14 to the Consolidated Financial Statements for additional discussion of capital requirements.

At December 31, 2007, we had outstanding commitments to extend credit of $42.4 million and standby letters of credit of $4.9 million.  We have Federal Home Loan Bank advances of $3.0 million maturing in March 2008, which will be renewed.  At December 31, 2007, certificates of deposit scheduled to mature within one year totaled $130.1 million.  Based on prior experience, management believes that a significant portion of such deposits will remain with First Clover Leaf Bank, although there can be no assurance that this will be the case.  In the event a significant portion of our deposits are not retained, First Clover Leaf Bank will have to utilize other funding sources, such as Federal Home Loan Bank of Chicago advances, in order to maintain our level of assets.  Alternatively, First Clover Leaf Bank would reduce the level of liquid assets, such as cash and cash equivalents.  In addition, the cost of such deposits may be significantly higher if market interest rates are higher at the time of renewal.

Off-Balance Sheet Arrangements

In the ordinary course of business, First Clover Leaf Bank is a party to credit-related financial instruments with off-balance sheet risk to meet the financing needs of our customers.  These financial

13

instruments include commitments to extend credit.  First Clover Leaf Bank follows the same credit policies in making commitments as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by First Clover Leaf Bank, is based on management’s credit evaluation of the customer.

Unfunded commitments under construction lines of credit for residential and multi-family properties are commitments for possible future extensions of credit to existing customers. These lines of credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which First Clover Leaf Bank is committed.

At December 31, 2007 and 2006, First Clover Leaf Bank had $42.4 million and $19.7 million, respectively, of commitments to extend credit, and $4.9 million and $3.3 million, respectively, of standby letters of credit.

Recent Accounting Pronouncements

See Note 1 to the Consolidated Financial Statements.

Impact of Inflation and Changing Prices

The consolidated financial statements and related notes of First Clover Leaf Financial Corp. have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

14

Market for Common Stock

First Clover Leaf Financial Corp.’s common stock trades on the Nasdaq Capital Market under the trading symbol “FCLF.”

The following table sets forth the high and low trading prices for shares of our common stock and cash dividends paid per share for the periods indicated.  As of December 31, 2007, there were 8,582,831 shares of our common stock issued and outstanding held by approximately 626 holders of record.

We expect that, subject to regulatory requirements and our financial condition and results of operations, quarterly dividends will continue to be paid in the future. See Note 14 to our Consolidated Financial Statements for information on regulatory restrictions on the payment of dividends.

Year Ended December 31, 2007	High	Low	Dividend Paid Per Share

Fourth quarter	$11.01	$10.00	$0.06
Third quarter	11.58	10.18	0.06
Second quarter	11.42	10.45	0.06
First quarter	11.91	11.00	0.06

Year Ended December 31, 2006 (1)(2)	High	Low	Dividend Paid Per Share

Fourth quarter	$11.99	$11.30	$0.06
Third quarter	12.15	10.26	0.06
Second quarter	20.60	19.62	0.13
First quarter	20.25	12.85	0.11
_______________________________
(1)	Per share information for the first and second quarter of 2006 does not reflect the 1.936-to-one exchange ratio in connection with our second step conversion that was completed in July 2006.
(2)	During the first two quarters of 2006, First Federal Financial Services, MHC, our predecessor mutual holding company parent, waived cash dividends in the amount of $517,000.

15

STOCKHOLDER INFORMATION

ANNUAL MEETING

The Annual Meeting of Stockholders will be held
at 4:00 p.m. Illinois time on May 28, 2008 at Sunset Hills Country Club located at 2525 South State Route 157, Edwardsville, Illinois 62025.

TRANSFER AGENT

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016

If you have any questions concerning your stockholder account, please call our transfer agent, noted above, at (800) 525-7686. This is the number to call if you require a change of address, records or information about lost address, records or information about lost certificates.

STOCK LISTING The Company's Common Stock trades on the Nasdaq Capital Market under the symbol "FCLF."
ANNUAL REPORT ON FORM 10-KSB

A copy of the Company's Form 10-KSB for the year ended December 31, 2007, will be furnished without charge to stockholders as of the record date, upon written request to the Secretary, First Clover Leaf Financial Corp. 6814 Goshen Road, Edwardsville, Illinois 62025.

SPECIAL COUNSEL Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, N.W., Suite 400 Washington, D.C. 20015	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM McGladrey & Pullen, LLP 1806 Fox Drive Champaign, Illinois 61820

16

First Clover Leaf Financial Corp. and Subsidiary

Consolidated Financial Statements
12.31.07 and 12.31.06

McGladrey & Pullen LLP is a member firm of RSM International –
an affiliation of separate and independent legal entities.

Contents

Report of Independent Registered Public Accounting Firm	1

Consolidated Financial Statements

Consolidated balance sheets	2
Consolidated statements of income	3
Consolidated statements of stockholders’ equity	4
Consolidated statements of cash flows	5 and 6
Notes to consolidated financial statements	7 – 37

Report of Independent Registered Public Accounting Firm on the Supplementary Information	38

Supplementary Information

Consolidating balance sheet information	39
Consolidating statement of income information	40

Report of Independent Registered Public Accounting Firm

To the Board of Directors
First Clover Leaf Financial Corp. and Subsidiary
Edwardsville, Illinois

We have audited the accompanying consolidated balance sheets of First Clover Leaf Financial Corp. and Subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Clover Leaf Financial Corp. and Subsidiary as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to examine management’s assertion about the effectiveness of First Clover Leaf Financial Corp. and Subsidiary’s internal control over financial reporting as of December 31, 2007 included in the accompanying Management’s annual report on internal control over financial reporting and, accordingly, we do not express an opinion thereon.

/s/ McGladrey & Pullen LLP
Champaign, Illinois
March 25, 2008

McGladrey & Pullen LLP is a member firm of RSM International –
an affiliation of separate and independent legal entities.

1

First Clover Leaf Financial Corp. and Subsidiary

Consolidated Balance Sheets
December 31, 2007 and 2006

	2007	2006
Assets

Cash and due from banks	$8,927,314	$3,424,278
Interest-earning deposits	2,431,724	68,718,174
Federal funds sold	25,725,537	20,522,501
Total cash and cash equivalents	37,084,575	92,664,953
Interest-earning time deposits	10,048,058	285,668
Securities available for sale	54,150,008	45,831,623
Federal Home Loan Bank stock	5,603,773	5,603,773
Loans, net of allowance for loan losses of $1,897,945 and $1,710,247at December 31, 2007 and 2006, respectively	284,919,446	244,022,905
Loans held for sale	-	1,002,318
Property and equipment, net	7,396,104	6,892,679
Accrued interest receivable	1,756,954	1,555,823
Mortgage servicing rights	404,441	412,013
Goodwill	9,402,608	9,402,608
Core deposit intangible	1,528,001	2,074,000
Other assets	957,858	543,423
Total assets	$413,251,826	$410,291,786

Liabilities and Stockholders' Equity
Liabilities
Deposits:
Noninterest bearing	$14,799,051	$22,037,287
Interest bearing	276,395,967	248,792,359
Total deposits	291,195,018	270,829,646
Federal Home Loan Bank advances	10,431,919	10,325,920
Securities sold under agreements to repurchase	15,893,350	29,437,580
Subordinated debentures	3,842,080	3,798,016
Accrued interest payable	1,107,781	685,617
Other liabilities	2,100,275	1,886,482
Total liabilities	324,570,423	316,963,261

Commitments, Contingencies and Credit Risk (Note 15)

Stockholders' Equity
Preferred stock, $.10 par value, 10,000,000 shares authorized, no shares issued	-	-
Common stock, $.10 par value, 20,000,000 shares authorized, 9,074,031 shares issued	907,403	907,403
Additional paid-in capital	71,039,791	71,031,467
Retained earnings	22,522,223	22,212,827
Accumulated other comprehensive income (loss)	242,750	(92,817)
Unearned Employee Stock Ownership Plan shares	(645,318)	(730,355)
Treasury stock, at cost; 491,200 shares	(5,385,446)	-
Total stockholders' equity	88,681,403	93,328,525
Total liabilities and stockholders' equity	$413,251,826	$410,291,786

See Accompanying Notes to Consolidated Financial Statements.

2

First Clover Leaf Financial Corp. and Subsidiary

Consolidated Statements of Income
Years Ended December 31, 2007 and 2006

	2007	2006
Interest and dividend income:
Interest and fees on loans	$17,668,307	$11,305,705
Securities:
Taxable interest income	2,644,884	1,073,491
Nontaxable interest income	154,821	98,544
Federal Home Loan Bank dividends	129,158	230,073
Interest-earning deposits, federal funds sold, and other	1,803,831	1,161,479
Total interest and dividend income	22,401,001	13,869,292

Interest expense:
Deposits	10,473,992	5,948,480
Federal Home Loan Bank advances	577,115	283,592
Securities sold under agreements to repurchase	734,931	163,780
Subordinated debentures	298,029	149,171
Total interest expense	12,084,067	6,545,023

Net interest income	10,316,934	7,324,269

Provision for loan losses	347,000	366,667

Net interest income after provision for loan losses	9,969,934	6,957,602

Other income:
Service fees on deposit accounts	195,540	89,215
Other service charges and fees	146,133	66,343
Loan servicing fees	103,025	43,239
Gain on sale of loans	108,952	98,557
Gain on sale of assets	64,126	-
Other	7,983	442
	625,759	297,796

Other expenses:
Compensation and employee benefits	2,883,753	1,743,028
Occupancy expense	879,102	435,339
Data processing services	409,339	298,834
Director fees	237,500	289,150
Professional fees	496,924	307,863
Amortization of core deposit intangible	545,999	317,000
Amortization of mortgage servicing rights	91,975	52,000
Loss on disposal of assets	-	22,076
Other	1,226,303	926,942
	6,770,895	4,392,232

Income before income taxes	3,824,798	2,863,166

Income taxes	1,418,650	1,026,515

Net income	$2,406,148	$1,836,651

Basic earnings per share	$0.27	$0.23
Diluted earnings per share	$0.27	$0.23

See Accompanying Notes to Consolidated Financial Statements

3

First Clover Leaf Financial Corp. and Subsidiary

Consolidated Statements of Stockholders' Equity
Years Ended December 31, 2007 and 2006

					Unearned
				Accumulated	Employee
		Additional		Other	Stock
	Common	Paid-in	Retained	Comprehensive	Ownership	Treasury
	Stock	Capital	Earnings	Income (Loss)	Plan Shares	Stock	Total

Balance, December 31, 2005	$392,006	$16,538,534	$21,851,084	$(187,842)	$(794,835)	$-	$37,798,947
Comprehensive income:
Net income	-	-	1,836,651	-	-	-	1,836,651
Other comprehensive income, net of tax:
Unrealized gains on securities available for sale arising during period, net of taxes of $62,485	-	-	-	95,025	-	-	95,025
Comprehensive income							1,931,676
Issuance of common stock	515,397	54,469,351	-	-	-	-	54,984,748
Dividends ($.24 per share)	-	-	(1,474,908)	-	-	-	(1,474,908)
Allocation of ESOP shares	-	23,582	-	-	64,480	-	88,062

Balance, December 31, 2006	907,403	71,031,467	22,212,827	(92,817)	(730,355)	-	93,328,525

Comprehensive income:
Net income	-	-	2,406,148	-	-	-	2,406,148
Other comprehensive income, net of tax:
Unrealized gains on securities available for sale arising during period, net of taxes of $199,914	-	-	-	335,567	-	-	335,567
Comprehensive income							2,741,715
Dividends ($.24 per share)	-	-	(2,096,752)	-	-	-	(2,096,752)
Purchase of 491,200 shares of treasury stock	-	-	-	-	-	(5,385,446)	(5,385,446)
Allocation of ESOP shares	-	8,324	-	-	85,037	-	93,361

Balance, December 31, 2007	$907,403	$71,039,791	$22,522,223	$242,750	$(645,318)	$(5,385,446)	$88,681,403

See Accompanying Notes to Consolidated Financial Statements.

4

First Clover Leaf Financial Corp. and Subsidiary

Consolidated Statements of Cash Flows
Years Ended December 31, 2007 and 2006

	2007	2006
Cash Flows from Operating Activities:
Net income	$2,406,148	$1,836,651
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	(466,514)	(60,000)
Amortization of:
Deferred loan origination (fees) costs, net	19,477	17,818
Premiums and discounts on securities	113,482	(61,578)
Core deposit intangible	545,999	317,000
Mortgage servicing rights	91,975	52,000
Amortization of fair value adjustments on:
Loans	(498,002)	(378,000)
Time deposits	8,500	(24,000)
Federal Home Loan Bank advances	105,999	68,000
Subordinated debt	44,064	21,016
Investment securities	(224,050)	(139,699)
Provision for loan losses	347,000	366,667
(Gain) Loss on disposal of assets	(64,126)	22,076
Depreciation	439,542	215,870
ESOP expense	93,361	88,062
Gain on sale of loans	(108,952)	(98,557)
Proceeds from sales of loans held for sale	7,385,074	3,704,524
Originations of loans held for sale	(6,273,804)	(4,687,298)
Change in assets and liabilities:
Increase in accrued interest receivable	(201,131)	(482,870)
Increase in mortgage servicing rights	(84,403)	(79,013)
(Increase) decrease in other assets	(414,435)	472,513
Increase in accrued interest payable	422,164	267,906
Increase (decrease) in other liabilities	480,393	(552,785)
Net cash flows provided by operating activities	4,167,761	886,303

Cash Flows from Investing Activities
Proceeds from maturity of interest-earning time deposits	287,604	-
Purchase of interest-earning time deposits	(10,049,994)	(35,668)
Available-for-sale securities
Purchases	(23,017,607)	(16,961,616)
Proceeds from calls, maturities, and paydowns	15,345,271	2,086,976
Held-to-maturity securities
Proceeds from paydowns	-	34,521
Federal Home Loan Bank Stock redemptions	-	3,314,903
Loan originations, net of principal collected	(40,765,016)	(19,178,506)
Purchase of property and equipment	(1,478,974)	(264,922)
Proceeds from the sale of property and equipment	600,133	-
Cash received in acquisition of Clover Leaf Financial Corp., net	-	19,789,845
Net cash flows (used in) investing activities	$(59,078,583)	$(11,214,467)

 (Continued)

5

First Clover Leaf Financial Corp. and Subsidiary

Consolidated Statements of Cash Flows, Continued
Years Ended December 31, 2007 and 2006

	2007	2006
Cash Flows from Financing Activities
Net increase in deposit accounts	$20,356,872	$35,964,458
Net increase (decrease) in securities sold under agreements to repurchase	(13,544,230)	27,938,922
Proceeds from Federal Home Loan Bank advances	6,500,000	-
Repayments of Federal Home Loan Bank advances	(6,500,000)	(3,000,000)
Issuance of common stock, net	-	40,136,744
Repurchase of common stock	(5,385,446)	-
Cash dividends paid	(2,096,752)	(1,474,908)
Net cash flows provided by (used in) financing activities	(669,556)	99,565,216

Net increase (decrease) in cash and cash equivalents	(55,580,378)	89,237,052

Cash and cash equivalents:
Beginning	92,664,953	3,427,901

Ending	$37,084,575	$92,664,953

Supplemental schedule of noncash investing and financing activities:
Transfer of securities from held to maturity to available for sale	$-	$317,505
Common stock issued in acquisition of Clover Leaf Financial Corp.	-	14,848,004
Adjustment to reflect adoption of SEC Staff Accounting Bulletin No. 108, deferred loan costs, net of tax of $56,000	-	91,365

Supplemental Disclosures of Cash Flow Information

Cash payments for:
Interest	$11,503,340	$6,277,117
Income taxes, net of refunds	1,904,612	1,063,000

Net cash received (paid) in acquisition of Clover Leaf Financial Corp.:
Cash paid to Clover Leaf Financial Corp. shareholders	$-	$(6,363,430)
Acquisition costs paid	-	(343,504)
Total cash payments	-	(6,706,934)

Cash and cash equivalents acquired	-	26,496,779
Net cash received in acquisition	$-	$19,789,845

See Accompanying Notes to Consolidated Financial Statements.

6

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 1.         Summary of Significant Accounting Policies

First Clover Leaf Financial Corp. and Subsidiary (the Company) is a one-bank holding company, whose bank subsidiary, First Clover Leaf Bank (the Bank), provides savings deposits and loans to individual and corporate customers in Edwardsville, Illinois and the surrounding communities. The Bank is subject to competition from other financial institutions and nonfinancial institutions providing financial products and services. Additionally, the Company and the Bank are subject to the regulations of certain regulatory agencies and undergo periodic examinations by those regulatory agencies.

On January 2, 2001, First Federal Savings & Loan Association of Edwardsville (Association) reorganized into the two-tier holding company structure. As part of the reorganization, the Association became a capital stock savings and loan association and a wholly-owned subsidiary of First Federal Financial Services, Inc. (Mid-tier Company), which became the majority-owned subsidiary of First Federal Financial Services, MHC (Mutual Holding Company). On November 20, 2003, the Board of Directors adopted a plan to complete an initial public offering of the common stock of the Mid-tier Company. In connection with the offering, the Mid-tier Company offered its common stock to the depositors of the Association as of specified dates and to an employee stock ownership plan. The initial public offering was consummated on June 28, 2004 through the sale and issuance by the Mid-tier Company of 1,764,027 shares of common stock at $10 per share. In addition, the Mid-tier Company issued 2,156,033 shares to the Mutual Holding Company, resulting in the Mutual Holding Company retaining a 55% ownership percentage in the Mid-tier Company. Net proceeds from the sale of common stock were $16,011,975 after deduction of offering expenses of $746,285, and unearned compensation of $882,010 related to shares issued to the employee stock ownership plan (ESOP).

On February 3, 2006, the Mid-tier Company announced that the Board of Directors of the MHC adopted a Plan of Conversion and Reorganization to convert the MHC to a capital stock corporation and conduct a simultaneous stock offering (Conversion).  In addition, on February 3, 2006, the Mid-tier Company entered into a definitive merger agreement to acquire Clover Leaf Financial Corp., the holding company of Clover Leaf Bank, an Illinois state bank headquartered in Edwardsville, Illinois (collectively, Clover Leaf), pursuant to which, upon completion of the Conversion, First Clover Leaf Financial Corp., a new Maryland corporation would acquire all of the common stock of Clover Leaf (Acquisition).

The Conversion and Acquisition were consummated on July 10, 2006 through the sale and issuance by the Company of 4,174,125 shares of common stock at $10 per share.  Net proceeds from the sale of common stock were $40.14 million after deduction of conversion and offering costs of $1.60 million.  In addition, each outstanding share of the Mid-tier Company’s stock was converted into the right to receive 1.936 shares of the Company’s common stock, or 3,415,193 total shares.  Shareholders of Clover Leaf Financial Corp. received total merger consideration of $21.2 million, consisting of 1,484,800 shares of the Company’s common stock and approximately $6.4 million of cash, or $41.56 of merger consideration per share of Clover Leaf Financial Corp.  In addition, fractional shares in the aggregate, or 87 shares, were redeemed for cash.  Clover Leaf Bank merged its operations into First Federal Savings and Loan Association of Edwardsville as of July 10, 2006 and was renamed First Clover Leaf Bank (Bank).  The Company’s common stock is traded on the NASDAQ Capital Market under the symbol “FCLF.”  All per share disclosures related to periods prior to July 10, 2006 have been adjusted to reflect the effect of the exchanged shares.

7

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 1.         Summary of Significant Accounting Policies (Continued)

Principles of consolidation

The consolidated financial statements of First Clover Leaf Financial Corp. and Subsidiary have been prepared in conformity with U.S. generally accepted accounting principles and conform to predominate practices in the banking industry.

The consolidated financial statements include the accounts of First Clover Leaf Financial Corp. and its wholly owned subsidiary, First Clover Leaf Bank.  All material intercompany accounts and transactions have been eliminated in the consolidation.

Estimates

In preparing the accompanying consolidated financial statements, the Company’s management is required to make estimates and assumptions which affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses and the fair value of investment securities.

Cash equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks, including cash items in process of clearing and federal funds sold. Generally, federal funds are sold for one-day periods. Cash flows from loans, deposits, and securities sold under agreements to repurchase are treated as net increases or decreases in the statement of cash flows.

The Company is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank.  The total of those reserve balances were approximately $2,500,000 and $75,000, respectively, at December 31, 2007 and 2006.

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Interest-earning time deposits

Interest-earning time deposits in banks are carried at cost.  At December 31, 2007 and 2006, time deposits amounted to $10,048,058 and $285,668, respectively. Time deposits at December 31, 2007 mature in 2008.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held-to-maturity” and recorded at amortized cost. Securities not classified as held-to-maturity, including equity securities with readily determinable fair values, are classified as “available-for-sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss).

8

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 1.         Summary of Significant Accounting Policies (Continued)

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Federal Home Loan Bank stock

The Bank’s investment in the capital stock of the Federal Home Loan Bank of Chicago (FHLBC) is carried at cost as fair values are not readily determinable.

Loans

The Company grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout Edwardsville, Illinois and the surrounding area. The ability of the Company’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Other personal loans are typically charged off no later than 180 days past due. Past due status is based on contractual terms of the loan. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on non-accrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

9

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 1.         Summary of Significant Accounting Policies (Continued)

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate.  Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Allowance for loan losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

10

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 1.         Summary of Significant Accounting Policies (Continued)

Property and equipment

Land is stated at cost. Property and equipment are stated at cost less accumulated depreciation. Depreciation is determined under the straight-line method over the following estimated useful lives of the assets:

Years
Building and improvements	2 - 50
Furniture and equipment	2 - 10

Real estate held for sale

Real estate acquired through foreclosure or deed in lieu of foreclosure represents specific assets to which the Bank has acquired legal title in satisfaction of indebtedness. Such real estate is recorded at the property’s fair value at the date of foreclosure. Initial valuation adjustments, if any, are charged against the allowance for losses on loans. Property is evaluated regularly to ensure the recorded amount is supported by its current fair value. Subsequent declines in estimated fair value are charged to expense when incurred. Revenues and expenses related to holding and operating these properties are included in operations.   There was no real estate held for sale at December 31, 2007 or 2006.

Mortgage Servicing Rights

Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Generally, purchased servicing rights are capitalized at the cost to acquire the rights. For sales of mortgage loans, a portion of the cost of originating the loan is allocated to the servicing right based on relative fair value. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. To determine impairment we apply a pooling methodology to the servicing valuation, in which loans with similar characteristics are “pooled” together for valuation purposes.  Once pooled, each grouping of loans is evaluated on a discounted earnings basis to determine the present value of future earnings that a purchaser could expect to realize from the portfolio.  Earnings are projected from a variety of sources including loan servicing fees, interest earned on float, net interest earned on escrows, miscellaneous income and costs to service the loans.  If the Company later determines that all or a portion of the impairment no longer exists for a particular pool, a reduction of the allowance may be recorded as an increase to income. Capitalized servicing rights are reported in other assets and are amortized in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets.

11

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 1.         Summary of Significant Accounting Policies (Continued)

Goodwill

Goodwill is tested annually for impairment, or more frequently if events or changes in circumstances indicate there may be an impairment.  If the carrying amount of reporting unit goodwill exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.  Operations of the Company are managed and financial performance is evaluated on a company-wide basis.  As a result, all of the Company’s operations are considered by management to be aggregated in one reporting unit.  Accordingly, all goodwill will be assigned to the operations of the Company as one reporting unit.  Management has elected September 30 as the date for their annual impairment analysis.

Core Deposit Intangible

Core deposit intangible represents the value of acquired customer relationships, which is amortized over 7.6 years using the double declining balance method.

Income taxes

Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to amounts which are more likely than not realizable. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (FIN 48), which became effective for the Company on January 1, 2007.  The interpretation prescribes recognition and measurement of tax positions taken or expected to be taken in a tax return.  For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities.  The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being recognized upon ultimate settlement.  The adoption of FIN 48 at the beginning of 2007 by the Company did not result in any adjustment.

12

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 1.         Summary of Significant Accounting Policies (Continued)

Earnings per common share

Basic earnings per share (EPS) represents income available to common stockholders divided by the weighted average number of common shares outstanding. Weighted-average shares outstanding for periods prior to July 10, 2006 have been adjusted by the exchange ratio of 1.936 to calculate earnings per share.  ESOP shares, which are committed to be released, are considered outstanding for basic and diluted earnings per share. Unallocated shares of the employee stock ownership plan are not considered as outstanding for basic or diluted earnings per share. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued.

	Years Ended
	December 31,
	2007	2006

Net income available to common stockholders	$2,406,148	$1,836,651
Basic potential common shares:
Weighted average shares outstanding	8,897,691	8,297,099
Weighted average unallocated Employee Stock Ownership
Plan shares	(141,330)	(148,816)
Basic weighted average shares outstanding	8,756,361	8,148,283

Dilutive potential common shares-none	-	-

Diluted weighted average shares outstanding	8,756,361	8,148,283

Basic earnings per share	$0.27	$0.23

Diluted earnings per share	$0.27	$0.23

Segment reporting

Management views the Company as one operating segment, therefore, separate reporting of financial segment information is not considered necessary. Management approaches the Company as one business enterprise which operates in a single economic environment since the products and services, types of customers and regulatory environment all have similar characteristics.

13

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 1.         Summary of Significant Accounting Policies (Continued)

Recent Accounting Pronouncements

The following accounting standards were recently issued relating to the financial services industry:

In September 2006, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 157 Fair Value Measurements.  This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  It clarifies that fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts.  This Statement does not require any new fair value measurements, but rather, it provides enhanced guidance to other pronouncements that require or permit assets or liabilities to be measured at fair value.  In February 2008, FASB issued FASB Staff Position (FSP) No. FAS 157-2, Effective Date of FASB Statement No. 157, to partially defer FASB Statement No. 157, Fair Value Measurements.  This FSP defers the effective date of Statement No. 157, for nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years.  All other provisions of this Statement not within the scope of FSP-FAS 157-2 are effective for fiscal years beginning after November 15, 2007.  The Company does not expect that the adoption of this Statement will have a material impact on its financial statements.

In February 2007, FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115, which provides all entities, including not-for-profit organizations, with an option to report selected financial assets and liabilities at fair value.  The objective of the Statement is to improve financial reporting by providing entities with the opportunity to mitigate volatility in earnings caused by measuring related assets and liabilities differently without having to apply the complex provisions of hedge accounting.  Certain specified items are eligible for the irrevocable fair value measurement option as established by Statement No. 159.  Statement No. 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. The Company does not expect that the adoption of this Statement will have a material impact on its financial position, results of operation and cash flows.

In December 2007, FASB issued SFAS No. 141(revised), Business Combinations.  The Statement establishes principles and requirements for how an acquirer recognizes and measures tangible assets acquired, liabilities assumed, goodwill and any noncontrolling interests and identifies related disclosure requirements for business combinations.  Measurement requirements will result in all assets, liabilities, contingencies and contingent consideration being recorded at fair value on the acquisition date, with limited exceptions.  Acquisition costs and restructuring costs will generally be expensed as incurred.  This Statement is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

Reclassifications

Certain reclassifications have been made to the balances, with no effect on net income or stockholders’ equity, as of and for the year ended December 31, 2006, to be consistent with the classifications adopted as of and for the year ended December 31, 2007.

14

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 2.         Business Combination

On July 10, 2006, the Company acquired Clover Leaf Financial Corp., the parent company of Clover Leaf Bank.  Shareholders of Clover Leaf Financial Corp. received total merger consideration of $21.2 million, consisting of 1,484,800 shares of First Clover Leaf common stock and approximately $6.4 million of cash, or $41.56 of merger consideration per share of Clover Leaf Financial Corp.  The Company incurred acquisition costs of $343,504.  The Acquisition was accounted for using the purchase method under Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations.  Fair value adjustments on the assets acquired and liabilities assumed will be depreciated or amortized as applicable, over the estimated useful lives of the related assets and liabilities.  The core deposit intangible of $2.39 million will be amortized over 7.6 years using the double declining balance method.  The Company recorded fair value accounting adjustments of $329,000, net of income taxes of $202,000 and core deposit intangibles of $1.48 million, net of income taxes of $909,000.  Based upon Clover Leaf Financial Corp. stockholders’ equity of $10.33 million, goodwill amounted to $9.4 million at July 10, 2006.

15

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 2.         Business Combination (Continued)

The statements of income for the year ended December 31, 2006 include the results of operations of the acquired entity from July 11, 2006 through December 31, 2006.

The following pro forma information, including the effects of the purchase accounting adjustments, summarizes the results of operations for the year ended December 31, 2006 as though the Acquisition had been completed as of the beginning of the year.

Year Ended
December 31,
2006

Total interest income	$18,408,110
Total interest expense	8,819,868

Net interest income	9,588,242
Provision for loan losses	416,500
Other income	467,427
Other expenses	6,895,957

Income before income taxes	2,743,212
Income taxes	1,035,770

Net income	$1,707,442

Proforma basic and diluted earnings per share	$0.19
Proforma basic and diluted average shares outstanding	8,925,215

The pro forma results of operations do not purport to be indicative of the results that would actually have been obtained had the Acquisition occurred on the date indicated or that may be obtained in the future.

16

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 3.         Securities

The amortized cost and fair values of securities available for sale, with gross unrealized gains and losses, are summarized as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
December 31, 2007	Cost	Gains	(Losses)	Value

U.S. Government agency obligations	$40,466,021	$421,475	$(4,626)	$40,882,870
Corporate bonds	3,594,044	-	(102,858)	3,491,186
State and municipal securities	3,132,417	10,624	-	3,143,041
Mortgage-backed securities	6,571,557	65,600	(4,246)	6,632,911
	$53,764,039	$497,699	$(111,730)	$54,150,008

December 31, 2006

U.S. Government agency obligations	$35,651,842	$113,653	$(144,185)	$35,621,310
Corporate bonds	3,596,900	-	(135,529)	3,461,371
State and municipal securities	3,356,700	-	(20,451)	3,336,249
Mortgage-backed securities	3,375,693	43,442	(6,442)	3,412,693
	$45,981,135	$157,095	$(306,607)	$45,831,623

17

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 3.         Securities (Continued)

Unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of December 31, 2007 and 2006, are summarized as follows:

	December 31, 2007
	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Securities available for sale:
U.S. government agency obligations	$-	$-	$2,345,100	$4,626	$2,345,100	$4,626
Corporate bonds	498,100	736	2,993,086	102,122	3,491,186	102,858
Mortgage-backed securities	807,680	2,166	213,719	2,080	1,021,399	4,246

	$1,305,780	$2,902	$5,551,905	$108,828	$6,857,685	$111,730

	December 31, 2006
	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Securities available for sale:
U.S. government agency obligations	$11,273,136	$36,234	$7,790,579	$107,951	$19,063,715	$144,185
Corporate bonds	-	-	3,461,371	135,529	3,461,371	135,529
State and municipal securities	336,249	20,451	-	-	336,249	20,451
Mortgage-backed securities	888,362	3,073	255,457	3,369	1,143,819	6,442

	$12,497,747	$59,758	$11,507,407	$246,849	$24,005,154	$306,607

Management evaluates the investment portfolio on a quarterly basis to determine if investments have suffered an other than temporary decline in value. In addition, management monitors market trends and other circumstances to identify trends and circumstances that might impact the carrying value of equity securities.

At December 31, 2007, 18 debt securities have unrealized losses with aggregate depreciation of 1.60% from the Company’s amortized cost basis.  These unrealized losses relate principally to the fluctuations in the current interest rate environment.  In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies and whether downgrades by bond rating agencies have occurred.  As management has the ability to hold debt securities for the foreseeable future, no declines are deemed to be other than temporary.

During July, 2006 the Company transferred securities of $317,505 from held to maturity to available for sale.  The unrealized loss at the transfer date was $18,941.  The decision to transfer is consistent with management’s current practice of classifying all securities purchased as available for sale.

18

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 3.         Securities (Continued)

The amortized cost and fair value at December 31, 2007, by contractual maturity, are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, stated maturities are not disclosed.

	Available for Sale
	Amortized	Fair
	Cost	Value

Due in one year or less	$8,488,401	$8,514,631
Due after one year through five years	31,377,311	31,718,498
Due after five years through ten years	2,824,139	2,856,053
Due after ten years	4,502,631	4,427,915
Mortgage-backed securities	6,571,557	6,632,911

	$53,764,039	$54,150,008

Securities with a carrying amount of approximately $25,168,000 and $31,376,000 were pledged to secure deposits as required or permitted by law at December 31, 2007 and 2006, respectively.

Note 4.         Loans

The components of loans, including loans held for sale, are as follows:

	December 31,
	2007	2006
Real estate loans:
One-to-four-family, including loans held for sale	$112,764,226	$120,354,967
Multi-family	13,930,737	8,894,805
Commercial	97,809,933	68,576,997
Construction and land	20,775,576	17,181,453
Total real estate loans	245,280,472	215,008,222
Consumer:
Automobile	1,354,949	2,027,611
Home equity	5,119,231	3,364,296
Other	1,296,375	1,733,280
Total consumer loans	7,770,555	7,125,187
Commercial business	34,782,808	25,907,065
Total gross loans	287,833,835	248,040,474
Less:
Undisbursed portion of construction loans	(859,504)	(1,256,940)
Deferred loan origination fees, net	(156,940)	(48,064)
Allowance for loan losses	(1,897,945)	(1,710,247)

	$284,919,446	$245,025,223

19

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 4.         Loans (Continued)

The loan portfolio includes a concentration of loans in commercial real estate amounting to approximately $97,810,000 and $68,577,000 as of December 31, 2007 and 2006, respectively.  The loans are expected to be repaid from cash flows or from proceeds from the sale of selected assets of the borrowers.  Credit losses arising from lending transactions with commercial real estate compare favorably with the Company’s credit loss experience on its loan portfolio as a whole.  The concentration of credit with commercial real estate is taken into consideration by management in determining the allowance for loan losses.  The Company’s opinion as to the ultimate collectibility of these loans is subject to estimates regarding future cash flows from operations and the value of the property, real and personal, pledged as collateral.  These estimates are affected by changing economic conditions and the economic prospects of borrowers.

On occasion, the Bank originates loans secured by single-family dwellings with high loan to value ratios exceeding 90%.  The Bank does not consider the level of such loans to be a significant concentration of credit as of December 31, 2007 or 2006.

An analysis of the allowance for loan losses follows:

	Years Ended
	December 31,
	2007	2006

Balance, beginning	$1,710,247	$428,419
Allowance acquired in business combination	-	911,021
Provision for loan losses	347,000	366,667
Loans charged-off	(163,926)	(1,460)
Recoveries	4,624	5,600

Balance, ending	$1,897,945	$1,710,247

The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families and companies in which they have a 10% or more beneficial ownership. In the opinion of management, these loans including the undisbursed commitments are made with substantially the same terms, including interest rate and collateral as those prevailing for comparable transactions with other customers and do not involve more than the normal risk of collectibility. Changes in these loans for the years ended December 31, 2007 and 2006 are summarized as follows:

	Years Ended
	December 31,
	2007	2006

Balance, beginning of year	$8,736,305	$3,384,486
Balance acquired in business combination	-	2,863,069
Additions	3,543,800	3,089,295
Repayments	(685,081)	(600,545)

Balance, end of year	$11,595,024	$8,736,305

20

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 4.         Loans (Continued)

The following table presents data on impaired loans, in accordance with FAS 114, as amended, “Accounting by Creditors for Impairment of a Loan – Income Recognition and Disclosures,” and non-accrual loans:

	December 31,
	2007	2006

Impaired loans for which there is a related allowance for loan losses	$2,477,944	$3,253,108
Impaired loans for which there is no related allowance for loan losses	980,072	71,640
Total impaired loans	$3,458,016	$3,324,748
Allowance for loan losses for impaired loans included in the allowance for loan losses	$257,684	$364,213
Average recorded investment in impaired loans	$2,870,389	$802,317
Cash basis income recognized from impaired loans	$112,539	$207,820
Loans contractually past due over 90 days and still accruing interest	$285,459	$16,267
Loans no longer accruing interest, not included in impaired	$543,388	$580,439
Loans no longer accruing interest, included in impaired	$2,126,067	$790,849

Note 5.         Property and Equipment

The components of property and equipment are as follows:

	December 31,
	2007	2006

Land	$1,206,377	$1,218,784
Buildings and improvements	5,900,086	5,445,135
Construction in process	115,866	168,676
Furniture and equipment	1,079,812	810,329
	8,302,141	7,642,924
Less accumulated depreciation	906,037	750,245

	$7,396,104	$6,892,679

Depreciation expense for the years ended December 31, 2007 and 2006 amounted to $439,542 and $215,870, respectively.

During 2006, the Company began a renovation project of one of its existing facilities in Edwardsville.  The project was completed during the second quarter of 2007.  Total cost of the renovation was $1.2 million.  The Company has begun construction of a fourth banking facility in Wood River, Illinois with an anticipated completion date during the second quarter of 2008.  Total cost of the building is estimated at $1.7 million.

21

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 6.         Mortgage Servicing Rights

Loans serviced for others are not included in the accompanying consolidated balance sheets.  The unpaid principal balances of mortgage and other loans serviced for others were $38,011,000 and $35,518,000 at December 31, 2007 and 2006, respectively.

The fair values of these servicing rights were approximately $404,000 and $412,000, respectively, at December 31, 2007 and 2006.  The fair value of servicing rights was determined using a discount rate of 9%, prepayment speeds ranging from 1.07% to 3.72%, depending on the stratification of the specific right, ancillary income of $53 per loan annually, and incremental cost to service of $51 per loan annually.  The ancillary income and cost to service assumptions include projected loan defaults.

The following summarizes the activity pertaining to mortgage servicing rights along with the aggregate activity in related valuation allowances:

	Years Ended
	December 31,
	2007	2006

Balance, beginning	$412,013	$-
Balance acquired	-	385,000
Mortgage servicing rights capitalized	84,403	79,013
Mortgage servicing rights amortized	(53,820)	(52,000)
Provision for loss in fair value	(38,155)	-

Balance, ending	$404,441	$412,013

Valuation allowances:

Balance, beginning	$-	$-
Additions	38,155	-
Reductions	-	-
Write-downs	-

Balance, ending	$38,155	$-

Estimated future amortization expense on mortgage servicing rights is as follows:

Year ended	Amount
December 31, 2008	$92,377
December 31, 2009	76,192
December 31, 2010	64,054
December 31, 2011	54,959
December 31, 2012	45,864
Thereafter	70,995
$404,441

22

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 7.         Core Deposit Intangible

The gross carrying value and accumulated amortization of the core deposit intangible is presented below:

	Years Ended
	December 31,
	2007	2006

Core deposit intangible	$2,391,000	$2,391,000
Accumulated amortization	862,999	317,000

Total	$1,528,001	$2,074,000

Amortization expense on core deposit intangible for the years ended December 31, 2007 and 2006 was $545,999 and $317,000 respectively.

Estimated future amortization expense on core deposit intangible for the five succeeding fiscal years is as follows:

Year ended	Amount
December 31, 2008	$403,000
December 31, 2009	297,000
December 31, 2010	224,000
December 31, 2011	196,000
December 31, 2012	196,000

23

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 8.         Deposits

Deposits are summarized as follows:

	Years Ended
	December 31,
	2007	2006

Noninterest earning	$14,799,051	$22,037,287
Interest earning transaction accounts	74,662,155	84,701,314
Savings	18,353,472	22,899,823
Time	183,380,340	141,191,222

	$291,195,018	$270,829,646

Interest expense on deposits is summarized as follows:

	Years ended
	December 31,
	2007	2006

Interest earning transaction accounts	$2,128,613	$635,756
Savings	538,538	672,156
Time	7,806,841	4,640,568

	$10,473,992	$5,948,480

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $23,202,000 and $18,653,000 at December 31, 2007 and 2006 respectively.  Generally, individual deposits in excess of $100,000 are not insured by the FDIC.

At December 31, 2007, the Company had one major customer from which the total deposits were $30,163,000, or 10.4% of the Company’s total deposits.

24

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 8.         Deposits (Continued)

At December 31, 2007, the scheduled maturities of time deposits are as follows:

Year ended	Amount
December 31, 2008	$130,056,720
December 31, 2009	18,580,792
December 31, 2010	7,598,411
December 31, 2011	7,154,424
December 31, 2012	19,886,113
Thereafter	103,880
$183,380,340

Note 9.         Federal Home Loan Bank Advances

Federal Home Loan Bank advances are summarized as follows:

	December 31,
	2007	2006

4.06% advance, due July 2007	$-	$6,419,787
4.33% advance, due March 2008	2,982,555	2,962,990
5.96% advance, due February 2009	497,092	493,834
2.95% advance, due March 2009	452,272	449,309
5.31% advance, due July 2009	6,500,000	-
	$10,431,919	$10,325,920

At December 31, 2007, in addition to FHLB stock, eligible residential real estate loans totaling approximately $87,299,000 were pledged to the FHLB to secure advances outstanding.

Note 10.       Securities Sold under Agreements to Repurchase

Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within one to four days from the transaction date.  Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction.  The Company may be required to provide additional collateral based on the fair value of the underlying securities.

25

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 11.       Subordinated Debentures

The Company assumed subordinated debentures from Clover Leaf.  Clover Leaf issued $4.0 million in May 2005 in cumulative trust preferred securities through a newly formed special-purpose trust, Clover Leaf Statutory Trust I.  The proceeds of the offering were invested by the trust in junior subordinated debentures of Trust I.  Trust I is a wholly-owned unconsolidated subsidiary of the Company, and its sole asset is the junior subordinated deferrable interest debentures.  Distributions are cumulative and are payable at a fixed rate of 6.08% for 5 years and then adjusted quarterly at a variable rate of 1.85% over the 3 month LIBOR rate, per annum of the stated liquidation amount of $1,000 per preferred security.  The obligations of the trust are fully and unconditionally guaranteed, on a subordinated basis, by the Company.  The trust preferred securities for Trust I are mandatorily redeemable upon the maturity of the debentures in May 2025, or to the extent of any earlier redemption of any debentures by the Company, and are callable beginning in May 2010.  Holders of the capital securities have no voting rights, are unsecured, and rank junior in priority of payment to all of the Company’s indebtedness and senior to the Company’s capital stock.  For regulatory purposes, the trust preferred securities qualify as Tier I capital subject to certain provisions.  In conjunction with the Acquisition on July 10, 2006, a market value adjustment of ($223,000) was recorded.

Note 12.       Income Taxes

Allocation of federal and state income taxes between current and deferred portions is as follows:

	Years Ended
	December 31,
	2007	2006
Federal:
Current	$1,654,374	$961,515
Deferred	(370,505)	(50,000)
Total	1,283,869	911,515

State:
Current	230,790	125,000
Deferred	(96,009)	(10,000)
Total	134,781	115,000

Total	$1,418,650	$1,026,515

26

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 12.       Income Taxes (Continued)

The Company's income tax expense differed from the maximum statutory federal rate of 35% as follows:

	Years Ended
	December 31,
	2007	2006

Expected income taxes	$1,338,679	$1,002,108
Income tax effect of:
State taxes, net of federal income tax benefit	87,337	74,750
Tax exempt interest	(48,254)	(31,048)
Income taxed at lower rates	(38,248)	(26,852)
Other	79,136	7,557

	$1,418,650	$1,026,515

The tax effects of principal temporary differences are shown in the following table:

	Years Ended
	December 31,
	2007	2006

Allowance for loan losses	$685,337	$612,442
Deferred compensation	211,365	181,564
ESOP expense	43,305	19,610
Accrued expenses	60,191	54,179
Purchase accounting adjustments for:
Loans	264,859	454,100
Securities	82,533	167,672
Unrealized loss on securities available for sale	-	56,695
Other	14,430	13,795
Deferred tax asset	1,362,020	1,560,057

Federal Home Loan Bank stock	(584,705)	(515,620)
Core deposit intangible	(580,640)	(788,120)
Mortgage servicing rights	(153,688)	(156,565)
Unrealized gain on securities available for sale	(143,219)	-
Purchase accounting adjustments for:
Premises and equipment	(314,972)	(470,140)
Federal Home Loan Bank advances	(8,740)	(49,020)
Subordinated debentures	(60,010)	(76,754)
Time deposits	(7,030)	(10,260)
Deferred loan costs, net	(59,952)	(67,353)
Premises and equipment basis	(138,381)	(6,542)
Other	-	(375,600)
Deferred tax liability	(2,051,337)	(2,515,974)

Net deferred tax (liability)	$(689,317)	$(955,917)

27

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 12.       Income Taxes (Continued)

Retained earnings at December 31, 2007 and 2006 include approximately $3,044,000 of the tax bad debt reserve which accumulated prior to 1988, for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $1,157,000 at December 31, 2007 and 2006.

Note 13.       Employee Benefits

In 2006, the Company adopted a 401k plan and profit sharing defined contribution plan covering substantially all of its employees.  The contribution to the plan for the profit sharing contribution is determined by the Board of Directors.  The Company contributed $89,638 and $59,051 to the plan for the profit sharing contribution for the years ended December 31, 2007 and 2006, respectively.  The 401k component of the plan allows participants to defer a portion of their compensation up to 50%.  Such deferral accumulates on a tax deferred basis until the employee withdraws the funds.  The Company matches the employee contributions for the 401k plan up to 2% of compensation.  Total expense recorded for the Company’s match for the 401k plan was $29,266 and $58,165 for the years ended December 31, 2007 and 2006, respectively.

As a result of the Acquisition on July 10, 2006, certain directors participate in a deferred compensation agreement.  The Bank accrues the liability for these agreements based on the present value of the amount the director is currently eligible to receive.  The Company recorded expenses of $25,923 and $15,823 in 2007 and 2006, respectively, related to these agreements.  At December 31, 2007 and 2006, the Bank had a recorded liability in the amount of $573,071 and $484,548, respectively, for these plans.

First Federal Savings & Loan Association of Edwardsville, had a profit-sharing plan for those employees who met certain eligibility requirements until the plan termination date of June 30, 2006. The annual contribution to the plan was determined by the Board of Directors, and did not exceed the amount deductible for income tax purposes. The profit-sharing contribution, based on 15% of participants' compensation for the six months ended June 30, 2006 was $46,018.

The Company has an employee stock ownership plan that covers substantially all employees who have attained the age of 21 and completed one year of service.  The Clover Leaf Financial Corp. employees became eligible to participate in the plan on January 1, 2007.  In connection with the stock offering in 2004, the Company loaned funds to the ESOP for the purchase of the Company's common stock at the initial public offering at $10.00 per share.  The Company loan is being repaid with level annual payments of $70,318 over 20 years beginning December 31, 2004. All shares are held in a suspense account for allocation among the participants as the loan is repaid. Shares are released for allocation to participants based upon the ratio of the current year’s debt service to the sum of total principal and interest payments over the life of the note. Shares released from the suspense account are allocated among the participants based upon their pro rata annual compensation. The purchase of shares by the ESOP was recorded by the Company as unearned ESOP shares in a contra equity account. As ESOP shares are committed to be released to compensate employees, the contra equity account is reduced and the Company recognizes compensation expense equal to the average fair market value of the shares committed to be released. Compensation expense of $93,361 and $88,062 was incurred for the years ended December 31, 2007 and 2006, respectively.

Dividends on unallocated ESOP shares, together with Company contributions, are used by the ESOP to repay principal and interest on the outstanding note.

28

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 13.       Employee Benefits (Continued)

ESOP shares issued prior to the conversion date have been adjusted by the exchange ratio of 1.936.

The following table reflects the shares held by the plan at December 31, 2007 and 2006:

	December 31,
	2007	2006
Unallocated shares (fair value at December 31, 2007 and 2006 of $1,380,999 and $1,662,477 respectively)	136,059	144,563
Allocated shares	34,700	26,196
	170,759	170,759

Note 14.       Capital Ratios

The Company’s primary source of funds is dividends received from the Bank. By regulation, the Bank is prohibited from paying dividends that would reduce regulatory capital below a specific percentage of assets, without regulatory approval. As a practical matter, dividends distributed by the Bank are restricted to amounts that maintain prudent capital levels.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tangible and Tier I capital (as defined by the regulations) to tangible assets (as defined), total and Tier I capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 2007 and 2006, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2007, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

29

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 14.       Capital Ratio’s (Continued)

The Bank's actual capital amounts and ratios as of December 31, 2007 and 2006 are presented in the following table.

					To be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2007
Tangible Capital to Tangible Assets	$66,518,883	16.97%	$5,880,120	1.50%	N/A	N/A

Tier I Capital to Adjusted Total Assets	$66,518,883	16.97%	$15,680,320	4.00%	$19,600,400	5.00%

Tier I Capital to Risk Weighted Assets	$66,518,883	23.32%	N/A	N/A	$17,112,620	6.00%

Total Capital to Risk Weighted Assets	$67,450,046	23.65%	$22,817,160	8.00%	$28,520,700	10.00%

December 31, 2006
Tangible Capital to Tangible Assets	$63,234,253	16.16%	$5,870,000	1.50%	N/A	N/A

Tier I Capital to Adjusted Total Assets	$63,234,253	16.16%	$15,654,000	4.00%	$19,568,000	5.00%

Tier I Capital to Risk Weighted Assets	$63,234,253	25.33%	N/A	N/A	$14,976,000	6.00%

Total Capital to Risk Weighted Assets	$64,944,500	26.02%	$19,969,000	8.00%	$24,960,000	10.00%

Note 15.       Commitments, Contingencies and Credit Risk

The Company and the Bank could be a party to legal actions which are in the normal course of business activities.  In the opinion of management, the ultimate resolution of these matters is not expected to have a material effect on the financial position or the results of operations of the Company.

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers.  These financial instruments include commitments to extend credit and standby letters of credit.  These instruments involve, to varying degrees, elements of credit and interest rate risk in addition to the amounts recognized in the consolidated balance sheets.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments.  The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

30

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 15.       Commitments, Contingencies and Credit Risk (Continued)

A summary of the notional or contractual amounts of financial instruments, primarily variable rate, with off-balance-sheet risk follows:

	Variable Rate	Fixed Rate	Total	Range of
	Commitment	Commitment	Commitment	Rates on
				Fixed Rate
		(in thousands)		Commitment
As of December 2007:
Commitments to extend credit	$25,422	$16,929	$42,351	4.99% - 18.0%
Standby letters of credit	$2,574	$2,361	$4,935	6.0% - 9.25%

As of December 2006:
Commitments to extend credit	$15,747	$3,907	$19,654	5.50% - 18.0%
Standby letters of credit	$811	$2,520	$3,331	9.25%

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by the Company upon extension of credit, varies and is based on management's credit evaluation of the counterparty.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities of customers. The Company's policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit. Those guarantees are primarily issued to support public and private borrowing arrangements and, generally, have terms of one year or less. The Bank holds collateral, which may include accounts receivables, inventory, property and equipment, income producing properties, supporting those commitments if deemed necessary. In the event, the customer does not perform in accordance with the terms of the agreement with the third party, the Bank would be required to fund the commitment. The maximum potential amount of future payments the Bank could be required to make is represented by the contractual amount shown in the summary above. If the commitment is funded, the Bank would be entitled to seek recovery from the customer. At December 31, 2007 and 2006, no amounts have been recorded as liabilities for the Bank’s potential obligations under these guarantees.

The Company does not engage in the use of interest rate swaps, futures, forwards, or option contracts.

31

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 16.       Fair Value of Financial Instruments

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. Certain financial instruments and all non-financial instruments are excluded from these disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

Cash and cash equivalents

The carrying amounts of cash and cash equivalents approximate fair values.

Interest-earning time deposits

Due to the short term nature of these deposits, generally three months or less, the carrying amounts of these deposits approximate fair values.

Securities

Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank. The carrying amount of accrued interest receivable approximates its fair value.

Loans

For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for fixed-rate loans including loans held for sale are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values where applicable. The carrying amount of accrued interest receivable approximates its fair value.

Deposit liabilities

The fair values disclosed for demand deposits (savings) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits. The carrying amount of accrued interest payable approximates its fair value.

32

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 16.       Fair Value of Financial Instruments (Continued)

Federal Home Loan Bank advances

The fair value of variable rate Federal Home Loan Bank advances approximate carrying value. The fair value of fixed rate Federal Home Loan Bank advances are estimated using discounted cash flow analyses based on current rates for similar advances.

Securities sold under agreements to repurchase

The carrying amounts of securities sold under agreements to repurchase approximate fair value.

Subordinated debentures

The trust preferred debentures are privately held; therefore the carrying value approximates fair value.

The estimated fair values and related carrying or notional amounts of the Company's financial instruments are as follows

	December 31, 2007		December 31, 2006
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial Assets:
Cash and cash equivalents	$37,084,575	$37,084,575	$92,664,953	$92,664,953
Interest-earning time deposits	10,048,058	10,048,058	285,668	285,668
Securities	54,150,008	54,150,008	45,831,623	45,831,623
Federal Home Loan Bank stock	5,603,773	5,603,773	5,603,773	5,603,773
Loans, net	284,919,446	282,630,048	245,025,223	243,432,846
Accrued interest receivable	1,756,954	1,756,954	1,555,823	1,555,823

Financial Liabilities:
Non-interest bearing deposits	14,799,051	14,799,051	22,037,287	22,037,287
Interest bearing deposits	276,395,967	276,944,892	248,792,359	248,808,392
Federal Home Loan Bank advances	10,431,919	10,503,123	10,325,920	10,268,056
Securities sold under agreement to repurchase	15,893,350	15,893,350	29,437,580	29,437,580
Subordinated debentures	3,842,080	3,842,080	3,798,016	3,798,016
Accrued interest payable	1,107,781	1,107,781	685,617	685,617

In addition, other assets and liabilities of the Company that are not defined as financial instruments are not included in the above disclosures, such as property and equipment. Also, nonfinancial instruments typically not recognized in financial statements nevertheless may have value but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposit accounts, the trained work force, customer goodwill and similar items.

33

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 17.       Liquidation Account

As required by current regulations, a liquidation account in the amount of $20.7 million was established in conjunction with the Conversion.

As a result, each eligible account holder or supplemental account holder will be entitled to a proportionate share of this account in the unlikely event of a complete liquidation of the Bank, and only in such event. This share will be reduced if the eligible account holder’s or supplemental account holder’s deposit balance falls below the amounts on the date of record and will cease to exist if the account is closed.  The liquidation account will never be increased despite any increase after Conversion in the related deposit balance.  The Bank may not declare, pay a dividend on, or repurchase any of its capital stock of the Bank, if the effect thereof would cause retained earnings to be reduced below the liquidation account amount or regulatory capital requirements.  Any purchase of the Company common stock will be conducted in accordance with applicable laws and regulations.  Due to various natural events, such as death, relocation, and general attrition of account, the balance in the liquidation account has been reduced to $7.2 million at December 31, 2007.

34

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 18.       Condensed Financial Statements of Parent Company

Financial information pertaining only to First Clover Leaf Financial Corp. at December 31, 2007 and 2006 is as follows:

Balance Sheets
December 31, 2007 and 2006

	2007	2006
Assets
Cash and cash equivalents	$4,191,186	$14,607,620
Investment securities available for sale	6,083,522	5,324,207
Loans, net	3,000,000	1,000,000
ESOP note receivable	759,162	781,842
Investment in common stock of subsidiary	78,082,832	75,076,371
Other assets	522,613	444,139
Total assets	$92,639,315	$97,234,179

Liabilities and Stockholders' Equity
Subordinated debentures	$3,842,080	$3,798,016
Accrued interest payable	18,549	15,323
Other liabilities	97,283	92,315
Total liabilities	3,957,912	3,905,654
Stockholders' equity
Common stock	907,403	907,403
Additional paid-in-capital	71,039,791	71,031,467
Retained earnings	22,522,223	22,212,827
Accumulated other comprehensive income (loss)	242,750	(92,817)
Unearned ESOP shares	(645,318)	(730,355)
Treasury stock, at cost; 491,200 shares	(5,385,446)	-
Stockholders' Equity	88,681,403	93,328,525
Total liabilities and stockholders' equity	$92,639,315	$97,234,179

Condensed Statements of Income
For the Years Ended December 31, 2007 and 2006

	2007	2006

Dividends from subsidiary	$-	$-
Interest income	348,902	352,703
	348,902	352,703

Interest expense	298,029	149,171
Other income (loss)	1,832	(446)
Operating expenses	426,256	391,309

Loss before income taxes and equity in undistributed net income of subsidiary	(373,551)	(188,223)

Applicable income taxes	(142,000)	(71,600)

Loss before equity in undistributed net income of subsidiary	(231,551)	(116,623)

Equity in undistributed net income of subsidiary	2,637,699	1,953,274

Net income	$2,406,148	$1,836,651

35

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 18.       Condensed Financial Statements of Parent Company (Continued)

Condensed Statements of Cash Flows
For the Years Ended December 31, 2007 and 2006

	2007	2006
Cash Flows from Operating Activities
Net income	$2,406,148	$1,836,651
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiary	(2,637,699)	(1,953,274)
Amortization of premiums and discounts on securities	14,025	1,511
Premiums and discounts on subordinated debentures	44,064	21,016
Increase in other assets	(78,475)	(81,412)
Increase in accrued interest payable	3,226	15,323
Increase (decrease) in other liabilities	(33,205)	7,845
Net cash (used in) operating activities	(281,916)	(152,340)

Cash Flows from Investing Activities
Purchases of available-for-sale securities	(3,575,000)	-
Proceeds from calls and maturities of available for sale securities	2,900,000	400,000
Loans purchased	(2,000,000)	(1,000,000)
Capital contributed to subsidiary	-	(20,074,600)
Cash paid in acquisition	-	(4,751,648)
Net cash flows (used in) investing activities	(2,675,000)	(25,426,248)

Cash Flows from Financing Activities
Repayment of ESOP loan	22,680	23,258
Issuance of common stock, net	-	40,144,878
Purchase of treasury stock	(5,385,446)	-
Dividends	(2,096,752)	(1,474,908)
Net cash flows provided by (used in) financing activities	(7,459,518)	38,693,228

Net increase in cash and cash equivalents	(10,416,434)	13,114,640

Cash and cash equivalents at beginning of year	14,607,620	1,492,980

Cash and cash equivalents at end of year	$4,191,186	$14,607,620

36

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 19.       Selected Quarterly Financial Data (Unaudited)

The results of operations by quarter for the years ended December 31, 2007 and 2006 were as follows:

	First	Second	Third	Fourth
Year Ended December 31, 2007	Quarter	Quarter	Quarter	Quarter
Interest income	$5,505,616	$5,537,508	$5,648,410	$5,709,467
Interest expense	2,871,948	2,888,922	3,085,987	3,237,210

Net interest income	2,633,668	2,648,586	2,562,423	2,472,257
Provisions for loan losses	45,000	76,000	134,000	92,000
Net interest income after provisions for loan losses	2,588,668	2,572,586	2,428,423	2,380,257
Other income	129,237	133,250	195,497	167,775
Other expenses	1,643,204	1,722,783	1,694,918	1,709,990
Income before income taxes	1,074,701	983,053	929,002	838,042
Income taxes	386,750	367,800	339,400	324,700
Net income	$687,951	$615,253	$589,602	$513,342
Basic earnings per share	$0.08	$0.07	$0.07	$0.05
Diluted earnings per share	$0.08	$0.07	$0.07	$0.05

	First	Second	Third	Fourth
Year Ended December 31, 2006	Quarter	Quarter	Quarter	Quarter
Interest income	$1,914,585	$2,018,482	$4,832,311	$5,103,914
Interest expense	872,568	988,291	2,303,154	2,381,010

Net interest income	1,042,017	1,030,191	2,529,157	2,722,904
Provisions for loan losses	-	-	66,667	300,000
Net interest income after provisions for loan losses	1,042,017	1,030,191	2,462,490	2,422,904
Other income	1,092	1,848	71,978	170,878
Other expenses	504,239	562,325	1,665,444	1,608,224
Income before income taxes	538,870	469,714	869,024	985,558
Income taxes	205,000	178,000	344,900	298,615
Net income	$333,870	$291,714	$524,124	$686,943
Basic earnings per share	$0.05	$0.04	$0.06	$0.08
Diluted earnings per share	$0.05	$0.04	$0.06	$0.08

Weighted-average shares outstanding for periods prior to the Conversion and Reorganization Date have been adjusted by the exchange ratio of 1.936 to calculate earnings per share.

37

Report of Independent Registered Public Accounting Firm on the Supplementary Information

To the Board of Directors
First Clover Leaf Financial Corp. and Subsidiary
Edwardsville, Illinois

Our audit as of and for the year ended December 31, 2007 was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The consolidating information is presented for additional analysis of the basic consolidated financial statements rather than to present the financial position and results of operations of the individual entities. Such information has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

/s/ McGladrey & Pullen LLP
Champaign, Illinois
March 25, 2008

38

First Clover Leaf Financial Corp. and Subsidiary

Consolidating Balance Sheet Information
December 31, 2007

				Consolidated
				First Clover Leaf
	First Clover Leaf	First Clover Leaf		Financial Corp.
Assets	Bank	Financial Corp.	Eliminations	and Subsidiary

Cash and due from banks	$8,850,070	$4,104,918	$(4,027,674)	$8,927,314
Interest-earning deposits	2,349,043	86,268	(3,587)	2,431,724
Federal funds sold	25,725,537	-	-	25,725,537
Total cash and cash equivalents	36,924,650	4,191,186	(4,031,261)	37,084,575
Interest-earning time deposits	10,048,058	-	-	10,048,058
Securities available for sale	48,066,486	6,083,522	-	54,150,008
Federal Home Loan Bank stock	5,603,773	-	-	5,603,773
Loans, net of allowance for loan losses	281,919,446	3,000,000	-	284,919,446
Loans held for sale	-	-	-	-
Note receivable - ESOP	-	759,162	(759,162)	-
Investment in subsidiary	-	78,082,832	(78,082,832)	-
Property and equipment, net	7,396,104	-	-	7,396,104
Accrued interest receivable	1,706,231	50,723	-	1,756,954
Mortgage servicing rights	404,441	-	-	404,441
Goodwill	9,402,608	-	-	9,402,608
Core deposit intangible	1,528,001	-	-	1,528,001
Other assets	485,968	471,890	-	957,858

Total assets	$403,485,766	$92,639,315	$(82,873,255)	$413,251,826

Liabilities and Stockholders' Equity

Liabilities
Deposits:
Noninterest bearing	$18,826,725	$-	$(4,027,674)	$14,799,051
Interest bearing	276,399,554	-	(3,587)	276,395,967
Total deposits	295,226,279	-	(4,031,261)	291,195,018
Federal Home Loan Bank advances	10,431,919	-		10,431,919
Securities sold under agreements to repurchase	15,893,350	-	-	15,893,350
Subordinated debentures	-	3,842,080	-	3,842,080
Accrued interest payable	1,089,232	18,549	-	1,107,781
Note payable ESOP	759,162	-	(759,162)	-
Other liabilities	2,002,992	97,283	-	2,100,275
Total liabilities	325,402,934	3,957,912	(4,790,423)	324,570,423

Stockholders' Equity
Preferred stock	-	-	-	-
Common stock	10	907,403	(10)	907,403
Additional paid-in capital	51,782,499	71,039,791	(51,782,499)	71,039,791
Retained earnings	26,716,742	22,522,223	(26,716,742)	22,522,223
Accumulated other comprehensive income (loss)	228,899	242,750	(228,899)	242,750
Unearned Employee Stock Ownership
Plan shares	(645,318)	(645,318)	645,318	(645,318)
Treasury stock, at cost; 491,200 shares		(5,385,446)		(5,385,446)
Total stockholders' equity	78,082,832	88,681,403	(78,082,832)	88,681,403

Total liabilities and stockholders' equity	$403,485,766	$92,639,315	$(82,873,255)	$413,251,826

39

First Clover Leaf Financial Corp. and Subsidiary

Consolidating Statement of Income Information
For the Year Ended December 31, 2007

				Consolidated
				First Clover Leaf
	First Clover Leaf	First Clover Leaf		Financial Corp.
	Bank	Financial Corp.	Eliminations	and Subsidiary
Interest and dividend income:
Interest and fees on loans	$17,663,744	$69,065	$(64,502)	$17,668,307
Securities:
Taxable interest income	2,377,163	267,721	-	2,644,884
Nontaxable interest income	154,821	-	-	154,821
FHLB dividends	129,158	-	-	129,158
Interest-earning deposits, federal funds sold, and other	1,791,811	12,116	(96)	1,803,831
Total interest and dividend income	22,116,697	348,902	(64,598)	22,401,001

Interest expense:
Deposits	10,474,088	-	(96)	10,473,992
Federal Home Loan Bank advances	577,115	-	-	577,115
Securities sold under agreements to repurchase	734,931	-	-	734,931
Subordinated debentures	-	298,029	-	298,029
Total interest expense	11,786,134	298,029	(96)	12,084,067

Net interest income	10,330,563	50,873	(64,502)	10,316,934

Provision for loan losses	347,000	-	-	347,000

Net interest income after provision for loan losses	9,983,563	50,873	(64,502)	9,969,934

Other income:
Service fees on deposit accounts	195,540	-	-	195,540
Other service charges and fees	146,133	-	-	146,133
Loan servicing fees	103,025	-	-	103,025
Gain on sale of loans	108,952	-	-	108,952
Gain on sale of assets	64,126	-	-	64,126
Other	6,151	1,832	-	7,983
	623,927	1,832	-	625,759

Other expenses:
Compensation and employee benefits	2,908,081	40,174	(64,502)	2,883,753
Occupancy expense	879,102	-	-	879,102
Data processing services	409,339	-	-	409,339
Director fees	237,500	-	-	237,500
Professional fees	221,049	275,875	-	496,924
Amortization of core deposit intangible	545,999	-		545,999
Amortization of mortgage servicing rights	91,975			91,975
Other	1,116,096	110,207	-	1,226,303
	6,409,141	426,256	(64,502)	6,770,895

Income (loss) before income taxes	4,198,349	(373,551)	-	3,824,798

Income taxes	1,560,650	(142,000)	-	1,418,650

Net income (loss)	$2,637,699	$(231,551)	$-	$2,406,148

40

Annex E

PARTNERS FINANCIAL HOLDINGS INC. AND SUBSIDIARY

REPORT AND FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

PARTNERS FINANCIAL HOLDINGS INC. AND SUBSIDIARY

DECEMBER 31, 2007 AND 2006

PAGE

Independent Auditor's Report	1

Financial Statements -

Exhibits

A Consolidated Statements of Financial Condition	2

B Consolidated Statements of Income and Comprehensive Income	3

C Consolidated Statements of Changes in Stockholders' Equity	4

D Consolidated Statements of Cash Flows	5

Notes to Financial Statements	6-17

PARTNERS FINANCIAL HOLDINGS INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2007 AND 2006

	2007	2006
ASSETS
Cash and Cash Equivalents	$2,507,356	$2,269,096

Investments - Available-for-Sale, at Market Value	$50,679,902	$54,935,378
Investments - Held-to-Maturity, at Amortized Cost	558,795	727,416
Interest Bearing Deposits		2,648,913
Federal Home Loan Bank Stock	702,500	563,949
Other Investments	113,390	113,390
Total Investments	$52,054,587	$58,989,046

Loans	$94,987,980	$81,758,541
Less: Allowance for Loan Losses	(1,317,851)	(1,372,479)
Net Loans	$93,670,129	$80,386,062

Bank Premises and Equipment, Net	$1,721,404	$1,814,736

Accrued Interest Receivable	829,123	820,714

Deferred Tax Asset	282,552	506,964

Other Assets	220,971	457,662

Total Assets	$151,286,122	$145,244,280

LIABILITIES AND STOCKHOLDER'S EQUITY

Non-Interest-Bearing Deposits	$8,824,690	$8,148,626

Interest-Bearing Deposits	90,587,058	81,063,204

Total Deposits	$99,411,748	$89,211,830

Federal Home Loan Bank Advances	14,050,000	10,750,000

Repurchase Agreements	22,848,771	31,935,854

Federal Funds Purchased	2,177,000	1,294,000

Accrued Interest Payable	455,645	509,240

Other Liabilities	457,802	296,138

Note Payable	300,000	750,000

Total Liabilities	$139,700,966	$134,747,062

Stockholder's Equity:
Common Stock, $10 Par Value, 600,000 Shares Authorized and 370,008 and 366,183 Shares
Issued and Outstanding	$3,700,080	$3,661,830
Capital Surplus	4,404,661	4,332,038
Retained Earnings	3,428,092	2,889,761
Accumulated Other Comprehensive Income (Loss), Net of Tax	52,323	(386,411)
Total Stockholder's Equity	$11,585,156	$10,497,218

Total Liabilities and Stockholder's Equity	$151,286,122	$145,244,280

The accompanying notes are an integral part of the financial statements.

PARTNERS FINANCIAL HOLDINGS INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
Interest Income:
Interest and Fees on Loans	$6,212,876	$5,127,684
Interest on Investment Securities	2,318,732	3,011,093
Total Interest Income	$8,531,608	$8,138,777

Interest Expense:
Interest-Bearing Deposits	$3,628,332	$3,312,321
Borrowings	1,600,880	1,394,627
Total Interest Expense	$5,229,212	$4,706,948

Net Interest Income	$3,302,396	$3,431,829

Provision for Loan Losses	36,000	439,000

Net Interest Income after Provision for Loan Losses	$3,266,396	$2,992,829

Non-Interest Income:
Premiums & Discounts on Loans Sold	$6,941	$28,413
Service Fees and Charges	6,329	30,593
Other Income	141,879	115,460
Total Non-Interest Income	$155,149	$174,465

Non-Interest Expense:
Personnel	$1,581,573	$1,362,301
Occupancy and Equipment	252,549	246,038
Advertising and Business Development	145,633	157,272
Data Processing	160,588	169,235
Other	547,551	556,381
Total Non-Interest Expense	$2,687,894	$2,491,227

(Loss) on Sale of Securities	$0	$(267,437)

Net Income Before Provision for Income Taxes	$733,651	$408,630

Provision for Income Taxes	(91,980)	(53,316)

Net Income	$641,671	$355,314

Change in Unrealized Gain (Loss) on Securities Available-for-Sale, net of deferred taxes of $278,362 and $253,756	438,734	400,956

Total Comprehensive Income	$1,080,405	$756,270

The accompanying notes are an integral part of the financial statements.

PARTNERS FINANCIAL HOLDINGS INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	Common Stock	Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholder's Equity

Balance, January 1, 2006	$3,657,420	$4,316,094	$2,636,928	$(787,367)	$9,823,075

Common Stock Issued	4,410	15,944			20,354

Dividends Declared			(102,481)		(102,481)

Net Income			355,314		355,314

Change in Unrealized Gain (Loss) on Securities Available-for-Sale, net of Deferred Taxes of $253,756				400,956	400,956

Balance, December 31, 2006	$3,661,830	$4,332,038	$2,889,761	$(386,411)	$10,497,218

Capital Contribution	$38,250	$72,623			$110,873

Dividends Declared			$(103,340)		(103,340)

Net Income			641,671		641,671

Change in Unrealized Gain (Loss) on Securities Available-for-Sale, net of Deferred Taxes of $278,362				$438,734	438,734

Balance, December 31, 2007	$3,700,080	$4,404,661	$3,428,092	$52,323	$11,585,156

The accompanying notes are an integral part of the financial statements.

PARTNERS FINANCIAL HOLDINGS INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
Cash Flows from Operating Activities:
Net Income	$641,671	$355,314
Adjustments to Reconcile Net Income to Net Cash from Operating Activities:
Depreciation and Amortization	113,463	117,673
Accretion and Amortization of Investment Securities, Net	13,356	(13,097)
Provision for Deferred Income Taxes	(53,950)	(103,958)
Provision for Loan Losses	36,000	439,000
Loss on Disposal of Bank Premises and Equipment		383
(Increase) Decrease in:
Accrued Interest Receivable	(8,409)	(84,226)
Other Assets	236,691	(89,276)
Increase (Decrease) in:
Accrued Interest Payable	(53,595)	309,033
Other Liabilities	161,664	(139,008)
Net Cash from Operating Activities	$1,086,891	$791,838

Cash Flows from Investing Activities:
(Increase) Decrease in Loans, Net	$(13,320,067)	$(16,400,596)
Purchases of Securities Available-for-Sale	(18,993,351)	(23,264,537)
Proceeds from Sales or Maturities of Securities Available-for-Sale	23,952,567	39,894,520
Proceeds from Securities Held-to-Maturity	168,621	350,440
(Increase) Decrease of Interest-Bearing Deposits	2,648,913	(2,617,994)
Proceeds from Federal Funds Sold		7,153,000
Purchase of Federal Home Loan Bank Stock	(138,551)
Purchase of Other Investments		(1,640)
Purchase of Bank Premises and Equipment	(20,131)	(80,593)
Net Cash from Investing Activities	$(5,701,999)	$5,032,600

Cash Flows from Financing Activities:
Increase (Decrease) in Deposits, Net	$10,199,918	$(33,220,431)
Proceeds from Federal Home Loan Bank Advances, Net	3,300,000	3,500,000
Increase (Decrease) in Repurchase Agreements, Net	(9,087,083)	22,963,381
Proceeds from Federal Funds Purchased	883,000	1,294,000
Repayments on Note Payable	(450,000)
Common Stock Issued	110,873	20,354
Dividends Paid	(103,340)	(102,481)
Net Cash from Financing Activities	$4,853,368	$(5,545,177)

Net Increase (Decrease) in Cash and Cash Equivalents	$238,260	$279,261

Cash and Cash Equivalents, Beginning of Year	2,269,096	1,989,835

Cash and Cash Equivalents, End of Year	$2,507,356	$2,269,096

Supplemental Information:
Cash Paid for Interest	$5,282,807	$4,397,915

Cash Paid for Income Taxes	$74,000	$282,953

The accompanying notes are an integral part of the financial statements.

PARTNERS FINANCIAL HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Partners Financial Holdings Inc. (the Company) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, Partners Bank (the Bank).  The Bank generates commercial, mortgage and consumer loans and receives deposits from customers located in Glen Carbon, Illinois and the surrounding areas.  The Bank operates under a state bank charter and provides full banking services.  As a state bank, the Bank is subject to regulation by the Banking Division of the Illinois Department of Financial and Professional Regulation and the Federal Deposit Insurance Corporation.  As a bank holding company, the Company is subject to regulation by the Federal Reserve.

Basis of Consolidation

The consolidated financial statements include the accounts of Partners Financial Holdings Inc. and its wholly-owned subsidiary, Partners Bank, after elimination of all material intercompany transactions and balances.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions.  In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.

The Company’s loans are generally secured by specific items of collateral including real property, consumer assets and business assets.  Although the Company has a diversified loan portfolio, the portfolio is concentrated in and secured by real estate in this area.  The ability of the Company’s borrowers to honor their contractual obligations is dependent upon the local economy and its effect on the real estate market.

While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions.  In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans.  Such agencies may require the Company to recognize additional losses based on their judgments about information available to them at the time of their examination.  Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term.  However, the amount of the change that is reasonably possible cannot be estimated.

Cash and Cash Equivalents

The Company considers all cash and amounts due on demand from depository institutions to be cash equivalents for purposes of the consolidated statements of cash flows.

PARTNERS FINANCIAL HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Investment Securities

The Company classifies its debt securities for which a quoted market or dealer price is available as available-for-sale.  Securities available-for-sale are carried at fair value with unrealized gains and losses reported in other comprehensive income.  Gains and losses on sales of securities are determined on the specific-identification method.  Amortization of premiums and the accretion of discounts are reported in interest income and recognized ratably over the lives of the securities.

The Company classifies its not-readily marketable asset backed securities as held-to-maturity as the Company has the positive intent and ability to hold the securities to maturity.  Securities held-to-maturity are carried at amortized cost and the amortization of premiums and discounts are recognized in interest income.

Declines in the fair value of individual available-for-sale and held-to-maturity securities below their cost that are other-than-temporary result in write-downs of the individual securities to their fair value.  There were no other-than-temporary write-downs during 2007 and 2006.

Loans

Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees and unearned discounts.

Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote.  Interest payments received on such loans are applied as a reduction of the loan principal balance.  Interest income on other impaired loans is recognized only to the extent of interest payments received.

Allowance for Loan Losses

The allowance for loan losses is maintained at a level, which, in management’s judgment, is adequate to absorb credit losses inherent in the loan portfolio.  The amount of the allowance is based on management’s evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions, and other risks inherent in the portfolio.  Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows.  Although management uses available information to recognize losses on loans, because of uncertainties associated with local economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that a material change could occur in the allowance for loan losses in the near term.  However, the amount of the change that is reasonably possible cannot be estimated.  The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries.  Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses.

Premises and Equipment

Land is carried at cost.  Other premises and equipment are carried at cost net of accumulated depreciation.  Depreciation is computed using the straight-line and the declining balance methods based principally on the estimated useful lives of the assets.  Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized.  Gains and losses on dispositions are included in current operations.

Advertising Costs

Advertising costs are charged to operations when incurred.  Advertising costs for the years ended December 31, 2007 and 2006, were $87,256 and $96,965, respectively.

PARTNERS FINANCIAL HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

Income taxes are provided for the tax effects of the transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of the allowance for loan losses and accumulated depreciation.  The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.  Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled.  As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.  The Company files consolidated income tax returns with its subsidiary, the Bank.

Reclassifications

Where appropriate, prior year’s financial information has been reclassified to conform with the current year presentation.

NOTE 2.	CONCENTRATION OF CREDIT RISK

The Company’s loans have been granted primarily to customers in the St. Louis and Metro East geographic area.  A significant change in the local economy could impact the collectibility of the Company’s loans.

The Company maintains their cash in bank deposit accounts at high credit quality financial institutions.  The balances, at times, may exceed federally insured limits.

NOTE 3.	INVESTMENT SECURITIES

The amortized cost, gross unrealized gains and losses, and market value for investment securities by type at December 31, 2007 and 2006, is as follows:

	2007
		Gross	Gross
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Available-for-Sale:

Federal Agencies	$25,687,779	$150,731	$(56,731)	$25,781,779
Mortgage Backed Securities	14,730,695	47,269	(83,845)	14,694,119
Municipals	10,177,549	46,159	(19,704)	10,204,004
Total	$50,596,023	$244,159	$(160,280)	$50,679,902

	2006
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Available-for-Sale:

Federal Agencies	$37,111,694	$19,195	$(318,564)	$36,812,325
Mortgage Backed Securities	9,830,655		(262,154)	9,568,501
Municipals	8,626,248	7,972	(79,668)	8,554,552
Total	$55,568,597	$27,167	$(660,386)	$54,935,378

PARTNERS FINANCIAL HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 3.	INVESTMENT SECURITIES (Continued)

The Company believes the fair value of the held-to-maturity securities approximates the carrying value.  As of December 31, 2007, held-to maturity securities with a carrying value of $88,976 is due on the earlier of the January 17, 2017 payment date and $469,819 is due on the earlier of the February 15, 2020 payment date or the redemption dates of the final payments of unpaid principal which was estimated to be 5-6 years.

The amortized cost and estimated fair value of securities available-for-sale at December 31, 2007 and 2006, by contractual maturity, are as follows:

	2007		2006
	Amortized	Market	Amortized	Market
	Cost	Value	Cost	Value
Amounts Maturing In:

One year or less	$9,376,268	$9,346,864	$14,004,804	$13,893,096
After one year through five years	24,584,755	24,599,465	28,579,891	28,184,191
After five years through ten years	10,292,767	10,370,742	10,822,271	10,738,004
Ten years and beyond	6,342,233	6,362,831	2,161,631	2,120,087
Total	$50,596,023	$50,679,902	$55,568,597	$54,935,378

Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

Securities with a current par value of $19,262,828 and $6,378,949 were pledged at December 31, 2007, and $21,877,385 and $2,645,000 at December 31, 2006, to secure certain deposits and Federal Funds Purchased, respectively.

NOTE 4.	RESTRICTED INVESTMENTS

The Company owned stock in the Federal Home Loan Bank with a carrying value of $702,500 and $563,949 at December 31, 2007 and 2006, respectively.  The Company has a minimum stock requirement based on a calculation in relation to its loan balances, and owned in excess of the minimum requirement at December 31, 2007 and 2006.

NOTE 5.	LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans at December 31, 2007 and 2006, are summarized as follows:

	2007	2006
Commercial Loans	$73,016,502	$60,363,847
Real Estate Loans	17,302,154	17,082,579
Revolving Credit Loans	4,173,331	3,898,672
Installment Loans	398,208	367,827
Other Loans and Clearing Accounts	97,785	45,616
	$94,987,980	$81,758,541

PARTNERS FINANCIAL HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 5.	LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

Transactions in the allowance for loan losses for the period ended December 31, 2007 and 2006, are summarized as follows:

	2007	2006
Beginning Balance	$1,372,479	$953,147
Provision Charged to Expense	36,000	439,000
Net (Charge-Offs) Recoveries	(90,628)	(19,668)
Ending Balance	$1,317,851	$1,372,479

There were ten loans on nonaccrual status totaling $752,159 at December 31, 2007.  There were six loans on nonaccrual status totaling $738,965 at December 31, 2006.  At December 31, 2007 and 2006, the Company had other real estate owned as a result of a loan foreclosure of $40,000 and $246,585, respectively.

The Company has entered into transactions with certain directors, executive officers, significant stockholders, and their affiliates.  Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.  The aggregate amount of loans to such related parties at December 31, 2007 and 2006, was $5,551,280 and $7,932,486, respectively. Of this balance, $1,304,100 and $2,144,553 was sold to participating banks leaving a net outstanding loan balance to the Company of $4,247,180 and $5,787,933 at December 31, 2007 and 2006, respectively.

The fair value of the loan portfolio, using the constant payment rate model, at December, 31, 2007 and 2006, was $95,578,299 and $80,958,122, respectively.

NOTE 6.	LOAN SERVICING

As of December 31, 2007 and 2006, the Company was servicing commercial and residential loans with unpaid principal balances of $22,687,061 and $21,672,555 for other lending institutions.

NOTE 7.	PREMISES AND EQUIPMENT

A summary of premises and equipment at December 31, 2007 and 2006 is as follows:

	2007	2006
Land	$138,074	$138,074
Building and Building Improvements	1,624,133	1,622,433
Furniture, Fixtures, and Equipment	720,263	706,157
Software	190,501	186,176
	$2,672,972	$2,652,840
Less Accumulated Depreciation	(951,567)	(838,104)
	$1,721,404	$1,814,736

The Company entered into a lease agreement on January 1, 2006, expiring December 31, 2008, for additional office and parking space.  The lease required payments of $1,559 per month in 2007 with annual escalation of 2% per calendar year.  Total rent expense at December 31, 2007 and 2006 was $21,368 and $20,714, respectively.

PARTNERS FINANCIAL HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 8.	DEPOSITS

Deposit account balances at December 31, 2007 and 2006, are summarized as follows:

	2007	2006
Non-Interest Bearing	$8,824,690	$8,148,626
Interest-Bearing Demand	33,166,904	22,435,511
Savings Deposits	329,643	315,786
Certificates of Deposit	56,128,233	57,423,193
Other Time Deposits	962,279	888,714
	$99,411,748	$89,211,830

Certificates of Deposits maturing in years ending December 31, as of December 31, 2007:

2008	$52,201,971
2009	2,762,660
2010	519,237
2011	280,517
2012	363,848
Total	$56,128,233

Time deposit accounts with balances over $100,000 totaled $26,347,659 and $36,866,135 at       December 31, 2007 and 2006, respectively.  The fair value of the certificates of deposit at December 31, 2007 and 2006, was $56,127,806 and $58,284,682, respectively.

Overdraft amounts in the amount of $31,666 and $4,938 have been reclassified to loans as of      December 31, 2007 and 2006, respectively.  The Company had one customer at December 31, 2007 and two customers at December 31, 2006 with concentrations greater than 5% of total deposits.  The collective concentrations at December 31, 2007 and 2006, were 13% for both years.

PARTNERS FINANCIAL HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 9.	BORROWINGS

A summary of all borrowings at December 31, 2007 and 2006 follows:

	2007		2006
		Interest		Interest
	Balance	Rate	Balance	Rate
Repurchase Agreements	$22,848,771	2.44%*	$31,935,854	3.71%*
Fed Funds Purchased	$2,177,000	4.00	$1,294,000	5.44
FHLB Advances	$500,000	4.86	$500,000	4.86
	1,000,000	3.77	1,500,000	5.06
	250,000	4.25	250,000	4.25
	1,000,000	3.77	1,000,000	5.35
	1,000,000	2.72	1,000,000	3.95
	1,000,000	3.53	1,000,000	3.53
	500,000	5.05	500,000	3.26
	500,000	4.98	1,000,000	2.72
	1,000,000	5.19	2,000,000	5.13
	1,000,000	4.58	1,000,000	4.58
	250,000	4.62	1,000,000	5.54
	250,000	4.38
	250,000	4.90
	1,000,000	4.84
	250,000	3.91
	1,500,000	4.95
	250,000	5.17
	250,000	5.17
	300,000	4.75
	1,000,000	5.54
	1,000,000	3.77
	$14,050,000		$10,750,000
Note Payable	$300,000		$750,000
Total Borrowings	$39,375,771		$44,729,854
*weighted average

FHLB Advances maturing in years ending December 31, as of December 31, 2007:

2008	$6,500,000
2009	2,550,000
2010	2,250,000
2011	1,750,000
2012 and Thereafter	1,000,000
Total	$14,050,000

The Company issues repurchase agreements to its customers.  Securities sold under agreements to repurchase (repurchase agreements) represent transactions whereby the Company sells a portion of its current investment portfolio at a negotiated rate and agrees to repurchase the same assets on a specified future date.  These transactions are collateralized by investment securities held in safekeeping.  Customer repurchase agreements are not insured by the FDIC.  At December 31, 2007 and 2006, the current par value of securities pledged under repurchase agreements was $24,829,313 and $32,821,079, respectively.

PARTNERS FINANCIAL HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 9.	BORROWINGS (Continued)

At December 31, 2007 and 2006 the Company had pledged loans of $23,295,615 and $23,596,000 as collateral for the FHLB advances.

The Company has a line of credit with a financial institution for $2,000,000 of which the Company had borrowed $300,000 and $750,000 at December 31, 2007 and 2006, respectively.  Interest on the outstanding principal balance shall accrue at a rate equal to LIBOR adjusted monthly plus 2.5%.  All unpaid principal is due April 30, 2008.  The note is secured by the Bank Stock Loan Agreement dated April 30, 2004.  Interest expense for this note payable during 2007 and 2006 was $50,074 and $57,787, respectively.

NOTE 10.	INCOME TAXES

The provision for income taxes for 2007 and 2006 consists of the following:

	2007	2006
Income Tax Expense:
Current Tax Expense
Federal	$145,930	$158,277
State
Deferred Tax Expense (Benefit)
Federal	61,395	(199,837)
State	(115,345)	94,876
	$91,980	$53,316

The provision for federal income taxes differs from that computed by applying federal statutory rates to income before federal income tax expense, as indicated in the following analysis:

Federal Statutory Income Tax at 34%	$249,441	$138,934
Tax Exempt Interest and Other Differences	(157,461)	(85,618)
	$91,980	$53,316

The Bank had a cumulative net deferred tax asset at December 31, 2007 and 2006.  The components of the asset for 2007 and 2006 are as follows:

	2007	2006

Differences in Accounting for Loan Losses	$395,887	$445,609
Conversion to Cash Basis	(31,411)	(41,136)
Depreciation	(84,615)	(92,173)
Net Unrealized Loss on Investments Available for Sale	(32,560)	245,804
NOL Carryforwards	74,144
FHLB Stock Dividends	(42,801)	(40,843)
Other	3,908	(10,297)
	$282,552	$506,964
Deferred Tax Assets	$481,019	$691,413
Deferred Tax Liabilities	(198,467)	184,449
Net Deferred Tax Asset	$282,552	$506,964

PARTNERS FINANCIAL HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 11.	FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

In the normal course of business, the Company has outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying consolidated financial statements.  The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments.  The Company uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated statement of financial condition.

Financial instruments whose contract amount represents credit risk were as follows:

	2007	2006
Commitments to Extend Credit	$19,272,000	$11,058,554
Standby & Performance Letters of Credit	227,000	1,315,500

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  The Company evaluates each customer’s creditworthiness on a case-by-case basis.  The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation.  Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party.  Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.  The Company’s policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

The Company did not incur any losses on its commitments in 2007 and 2006.

NOTE 12.	LITIGATION

Various legal claims may arise during the normal course of banking business.  In the opinion of management, no claims had arisen during 2007 and 2006.

NOTE 13.	EMPLOYEE BENEFIT PLANS

The Bank has a retirement savings 401(k) plan in which substantially all employees may participate.  The Bank matches employees’ contributions based on a percentage of salary contributed by participants.  The Bank’s matching contribution resulted in expense of $20,769 and $19,007 for 2007 and 2006.

NOTE 14.	STOCK BASED COMPENSATION

The Bank has three stock-based compensation plans, the 2005 Stock Option Plan, the 2000 Stock Option Plan and the 2000 Stock Warrants to Organizers Plan.  Prior to 2006, the Bank accounted for those plans under the recognition and measurement provisions of APB Opinion 25, “Accounting for Stock Issued to Employees,” and related interpretations.

PARTNERS FINANCIAL HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 14.	STOCK BASED COMPENSATION (Continued)

Effective January 1, 2006, the Bank adopted the fair value recognition provisions of FASB Statement 123 (Revised), “Share-Based Payment”, prospectively to all employee awards granted, modified, or settled after January 1, 2006.  FASB Statement 123R requires companies to expense the estimated fair value of employee stock options and similar awards.  Under the prospective method available to non-public companies, the provisions of FASB Statement 123R are to be applied only to new awards, as well as to those modified, repurchased or cancelled after the effective date.  As a result of this adoption, for stock options awarded in 2007 and 2006, the Bank recognized $15,298 and $4,186 in compensation expense and additional paid-in-capital.  Total compensation cost related to non-vested awards not yet recognized was estimated at $45,334 to be recognized over the next three years as of December 31, 2007.

Under the Bank’s 2000 Stock Option Plan, the Bank may grant options up to an aggregate 22,500 shares of common stock as incentive stock options.  As of December 31, 2006, all options under the 2000 Stock Option Plan had been granted.  Under the Bank’s 2005 Stock Option Plan, the Bank may grant options up to an aggregate 25,000 shares of common stock as incentive stock options.  As of December 31, 2007 and 2006, 7,700 and 700 options under the 2005 Stock Option Plan had been granted.  Options under both plans are granted at 100% of fair market value at the date of the grant and expire ten years from the date the options become exercisable.  The options vest and become exercisable ratably over a four year period.  The options have a 10 year contractual term which begins at the beginning of each vesting year.

The Bank determined the fair value of each share option granted using the calculated value method based on the lack of historical volatility evidence of its own share price.  Under the calculated value method, the value of each share option is determined by substituting the historical volatility of an appropriate industry sector index for the expected volatility of the Bank’s share price in an option-pricing model.  The Bank elected to use a daily index factor for similar community banks from a published source.  The Bank used the Black-Scholes-Merton closed-form model to estimate the value of the share options granted in 2007 and 2006.  Under this model, the Bank used the following weighted average assumptions for 2007 and 2006:  dividend yield of 0.66% and 0.67%, risk-free interest rate of 4.94% and 4.94%, expected lives of 6.25 and 6.25 years, annualized volatility factor of 11.98% and 11.99%, and a forfeiture factor of 15.91% and 3.35%, respectively.

The summary of the status of the Bank’s fixed stock option plans as of December 31, 2007 and 2006, and changes during the year then ended is as follows:

	2007		2006
		Weighted-Average		Weighted-Average
Total Stock Options	Shares	Exercise Price	Shares	Exercise Price
Outstanding at beginning of year	21,100	$27.51	17,300	$24.22
Granted	7,000	43.82	4,000	41.90
Exercised or Forfeited	(6,400)	30.92	(200)	31.00
Outstanding at end of year	21,700	36.99	21,100	27.51

Exercisable at end of year	12,525	23.72	14,550	22.46

During 2007, 3,825 options were exercised for a total exercise price of $95,575.  During 2006, 100 options were exercised for a total exercise price of $3,100.  The weighted-average of the remaining contractual term of the options exercisable at the end of 2007 was 5.6 years.

PARTNERS FINANCIAL HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 14.	STOCK BASED COMPENSATION (Continued)

The summary of the number and weighted-average grant-date fair value of the Bank’s non-vested stock options granted in 2007 and 2006 and changes during the year are as follows:

	2007		2006
		Weighted-Average		Weighted-Average
Awarded Non-vested Stock Options	Shares	Grant-Date FV	Shares	Grant-Date FV
Outstanding at beginning of year	4,000	$10.40	0
Granted	7,000	9.95	4,000	$10.40
Vested or Forfeited	(2,750)	10.46	(0)
Outstanding at end of year	8,250	9.99	4,000	10.40

Under the Bank’s 2000 Stock Warrants to Organizers Plan, the Bank may grant warrants up to an aggregate 37,500 shares of common stock.  Warrants under this plan were granted at 100% of fair market value at the date of the grant for an exercise price of $20.00 per warrant and expire ten years from the date of the award.  In 2000, all warrants were granted and immediately vested on grant date.  During 2005, 9,169 warrants were exercised for a total exercise price of $183,380.  As of December 31, 2007 and 2006, 28,331 warrants are outstanding.

NOTE 15.	COMPREHENSIVE INCOME

Other comprehensive income and accumulated other comprehensive income for the period ended       December 31, 2007 and 2006 was as follows:

	Gross		Net
	Accumulated		Accumulated
	Other	Tax	Other
	Comprehensive	(Expense)	Comprehensive
	Income (Loss)	Benefit	Income (Loss)
Balance, January 1, 2006	$(1,286,925)	$499,558	$(787,367)
Current-Period Change	654,712	(253,756)	400,956
Balance, December 31, 2006	$(632,213)	$245,802	$(386,411)

Current Period Change	717,096	(278,362)	438,734
Balance, December 31, 2007	$84,883	$(32,560)	$52,323

NOTE 16.	REGULATORY CAPITAL

The Company, through its Bank subsidiary, is subject to various regulatory capital requirements administered by its primary federal regulator, the Federal Deposit Insurance Corporation (FDIC).  Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, which if undertaken, could have a direct material affect on the Company and the consolidated financial statements.  Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Bank’s capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

PARTNERS FINANCIAL HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 16.	REGULATORY CAPITAL (Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of: total risk-based capital and Tier I Capital to risk-weighted assets (as defined in the regulations), and Tier I capital to adjusted total assets (as defined).  Management believes, as of December 31, 2007 and 2006, the Bank met all the capital adequacy requirements to which it is subject.

As of December 31, 2007, the most recent notification from the FDIC, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action.  To remain categorized as well capitalized, the Bank will have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed in the table below.  There are no conditions or events since the most recent notification that management believes have changed the Bank’s prompt corrective action category.

The Bank’s actual and required capital amounts and ratios are as follows:

					To be Well Capitalized
			For Capital		Under the Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(in 000s)		(in 000s)		(in 000s)
As of December 31, 2007
Total Risk-Based Capital (to Risk Weighted Assets)	$12,962	13.06%	$7,942	8.00%	$9,928	10.00%
Tier I Capital (to Risk Weighted Assets)	11,720	11.81%	3,971	4.00%	5,957	6.00%
Tier I Capital (to Average Total Assets for Leverage Ratio)	11,720	7.90%	5,933	4.00%	7,416	5.00%

As of December 31, 2006:
Total Risk-Based Capital (to Risk-Weighted Assets)	$12,649	14.35%	$7,051	8.00%	$8,814	10.00%
Tier I Capital (to Risk-Weighted Assets)	11,544	13.10%	3,526	4.00%	5,288	6.00%
Tier I Capital (to Average Total Assets for Leverage Ratio)	11,544	7.57%	6,104	4.00%	7,630	5.00%

NOTE 17.	RELATED PARTIES

During 2007 and 2006, the Company had legal expenses of $5,590 and $3,503 paid to related parties defined as senior management, directors and shareholders with greater than 5% ownership of the Company’s common stock.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Articles 12 and 13 of the Articles of Incorporation of First Clover Leaf Financial Corp. (the “Corporation”)  sets forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

ARTICLE 12.  Indemnification, etc. of Directors and Officers.

A.       Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the Maryland General Corporation Law (“MGCL”) now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B.       Procedure. If a claim under Section A of this Article 12 is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It  shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of  expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL.  Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 12 or otherwise shall be on the Corporation.

C.       Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 12 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D.       Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

E.       Miscellaneous. The Corporation shall not be liable for any payment under this Article 12 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 12 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

Any repeal or modification of this Article 12 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 12 is in force.

ARTICLE 13. Limitation of Liability. An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; (B) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the Personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Any repeal or modification of the foregoing paragraphs by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits. A number of Exhibits listed as filed herewith may be filed by amendment.

Exhibit Number		Description of Exhibits
2.1	–	Agreement and Plan of Merger, dated as of April 30, 2008, between First Clover Leaf and Partners (1)
3.1	–	Articles of Incorporation of First Clover Leaf Financial Corp. (2)
3.2	–	Bylaws of First Clover Leaf Financial Corp. (3)
4.1	–	Form of Common Stock Certificate of First Clover Leaf Financial Corp. (4)
5.1	–	Opinion re Legality of Polsinelli Shalton Flanigan Suelthaus PC (to be filed by amendment)
8.1	–	Federal Tax Opinion of Polsinelli Shalton Flanigan Suelthaus PC (to be filed by amendment)
10.7	–	Employee Stock Ownership Plan (5)
10.8	–	Description of Bonus Plan (6)
10.9	–	Form of Consulting Agreement between Bart J. Solon and First Clover Leaf Financial Corp. (filed herewith)
10.10	–	Voting Agreement between Bart J. Solon and First Clover Leaf Financial Corp. (filed herewith)
10.11	–	Voting Agreement between Bob Van Patten and First Clover Leaf Financial Corp. (filed herewith)
10.12	–	Voting Agreement between William D. Heinz and First Clover Leaf Financial Corp. (filed herewith)
10.13	–	Voting Agreement between William Hahn and First Clover Leaf Financial Corp. (filed herewith)

10.14	–	Voting Agreement between Mark D. Speciale and First Clover Leaf Financial Corp. (filed herewith)
10.15	–	Voting Agreement between Ronald D. Winney and First Clover Leaf Financial Corp. (filed herewith)
13.1	–	Annual Report to Shareholders for the Period Ended December 31, 2007 (7)
21.1	–	Subsidiaries of Registrant (8)
23.1	–	Consent of McGladrey & Pullen, LLP (filed herewith)
23.2	–	Consent of Scheffel and Company P.C. (filed herewith)
23.3	–	Consent of Polsinelli Shalton Flanigan Suelthaus PC (contained in Opinions included as Exhibit 5.1 and Exhibit 8.1)(to be filed by amendment)
24.1	–	Power of Attorney (set forth on signature page)
99.1	–	Form of Proxy Card (filed herewith)
99.2	–	Form of Election Form and Letter of Transmittal to Accompany Certificate(s) Representing Shares of Common Stock of Partner Financial Holdings, Inc. (filed herewith)
99.3	–	Consent of Stifel, Nicolaus & Company, Inc. (filed herewith)
_____________________________________

(1)	Incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K First of Clover Leaf Financial Corp., filed with the Securities and Exchange Commission on May 1, 2008 (File No. 000-50820).

(2)
Incorporated by reference to Exhibit 3.1 of the Registration Statement on Form SB-2 of First Clover Leaf Financial Corp., as amended, filed with the Securities and Exchange Commission on March 14, 2006 (File No. 333-132423).

(3)
Incorporated by reference to Exhibit 3.2 of the Registration Statement on Form SB-2 of First Clover Leaf Financial Corp., as amended, filed with the Securities and Exchange Commission on March 14, 2006 (File No. 333-132423).

(4)
Incorporated by reference to Exhibit 4 of the Registration Statement on Form SB-2 of First Clover Leaf Financial Corp., as amended, filed with the Securities and Exchange Commission on March 14, 2006 (File No. 333-132423).

(5)
Incorporated by Reference to Exhibit 10.1 of the Pre-Effective Amendment No. 2 to the Registration Statement on Form SB-2 of First Federal Financial Services, Inc., filed with the Securities and Exchange Commission on April 29, 2004 (File No. 333-113615).

(6)
Incorporated by Reference to Exhibit 10.2 to the Registration Statement on Form SB-2 of First Federal Financial Services, Inc., filed with the Securities and Exchange Commission on March 15, 2004 (File No. 333-113615).

(7)	Furnished as Annex D to the proxy statement/prospectus and not deemed “filed” as part of the Registration Statement.

(8)
Incorporated by reference to Exhibit 21 to the Registration Statement on Form SB-2 of First Clover Leaf Financial Corp., as amended, filed with the Securities and Exchange Commission on March 14, 2006 (File No. 333-132423).

Item 22.	Undertakings.

The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The Registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edwardsville, State of Illinois, on June 5, 2008.

FIRST CLOVER LEAF FINANCIAL CORP.

By	/S/ Dennis M. Terry
Dennis M. Terry, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dennis W. Terry and  Darlene F. McDonald, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, as agent and with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents in full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or be in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/S/ Joseph B. Helms		June 5, 2008
Joseph B. Helms	Chairman of the Board

/S/ Dennis M. Terry		June 5, 2008
Dennis M. Terry	President and Chief Executive Officer

/S/ Darlene F. McDonald		June 5, 2008
Darlene F. McDonald	Senior Vice President and Chief Financial Officer

/S/ Nina J. Baird		June 5, 2008
Nina J. Baird	Director

/S/ Harry J. Gallatin		June 5, 2008
Harry J. Gallatin	Director

/S/ Dean Pletcher		June 5, 2008
Dean Pletcher	Director

/S/ Robert Richards		June 6, 2008
Robert Richards	Director

Name	Title	Date

/S/ Joseph Stevens		June 9, 2008
Joseph Stevens	Director

/S/ Larry Mosby		June 10, 2008
Larry Mosby	Director

/S/ Donald Engelke		June 5, 2008
Donald Engelke	Director

/S/ Dennis E. Ulrich		June 6, 2008
Dennis E. Ulrich	Director

/S/ Joseph J. Gugger		June 5, 2008
Joseph J. Gugger	Director

/S/ Robert W. Schwartz		June 6, 2008
Robert W. Schwartz	Director